QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on August 12, 2003

        Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEW WORLD RESTAURANT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	13-3690261 (I.R.S. Employer Identification No.)
1687 Cole Boulevard Golden, Colorado 80401 (303) 568-8000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Anthony D. Wedo
New World Restaurant Group, Inc.
1687 Cole Boulevard
Golden, Colorado 80401
(303) 568-8000
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:
Julie M. Allen, Esq. Proskauer Rose LLP 1585 Broadway New York, New York 10036-8299 (212) 969-3000

        Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

TABLE OF ADDITIONAL REGISTRANTS

        Each of the following subsidiaries of New World Restaurant Group, Inc., and each other subsidiary that becomes a guarantor of the securities registered hereby, is hereby deemed to be a registrant.

Name	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification No.
Manhattan Bagel Company, Inc.	New Jersey	5812	22-2981539
Chesapeake Franchise Corp.	New Jersey	5812	22-3677845
Willoughby's Incorporated	Connecticut	5812	06-1136128
Einstein and Noah Corp.	Delaware	5812	22-3807874
Einstein/Noah Bagel Partners, Inc.	California	5812	94-3137875
I. & J. Bagel, Inc.	California	5812	95-2481915

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

13% Senior Secured Notes due 2008	$160,000,000	100%	$160,000,000	$12,944

Guarantees of 13% Senior Secured Notes due 2008				(3)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.

(2)
Calculated pursuant to Rule 457(f)(2) under the Securities Act based on the book value of the Notes of $160,000,000 as of July 18, 2003.

(3)
Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is payable with respect to the Guarantees.

        The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants file a further amendment that specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement becomes effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), determines.

SUBJECT TO COMPLETION DATED AUGUST    , 2003

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange commission is effective. This preliminary prospectus is not an offer to sell these securities nor is it soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

New World Restaurant Group, Inc.

Offer to Exchange

any and all of our $160,000,000 Principal Amount Outstanding
13% Senior Secured Notes due 2008
for
a like Principal Amount of
13% Senior Secured Notes due 2008
that have been registered under the Securities Act of 1933

THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
NEW YORK CITY TIME, ON                        , 2003

        We are offering to exchange $160,000,000 aggregate principal amount of our 13% Senior Secured Notes due 2008 that have been registered under the Securities Act of 1933, which we refer to as the "exchange notes," for our existing 13% Senior Secured Notes due 2008, which we refer to as the "original notes." We refer to both the original notes and the exchange notes as the "notes." We are offering to issue the exchange notes to satisfy our obligations contained in a registration rights agreement entered into when the original notes were sold in transactions exempt from registration under the Securities Act of 1933 and therefore not registered with the Securities and Exchange Commission.

The Exchange Notes:

        The terms of the exchange notes are substantially identical to the original notes, except that some of the transfer restrictions and registration rights relating to the original notes will not apply to the exchange notes.

The Exchange Offer:

  •
  The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2003, unless extended.

  •
  The exchange offer is not subject to any conditions other than that it not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission, or the Commission.

  •
  Subject to the satisfaction or waiver of specified conditions, we will exchange the exchange notes for all original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

  •
  Tenders of original notes may be withdrawn at any time before the expiration of the exchange offer.

  •
  Tenders of original notes may be made, in whole or in part, in integral multiples of $1,000 principal amount.

  •
  We will not receive any proceeds from the exchange offer.

        You should carefully consider the risk factors beginning on page 11 of this prospectus.

        WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

        Neither the Securities and Exchange Commission nor any state securities commission has passed upon the accuracy or adequacy of this prospectus or the investment merits of the exchange notes. Any representation to the contrary is unlawful.

The date of this prospectus is                        , 2003.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell the exchange notes in any jurisdiction where an offer or sale is not permitted.

i

FORWARD-LOOKING STATEMENTS

        This prospectus contains "forward-looking statements." Whenever you read a statement that is not solely a statement of historical fact (such as when we state that we "estimate," "believe," "expect," "anticipate," "intend" or "plan" that an event will occur, and other similar statements), you should understand that our expectations may not be correct, although we believe they are reasonable, and that our plans may change. We do not guarantee that the transactions and events described in this prospectus will happen as described or that any positive trends noted in this prospectus will continue. The forward-looking information contained in this prospectus is generally located under the headings "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but may be found in other locations as well. These forward-looking statements generally relate to our strategies, plans and objectives for future operations and are based upon management's current plans and beliefs or estimates of future results or trends.

        Forward-looking statements regarding management's present plans or expectations for new product offerings, capital expenditures, sales-building, integration of New World and acquired businesses, cost-saving strategies, franchising, licensing and company-operated location growth involve risks and uncertainties relative to return expectations and related allocation of resources, and changing economic or competitive conditions, as well as the negotiation of agreements with third parties, which could cause actual results to differ from present plans or expectations, and such differences could be material. Similarly, forward-looking statements regarding management's present expectations for operating results and cash flow involve risks and uncertainties relative to these and other factors, such as the ability to increase revenues and/or to achieve cost reductions (and other factors discussed under "Risk Factors" or elsewhere in this prospectus), which also would cause actual results to differ from present plans. Such differences could be material.

        You should read this prospectus completely and with the understanding that actual future results may be materially different from what we expect. We will not update these forward-looking statements, even if our situation changes in the future.

ii

PROSPECTUS SUMMARY

        This summary highlights information that we believe is especially important concerning our business and this exchange offer. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. You should carefully read this entire Prospectus and should consider, among other things, the matters set forth under "Risk Factors" before deciding to participate in the exchange offer. In this Prospectus, unless indicated otherwise, "New World," the "Company," "we," "us" and "our" refer to New World Restaurant Group, Inc., the issuer of the Notes, and its subsidiaries. The "Einstein Acquisition" refers to our acquisition of substantially all of the assets of Einstein/Noah Bagel Corp. and its majority-owned subsidiary, Einstein/Noah Bagel Partners (collectively, "Einstein") in June 2001. "EBITDA" means net loss plus (i) provision for income taxes, (ii) permanent impairment in the value of investment in debt securities, (iii) other expense or less other income, (iv) loss from extinguishment of Greenlight obligation, (v) interest expense, (vi) impairment charge in connection with realization of assets held for sale, (vii) provision for integration and reorganization costs, (viii) depreciation and amortization, and (ix) cumulative change in the fair value of derivatives. "Adjusted EBITDA" means EBITDA excluding (A) certain legal, financing and advisory fees, (B) acquisition and integration expenses, (C) certain corporate expenses, (D) unauthorized bonuses, (E) certain compensation expense and (F) certain other charges. See Notes 1 and 2 in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Selected Unaudited Pro Forma and Historical Financial Data." Neither EBITDA nor Adjusted EBITDA is intended to represent cash flow from operations in accordance with generally accepted accounting principles, and neither should be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity.

        The term "original notes" refers to the unregistered 13% Senior Secured Notes due 2008 that were issued on July 8, 2003 in a private placement exempt from registration under the Securities Act of 1933, as amended, or the Securities Act. The term "exchange notes" refers to the registered 13% Senior Secured Notes due 2008 that are offered by this prospectus. The term "notes" refers to both the original notes and the exchange notes.

The Exchange Offer

        On July 8, 2003, we completed the private offering of an aggregate principal amount of $160,000,000 of original notes. We entered into a registration rights agreement with the initial purchaser of the original notes in which we agreed, among other things, to deliver to you this prospectus and to offer to exchange your original notes for exchange notes with substantially identical terms. If the registration statement of which this prospectus forms a part has not been declared effective by December 5, 2003, additional interest shall accrue on the notes. You should read the discussion under the heading "Description of Exchange Notes" for further information regarding the exchange notes.

        We believe the exchange notes issued in the exchange offer may be resold by you without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933, subject to certain conditions. You should read the discussion under the heading "The Exchange Offer" for further information regarding the exchange offer and resale of the exchange notes.

The Company

Overview

        We are a leader in the quick casual segment of the restaurant industry. With 741 locations in 32 states as of April 1, 2003, we operate and license locations primarily under the Einstein Bros. and Noah's New York Bagels ("Noah's") brand names and franchise locations primarily under the Manhattan Bagel ("Manhattan") and Chesapeake Bagel Bakery ("Chesapeake") brand names. Our locations specialize in high-quality foods for breakfast and lunch, including fresh baked goods, made-to-

order sandwiches on a variety of breads and bagels, soups, salads, desserts, premium coffees and other café beverages, and offer a café experience with a neighborhood emphasis. As of April 1, 2003, our retail system consisted of 463 company-operated, 251 franchised and 27 licensed locations. We also operate dough production and coffee roasting facilities.

        We plan to leverage our leadership position, brand names and production facilities in the growing quick casual segment of the restaurant industry primarily through franchising and licensing, as well as developing select company-operated locations. We believe that our market leadership, strong brands and attractive and proven unit economics will enable us to attract experienced, well capitalized franchise and license partners. The benefits of franchising and licensing include the ability to develop new markets and build out existing markets with a minimal capital commitment by us, the creation of a built-in customer base for our manufacturing operations and the generation of initial franchise fees and a royalty income stream.

        On a combined pro forma basis excluding restructuring charges and certain other items, we have increased Adjusted EBITDA from $35.1 million in 2000 to $46.4 million in 2002, representing a 15% compounded annual growth rate ("CAGR"). This improvement is due primarily to increases in same store sales, increases in store level profits, expansion of dayparts, increased manufacturing profits and purchasing and manufacturing, general and administrative and distribution cost reductions achieved through the successful integration of acquisitions.

        As of April 1, 2003, on a pro forma basis as adjusted to reflect the issuance of the notes and the application of the net proceeds therefrom as described under "Use of Proceeds," we would have had $157.7 million of Net Debt (defined as total indebtedness of the Company and its restricted subsidiaries less cash). Calculated on the same basis, our Net Debt-to-Adjusted EBITDA ratio would have been 3.6x.

Industry

        The U.S. market for the daytime restaurant business is currently estimated at approximately $200 billion, according to industry research. This market is growing as the aging of the baby boomer population has led to an increase in the percentage of food eaten away from home from 25% in 1955 to 46% in 2002, which percentage is expected to grow to 53% by 2010. Industry sources estimate that the quick casual segment of the market is currently approximately $5.2 billion, and it is expected to grow to approximately $11 billion by 2006.

        We believe that quick casual is one of the most rapidly growing segments of the restaurant industry. We believe the growth in this segment is driven by the aging baby boomer population, which has resulted in a more sophisticated, more demanding customer base willing to pay for (i) higher quality, fresh, made-to-order foods, (ii) a pleasant environment serving as a neighborhood gathering place and (iii) higher quality, speedy service in a convenient location.

Business Strengths

        Proven Business Model.    Our emphasis on expansion of our dayparts and increasing the breadth of our menu offerings has resulted in attractive and improving unit economics. We have generated positive comparable store sales in our company-operated locations for thirteen of the past fourteen quarters ended December 31, 2002, including a 1.9% increase in 2002. We have increased average revenues per location for our Einstein Bros. brand, which is at the core of our growth strategy, from $717,000 in 1998 to $808,000 in 2002, representing a CAGR of 3%. At the same time, our emphasis on increased profitability and cost reductions has resulted in improved earnings. From 2000 through 2002, we have increased our Adjusted EBITDA on a combined pro forma basis from $35.1 million to $46.4 million, representing a CAGR of 15%.

        Diversifed Product Offering and Multiple Dayparts.    Our brands have expanded dramatically beyond their initial core focus on breakfast items, and generate significant customer traffic throughout the day. Our 2002 daypart mix is approximately 39% breakfast, 27% lunch and 34% chill-out (the time between breakfast and lunch and after lunch when customers visit our locations to take a break from their daily activities). The growth of our after-breakfast dayparts is attributable in part to the expansion of our menu offerings, including sandwiches on a variety of breads, salads, sweets and premium coffees and other café beverages.

        Strong Brand Awareness and Consumer Loyalty.    We have developed strong brand awareness and consumer loyalty with limited advertising. According to an independent study commissioned by us, 93% of trade area consumers are aware of Einstein Bros., while only 48% are aware of our advertising. In this study, our consumers stated that we exceed their expectations in high-quality food offerings, menu variety and convenience. Our frequency numbers are high and increasing. Specifically, Einstein Bros.' frequency has increased from 5.8 visits per consumer per month in 1997 to 7.1 visits in 2001.

        Significant Licensing Partners.    We have an attractive platform for growth through licensing. We launched our Einstein Bros. and Noah's licensing program in April 2001 and have since signed Aramark and Sodexho to develop our brands on university and college campuses and in hospitals and corporate settings. We have also signed Concessions Intl., Inc. to develop our brand at airport locations. In addition to those large national license operators, we have added other regional operators to further increase our licensed location base. Our licensing partners on a combined basis service over 60,000 food service outlets. As of December 31, 2002, we had 26 locations open under our licensing program and nine locations in development.

        Large Franchise Infrastructure.    We have a substantial franchise base in our Manhattan and Chesapeake brands that generates a recurring revenue stream through fee and royalty payments. Our current franchise agreements typically provide for a ten-year term, a $25,000 initial franchise fee, a 5% royalty and a marketing fund contribution of 2.5%. Our franchise base provides us with the ability to grow our brands with a minimal capital commitment by us.

        Incremental Profits from Manufacturing.    We have production facilities that generate stable manufacturing income with solid margins, which makes our business model more profitable than competitors that rely on store income alone. Generally, our franchise locations are required by contract to purchase proprietary products (including dough and coffee) from us, generating a built-in customer base for our manufacturing operations. In addition, centralized production provides systemwide quality control and product consistency and the ability to efficiently introduce new products.

        Proven Management Team.    We have an experienced management team at the executive, regional and store levels, which we believe will lead to the successful execution of our business strategy. Our management has a track record of success in developing and operating substantial company-operated, franchised and licensed restaurant businesses, and in making acquisitions and integrating such acquired businesses to yield significant improvements in EBITDA.

        Substantial Equity Investment.    Institutional private equity firms have invested $75.0 million in our business. Our current sponsors include Halpern Denny Fund III, L.P. ("Halpern Denny") (a private equity firm formed by John Halpern, founder of Bain & Company, and George Denny, former director of Bain & Co.'s investment partnership, Bain Holdings) and Greenlight Capital, L.L.C. (together with Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., and Greenlight Capital Offshore, Ltd., "Greenlight").

Business Strategy

        Increase Sales Through Daypart Expansion.    We intend to grow our business by continuing to focus on expanding our dayparts. We believe we have an attractive opportunity to grow our lunch daypart to take advantage of the largest segment of the restaurant industry. Specifically, in 2002, we launched product initiatives to expand our selection of gourmet sandwiches, introduce hot lunch offerings and broaden our selection of desserts and premium beverages. We also launched additional service initiatives to improve location-level through-put and speed of service. We are introducing marketing initiatives to increase frequency, build check average and enhance reach.

        Provide a Menu Offering of High-Quality, Flavorful Foods and Beverages.    Our research indicates that our customers are drawn to our Einstein Bros. brand due to its superior food quality and extensive selection of flavorful food and beverage items. We offer a broad menu of fresh baked goods, made-to-order sandwiches, crisp salads, flavorful soups and decadent desserts. Our beverage menu features a full line of premium coffee and café beverages. Our signature products are prepared in front of customers using fresh ingredients, which makes a significant quality statement to our guests. We maintain a pipeline of new menu offerings that are systematically introduced in order to keep our menu relevant to consumers in each daypart.

        Utilize Effective and Efficient Marketing.    We are developing new and enhanced advertising campaigns for each of our brands. In particular, a new marketing strategy designed to further enhance Einstein Bros.' lunch business was launched in mid-2002 and will be expanded in 2003. In three Einstein Bros. markets, we utilized television advertising featuring the concepts of superior food quality and quick casual positioning. Sales at Einstein Bros. locations in markets in which we utilized television advertising were approximately 5% to 10% higher than sales generated at locations in other markets. Based on these results, we intend to utilize television advertising in 2003 in several additional Einstein Bros. markets where there is sufficient unit concentration to justify the expense of television advertising.

        Pursue Disciplined Portfolio Growth.    We have a significant opportunity to add new company-operated Einstein Bros. locations both in existing markets to realize additional operating and marketing efficiencies, leverage existing brand awareness and enhance customer convenience, and in new markets, including the approximately 20 states in which the Einstein Bros. brand does not currently have a presence. We added five new Einstein Bros. company-operated locations during 2002 and intend to open an additional 10 locations in 2003. We have a strong platform for growth through franchising and licensing as a result of our strong unit economics and solid positioning within the quick casual restaurant segment. We filed a Uniform Franchise Offering Circular for our Einstein Bros. brand in 2002, and we anticipate attracting one or two large area development franchise partners during the second half of 2003. We grew our licensed locations to 26 at the end of 2002 and intend to open approximately 25 licensed locations in 2003. By growing our portfolio with experienced, well capitalized operators, we expect to continue to build our leadership position in the quick casual segment of the restaurant industry.

        Develop Alternative Retail Channels.    We believe we have substantial opportunities to develop multiple sales channels outside of our traditional locations. These alternative retail sales channels can generate incremental sales, enhance our brands' visibility and improve customer convenience. In particular, in-store bakeries are increasingly seeking to outsource production of bread and bagels. We have established a vendor partnership with Costco and recently entered into a similar arrangement with SuperTarget, pursuant to which we sell Einstein Bros. products through approximately 300 Costco and 100 SuperTarget stores, respectively. We expect to attract additional alternative retail customers based on Einstein Bros.' substantial brand equity and superior food quality and freshness.

        New World Restaurant Group, Inc. is a Delaware corporation organized in November 1992, and our principal executive offices are located at 100 Horizon Center Boulevard, Hamilton, New Jersey 08691 and 1687 Cole Boulevard, Golden, Colorado 80401. The telephone number of our principal executive offices is (303) 568-8000.

Summary of the Exchange Offer

        The summary below describes the principal terms of the exchange offer. Please read the section entitled "The Exchange Offer" in this prospectus which contains a more detailed description of the exchange offer.

The Exchange Offer	We are offering to exchange $1,000 principal amount of the exchange notes, which have been registered under the Securities Act, for each $1,000 principal of the original notes, which have not been registered under the Securities Act. We issued the original notes on July 8, 2003.
In order to exchange your original notes, you must promptly tender them before the expiration date (as described herein). All original notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration date.
You may tender your original notes for exchange in whole or in part in integral multiples of $1,000 principal amount.
Registration Rights Agreement	We sold the original notes on July 8, 2003 to Jefferies & Company, Inc., the Initial Purchaser. Simultaneously with that sale, we signed a Registration Rights Agreement with the Initial Purchaser relating to the original notes that requires us to conduct this exchange offer.
You have the right under the Registration Rights Agreement to exchange your original notes for exchange notes. The exchange offer is intended to satisfy such right. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your original notes.
For a description of the procedures for tendering original notes, see the section "The Exchange Offer" under the heading "Procedures for Tendering Original Notes."
Consequences of Failure to Exchange
If you do not exchange your original notes for exchange notes in the exchange offer, you will still have the restrictions on transfer provided in the original notes and in the indenture, or the Indenture, that governs both the original notes and the exchange notes. In general, the original notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the original notes under the Securities Act. See the section "Risk Factors" under the heading "Holders that do not exchange their original notes hold restricted securities."
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2003, unless we extend it. In that case, the expiration date will be the latest date and time to which we extend the exchange offer. See the section "The Exchange Offer" under the heading "Expiration Date; Extensions; Amendments."
Conditions to the Exchange Offer	The exchange offer is subject to conditions that we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. See the section "The Exchange Offer" under the heading "Conditions to the Exchange Offer."

We reserve the right in our sole discretion, subject to applicable law, at any time and from time to time:
• to delay the acceptance of the original notes;
• to terminate the exchange offer if specified conditions have not been satisfied;
• to extend the expiration date and retain all tendered original notes, subject to the right of tendering holders to withdraw their tender of original notes; and
• to waive any condition or otherwise amend the terms of the exchange offer in any respect. See the section "The Exchange Offer" under the heading "Expiration Date; Extensions; Amendments."
Procedures for Tendering Original Notes	If you wish to tender your original notes for exchange, you must:
• complete and sign a letter of transmittal according to the instructions contained in the letter of transmittal; and
• forward the letter of transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the original notes to be tendered or in compliance with the specified procedures for guaranteed delivery of the original notes. Specified brokers, dealers, commercial banks, trust companies and other nominees may also make tenders by book-entry transfer. Please do not send your letter of transmittal or your original notes to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent. See the section "The Exchange Offer" under the heading "Exchange Agent."
Special Procedures for Beneficial Owners	If your original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact such person promptly if you wish to tender your original notes. See the section "The Exchange Offer" under the heading "Procedures for Tendering Original Notes."
Withdrawal Rights	You may withdraw the tender of your original notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described in the section "The Exchange Offer" under the heading "Withdrawal Rights."
Resales of Exchange Notes	We believe that you will be able to offer for resale, resell or otherwise transfer the exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
• you are acquiring the exchange notes in the ordinary course of your business;
• you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and
• you are not an affiliate of New World Restaurant Group, Inc.

Our belief is based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff of the Commission has not considered the exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the Commission would make a similar determination with respect to the exchange offer. If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability. Each broker-dealer that receives exchange notes for its own account in exchange for original notes that such broker-dealer acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale or other transfer of exchange notes. A broker-dealer may use this prospectus for an offer to sell, resell or otherwise transfer exchange notes. See the section "Plan of Distribution."
Exchange Agent	The exchange agent for the exchange offer is . The address, telephone number and facsimile number of the exchange agent are provided in the section "The Exchange Offer" under the heading "Exchange Agent," as well as in the letter of transmittal.
Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. See the section "Use of Proceeds."
United States Federal Income Tax Consequences	Your participation in the exchange offer will not be a taxable exchange for United States federal income tax purposes. You will not recognize any taxable gain or loss or any interest income as a result of the exchange. See the section "United States Federal Income Tax Considerations."

Summary Description of the Exchange Notes

        The summary below describes the principal terms of the exchange notes. The terms of the exchange notes are identical in all material respects to the terms of the original notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the original notes are not applicable to the exchange notes. The exchange notes will evidence the same debt as the original notes and will be governed by the same Indenture. Please read the section entitled "Description of Exchange Notes" in this prospectus, which contains a more detailed description of the terms and conditions of the exchange notes.

Issuer	New World Restaurant Group, Inc., a Delaware corporation.
Securities	$160.0 million aggregate principal amount of 13% senior secured notes.
Maturity	July 1, 2008.
Coupon	We will pay interest on the exchange notes at an annual rate of 13%. We will pay interest on the exchange notes semi-annually, on each January 1 and July 1, beginning January 1, 2004.
Guarantees	All of our existing and future subsidiaries other than non-restricted subsidiaries will fully and unconditionally guarantee the exchange notes.

Ranking	The exchange notes and the guarantees will be our senior obligations, will rank senior in right of payment to all of our subordinated indebtedness and will rank pari passu in right of payment with all our existing and future senior indebtedness, including our senior revolving credit facility.
As of the date of this prospectus, other than the notes, we have no outstanding indebtedness other than (i) our senior revolving credit facility, of which $ million has been drawn down as of the date of this prospectus, and (ii) $ million of other existing indebtedness.
Security	The exchange notes and guarantees will be secured by substantially all our assets and the assets of our subsidiaries, other than non-restricted subsidiaries. Pursuant to the terms of an intercreditor agreement, the security interest securing the exchange notes and the guarantees made by our subsidiaries will be subordinated to a lien securing our senior revolving credit facility. Such security interest will also be subordinated to liens securing $1.6 million of other existing indebtedness.
Optional Redemption	On or after July 1, 2004, we will have the right to redeem some or all of the exchange notes at the following redemption prices (expressed as percentages of the principal amount), plus accrued and unpaid interest, if redeemed during the 12-month period commencing July 1 of the year indicated below:
For the Period	Percentage
2004	104.000%
2005	103.000%
2006	102.000%
2007	101.000%
On July 1, 2008	100.000%
On or prior to July 1, 2004, we may also redeem up to 33 1/3% of the original principal amount of the exchange notes with certain proceeds realized by us from an equity offering at a redemption price of 113.000% of the principal amount, plus accrued and unpaid interest to the redemption date; provided that at least 66 2/3% of the aggregate principal amount of the exchange notes originally issued remains outstanding immediately after the occurrence of such redemption.
Asset Sale Offer
If we do not reinvest cash proceeds from asset sales in our business, we may have to use such proceeds to offer to buy a portion of the exchange notes at 100% of their principal amount, plus accrued and unpaid interest.
Change of Control Offer
If we experience a change of control as defined in the indenture governing the exchange notes (the "Indenture"), we must make an offer to repurchase the exchange notes at 101% of their principal amount, plus accrued and unpaid interest.

Principal Covenants	The Indenture contains covenants that, among other things, limit our ability to:
• incur additional indebtedness;
• pay dividends or make other restricted payments;
• issue stock of subsidiaries;
• make certain investments;
• create liens;
• enter into transactions with affiliates;
• merge or consolidate; and
• transfer or sell assets.
These covenants are subject to a number of important exceptions. See "Description of Exchange Notes—Certain Covenants."

        For more information about the exchange notes, see the "Description of Exchange Notes" section of this Prospectus.

Risk Factors

        You should consider carefully the information included in the "Risk Factors" section of this Prospectus, as well as all other information set forth in this Prospectus before deciding to participate in the exchange offer.

Recent Developments

        In October 2002, we engaged CIBC World Markets as our financial advisor to review strategic alternatives to rationalize our capital structure. In connection with that process, we engaged in discussions with several parties with respect to a potential acquisition or restructuring of our equity. Other than the Equity Recap described in the following paragraph, such discussions have not resulted in any agreements, arrangements or understandings as of the date of this Prospectus.

        Halpern Denny, Greenlight and we have entered into an equity recapitalization agreement pursuant to which the parties agreed to a recapitalization of our equity structure (the "Equity Recap"). Our Board of Directors has approved the Equity Recap. In the Equity Recap, (a) Halpern Denny will exchange all of its equity interests in the company for $57.0 million face amount of a new Series Z Preferred Stock and (b) all other outstanding preferred stock, including the Series F preferred stock to be issued in full payment of the outstanding EnbcDeb Notes, will be converted into common stock. See "Description of Capital Stock—Equity Recapitalization." The Equity Recap is subject to stockholder approval and other customary conditions. The agreement among the parties includes an undertaking by the parties thereto to vote in favor of the Equity Recap. Assuming that such stockholder approval is received, following the closing of the Equity Recap, Greenlight will beneficially own approximately 92% of our outstanding common stock and the warrants issued to the holders of the $140 million senior secured increasing rate notes issued in June 2001 (the "Increasing Rate Notes") will represent approximately 4.3% of our common stock in the aggregate.

Summary Historical Financial and Operating Data

        The following table presents historical financial and operating data for the fiscal year ended December 27, 1998 ("1998 Fiscal Year"), the fiscal year ended December 26, 1999 ("1999 Fiscal Year"), the fiscal year ended December 31, 2000 ("2000 Fiscal Year"), the fiscal year ended January 1, 2002 ("2001 Fiscal Year") and the fiscal year ended December 31, 2002 ("2002 Fiscal Year"). The financial information for the 1998 Fiscal Year and the 1999 Fiscal Year is derived from our unaudited financial statements, which are not included in this Prospectus. The financial information for the 2000 Fiscal Year, the 2001 Fiscal Year and the 2002 Fiscal Year is derived from our audited financial statements appearing elsewhere in this Prospectus. The financial information for the fiscal quarters ended April 2, 2002 and April 1, 2003 is derived from our unaudited consolidated financial statements. The unaudited consolidated financial data reflect all normal recurring adjustments necessary for a fair presentation of these results. Our results of operations for the fiscal quarter ended April 1, 2003 are not necessarily indicative of the results that may be expected for the full fiscal year 2003.

	Fiscal Year Ended					Fiscal Quarter Ended
	December 27, 1998	December 26, 1999	December 31, 2000	January 1, 2002	December 31, 2002	April 2, 2002	April 1, 2003
	(dollars in thousands)
Income Statement Data:
Total revenues	$17,283	$39,925	$43,078	$234,175	$398,650	$97,647	$95,211
Gross profit	4,819	11,977	12,940	44,772	77,144	17,977	16,174
General and administrative	3,462	6,238	12,733	28,647	42,640	13,291	9,212
Depreciation and amortization	1,464	1,704	2,254	15,207	30,626	6,088	7,205
Provision for integration and reorganization costs	2,224	—	—	4,432	4,194	104	—
Impairment charge in connection with realization of assets held for sale	4,235	—	1,076	3,259	—	—	—
(Loss) earnings from operations	(6,566)	4,035	(3,123)	(6,773)	(316)	(1,506)	(243)
Net (loss) income available to common stockholders	(7,492)	2,639	(7,911)	(77,220)	(68,067)	(34,132)	(12,344)
Per Share Data:
Net (loss) earnings(1)	$(1.09)	$0.26	$(0.63)	$(2.09)	$(0.80)	$(0.45)	$(0.12)
Book value	0.46	1.11	0.71	(1.55)	(1.74)	(3.44)	(1.97)
Cash dividends declared	—	—	—	—	—	—	—
Other Data:
Number of locations at end of period	335	377	814	770	747	757	741
Franchised and licensed	308	362	312	287	287	286	278
Company-operated	27	15	502	483	460	471	463
Increase in Einstein Bros. and Noah's same store sales(2)	N/A	N/A	4.6%	2.5%	1.9%	(0.3)%	(0.8)%

(1)
The net (loss) earnings per share data are presented as basic earnings per share. Basic earnings per share and diluted earnings per share are the same for all periods presented except the 1999 Fiscal Year. For the 1999 Fiscal Year, basic earnings per share was $0.26 and diluted earnings per share was $0.25.

(2)
Same store sales is calculated for Einstein Bros. and Noah's company-operated stores open as of the beginning of the previous fiscal period.

RISK FACTORS

        The following risk factors should be considered carefully, in addition to the other information in this Prospectus, before deciding to participate in the exchange offer.

Risks Related to the Exchange Offer

  Holders that do not exchange their original notes hold restricted securities.

        If you do not exchange your original notes for exchange notes, your ability to sell your original notes will be restricted.

        If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. The restrictions on transfer of your original notes arise because we issued the original notes in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws or offered or sold pursuant to an exemption from those requirements. If you are still holding any original notes after the expiration date of the exchange offer and the exchange offer has been consummated, you will not be entitled to have those original notes registered under the Securities Act or to any similar rights under the registration rights agreement, subject to limited exceptions, if applicable. After the exchange offer is completed, we will not be required, and we do not intend, to register the original notes under the Securities Act. In addition, if you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the original notes would be adversely affected.

  Holders are responsible for compliance with exchange offer procedures.

        You are responsible for complying with all exchange offer procedures. If you do not comply with the exchange offer procedures, you will be unable to obtain the exchange notes.

        We will issue exchange notes in exchange for your original notes only after we have timely received your original notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your original notes in exchange for exchange notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent has any duty to inform you of any defects or irregularities in the tender of your original notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on                        , 2003, or on a later extended date and time as we may decide. See "The Exchange Offer—Procedures For Tendering Original Notes."

  Requirements for transfer of exchange notes.

        Even the exchange notes, in your hands, may not be freely tradable.

        Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include that you are not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act, that you acquired your exchange notes in the ordinary course of your business and that you are not engaging in and do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of your exchange notes. However, we have not submitted a no-action letter to the Commission regarding this exchange offer and we cannot assure you that the Commission would make a similar determination with respect to this exchange offer. If you are an affiliate of ours, are engaged in or intend to engage in, or have any arrangement or understanding with respect to, a distribution of the exchange notes to be acquired in the exchange offer, you will be subject to additional limitations. See "The Exchange Offer—Resale of the Exchange Notes."

Risk Factors Relating to the Notes

        We have a substantial amount of debt, which could impair our ability to make principal and interest payments on the Notes.

        We have a high level of debt and are highly leveraged. As of April 1, 2003, on a pro forma basis as adjusted to reflect the issuance of the Notes and the application of the net proceeds therefrom as described under "Use of Proceeds," our total Net Debt, including debt of our restricted subsidiaries, would have been $159.5 million, and we have the ability to incur additional debt under our senior revolving credit facility. We may, subject to certain restrictions in the Indenture and Intercreditor Agreement, be able to incur substantial additional indebtedness in the future.

        Our high level of debt could have important consequences to you, including the following:

  •
  making it difficult for us to satisfy our obligations under the Notes and our senior credit facility;

  •
  limiting our ability to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

  •
  increasing our vulnerability to downturns in our business or the economy generally;

  •
  limiting our ability to withstand competitive pressures from our less leveraged competitors; and

  •
  harming us if we fail to comply with the covenants in the Indenture or our senior credit facility, because a failure could result in an event of default that, if not cured or waived, could result in all of our indebtedness becoming immediately due and payable, which could render us insolvent.

        We urge you to consider the information under "Prospectus Summary-Summary Pro Forma Financial and Operating Data," "Capitalization" and "Description of Exchange Notes" for more information on these matters.

        We may not be able to generate sufficient cash flow to make interest payments under the Notes due to events that are beyond our control.

        Economic, financial, competitive, legislative and other factors beyond our control may affect our ability to generate cash flow from operations to make payments on the Notes and our other indebtedness and to fund necessary working capital. A significant reduction in operating cash flow would likely increase the need for alternative sources of liquidity. If we are unable to generate sufficient cash flow to make payments on the Notes or our other debt, we will have to pursue one or more alternatives, such as reducing or delaying capital expenditures, refinancing the Notes or other debt, selling assets or raising equity. We cannot assure you that any of these alternatives could be accomplished on satisfactory terms, if at all, or that they would yield sufficient funds to retire the Notes and our other debt.

        We urge you to consider the information under "Prospectus Summary-Summary Pro Forma Combined and Historical Financial and Operating Data," "Capitalization" and "Description of Exchange Notes" for more information on these matters.

        The collateral may not be sufficient to satisfy any amounts we owe under the Notes and the Indenture.

        The lien on the collateral securing the Notes is subordinated to a lien on the same collateral securing our senior credit facility. The collateral securing the Notes and our senior credit facility may not be sufficient to repay the principal or interest on, and premium, if any, on the Notes, and the indebtedness outstanding under our senior credit facility. After the payment in full of amounts due under our senior credit facility, any claim for the difference between the amount realized by holders of the Notes from the sale of the collateral securing the Notes and our obligations under the Notes will rank equally in right of payment with all of our other unsecured senior indebtedness and, in some cases, junior to the claims of any persons holding liens which are Permitted Liens (as defined in the Indenture). The Indenture does not require that we maintain the current level of collateral or maintain a specific ratio of indebtedness to asset values. Any additional Notes issued pursuant to the Indenture will rank equal to the Notes and be entitled to the same rights and priority with respect to the collateral. Thus, the issuance of additional Notes pursuant to the Indenture may have the effect of significantly diluting your ability to recover payment in full from the then-existing pool of collateral. See "Description of Exchange Notes."

        New World Restaurant Group is a holding company and therefore its ability to make payments on the Notes and service its other debt obligations depends on cash flow from its subsidiaries.

        New World Restaurant Group is a holding company that conducts substantially all of its business operations through its subsidiaries, all of which other than EnbcDeb Corp. are subsidiary guarantors. Consequently, New World Restaurant Group will depend on distributions or other inter-company transfers from its subsidiaries to make payments on the Notes and service its other debt obligations. In addition, distributions and inter-company transfers to New World Restaurant Group from its subsidiaries will depend on:

  •
  their earnings;

  •
  covenants contained in our credit agreements (including the senior credit facility and the Notes);

  •
  covenants contained in other agreements to which we or our subsidiaries are or may become subject;

  •
  business and tax considerations; and

  •
  applicable law, including laws regarding the payment of dividends and distributions.

The Company's subsidiaries are separate and distinct legal entities apart from the Company. We cannot assure you that the operating results of our subsidiaries at any given time will be sufficient to make distributions or other payments to us or that any distribution and/or payments will be adequate to pay principal and interest, and any other amounts owing, on the Notes when due.

        The Indenture and our senior credit facility impose significant operating restrictions on us, which may prevent us from pursuing certain business opportunities and taking certain actions.

        The Indenture and our senior credit facility impose significant operating restrictions on us. The restrictions will limit or prohibit, among other things, our ability to:

  •
  incur additional indebtedness;

  •
  repay indebtedness (including the Notes) prior to stated maturities;

  •
  pay dividends on or redeem or repurchase our stock;

  •
  issue capital stock;

  •
  make investments;

  •
  create liens;

  •
  sell certain assets or merge with or into other companies;

  •
  enter into certain transactions with shareholders and affiliates;

  •
  make capital expenditures;

  •
  sell stock in our subsidiaries;

  •
  restrict dividends, distributions or other payments from our subsidiaries; or

  •
  otherwise conduct necessary corporate activities.

        These covenants could adversely affect our ability to finance our future operations or capital needs and pursue available business opportunities. A breach of any of these covenants could result in a default in the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that indebtedness. Acceleration of our other indebtedness could result in a default under the terms of the Indenture and our assets may not be sufficient to satisfy our obligations under our indebtedness, including the Notes.

        A court could cancel the guarantees under fraudulent conveyance laws or certain other circumstances.

        Each of our subsidiaries (other than non-restricted subsidiaries) has guaranteed the Notes. If, however, a guarantor becomes a debtor in a case under the Bankruptcy Code or foreign bankruptcy or insolvency legislation or encounters other financial difficulty, under federal or state fraudulent conveyance laws or foreign legislation in relation to fraudulent conveyance, reviewable transactions or preferential payments, a court in the relevant jurisdiction might avoid or cancel its guarantee. The court might do so if it found that, when the guarantor entered into its guarantee or, in some states, when payments became due thereunder, it received less than reasonably equivalent value or fair consideration for the guarantee and either was or was rendered insolvent, was left with inadequate capital to conduct its business or believed or should have believed that it would incur debts beyond its ability to pay. The court might also avoid a guarantee, without regard to the above factors, if it found that the guarantor entered into its guarantee with actual or deemed intent to hinder, delay or defraud its creditors.

        In the United States, a court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the Notes. If a court avoided a guarantee, you would no longer have a claim against the guarantor. In addition, the court might direct you to repay any amounts already received from the guarantor. If the court were to avoid any guarantee, we cannot assure you that funds would be available to pay the Notes from another guarantor or from any other source.

        The Indenture states that the liability of each subsidiary guarantor on its guarantee is limited to the maximum amount that the subsidiary can incur without risk that the guarantee will be subject to avoidance as a fraudulent conveyance. This limitation may not protect the guarantees from a fraudulent conveyance attack or, if it does, that the guarantees will be in amounts sufficient, if necessary, to pay obligations under the Notes when due.

        We may experience a change in our equity structure or ownership that does not constitute a "Change of Control" within the meaning of the Indenture.

        We engaged CIBC World Markets in October 2002 as our financial advisor to review strategic alternatives to rationalize our capital structure. In connection with that process, we have engaged in discussions with several parties with respect to a potential acquisition or restructuring of our equity. Other than the Equity Recap, such discussions have not resulted in any agreements, arrangements or understandings as of the date of this Prospectus. Whether or not the Equity Recap is consummated, we may continue to review alternatives to restructure our equity, which may include a change of control transaction. We cannot assure you that no such transaction will occur in the future, including the near future. A "Change of Control" is defined in the Indenture governing the Notes to exclude a change of control transaction involving "Permitted Holders", which are defined to include Halpern Denny and Greenlight, present holders of our Series F Preferred Stock, Thomas Weisel Capital Partners, LP, Bruckmann, Rosser, Sherrill & Co. L.L.C., Triarc Companies, Inc. and their respective affiliates. Accordingly, in the event of a change of control transaction involving any of such persons or their affiliates, we would not be required to make a Change of Control offer to purchase the Notes.

        We may not have the financial resources to repurchase the Notes upon certain changes of control, even if we are legally required to do so.

        In the event of a "Change of Control" as defined under the Indenture, we will be required to offer to repurchase all outstanding Notes at a purchase price equal to 101% of their face amount, plus accrued and unpaid interest to the purchase date. In addition, in the event of a "Series Z Change of Control Event" (as defined in "Description of Capital Stock—Equity Restructuring"), we would be required to redeem the Series Z Preferred Stock to the extent we are legally able to do so. It is possible that we will not have, have access to or be permitted to obtain sufficient funds at the time of any such Change of Control or such Series Z Change of Control to repurchase the Notes.

        If we are required to repurchase the Notes, we would probably require third-party financing. We cannot be sure that we would be able to obtain third-party financing on acceptable terms, or at all. A Change of Control could result in an event of default under our senior credit facility and may cause the acceleration of that debt, in which case we would have to repurchase the Notes as well as repay our senior credit facility in full. We urge you to read the "Description of Exchange Notes" for a discussion of our obligations under the Indenture to repurchase Notes in the event of a Change of Control.

        There is currently no public market for the Notes and there may never be a public market for the Notes.

        The exchange notes will be new securities for which there is currently no public market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised us that they currently intend to make a market in the Notes, but they are not obligated to do so and, if they do make a market in the Notes, they may cease doing so at any time. We will seek to have the exchange notes designated for trading in the PORTAL Market, which is the National Association of Securities Dealers' screen-based, automated market for trading of securities eligible for resale in compliance with Rule 144A. However, market liquidity may not develop. If an active trading market does not develop, the market, price and liquidity of the exchange notes may be adversely affected. If any of the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition and performance. Prospective investors in the exchange notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time. See "Description of Exchange Notes."

        Two purchasers of the Notes purchased a significant portion of the Notes.

        Pursuant to the Note Purchase and Put Agreement, Greenlight and Farallon each purchased $35.0 million principal amount of the Notes. As a result, if Greenlight and Farallon should choose to vote the same way on matters requiring the consent of the holders of the Notes, they would be able, with the holders of an additional $10.1 million of Notes, to approve matters that require the consent of the holders of a majority of the Notes.

Risks Factors Relating to Our Business

        We face potential regulatory sanctions and civil and criminal penalties and claims for monetary damages and other relief.

        The Commission has initiated an investigation relating to the reasons for our delay in filing our Form 10-K for fiscal 2001, the resignation of our former Chairman, R. Ramin Kamfar, and the termination for cause of our former Chief Financial Officer, Jerold E. Novack. We are cooperating fully with the Commission's investigation. We are also cooperating fully with a Department of Justice inquiry relating to the above-referenced issues. See "Legal Proceedings." Given the early stage of these matters, we cannot predict their outcome, and we cannot assure you that we will not be subject to regulatory sanctions, civil penalties and/or claims for monetary damages and other relief that may have a material adverse effect on our business, prospects and financial condition.

        We are vulnerable to fluctuations in the cost, availability and quality of our ingredients.

        The cost, availability and quality of the ingredients we use to prepare our food are subject to a range of factors, many of which are beyond our control. Fluctuations in economic and political conditions, weather and demand could adversely affect the cost of our ingredients. We have no control over fluctuations in the price of commodities, and no assurance can be given that we will be able to pass through any cost increases to our customers. We are dependent on frequent deliveries of fresh ingredients, thereby subjecting us to the risk of shortages or interruptions in supply. All of these factors could adversely affect our financial results.

        We heavily depend on our suppliers and distributors.

        We currently purchase our raw materials from various suppliers. Our reliance on our suppliers subjects us to a number of risks, including possible delays or interruptions in supplies, diminished control over quality and a potential lack of adequate raw material capacity. Any disruption in the supply of or degradation in the quality of the raw materials provided by our suppliers could have a material adverse effect on our business, operating results and financial condition. In addition, such disruptions in supply or degradations in quality could have a long-term detrimental impact on our efforts to develop a strong brand identity and a loyal consumer base.

        We depend on our distributors to distribute frozen dough and other materials to our locations. We recently replaced a single national distributor with six regional custom distributors. If any one or more of such distributors seeks to terminate our distribution agreement or fails to perform as anticipated, or if there is any disruption in any of our distribution relationships for any reason, it could have a material adverse effect on our business, financial condition and results of operations.

        We face the risk of increasing labor costs that could adversely affect our continued profitability.

        We are dependent upon an available labor pool of unskilled employees, many of whom are hourly employees whose wages may be impacted by an increase in the federal or state minimum wage. Numerous proposals have been made on state and federal levels to increase minimum wage levels. Although few, if any, of our employees are paid at the minimum wage level, an increase in the minimum wage may create pressure to increase the pay scale for our employees, which would increase our labor costs and those of our franchisees and licensees. A shortage in the labor pool or other general inflationary pressures or changes could also increase labor costs. An increase in labor costs could have a material adverse effect on our income from operations, and decrease our profitability and cash available to service our debt obligations if we are unable to recover these increases by raising the prices we charge our consumers.

        We are vulnerable to changes in consumer preferences and economic conditions that could harm our financial results.

        Food service businesses are often affected by changes in consumer tastes, national, regional and local economic conditions and demographic trends. Factors such as traffic patterns, local demographics and the type, number and location of competing restaurants may adversely affect the performance of individual locations. In addition, inflation and increased food and energy costs may harm the restaurant industry in general and our locations in particular. Adverse changes in any of these factors could reduce consumer traffic or impose practical limits on pricing, which could harm our business, prospects, financial condition, operating results or cash flow. Our continued success will depend in part on our ability to anticipate, identify and respond to changing consumer preferences and economic conditions.

        There is intense competition in the restaurant industry.

        Our industry is intensely competitive and there are many well-established competitors with substantially greater financial and other resources. In addition to current competitors, one or more new major competitors with substantially greater financial, marketing and operating resources could enter the market at any time and compete directly against us. In addition, in virtually every major metropolitan area in which we operate or expect to enter, local or regional competitors already exist.

        We face the risk of adverse publicity and litigation in connection with our operations.

        We are from time to time the subject of complaints or litigation from our consumers alleging illness, injury or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may materially adversely affect us, regardless of whether the allegations are valid or whether we are liable. In addition, employee claims against us based on, among other things, discrimination, harassment or wrongful termination may divert our financial and management resources that would otherwise be used to benefit the future performance of our operations. We have been subject to claims from time to time, and although these claims have not historically had a material impact on our operations, a significant increase in the number of these claims or an increase in the number of successful claims could materially adversely affect our business, prospects, financial condition, operating results or cash flows.

        We rely in part on our franchisees.

        We will rely in part on our franchisees and the manner in which they operate their locations to develop and promote our business. Although we have developed criteria to evaluate and screen prospective franchisees, there can be no assurance that franchisees will have the business acumen or financial resources necessary to operate successful franchises in their franchise areas. The failure of franchisees to operate franchises successfully could have a material adverse effect on us, our reputation, our brands and our ability to attract prospective franchisees.

        We face risks associated with government regulation.

        Each of our locations is subject to licensing and regulation by the health, sanitation, safety, building and fire agencies of the respective states and municipalities in which it is located. A failure to comply with one or more regulations could result in the imposition of sanctions, including the closing of facilities for an indeterminate period of time, or third-party litigation, any of which could have a material adverse effect on us and the results of our operations.

        In addition, our franchise operations are subject to regulation by the Federal Trade Commission. We and our franchisees must also comply with state franchising laws and a wide range of other state and local rules and regulations applicable to our business. The failure to comply with federal, state and local rules and regulations would have an adverse effect on our franchisees and us.

        Under various federal, state and local laws, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on or in such property. Such liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Although we are not aware of any environmental conditions that require remediation by us under federal, state or local law at our properties, we have not conducted a comprehensive environmental review of our properties or operations and no assurance can be given that we have identified all of the potential environmental liabilities at our properties or that such liabilities would not have a material adverse effect on our financial condition.

        We may need additional financing in the future.

        We may seek additional financing in the future to expand our business. If we are unable to obtain sufficient financing on satisfactory terms and conditions, we may not be able to expand our business. Our ability to obtain additional financing will depend upon a number of factors, many of which are beyond our control. For example, we may not be able to obtain additional financing because we already have substantial debt and because we may not have sufficient cash flow to service or repay our existing or additional debt. In addition, any additional equity financing may not be available on satisfactory terms or at all.

        We may not be able to protect our trademarks and other proprietary rights.

        We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and proprietary rights. However, the actions taken by us may be inadequate to prevent imitation of our products and concepts by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks and other proprietary rights.

        We are controlled by one or two stockholders.

        Halpern Denny and Greenlight currently beneficially own 50.7% and 37.1% of our Common Stock, respectively. In addition, because the Series F preferred stock has remained outstanding for more than one year, the holders of our Series F preferred stock are entitled to receive additional warrants. In addition, the holders of Series F preferred stock currently have the right to designate up to four members of our board of directors and, in the event that any dividends on the Series F preferred stock are in arrears, or if the Series F preferred stock is not redeemed in accordance with its terms, the holders of the Series F preferred stock will be entitled to designate at least 50% of the members of our board of directors. Pursuant to applicable law, we have been unable to pay the holders of the Series F preferred stock the dividends that were due to them on June 30, 2002, September 30, 2002, December 31, 2002, March 31, 2003 and June 30, 2003. Such dividends are being accrued. This concentration of voting power could allow Halpern Denny and Greenlight to direct our affairs, and may also have the effect of delaying or preventing a change of control.

        If the Equity Recap is consummated, Greenlight will beneficially own approximately 92% of our outstanding common stock, which would allow Greenlight to direct our affairs and which may also have the effect of delaying or preventing a change of control.

  There can be no assurance that the Equity Recapitalization will be consummated.

        Halpern Denny, Greenlight and we have entered into an equity recapitalization agreement pursuant to which the parties agreed to a recapitalization of our equity structure. Our Board of Directors has approved the Equity Recap. In the Equity Recap, (a) Halpern Denny will exchange all of its equity interests in the company for $57.0 million face amount of a new Series Z Preferred Stock and (b) all other outstanding preferred stock, including the Series F preferred stock to be issued in full payment of the outstanding EnbcDeb Notes, will be converted into common stock. See "Description of Capital Stock—Equity Recapitalization." The Equity Recap is subject to stockholder approval and other customary conditions. Although the agreement among the parties includes an undertaking by the parties thereto to vote in favor of the Equity Recap, there can be no assurance that such stockholder approval will be obtained. If the Equity Recap is not consummated, for any reason, we will continue to be controlled by the holders of our Series F preferred stock and be bound by the terms and conditions contained in a stockholders agreement (the "Stockholders Agreement"), dated January 18, 2001, as amended March 29, 2001, June 19, 2001 and July 9, 2001, among the Company, BET Associates, L.P. ("BET"), Brookwood New World Investors, LLC ("Brookwood"), Halpern Denny, Greenlight and certain of its affiliates. See "Management—Certain Relationships and Related Transactions."

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        In connection with the sale of the original notes, we entered into a Registration Rights Agreement with the Initial Purchaser, pursuant to which we agreed to file and use our best efforts to cause to become effective with the Commission a registration statement with respect to the exchange of the original notes for the exchange notes. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. Unless the context requires otherwise, the term "holder" means any person in whose name original notes are registered on the books of New World Restaurant Group, Inc. or any other person who has obtained a properly completed bond power from the registered holder, or any participant in The Depository Trust Company ("DTC") whose name appears on a security position listing as a holder of original notes (which, for purposes of the exchange offer, include beneficial interests in the original notes held by direct or indirect participants in DTC and original notes held in definitive form).

        By tendering original notes in exchange for exchange notes, each holder represents to us that:

  •
  any exchange notes to be received by such holder are being acquired in the ordinary course of such holder's business;

  •
  such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes;

  •
  such holder is not an "affiliate" of New World Restaurant Group, Inc. (within the meaning of Rule 405 under the Securities Act), or if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered original notes;

  •
  we will acquire good, marketable and unencumbered title to the tendered original notes, free and clear of all liens, restrictions, charges and encumbrances; and

  •
  the original notes tendered for exchange are not subject to any adverse claims or proxies.

        Each tendering holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the original notes tendered pursuant to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes pursuant to the exchange offer, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of the exchange notes would be in violation of the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

        We hereby offer, upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of original notes, properly tendered before the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their original notes in whole or in part in integral multiples of $1,000 principal amount.

        The form and terms of the exchange notes are the same as the form and terms of the original notes, except that:

  •
  the exchange notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the original notes; and

  •
  holders of exchange notes will not be entitled to some of the rights of holders of the original notes under the Registration Rights Agreement.

        The exchange notes evidence the same indebtedness as and replace the original notes, and will be issued pursuant to, and entitled to the benefits of, the Indenture.

        The exchange offer is not conditioned upon any minimum principal amount of original notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any original notes that remain outstanding after the expiration date or, as described under the heading "—Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase original notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $160.0 million principal amount of original notes is outstanding.

        Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Original notes that are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. See the section "Risk Factors" under the heading "Holders are responsible for compliance with exchange offer procedures."

        If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events described in this prospectus or otherwise, certificates for any such unaccepted original notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date.

        Holders who tender original notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes in connection with the exchange offer. We will pay all charges and expenses, other than specified applicable taxes. See the heading "—Fees and Expenses."

        We make no recommendation to the holders of original notes as to whether to tender or refrain from tendering all or any portion of their original notes in the exchange offer. In addition, no one has been authorized to make any such recommendation. Holders of original notes must make their own decision as to whether to tender pursuant to the exchange offer, and, if so, the aggregate amount of original notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their financial positions and requirements.

Expiration Date; Extensions; Amendments

        The expiration date shall be 5:00 p.m., New York City time, on                        , 2003, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

        In order to extend the exchange offer, we will notify the exchange agent of any extension by oral notice (confirmed in writing) or written notice and will make a public announcement thereof prior to 9:00 a.m., New York City time, on the next business day after each previously scheduled expiration date.

        We reserve the right in our sole discretion, subject to applicable law, at any time and from time to time:

  •
  to delay the acceptance of the original notes for exchange;

  •
  to terminate the exchange offer (whether or not any original notes have already been accepted for exchange) if we determine, in our sole discretion, that any of the events or conditions referred to under the heading "—Conditions to the Exchange Offer" has occurred or exists or has not been satisfied;

  •
  to extend the expiration date and retain all original notes tendered pursuant to the exchange offer, subject, however, to the right of holders of the original notes to withdraw their tendered original notes as described under the heading "—Withdrawal Rights"; and

  •
  to waive any condition or otherwise amend the terms of the exchange offer in any respect.

        If we amend the exchange offer in a manner that we determine constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the affected original notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

        Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange notes for original notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under the heading "—Withdrawal Rights") promptly after the expiration date.

        In all cases, delivery of exchange notes in exchange for original notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

  •
  original notes or a book-entry confirmation of a book-entry transfer of original notes into the exchange agent's account at DTC;

  •
  the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and

  •
  any other documents required by the letter of transmittal.

        Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when original notes or book-entry confirmations with respect to original notes and other required documents are received by the exchange agent. The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of original notes into the exchange agent's account at DTC.

        Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, original notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) of our acceptance of such original notes for exchange pursuant to the exchange offer. Our acceptance for exchange of original notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of original notes, letters of transmittal and related documents, and as agent for tendering holders for the purpose of receiving original notes, letters of transmittal and related documents and transmitting exchange notes to holders who validly tendered original notes. Such exchange will be made promptly after the expiration date of the exchange offer. If for any reason the acceptance for exchange or the exchange of any original notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of original notes), or we extend the exchange offer or are unable to accept for exchange or exchange original notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth in this prospectus and in the letter of transmittal, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered original notes and such original notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under the heading "—Withdrawal Rights."

Procedures for Tendering Original Notes

Valid Tender

        Except as set forth below, in order for original notes to be validly tendered pursuant to the exchange offer, either:

  •
  a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the exchange agent at the address set forth under the heading "—Exchange Agent" prior to the expiration date, and tendered original notes must be received by the exchange agent, or such original notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case prior to the expiration date; or

  •
  the guaranteed delivery procedures set forth below must be complied with.

        If less than all of the original notes are tendered, a tendering holder should fill in the amount of original notes being tendered in the appropriate box on the letter of transmittal. The entire amount of original notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

        If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person's authority to so act must also be submitted.

        Any beneficial owner of original notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

        The method of delivery of original notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No letter of transmittal or original notes should be sent to New World Restaurant Group, Inc. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the applicable original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of original notes may be effected by book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents must in any case be delivered to and received by the exchange agent at its address set forth under the heading "—Exchange Agent" prior to the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

        Delivery of documents to DTC does not constitute delivery to the exchange agent.

Signature Guarantees

        Original notes need not be endorsed and signature guarantees on a letter of transmittal or a notice of withdrawal, as the case may be, are unnecessary unless: (1) the original notes are registered in a name other than that of the person surrendering the certificate; or (2) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the letter of transmittal.

        In the case of (1) or (2) above, original notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (a) a bank, (b) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (c) a credit union, (d) a national securities exchange, registered securities association or clearing agency or (e) a savings association that is a participant in a Securities Transfer Association.

Guaranteed Delivery

        If a holder desires to tender original notes pursuant to the exchange offer and the certificates for such original notes are not immediately available or time will not permit all required documents to reach the exchange agent before the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such original notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

  •
  such tenders are made by or through an eligible guarantor institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form accompanying the letter of transmittal, setting forth the name and address of the holder of original notes and the amount of original notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, all physically tendered original notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent. The notice of guaranteed delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

  •
  all tendered original notes (or book-entry confirmation), in proper form for transfer, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees and any other documents required by the letter of transmittal, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

Determination of Validity

        All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered original notes will be determined by us, in our sole discretion, which determination will be final and binding on all parties. We reserve the right, in our sole discretion, to reject any and all tenders we determine not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under the heading "—Conditions to the Exchange Offer" or any defect or irregularity in any tender of original notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders.

        Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and its instructions) will be final and binding on all parties. No tender of original notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of New World Restaurant Group, Inc., any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of the Exchange Notes

        Based on interpretations by the staff of the Commission, as set forth in the no-action letters Exxon Capital Holding Corp. (available May 13, 1988), Morgan Stanley & Co. (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe that holders of original notes who exchange their original notes for exchange notes may offer for resale, resell and otherwise transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired original notes as a result of market-making activities or other trading activities or directly from us for resale under an available exemption under the Securities Act. Also, resale would only be permitted for exchange notes that (1) are acquired in the ordinary course of a holder's business, (2) where such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes and (3) such holder is not an "affiliate" of New World Restaurant Group, Inc. The staff of the Commission has not considered the exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for original notes under the exchange offer, where such original notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See the section "Plan of Distribution."

Withdrawal Rights

        Except as otherwise provided herein, tenders of original notes may be withdrawn at any time prior to the expiration date of the exchange offer. In order for a withdrawal to be effective, such withdrawal must be in writing and timely received by the exchange agent at its address set forth under the heading "—Exchange Agent" prior to the expiration date. Any such notice of withdrawal must specify the name of the person who tendered the original notes to be withdrawn, and (if such original notes have been tendered) the name of the registered holder of the original notes as set forth on the original notes, if different from that of the person who tendered such original notes. If certificates for original notes have been delivered or otherwise identified to the exchange agent, the notice of withdrawal must specify the serial numbers on the particular original notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor institution, except in the case of original notes tendered for the account of an eligible guarantor institution. If original notes have been tendered pursuant to the procedures for book-entry transfer set forth under the heading "—Procedures for Tendering Original Notes," the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of original notes and must otherwise comply with the procedures of DTC. Withdrawals of tenders of original notes may not be rescinded. Original notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time prior to the expiration date of the exchange offer by following any of the procedures described above under the heading "—Procedures for Tendering Original Notes."

        All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by us, in our sole discretion, which determination will be final and binding on all parties. Neither New World Restaurant Group, Inc., any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any original notes that have been tendered but that are withdrawn will be returned to the holder promptly after withdrawal.

Conditions to the Exchange Offer

        If any of the following conditions has occurred or exists or has not been satisfied, as the case may be, prior to the expiration date, we will not be required to accept for exchange any original notes and will not be required to issue exchange notes in exchange for any original notes:

  •
  a change in the current interpretation by the staff of the Commission that permits resale of exchange notes as described above under the heading "—Resales of the Exchange Notes;"

  •
  the institution or threat of an action or proceeding in any court or by or before any governmental agency or body with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  the adoption or enactment of any law, statute, rule or regulation that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

  •
  the issuance of a stop order by the Commission, any state securities authority or any gaming or racing authority suspending the effectiveness of the Registration Statement, or proceedings for that purpose;

  •
  failure to obtain any governmental approval that we consider necessary for the consummation of the exchange offer as contemplated hereby; or

  •
  any change or development involving a prospective change in our business or financial affairs that we think might materially impair our ability to proceed with the exchange offer.

        If we determine in our sole discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, as the case may be, at any time prior to the expiration date, we may, subject to applicable law, at any time and from time to time, terminate the exchange offer (whether or not any original notes have already been accepted for exchange) or waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the original notes. In this case, we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Exchange Agent

                    , N.A., has been appointed as the exchange agent. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By facsimile (for eligible guarantor institutions only):
[TO BE PROVIDED]

Confirm by telephone:
[TO BE PROVIDED]

By hand or overnight courier, or by registered or certified mail:
[TO BE PROVIDED]
Attention: [TO BE PROVIDED]

        Delivery to other than the above address or facsimile number will not constitute a valid delivery.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

        We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of original notes, and in handling or tendering for their customers.

        Holders who tender their original notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the original notes tendered, or if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

USE OF PROCEEDS

        The exchange offer is intended to satisfy certain obligations of New World Restaurant Group, Inc. under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the exchange notes or the closing of the exchange offer.

        In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange an equal number of original notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except as otherwise described in the section "The Exchange Offer" under the heading "Terms of the Exchange Offer." The original notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued.

        The net proceeds of the offering of the original notes were used to refinance our Increasing Rate Notes, to pay accrued and unpaid interest, and to repay $9.2 million of other existing indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table shows our consolidated ratio of earnings to fixed charges for the fiscal years ended December 27, 1998, December 26, 1999, December 31, 2000, January 1, 2002 and December 31, 2002, and for the fiscal quarter ended April 1, 2003.

	For the Year Ended					Quarter Ended
	December 27, 1998	December 26, 1999	December 31, 2000	January 1, 2002	December 31, 2002	April 1, 2002	April 1, 2003
	(In thousands)
Ratio of Earnings to Fixed Charges		1.96

Amount by which earnings were insufficient to cover fixed charges	$7,492		$7,911	$77,053	$67,701	$61,552	$19,976

        We have calculated the ratio of earnings to fixed charges according to a formula the Commission requires us to use. This formula defines earnings generally as our pre-tax earnings from operations before equity earnings from affiliates, less interest expense and defines fixed charges generally as all interest and interest-related payments and accruals.

CAPITALIZATION

        The following table sets forth (i) our historical cash and cash equivalents and capitalization as of April 1, 2003, (ii) our pro forma cash and cash equivalents and capitalization as of April 1, 2003 as adjusted to reflect the issuance of the Notes and the application of the net proceeds therefrom as described under "Use of Proceeds" and (iii) our pro forma cash and cash equivalents and capitalization as of April 1, 2003 adjusted to reflect the issuance of the Notes and the application of the net proceeds therefrom, as well as the closing of the Equity Recap. See "Description of Capital Stock—Equity Recapitalization." This table should be read in conjunction with our historical financial statements and the related notes thereto included elsewhere in this Prospectus.

	As of April 1, 2003
	Actual	Pro Forma for the Notes		Pro Forma for the Equity Recap and the Notes
	(dollars in thousands)
Cash and cash equivalents	$6,258	$2,056	(1)	$2,056	(1)

Existing revolving credit facility	$7,500	$—		—
New revolving credit facility(2)	—	—		—
Bridge loan	4,670	4,670		—
Greenlight obligation	10,000	10,000		—
Increasing Rate Notes	138,513	—		—
New Senior Secured Notes	—	160,000		160,000
Capital leases and other debt	3,273	1,593	(3)	1,593	(3)

Total debt	163,956	176,263		161,593

Series F and Series Z preferred stock(4)	89,534	89,534		24,009
Stockholders' deficit	(100,609)	(101,943)	(5)	(18,005)	(5)

Total capitalization	$152,881	$163,854		$167,597

(1)
Does not reflect cash used in operations since April 1, 2003.

(2)
We have a new $15.0 million senior revolving credit facility. See "Description of Certain Indebtedness."

(3)
Includes $176,000 of indebtedness outstanding as of April 1, 2003 which was subsequently repaid.

(4)
Net of allocation of discount attributable to fees and initial and future warrants. Does not include the 4,337.481 shares of Series F preferred stock issued by us to the holders of the EnbcDeb Notes upon the consummation of the offering of the original notes. Effective with the third quarter of 2003, the balance of our outstanding preferred stock will move from the mezzanine section of our balance sheet to the long-term liability section due to the implementation of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. See Note 19 of the Notes to our Financial Statements appearing elsewhere in this Prospectus.

(5)
Gives effect to a $1.5 million charge for the write-off of unamortized discount and $0.2 million write-off of future warrant liability resulting from the repayment of the Increasing Rate Notes.

SELECTED FINANCIAL INFORMATION

        The following table sets forth our selected historical financial and operating data on a consolidated basis at December 27, 1998, December 26, 1999, December 31, 2000, January 1, 2002 and December 31, 2002 and for the fiscal years then ended. The income statement data and the balance sheet data as of and for the fiscal years ended December 31, 2000, January 1, 2002 and December 31, 2002 are derived from our consolidated financial statements appearing elsewhere in this Prospectus, which have been audited by Grant Thornton LLP, independent auditors. The income statement data and the balance sheet data as of and for the fiscal years ended December 27, 1998 and December 26, 1999 are derived from our unaudited consolidated financial statements, which are not included in this Prospectus. As previously disclosed, as a result of a review of our historical financial information, certain adjustments have been made to the previously reported financial information for the 1998 and 1999 fiscal years. The following table also sets forth our selected historical financial and operating data on a consolidated basis at April 1, 2003 and for the fiscal quarters ended April 2, 2002 and April 1, 2003, which are derived from our unaudited consolidated financial statements appearing elsewhere in this Prospectus. The unaudited consolidated financial statements include all adjustments which, in the opinion of management, are necessary for the fair presentation of our consolidated financial position and the consolidated results of our operations for those periods. Historical results are not indicative of the results to be expected in the future and results of interim periods are not necessarily indicative of results for the entire year. The data presented below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

	Fiscal Year Ended					Fiscal Quarter Ended
	December 27, 1998	December 26, 1999	December 31, 2000	January 1, 2002	December 31, 2002	April 2, 2002	April 1, 2003
	(dollars in thousands, except per share data)
Income Statement Data:
Revenues	$17,283	$39,925	$43,078	$234,175	$398,650	$97,647	$95,211
Cost of sales	12,464	27,948	30,138	189,403	321,506	79,670	79,037
General and administrative expenses	3,462	6,238	12,733	28,647	42,640	13,291	9,212
Depreciation and amortization	1,464	1,704	2,254	15,207	30,626	6,088	7,205
Provision for integration and reorganization costs	2,224	—	—	4,432	4,194	104	—
Impairment charge in connection with realization of assets	4,235	—	1,076	3,259	—	—	—

Operating income (loss)	(6,566)	4,035	(3,123)	(6,773)	(316)	(1,506)	(243)
Interest expense(1)	(926)	(1,636)	(2,076)	(47,104)	(42,883)	(12,331)	(8,295)
Cumulative change in the fair value of derivatives	—	—	—	57,680	233	(13,635)	657
Loss from extinguishment of Greenlight obligation	—	—	—	(16,641)	—	—	—
Other income (expense)	—	—	(339)	110	2,859	52	249
Permanent impairment in the value of investment in debt securities	—	—	—	(5,805)	—	—	—

Income (loss) before income taxes	(7,492)	2,399	(5,538)	(18,533)	(40,107)	(27,420)	(7,632)
Provision for income taxes	—	—	—	(167)	(366)	—	(110)
Extraordinary gain from early debt retirement	—	240	—	—	—	—	—

Net income (loss)	(7,492)	2,639	(5,538)	(18,700)	(40,473)	(27,420)	(7,742)
Dividends and accretion on preferred stock	—	—	(2,373)	(58,520)	(27,594)	(6,712)	(4,602)

Net income (loss) available to common stockholders	$(7,492)	$2,639	$(7,911)	$(77,220)	$(68,067)	$(34,132)	$(12,344)

Net income (loss) per share—basic and diluted(2)	$(1.09)	$0.26	$(0.63)	$(2.09)	$(0.80)	$(0.45)	$(0.12)

(1)
Interest expense is comprised of interest paid or payable in cash and noncash interest expense resulting from the amortization of debt discount, notes paid-in-kind, debt issuance costs and the amortization of warrants issued in connection with debt financings.

(2)
The net (loss) earnings per share data are presented as basic earnings per share. Basic earnings per share and diluted earnings per share are the same for all periods presented except the 1999 Fiscal Year. For the 1999 Fiscal Year, basic earnings per share was $0.26 and diluted earnings per share was $0.25.

	Fiscal Year Ended
						Fiscal Quarter Ended
	December 27, 1998	December 26, 1999	December 31, 2000	January 1, 2002	December 31, 2002
						April 2, 2002	April 1, 2003
	(dollars in thousands)
Other Financial Data:
Depreciation and amortization	$1,464	$1,704	$2,254	$15,207	$30,626	$6,088	$7,205
Capital expenditures	—	—	335	3,757	5,172	627	2,080
Balance Sheet Data (at end of period):
Cash and cash equivalents	5,270	2,880	$2,271	$15,478	$10,705	$4,829	$6,258
Property, plant and equipment, net	6,890	7,322	6,502	101,117	81,254	98,079	78,086
Total assets	35,250	39,275	49,220	283,256	210,648	266,668	206,647
Short-term debt and curent portion of long-term debt	1,634	2,841	16,240	168,394	150,872	173,479	153,460
Long-term debt	13,531	15,557	1,873	12,119	11,011	12,215	10,130
Total stockholders' equity (deficit)	8,943	12,587	10,967	(27,043)	(88,672)	(60,068)	(100,609)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

        We are a leader in the quick casual segment of the restaurant industry. With 741 locations in 32 states as of April 1, 2003, we operate and license locations primarily under the Einstein Bros. and Noah's brand names and franchise locations primarily under the Manhattan and Chesapeake brand names. Our locations specialize in high-quality foods for breakfast and lunch, including fresh baked goods, made-to-order sandwiches on a variety of breads and bagels, soups, salads, desserts, premium coffees and other café beverages, and offer a café experience with a neighborhood emphasis. As of April 1, 2003, our retail system consisted of 463 company-operated, 251 franchised and 27 licensed locations. We also operate dough production and coffee roasting facilities.

        On June 19, 2001, we purchased substantially all of the assets of Einstein. Einstein was the largest bagel bakery chain in the United States, with 458 stores, nearly all of which are company-operated. The Einstein Acquisition was made pursuant to an asset purchase agreement entered into by us as the successful bidder at an auction conducted by the United States Bankruptcy Court, District of Arizona, on June 1, 2001, in the Einstein bankruptcy case. The purchase price was $160.0 million in cash plus the assumption of certain liabilities, subject to adjustment in the event that assumed current liabilities (as defined under the asset purchase agreement) exceed $30.0 million. The acquisition was accounted for using the purchase method of accounting.

        In January and March 2001, we issued Series F preferred stock and warrants to purchase our Common Stock and equity in a newly formed affiliate, Greenlight New World, L.L.C. ("GNW"). The aggregate net proceeds of those financings of approximately $23.7 million were used to purchase Einstein bonds and pay related costs. In January 2001, we issued additional Series F preferred stock and warrants to purchase our Common Stock in exchange for Series D preferred stock and warrants that we had issued in August 2000. In June 2001, we issued additional Series F preferred stock and warrants to purchase our common stock for aggregate net proceeds of $22.7 million, which were used to fund a portion of the purchase price of the Einstein Acquisition. In June 2001, we issued the Increasing Rate Notes and warrants to purchase our common stock. The net proceeds of approximately $122.4 million were used to fund a portion of the purchase price of the Einstein Acquisition, to repay our then-outstanding bank debt and for general working capital purposes. Also in June 2001, we obtained a $35.0 million asset- backed loan to a non-restricted subsidiary, New World EnbcDeb Corp. ("EnbcDeb Corp."), for net proceeds of $32.2 million, which were used to fund a portion of the purchase price of the Einstein Acquisition.

        As a result of the Einstein Acquisition and the related financing transactions, management believes that period-to-period comparisons of our operating results are not necessarily indicative of, and should not be relied upon as an indication of, future performance.

Significant Accounting Policies

        Our Consolidated Financial Statements and Notes to the Consolidated Financial Statements included elsewhere in this Prospectus contain information that is pertinent to management's discussion and analysis. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities.

        We believe the following critical accounting policies involve additional management judgment due to the sensitivity of the methods, assumptions, and estimates necessary in determining the related asset and liability amounts.

        Revenue Recognition.    Manufacturing revenues are recognized upon shipment to customers. Retail sales are recognized when payment is tendered at the point of sale. Pursuant to our franchise agreements, franchisees are generally required to pay an initial franchise fee and a monthly royalty payment equal to a percentage of the franchisees' gross sales. Initial franchise fees are recognized as revenue when we perform substantially all of our initial services as required by the franchise agreement. Royalty fees from franchisees are accrued each month pursuant to the franchise agreements. Royalty income and initial franchise fees are included in franchise revenues.

        Accounts Receivable.    The majority of our accounts receivable are due from our franchisees. Accounts receivable are due within 15 to 30 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. We determine our allowance by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, the customer's current ability to pay its obligation to us, and the condition of the general economy and the industry as a whole. We write off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

        Deferred Tax Assets.    We recorded a valuation allowance to reduce our deferred tax assets related to net operating loss carryforwards. We limited the amount of tax benefits recognizable based on an evaluation of the benefits that are expected to be ultimately realized. An adjustment to income could be required if we determine we could realize these deferred tax assets in excess of the net recorded amount.

        Investment in Debt Securities.    Investment in debt securities includes the 7.25% Convertible Debentures due 2004 of Einstein/Noah Bagel Corp., which are classified as available for sale securities and are recorded at fair value. Fair value is based on the most recent quoted market prices or, beginning in 2001 due to developments in the bankruptcy auction pursuant to Section 363 of the U.S. Bankruptcy Code of Einstein, the estimated value of such debt securities realizable from the proceeds of the bankruptcy estate of Einstein.

        Goodwill, Trademarks and Other Intangibles.    We adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective January 2, 2002. SFAS 142 provides that goodwill and other indefinite-lived intangibles should not be amortized, but be subject to an annual assessment for impairment, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to their carrying amount. The two-step approach to assess our goodwill impairment requires that we first compare the estimated fair value of each reporting unit that houses goodwill to the carrying amount of the unit's assets and liabilities, including its goodwill and intangible assets. If the fair value of the reporting unit is below its carrying amount, then the second step of the impairment test is performed, in which the current fair value of the unit's assets and liabilities will determine the current implied fair value of the unit's goodwill.

        In conducting our impairment analyses, we utilized independent valuation experts to perform the analyses and tests of our indefinite-lived assets with respect to our reporting units. The test methods employed involved assumptions concerning useful lives of intangible assets, interest and discount rates, growth projections and other assumptions of future business conditions. The assumptions employed were based on management's judgment using internal and external data. We also utilized independent valuation experts to assist us in determining useful lives for our intangibles other than goodwill, including the assessment that our Einstein trademarks have indefinite useful lives. Our determination that this trademark, as well as our other trademarks, have indefinite useful lives is based on the fact that there are no legal, regulatory, competitive or other factors that limit their useful lives.

        The transitional and annual impairment analyses of goodwill conducted by us indicated that the fair value of the Manhattan Bagel Company reporting unit (the only reporting unit with goodwill) as of December 31, 2002 and January 1, 2002 exceeded its carrying value. Thus, the associated goodwill on our consolidated balance sheets as of December 31, 2002 and January 1, 2002 was not impaired, and the second step of the impairment tests was not required. Additionally, the transitional and annual impairment analyses for our indefinite-lived intangibles (trademarks) indicated that, in each instance, their respective fair values exceeded their carrying values as of December 31, 2002 and January 1, 2002.

        Derivative Instruments.    Effective January 1, 2000, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivatives be recognized in the balance sheet at their fair value. Changes in the fair values of derivatives that do not qualify for hedge accounting under SFAS 133 are recognized through earnings. In conjunction with certain debt and preferred stock issuances in 2000 and 2001, we issued freestanding warrants and rights to receive additional warrants based either on the passage of time or upon the occurrence or non-occurrence of certain contingent future events ("contingently-issuable warrants"). We determined that certain of these freestanding warrants, for a period of time in 2001, and contingently-issuable warrants could not be classified within stockholders' equity based on the application of the criteria in EITF Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, and accordingly have classified those warrants as a liability in the balance sheet. Further, those warrants classified as a liability are subject to the provisions of SFAS 133, including the requirement to adjust the recorded amount of the warrants to fair value at each balance sheet date, with changes in fair value being recognized in earnings. To the extent that the number of freestanding warrants and the maximum number of additional warrants that could potentially be issued in the future exceed the maximum number of authorized shares (the "Share Cap") at the time the debt or preferred stock instrument is issued, we determine the classification of, and accounting for, the freestanding and additional warrants as follows: (1) freestanding warrants (those that are immediately exercisable) are considered first for equity treatment, to the extent of the maximum number of authorized shares; (2) among various outstanding instruments, those with the earlier issuance dates are considered first for equity treatment; and (3) contractual priorities are considered where applicable.

        Issued $0.01 warrants classified as liabilities, if any, are recognized in the balance sheet at their fair value, as determined periodically based on quoted market prices of the underlying Common Stock. As of December 31, 2002, January 1, 2002, and December 31, 2000, there were no issued warrants classified as liabilities. Contingently-issuable $0.01 warrants classified as liabilities are also recorded at fair value based on quoted market prices of the underlying Common Stock and considering the probability of issuance, our assessments of the probability of refinancing our debt and other pertinent factors. Changes in the fair value of derivative liabilities are recorded within the statement of operations. If reclassification from liability to permanent equity is required under EITF 00-19, prior to reclassification, the liability is adjusted to fair value with the change recorded in cumulative change in derivative fair value within the statement of operations. In the event of reclassification from permanent equity to liability, the related warrants are adjusted to fair value with the change recorded in additional paid-in-capital.

        Interest and Dividends.    Interest expense and dividends on our Increasing Rate Notes and Series F preferred stock, respectively, are determined, in part, by assumptions related to expected maturity of such instruments. These assumptions are reviewed and adjusted as our circumstances change.

Results of Operations

  Fiscal Quarter Ended April 1, 2003 Compared to Fiscal Quarter Ended April 2, 2002

        Revenues.    Total revenues decreased 2.5% to $95.2 million for the first three months of fiscal 2003 from $97.6 million for the first three months of fiscal 2002. The overall $2.4 million decrease in revenues consists of decreases of approximately $1.7 million in retail (i.e., company-operated store sales) and $0.7 million manufacturing sales (i.e., food and beverage sales to third-party customers, franchisees and licensees), respectively. The retail sales decline was primarily due to the closing of 22 company-owned New World stores in fiscal 2002 and a 0.8% comparable store sales decrease at Einstein Bros. and Noah's company-owned units for the first three months of fiscal 2003.

        Costs and Expenses.    Cost of sales decreased 0.8% to $79.0 million for the first three months of fiscal 2003 from $79.7 million for the first three months of fiscal 2002. The overall $0.7 million decrease was primarily comprised of a $0.2 million and a $0.4 million decrease in retail-related and manufacturing-related costs, respectively. The overall decrease was primarily due to the closing of 22 company-operated New World stores in fiscal 2002 and the overall decrease in the New World franchise store base between the beginning of fiscal 2002 and the end of the first quarter of fiscal 2003, partially offset by higher costs related to Einstein Bros. and Noah's retail operations. Cost of sales, expressed as a percentage of the related retail and manufacturing sales, increased to 84.2% for the first three months of fiscal 2003 from 82.7% for the first three months of fiscal 2002. The percentage increase was primarily attributable to higher labor and utility expenses partially due to unseasonable weather in the first three months of fiscal 2003 as well as a decline in operating leverage due to the sales decrease.

        General and administrative expenses decreased 30.8% to $9.2 million for the first three months of fiscal 2003 from $13.3 million for the first three months of fiscal 2002. The $4.1 million decrease in general and administrative expenses was primarily attributable to prior year unauthorized bonus payments, prior year internal investigation costs and infrastructure consolidation. As a percentage of total revenues, general and administrative expenses decreased to 9.7% in the first three months of fiscal 2003 from 13.6% in the first three months of fiscal 2002.

        Depreciation and amortization expenses increased by $1.1 million to $7.2 million for the first three months of fiscal 2003 from $6.1 million for the first three months of fiscal 2002. The increase was primarily attributable to depreciation related to additions of equipment throughout fiscal 2002 and into 2003.

        Operating loss decreased $1.3 million to a $0.2 million loss for the first three months of fiscal 2003 from a $1.5 million loss for the first three months of fiscal 2002. The decrease was primarily due to the decrease in general and administrative expenses and cost of sales, partially offset by the revenue decline and the increase in depreciation and amortization expenses discussed above.

        Interest expense, net for the fiscal quarter ended April 1, 2003 decreased to $8.3 million from $12.3 million for the comparable 2002 period. The decrease was primarily the result of assumptions regarding the expected maturity of the Increasing Rate Notes. We anticipated a refinancing would occur during 2002, which compressed the time period over which the related effective interest was recognized.

        The cumulative change in the fair value of derivatives was a $0.6 million gain for the quarter ended April 1, 2003 compared to a $13.6 million expense for the quarter ended April 2, 2002. The change is due to the change in the fair value of warrants classified as a derivative liability based on the underlying fair value of Common Stock to which they are indexed and, for contingently-issuable warrants classified as a derivative liability, the estimated probability of issuance and other pertinent factors.

        Provision for income taxes was $0.1 million for the fiscal quarter ended April 1, 2003 compared to no provision for the comparable 2002 period. The 2003 provision reflects our current tax position.

        Net loss for the fiscal quarter ended April 1, 2003 was $7.7 million compared to a net loss of $27.4 million for the comparable 2002 period. The decrease in net loss is primarily the result of the cumulative change in the fair value of derivatives, as discussed above, as well as lower interest expense incurred in the fiscal quarter 2003.

        Year Ended December 31, 2002 (fiscal 2002) Compared to Year Ended January 1, 2002 (fiscal 2001)

        Revenues.    Total revenues increased to $398.7 million for fiscal 2002 from $234.2 million for fiscal 2001. The increase in revenues was primarily attributable to additional retail sales from the Einstein Bros. and Noah's brands acquired in June 2001. Retail sales increased to $369.4 million or 92.7% of total revenues for fiscal 2002 from $206.2 million or 88.0% of total revenues for fiscal 2001. The increase was attributable to the addition of 458 company-operated stores that were acquired as the result of the Einstein Acquisition in June 2001. Manufacturing revenues increased 6.5% to $23.7 million or 6% of total revenues for fiscal 2002 from $22.3 million or 9.5% of total revenues for fiscal 2001. The increase represented the addition of manufacturing sales associated with the Einstein Acquisition, partially offset by the lower New World brand store base and the exit from the distribution and manufacturing activity at the Eatontown facility. Franchise related revenues decreased 2.4% to $5.6 million or 1.4% of total revenues for fiscal 2002 from $5.7 million or 2.4% of total revenues for fiscal 2001. The decrease reflects a lower average franchise store base in fiscal 2002, in part resulting from management's decision to terminate certain franchisees whose operations did not comply with our policies.

        Costs and Expenses.    Cost of sales is comprised of all store-level and manufacturing operating expenses other than depreciation, amortization and taxes. Cost of sales as a percentage of related manufacturing and retail sales decreased to 81.8% for fiscal 2002 from 82.9% for fiscal 2001. The decrease primarily resulted from a shift in sales mix towards retail store revenues and the implementation of supply chain cost reduction initiatives related to the integration of Einstein.

        General and administrative expenses increased to $42.6 million for fiscal 2002 from $28.6 million for fiscal 2001. The increase was primarily the result of the assumption of certain costs resulting from the Einstein Acquisition. General and administrative expenses expressed as a percentage of total revenues decreased to 10.7% of total revenues for fiscal 2002 from 12.2% of total revenues for fiscal 2001. The decrease, in general, reflects the operating leverage generated in the Einstein Acquisition, which allows us to spread fixed administrative costs over a larger revenue base. However, in both years we incurred general and administrative costs not directly related to the ongoing operations, such as the recording of unauthorized bonuses, consulting and other costs related to the Einstein Acquisition, as well as higher legal costs associated with the internal investigation and various refinancing attempts and integration costs associated with the Einstein Acquisition. Offsetting those charges in fiscal 2002 was a reduction in general and administrative expenses of approximately $2.8 million related to the termination of our distribution contract with our former national distributor.

        Depreciation and amortization expenses increased to $30.6 million or 7.7% of total revenues for fiscal 2002 from $15.2 million or 6.5% of total revenues for fiscal 2001. The increase was primarily attributable to depreciation on assets acquired in the Einstein Acquisition.

        Provision for integration and reorganization costs was $4.2 million for fiscal 2002. In fiscal 2001, the provision for integration and reorganization costs was $4.4 million. The charge in fiscal 2002 reflects the costs associated with exiting the Eatontown, NJ facility and corporate consolidation. The charge in fiscal 2001 reflects expenses related to the reorganization and integration of existing facilities and operations with those acquired in the Einstein Acquisition.

        In fiscal 2002, there was no impairment charge in connection with the realization of assets. The impairment charge in connection with the realization of assets was $3.3 million or 1.4% of total revenues for fiscal 2001. The charge resulted from management's evaluation of long-lived assets, in particular assets held for resale, in accordance with SFAS No. 121. Management considered factors such as operating performance and our ability to sell company-owned stores to prospective franchisees, as well as the shift in brand focus after the Einstein Acquisition.

        Loss from Operations.    The loss from operations for fiscal 2002 was $300,000 compared to the loss from operations of $6.8 million for fiscal 2001. The decrease in net loss from operations is primarily a result of higher gross profit contribution from store operations as a result of the full year impact of the Einstein Acquisition and the lack of impairment charge in 2002, which savings were partially offset by higher general and administrative expenses and depreciation and amortization expenses.

        Interest expense, net for fiscal 2002 decreased to $42.9 million, or 10.8% of total revenues, from $47.1 million, or 20.1% of total revenues, for fiscal 2001. The decrease was primarily the result of assumptions employed in effective interest calculations, which included a shorter expected life of the Increasing Rate Notes in 2001 than the life assumed in 2002, due to assumptions regarding our intent and ability to refinance the Increasing Rate Notes at various periods in 2001 and 2002, partially offset by the full year impact of instruments used to finance the Einstein Acquisition. Interest expense for fiscal 2002 was comprised of approximately $24.9 million of interest paid or payable in cash and non-cash interest expense of approximately $18.0 million resulting from the amortization of debt discount, debt issuance costs and the amortization of warrants issued in connection with debt financings.

        Cumulative change in the fair value of derivatives decreased from $57.7 million in fiscal 2001 to $0.2 million in 2002, due primarily to the dynamics of the calculation of the fair value of derivative liabilities, including the smaller decrease in underlying stock price and the classification of derivatives as liabilities in fiscal 2002 versus fiscal 2001. As discussed in Note 1—Nature of Business Organization and Significant Accounting Policies—Derivative Instruments to our consolidated financial statements included elsewhere in this Prospectus, this represents the change in the fair value of warrants classified as liabilities as determined periodically based on quoted market prices of the underlying Common Stock, among other factors. As of December 31, 2002 and January 1, 2002, the closing price of the Common Stock was $0.09 per share and $0.26 per share, respectively.

        In fiscal 2001, we recorded a loss from extinguishment of the Greenlight obligation of $16.6 million, as a result of the execution of a certain Letter Agreement dated June 19, 2001 with Greenlight that resulted in an extinguishment of the Bond Purchase Agreement dated January 17, 2001 pursuant to EITF 96-19. There was no such charge in fiscal 2002.

        Other income of $2.9 million in fiscal 2002, which consisted primarily of a gain on the sale of debt securities of $2.5 million regarding our investment in the 7.25% Convertible Debentures due 2004 of Einstein/Noah Bagel Corp., increased by $2.8 million as compared to fiscal 2001. In fiscal 2001, we recorded a permanent impairment in the value of investments of $5.8 million to adjust the carrying value of such investment based on our estimate of the proceeds we would receive from the bankruptcy estate of Einstein relating to our investment in the 7.25% Convertible Debentures due 2004 of Einstein. There was no such charge in 2002.

        Provision for income taxes increased to $0.4 million for fiscal 2002 from a provision for income taxes of $0.2 million for fiscal 2001. The increase in tax expense was immaterial.

        Net Loss.    Net loss for fiscal 2002 was $40.5 million compared to net loss of $18.7 million for fiscal 2001. The increase in net loss is primarily a result of the lower cumulative change in the fair value of derivatives, offset by the lack of extinguishment and impairment charges as well as a lower loss from operations and higher other income in 2002.

        Year Ended January 1, 2002 (fiscal 2001) Compared to Year Ended December 31, 2000 (fiscal 2000)

        Revenues.    Total revenues increased to $234.2 million for fiscal 2001 from $43.1 million for fiscal 2000. The increase in revenues was primarily attributable to additional retail sales from the Einstein Bros. and Noah's brands acquired in June 2001. Retail sales increased to $206.2 million or 88.0% of total revenues for fiscal 2001 from $12 million or 27.8% of total revenues for fiscal 2000. The increase was primarily attributable to the addition of 458 company-operated stores that were acquired as the result of the Einstein Acquisition in June 2001. Manufacturing revenues decreased 10.1% to $22.3 million or 9.5% of total revenues for fiscal 2001 from $24.8 million or 57.5% of total revenues for fiscal 2000. The decrease in manufacturing revenues was primarily the result of our decision to outsource our distribution business related to the New World brands, which had been included in manufacturing revenues in fiscal 2000. Manufacturing revenue related to the Einstein Bros. and Noah's brands partially offset this decrease. Franchise related revenues decreased 9.5% to $5.7 million or 2.4% of total revenues for fiscal 2001 from $6.3 million or 14.6% of total revenues for fiscal 2000. The decrease reflects a lower average franchise store base in fiscal 2001, in part, resulting from management's decision to terminate certain franchisees whose operations did not comply with our policies.

        Costs and Expenses.    Cost of sales as a percentage of related manufacturing and retail sales increased to 82.9% for fiscal 2001 from 82.0% for fiscal 2000. The increase primarily resulted from the impact of the Einstein margins on our cost structure as a result of the acquisition.

        General and administrative expenses increased to $28.6 million for fiscal 2001 from $12.7 million for fiscal 2000. The increase was primarily the result of the addition of general and administrative costs resulting from the Einstein Acquisition. General and administrative expenses expressed as a percentage of total revenues declined to 12.2% of total revenues for fiscal 2001 from 29.6% of total revenues for fiscal 2000. The decline is the result of the higher revenue base during fiscal 2001 as well as certain general and administrative expenses incurred by New World in 2000 related to its effort to acquire Einstein, which were higher as a percentage of revenues than similar costs incurred in fiscal 2001.

        Depreciation and amortization expenses increased to $15.2 million or 6.5% of total revenues for fiscal 2001 from $2.3 million or 5.2% of total revenues for fiscal 2000. The increase was primarily attributable to depreciation on assets acquired in the Einstein Acquisition.

        Provision for integration and reorganization costs was $4.4 million for fiscal 2001. There was no such charge for fiscal 2000. The charge in 2001 reflects expenses related to the reorganization and integration of existing facilities and operations with those acquired in the Einstein Acquisition.

        Impairment charge in connection with the realization of assets held for sale was $3.3 million or 1.4% of total revenues for fiscal 2001. The comparable charge in fiscal 2000 was $1.1 million or 2.5% of total revenues. The charge resulted from management's evaluation of long-lived assets, primarily assets held for resale, in accordance with SFAS 121. Key considerations in such assessment included the operating performance of the stores held for sale and our ability to sell them to prospective franchisees.

        Loss from Operations.    The loss from operations for fiscal 2001 was $6.8 million compared to the loss from operations of $3.1 million for fiscal 2000. The increase in the loss from operations is primarily a result of the provision for integration and reorganization costs and the impairment charge in connection with the realization of assets as well as higher depreciation expense stemming from the Einstein assets, which charges were offset, in part, by operating income derived from the Einstein operations, which were included in our results since the date of the Einstein Acquisition, June 19, 2001.

        Interest expense, net for fiscal 2001 increased to $47.1 million, or 20.1% of total revenues, from $2.1 million or 4.8% of total revenues for fiscal 2000. The increase stemmed primarily from the incurrence of debt in fiscal 2001 to fund the Einstein Acquisition. Interest expense for fiscal 2001 was comprised of approximately $11.2 million of interest paid or payable in cash and non cash interest expense of approximately $35.9 million resulting from the amortization of the initial debt discount, debt issuance costs and the amortization of the discount associated with the warrants issued in connection with debt financings.

        Cumulative change in the fair value of derivatives resulted in $57.7 million of income in fiscal 2001. As discussed in Note 1—Nature of Business Organization and Significant Accounting Policies—Derivative Instruments to our consolidated financial statements included elsewhere in this Prospectus, this represents the change in the fair value of warrants classified as liabilities as determined periodically based on quoted market prices of the underlying common stock, among other factors. As of January 1, 2002 and December 31, 2000, the closing price of the Common Stock was $0.26 per share and $1.125 per share, respectively. There was no comparable line item in fiscal 2000.

        In fiscal 2001, we recorded a loss from extinguishment of the Greenlight obligation of $16.6 million, as a result of the execution of a certain Letter Agreement dated June 19, 2001 with Greenlight that resulted in an extinguishment of the Bond Purchase Agreement dated January 17, 2001 pursuant to EITF 96-19. There was no such charge in fiscal 2000.

        Other income of $100,000 in fiscal 2001 compared to $300,000 in other expense in fiscal 2000, in each year representing miscellaneous items of income and expense. In fiscal 2001, we recorded a permanent impairment in the value of investments of $5.8 million, or 2.5% of total revenues to adjust the carrying value of such investment based on our estimate of the proceeds we would receive from the bankruptcy estate of Einstein relating to our investment in certain Einstein bonds. There was no such charge in fiscal 2000.

        Provision for income taxes was $200,000 for fiscal 2001. There was no provision for income taxes in fiscal 2000.

        Net Loss.    Net loss for fiscal 2001 was $18.7 million compared to net loss of $5.5 million for fiscal 2000. The increase in net loss is primarily a result of higher interest expense and loss from extinguishment of the Greenlight obligation, the permanent impairment in the value of investment in debt securities as well as the higher loss from operations in fiscal 2001, which factors were partially offset by the benefit from the cumulative change in the fair value of derivatives.

  Income Taxes

        We account for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"). Realization of deferred taxes is dependent on future events and earnings, if any, the timing and extent of which are uncertain. At December 31, 2002, we had net operating loss carryforwards of approximately $88.4 million available to offset future taxable income. These net operating loss carryforwards expire on various dates through 2021. As a result of ownership changes, which resulted from the issuance of warrants in connection with the sale of Series F preferred stock and the acquisition of Manhattan Bagel Company, our ability to utilize the loss carryforwards is subject to limitations as defined in Section 382 of the Internal Revenue Code, as amended.

        At December 31, 2002, January 1, 2002 and December 31, 2000, we have recorded full valuation allowances against our deferred tax assets. The valuation allowances are based upon management's current assessment of our ability to realize the related tax benefits considering the limitations imposed by Section 382 of the Internal Revenue Code, the status of our integration of the operations of Einstein, and our history of operating losses.

SELECTED UNAUDITED PRO FORMA AND HISTORICAL FINANCIAL DATA

        The following unaudited pro forma and historical financial data have been derived by the application of adjustments to our historical consolidated financial statements included elsewhere in this Prospectus. The unaudited pro forma and historical financial data presented below should be read in conjunction with, and is qualified in its entirety by reference to, "Selected Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

        The pro forma combined statements of operations data for the 2000 Fiscal Year and the 2001 Fiscal Year give effect to the Einstein Acquisition as if it had occurred as of the beginning of each period reported. The pro forma combined statements of operations data give effect to purchase accounting adjustments and the financings necessary to complete the acquisition. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place as of the beginning of each period reported, and may not be indicative of future operating results.

2000 FISCAL YEAR
CONSOLIDATED PRO FORMA RESULTS
(amounts in thousands)

	NWRGI Fiscal 2000 Audited Results	ENBC Fiscal 2000 Audited Results	Pro Forma Adjustments (a)	Consolidated Pro Forma Fiscal 2000 Results
Revenues:
Manufacturing revenues	$24,775	$3,351	$—	$28,126
Franchise related revenues	6,306	—	—	6,306
Retail sales	11,997	372,352	—	384,349

Total revenues	$43,078	$375,703	$—	$418,781
Cost of sales(b)	30,138	316,281	(1,032)	345,387
General and administrative expenses	12,733	34,370	—	47,103

EBITDA	$207	$25,052	(1,032)	$26,291
Depreciation and amortization(b)	2,254	29,972	(927)	31,299
Provision for integration and reorganization costs	—	18,340	—	18,340
Noncash charge in connection with realization assets	1,076	—	—	1,076

(Loss) income from operations	$(3,123)	$(23,260)	$1,959	(24,424)
Interest expense, net(c)	(2,076)	(7,368)	(45,997)	(55,441)
Change in the fair value of derivatives(d)	—	—	45,179	45,179
Other income (expense)	(339)	37	—	(302)
Permanent impairment in the value of investments	—	—	—	—

(Loss) income before income taxes, minority interest	$(5,538)	$(30,591)	$1,141	$(34,988)
Provision (benefit) for income taxes	—	104	—	104
Minority interest(f)	—	(2,465)	2,465	—

Net (loss) income	$(5,538)	$(28,230)	$(1,324)	$(35,092)

[See notes on next page.]

2001 FISCAL YEAR
CONSOLIDATED PRO FORMA RESULTS
(amounts in thousands)

	NWRGI Fiscal 2001 Audited Results	ENBC January to June of Fiscal 2001 Unaudited Results	Pro Forma Adjustments (a)	Final Consolidated Pro Forma NWRGI 2001 Results
Revenues:
Manufacturing revenues	$22,285	$2,170	$—	$24,455
Franchise related revenues	5,704	80	—	5,784
Retail sales	206,186	167,352	—	373,538

Total revenues	$234,175	$169,602	$—	$403,777
Cost of sales(b)	189,403	144,215	(488)	333,130
General and administrative expenses	28,647	14,262	—	42,909

EBITDA	$16,125	$11,125	$488	$27,738
Depreciation and amortization(b)	15,207	13,703	(40)	28,870
Provision for integration and reorganization costs	4,432	5,859	—	10,291
Noncash charge in connection with realization of assets	3,259	—	—	3,259

(Loss income from operations	$(6,773)	$(8,437)	$528	$(14,682)
Interest expense, net(c)	(47,104)	(2,127)	(6,210)	(55,441)
Change in the fair value of derivatives(d)	57,680	—	(12,501)	45,179
Net loss from early extinguishment of debt	(16,641)	—	—	(16,641)
Other income (expense)	110	1	—	111
Permanent impairment in the value of investments	(5,805)	—	—	(5,805)

(Loss) income before income taxes & minority interest	$(18,533)	$(10,563)	$(18,183)	$(47,279)
Provision (benefit) for income taxes(e)	167	51	—	218
Minority interest(f)	—	(757)	757	—

Net (loss) income	$(18,700)	$(9,857)	$(18,940)	$(47,497)

(a)
The pro forma adjustments consist of the eliminations of EnbcDeb Corp. interest, minority interest, depreciation and amortization, offset by new entries to book interest expense, depreciation, amortization, taxes and dividends as though the combination occurred at the beginning of the year presented.

(b)
Includes a reclassification to adjust to current presentation and a pro forma adjustment to eliminate amortization of the EnbcDeb Notes and re-book amortization based on the final purchase valuation.

(c)
Pro forma adjustment to eliminate EnbcDeb Notes interest expense and re-book interest expense as if the financing had occurred on the first day of the year.

(d)
Pro forma adjustment records the financing as if it had occurred on the first day of the year.

(e)
Pro forma adjustment to income tax expense of EnbcDeb Corp.

(f)
Pro forma adjustment eliminates EnbcDeb Corp. minority interest.

        The summary pro forma balance sheet data for the Offering and for the Equity Recap and the Offering as of April 1, 2003 give effect to the Offering and to the Equity Recap as if they had been completed as of April 1, 2003. The pro forma financial and balance sheet data are provided solely for informational purposes and are not indicative of future results or what our results of operations would have been had these events occurred at the beginning of the periods presented, and may not be indicative of future operating results. The data presented below should be read in conjunction with, and is qualified in its entirety by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes thereto appearing elsewhere in this Prospectus.

	As of April 1, 2003
	Actual	Pro Forma for the Notes	Pro Forma for the Equity Recap and the Notes
	(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents(1)	$6,258	$2,056	$2,056
Property, plant and equipment, net	78,086	78,086	78,086
Total assets	206,647	208,495	208,495
Total debt(2)	163,956	161,593	161,593
Total stockholders' (deficit)(3)	(100,609)	(101,943)	(18,005)

(1)
The pro forma adjustment reflects the use of the Company's cash to pay fees associated with the transaction.

(2)
Effective with the third quarter of 2003, the total debt amount will change to include the balance of our outstanding preferred stock due to the implementation of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. See Note 19 of the Notes to our Financial Statements appearing elsewhere in this Prospectus. The pro forma adjustment reflects the payment of existing debt and the incurrence of the Notes.

(3)
Pro forma stockholders' (deficit) reflects the write-off of approximately $1.5 million of unamortized discount and $0.2 million of future warrant liability relating to the Increasing Rate Notes. The pro forma adjustment for the Equity Recap reflects the proposed changes to our equity capitalization as if they had occurred on April 1, 2003.

        EBITDA and Adjusted EBITDA are not intended to represent cash flow from operations in accordance with generally accepted accounting principles and should not be used as an alternative to net income as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are bases upon which we assess our financial performance and the covenants in the Indenture governing the Notes require us to maintain minimum levels of Adjusted EBITDA. While EBITDA and Adjusted EBITDA are frequently used as measures of operations and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled measures of other companies due to the potential inconsistencies in the method of calculation.

	Fiscal Year Ended			Fiscal Quarter Ended
	Pro Forma Combined December 31, 2000	Pro Forma Combined January 1, 2002	December 31, 2002	April 2, 2002	April 1, 2003
	(dollars in thousands)
EBITDA(1)	26,291	27,738	34,504	4,686	6,962
Adjusted EBITDA(2)	35,065	34,657	46,446	11,895	8,686
				Twelve Months Ended April 1, 2003
Net debt/Adjusted EBITDA(3)					3.6	x
Adjusted EBITDA/Cash interest expense(4)					2.1	x

(1)
EBITDA is defined as net loss plus (i) provision for income taxes, (ii) permanent impairment in the value of investment in debt securities, (iii) other expense or less other income, (iv) loss from extinguishment of Greenlight obligation, (v) interest expense, (vi) impairment charge in connection with realization of assets held for sale, (vii) provision for integration and reorganization costs, (viii) depreciation and amortization, and (ix) cumulative change in the fair value of derivatives if such item is an expense item. If cumulative change in the fair value of derivatives is an income item, instead of being added to net loss, it is deducted therefrom. The following table reconciles net loss to EBITDA:

	Fiscal Year Ended			Fiscal Quarter Ended
	Pro Forma Combined December 31, 2000	Pro Forma Combined January 1, 2002	December 31, 2002	April 2, 2002	April 2, 2003
	(dollars in thousands)
Net loss	$(35,092)	$(47,497)	$(40,473)	$(27,420)	$(7,742)
Plus:
Provision for income taxes	104	218	366	—	110
Permanent impairment in the value of investment in debt securities	—	5,805	—	—	—
Other expense (income)	302	(111)	(2,859)	(52)	(249)
Loss from extinguishment of Greenlight obligation	—	16,641	—	—	—
Cumulative change in the fair value of derivatives	(45,179)	(45,179)	(233)	13,635	(657)
Interest expense	55,441	55,441	42,883	12,331	8,295
Impairment charge in connection with realization of assets held for sale	1,076	3,259	—	—	—
Provision for integration and reorganization costs	18,340	10,291	4,194	104	—
Depreciation and amortization	31,299	28,870	30,626	6,088	7,205

EBITDA	$26,291	$27,738	$34,504	$4,686	$6,962

(2)
Adjusted EBITDA means EBITDA excluding (i) certain legal, financing and advisory fees, (ii) acquisition and integration expenses, (iii) certain corporate expenses, (iv) unauthorized bonuses, (v) certain compensation expense and (vi) certain other charges. The table below reconciles EBITDA to Adjusted EBITDA:

	Fiscal Year Ended			Fiscal Quarter Ended
	Pro Forma Combined December 31, 2000	Pro Forma Combined January 1, 2002	December 31, 2002	April 2, 2002	April 1, 2003
	(dollars in thousands)
EBITDA	$26,291	$27,738	$34,504	$4,686	$6,962
Plus:
Certain legal, financing and advisory fees(a)	664	1,736	3,902	1,880	711
Acquisition and integration expenses(b)	3,472	18	160	945	299
Certain corporate expenses(c)	1,399	1,470	2,270	394	339
Unauthorized bonuses(d)	—	1,300	2,618	2,618	—
Certain compensation expense(e)	2,464	1,391	984	868	—
Certain other charges(f)	775	1,004	2,008	509	375

Adjusted EBITDA	$35,065	$34,657	$46,446	$11,895	$8,686

  (a)
  Includes consulting and legal fees related to raising capital for the Einstein Acquisition of $0.7 million for fiscal 2000. Includes legal fees and settlements of litigation with franchisees in the amount of $1.4 million and $0.3 million of consulting and legal fees related to raising capital for the Einstein Acquisition in fiscal 2001. Fiscal 2002 includes $2.4 million of legal fees primarily related to an internal investigation and various refinancing efforts, $1.2 million of investment banking fees and expenses, and $0.3 million of other financing-related expenses. The quarter ended April 2, 2002 includes $1.2 million of legal fees primarily related to an internal investigation and various refinancing efforts and $0.7 million of investment banking fees and expenses. The quarter ended April 1, 2003 included $0.7 million of legal fees related to various refinancing efforts, the prior year re-audits and other legal matters.

  (b)
  Includes capital restructuring expenses relating to Einstein of $3.1 million, and severance and territory acquisition expenses of $0.4 million in fiscal 2000 and $18,000 of severance expenses in fiscal 2001. Includes a gain on a contract settlement with Marriott Distribution Services of $2.7 million, legal fees in connection with the Einstein bankruptcy of $0.4 million, severance costs of $0.4 million and integration-related expenses of $2.1 million in fiscal 2002. The quarter ended April 2, 2002 and the quarter ended April 1, 2003 include $1.0 million and $0.3 million, respectively, of integration related expenses.

  (c)
  Includes certain group insurance expenses of $0.5 million and consulting fees related to raising capital for the Einstein Acquisition of $1.0 million during fiscal 2000. In fiscal 2001, this amount includes Florida sales tax audit expense of $0.4 million, point-of-sale training expenses of $0.5 million and consulting and legal fees relating to raising capital for the Einstein Acquisition of $0.8 million. Fiscal 2002 includes distribution transition and related expenses of $1.1 million and $0.8 million of expenses related to store closures. Fiscal 2002 also includes $0.2 million in payments to store level assistant managers expensed in 2002 for services performed in 2001 as a result of a self-audit, and tax preparation fees for taxes in fiscal 2000 and 2001 that were expensed in 2002 of $0.1 million, which expenses have been deducted from the corresponding adjustments in 2000 and 2001. The quarter ended April 2, 2002 and the quarter ended April 1, 2003 include $0.4 million and $0.3 million, respectively, of cash related to store closures and distribution transition.

  (d)
  Includes unauthorized bonuses and payroll taxes related thereto of $1.1 million and $2.6 million for fiscal 2001 and 2002, respectively, and an unauthorized payment to a former officer of $0.2 million in fiscal 2001. The quarter ended April 2, 2002 includes the $2.6 million unauthorized bonus.

  (e)
  Includes executive retention bonuses and related expenses of $1.4 million related to Einstein and Manhattan Bagel Company acquisition-related and stock bonus expenses of $1.1 million in fiscal 2000. Fiscal 2001 includes net bonuses related to an acquisition previously capitalized in 2001 of $0.7 million, stock issued for compensation of $0.5 million and $0.3 million of executive retention bonuses related to Einstein. Fiscal 2002 includes $0.9 million of duplicate salaries, bonuses and other expenses paid to our Chairman/CEO and a former executive officer. Fiscal 2002 also includes $0.1 million of 2001 board of directors fees that were expensed in 2002, which fees have been deducted from the corresponding adjustment in 2001. The quarter ended April 2, 2002 includes $0.8 million of duplicative expenses paid to our Chairman and Chief Executive Officer and a former executive officer.

  (f)
  Includes assets held for resale expense of $0.7 million and reconciliation expense for accrued liabilities of $0.1 million for fiscal 2000. Fiscal 2001 includes reconciliation expense for accrued liabilities of $0.2 million and lease settlements for store closures of $0.8 million. Fiscal 2002 includes 2001 and 2000 re-audit related fees of $0.8 million, $0.5 million write-off relating to change in credit card processors and additional fees related to the internal investigation of $0.6 million. The quarter ended April 2, 2002 includes $0.5 million of fees related to the internal investigation. The quarter ended April 1, 2003 includes $0.4 million of professional fees related to the prior year re-audits.

(3)
Net debt is defined as total debt, less cash and cash equivalents.

(4)
Cash interest expense excludes approximately $1.2 million relating to amortization of fees and expenses capitalized in connection with the offering of the original notes.

Liquidity and Capital Resources

        We have recorded a loss from operations for the fiscal years ending December 31, 2002, January 1, 2002 and December 31, 2000 of approximately $300,000, $6.8 million and $3.1 million, respectively. We have also recorded net cash flow used in operating activities of approximately $6.7 million in 2002 as a result of the operating loss as well as working capital contraction related primarily to shorter payment terms associated with our new distribution contracts. We have initiated cost reduction programs that stem primarily from the integration of Einstein, including supply chain efficiencies and reductions in overhead as a result of the elimination of duplicative functions and the streamlining of various functional areas. While most of these initiatives commenced in fiscal 2002, the full year effect is not expected to be realized until 2003 and beyond. In addition, we incurred substantial expenses in 2002 related to (1) the payment of unauthorized bonuses to certain members of former management, as well as the internal investigation that ensued, and (2) legal and advisory fees related to various efforts to refinance the Increasing Rate Notes and our revolving line of credit, which are not anticipated to recur at similar levels in 2003.

        In January and March 2001, we issued 25,000 shares of newly authorized Series F preferred stock and warrants to purchase Common Stock as well as equity in a newly formed affiliate, GNW. The proceeds, net of related offering expenses, were $23.7 million. The proceeds from these equity sales were utilized to purchase Einstein bonds and pay related costs.

        In June 2001, we issued 25,000 shares of Series F preferred stock and warrants to purchase Common Stock. The proceeds, net of related offering expenses, were $22.7 million. The proceeds from this stock sale were utilized to fund, in part, the purchase price for the Einstein Acquisition.

        On June 19, 2001, we consummated a private placement of 140,000 units consisting of $140.0 million of Senior Increasing Rate Notes due 2003 with detachable warrants for the purchase of 13.7 million shares of our common stock, exercisable at $0.01 per share. The proceeds, net of discount and related offering expenses, were $122.4 million. The proceeds were utilized to fund a portion of the purchase price for the Einstein Acquisition, to repay our then-existing bank debt and for general working capital purposes. The net proceeds of the offering of the original notes was used, among other things, to repay the Increasing Rate Notes.

        On June 19, 2001, we obtained a $35.0 million asset-backed secured loan to our wholly owned non-restricted subsidiary, EnbcDeb Corp. The proceeds, net of discount and related offering expenses, were $32.2 million. The proceeds were utilized to fund a portion of the purchase price for the Einstein Acquisition. The asset-backed loan, for which EnbcDeb Corp. issued increasing rate notes (the "EnbcDeb Notes"), is secured by Einstein bonds owned by EnbcDeb Corp. Interest on the EnbcDeb Notes initially accrues at the rate of 14.0% per annum, increasing by 0.35% on the fifteenth day of each month following issuance. Interest is payable on the fifteenth day of every month and may be paid in kind at our option. The loan matured on June 15, 2002; however, as of December 31, 2002, the Einstein bankruptcy estate had not concluded distribution on the Einstein bonds. As of December 31, 2002, the outstanding balance of the EnbcDeb Notes was $4.4 million. Upon consummation of the offering of the original notes, we issued 4,337.481 shares of our Series F preferred stock to the holders of the EnbcDeb Notes in full payment thereof. If the Equity Recap is consummated, such shares of Series F preferred stock will be converted into common stock. See "Description of Capital Stock—Equity Recapitalization."

        On May 30, 2002, we entered into a Loan and Security Agreement with BET, which provides for a $7.5 million revolving loan facility. The facility is secured by substantially all of our assets. The interest rate for borrowings under the facility was originally 11.0% per annum. As of December 31, 2002, $6.0 million of the revolving credit facility was outstanding. The facility was to expire on March 31, 2003. In February 2003, we and BET executed an amendment to the facility to extend the maturity of the facility to June 1, 2003. From February 1, 2003 to June 1, 2003, the interest rate for borrowings under the facility was 13.0% per annum. BET and an affiliate received an extension fee of $187,500 in connection with the amendment, paid at maturity, and an additional fee of $112,500 since the facility was not paid in full by June 2, 2003. After June 1, 2003, the interest rate for borrowings under the facility is 15.0% per annum, and an affiliate of BET received a $25,000 fee for entering into the standstill agreement described in "—Recent Developments." A portion of the net proceeds of the offering of the original notes was used to repay all outstanding borrowings under this facility.

        We have a $15.0 million senior revolving credit facility. See "Description of Certain Indebtedness."

        At April 1, 2003, we had a working capital deficit of $168.9 million compared to a working capital deficit of $164.8 million at December 31, 2002. The increase in the working capital deficit was primarily the result of the increase in loss from operations as well as working capital contractions stemming from shorter payment terms related to the new distribution contracts. Of the $194.9 million and $189.6 million of current liabilities as of April 1, 2003 and December 31, 2002, respectively, $138.5 million and $138.1 million represented the balance of the Increasing Rate Notes included in the consolidated balance sheets as of such dates.

        We had net cash used in operating activities of $3.4 million for the fiscal quarter ended April 1, 2003 compared with net cash used in operating activities of $11.0 million for the fiscal quarter ended April 2, 2002. The decrease in cash used in operating activities was attributable to changes in operating assets and liabilities, primarily due to a shift in average days payable related to the termination of a major vendor distribution agreement.

        We had net cash used in investing activities of $2.1 million for the fiscal quarter ended April 1, 2003 compared with net cash provided by investing activities of $0.7 million for the fiscal quarter ended April 2, 2002. The net cash used in investing activities represented the purchase of property, plant and equipment.

        We had net cash provided by financing activities of $1.1 million for the fiscal quarter ended April 1, 2003 compared with net cash used in financing activities of $0.3 million for the fiscal quarter ended April 2, 2002. The net cash provided by financing activities was due to a draw on our revolving loan facility.

        We plan to satisfy our capital requirements for the next twelve months primarily through cash flow from operations and through drawings on our new $15.0 million senior revolving credit facility. We continually assess our ongoing capital needs and may consider the issuance of additional equity or debt securities in order to raise capital should business conditions dictate that such is necessary.

Contractual Obligations

        As of December 31, 2002, our contractual obligations were:

	Payments Due By Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
	(dollars in thousands)
Debt	$161,883	$150,872	$955	$56	$10,000
Capital Lease Obligations	553	295	225	33	—
Operating Leases	113,841	27,485	50,931	27,065	8,360
Other Long-Term Obligations	10,560	—	2,027	1,117	7,416

Total	$286,837	$178,652	$54,138	$28,271	$25,776

Off-Balance Sheet Transactions

        We do not engage in material off-balance sheet transactions.

Recent Accounting Pronouncements

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. We are currently assessing the impact of the adoption of this new standard, although we do not expect it to affect our consolidated financial statements.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections, which is effective for fiscal years beginning after May 15, 2002, with early application encouraged. This statement rescinds SFAS 4, Reporting Gains and Losses from Extinguishments of Debt, and includes other modifications to existing statements, that are not applicable to us. SFAS 4 required the reporting of gains or losses associated with the extinguishments of debt be classified as an extraordinary item on the income statement. SFAS 145 rescinds that classification unless the extinguishment is deemed both unusual and infrequent in nature as defined in APB 30. We have adopted the provisions of SFAS 145 in these financial statements and determined that the loss from the extinguishment of the Greenlight Capital obligation did not meet the APB 30 criteria to be considered an extraordinary item.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. This statement requires a liability for a cost associated with an exit or disposal activity to be recognized at fair value in the period in which the liability is incurred, except for liabilities for one-time termination benefits requiring future employee service, which is to be recognized ratably over the remaining service period. We early-implemented SFAS No. 146 upon its issuance in fiscal 2002.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. This statement requires all entities with stock-based employee compensation arrangements to provide additional disclosures in their summary of significant accounting policies note. For entities that use the intrinsic value method of APB 25, to account for employee stock compensation, their accounting policies note should include a tabular presentation of pro forma net income and earnings per share using the fair value method. This statement also permits entities changing to the fair value method of accounting for employee stock compensation to choose from one of three transition methods—the prospective method, the modified prospective method, or the retroactive restatement method. The main provisions of this statement are effective for fiscal years ending after December 15, 2002. We currently have no intention to change to the fair value method to account for employee stock-based compensation; however, the disclosure provisions have been implemented within our consolidated financial statements.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities presentation, and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. This statement is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this new standard will impact our financial statements by moving the preferred stock from the mezzanine section to the long-term liability section. After adoption of SFAS 150, all dividends and accretion of discount or amortization of premiums will be recognized as interest expense. If this standard had been in effect as of December 31, 2002, $84.9 million would have migrated from the mezzanine section to the long-term liability section.

        We have considered all other recently issued accounting pronouncements and do not believe that the adoption of such pronouncements will have a material impact on its financial statements.

General Economic Trends and Seasonality

        We anticipate that our business will be affected by general economic trends that affect retailers in general. While we have not operated during a period of high inflation, we believe based on industry experience that we would generally be able to pass on increased costs resulting from inflation to our consumers. Our business may be affected by other factors, including increases in the commodity prices of green coffee and/or flour, acquisitions by us of existing stores, existing and additional competition, marketing programs, weather and variations in the number of location openings. Although few, if any, employees are paid at the minimum wage, an increase in the minimum wage may create pressure to increase the pay scale for our employees, which would increase our labor costs and those of our franchisees. Our business is subject to seasonal trends. Generally, our revenues in the first fiscal quarter are somewhat lower than in the other three fiscal quarters.

Quantitative and Qualitative Disclosures about Market Risk

        Our debt at December 31, 2002 was principally comprised of the Increasing Rate Notes, the revolving loan facility and the EnbcDeb Notes. A 100 basis point increase in market interest rates would have no effect on our borrowing costs, as interest is paid at rates defined under the respective agreements. However, an increase in prevailing market interest rates could negatively affect the market value of our Notes.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        On July 29, 2002, we dismissed Arthur Andersen LLP as our independent auditors and engaged the accounting firm of Grant Thornton LLP as our new independent auditors. The decision to change auditors was recommended by the Audit Committee of the Board of Directors and unanimously approved by the Board of Directors. The decision to engage Grant Thornton LLP followed our evaluation of proposals from several accounting firms.

        During the fiscal years ended January 1, 2002 and December 31, 2000, and the subsequent interim period through July 29, 2002, there were no disagreements between Arthur Andersen and us on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of such disagreement in its reports on our consolidated financial statements for such years, and there occurred no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        The audit reports of Arthur Andersen on our original consolidated financial statements for the fiscal years ended January 1, 2002 and December 31, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        Pursuant to Item 304(a)(3) of Regulation S-K, we requested that Arthur Andersen furnish a letter addressed to the Securities and Exchange Commission stating whether they agree with the above statements. A representative of Arthur Andersen advised us that Arthur Andersen is no longer in a position to provide letters relating to its termination as a former audit client's independent auditor, and that Arthur Andersen's inability to provide such letters has been discussed with the staff at the Securities and Exchange Commission.

        During the fiscal years ended January 1, 2002 and December 31, 2000, and the subsequent interim period through July 29, 2002, we did not consult Grant Thornton LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any of the matters or reportable events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

BUSINESS

Overview

        We are a leader in the quick casual segment of the restaurant industry. With 741 locations in 32 states as of April 1, 2003, we operate and license locations primarily under the Einstein Bros. and Noah's brand names and franchise locations primarily under the Manhattan and Chesapeake brand names. Our locations specialize in high-quality foods for breakfast and lunch, including fresh baked goods, made-to-order sandwiches on a variety of breads and bagels, soups, salads, desserts, premium coffees and other café beverages, and offer a café experience with a neighborhood emphasis. As of April 1, 2003, our retail system consisted of 463 company-operated, 251 franchised and 27 licensed locations. We also operate dough production and coffee roasting facilities.

        We plan to leverage our leadership position, brand names and production facilities in the growing quick casual segment of the restaurant industry primarily through franchising and licensing, as well as developing select company-operated locations. We believe that our market leadership, strong brands and attractive and proven unit economics will enable us to attract experienced, well capitalized franchise and license partners. The benefits of franchising and licensing include the ability to develop new markets and build out existing markets with a minimal capital commitment by us, the creation of a built-in customer base for our manufacturing operations and the generation of initial franchise fees and a royalty income stream.

        On a combined pro forma basis excluding restructuring charges and certain other items, we have consistently increased Adjusted EBITDA from $35.1 million in 2000 to $46.4 million in 2002, representing a 15% CAGR. This improvement is due primarily to increases in same store sales, increases in store level profits expansion of dayparts, increased manufacturing profits and purchasing and manufacturing, general and administrative and distribution cost reductions achieved through the successful integration of acquisitions.

        As of April 1, 2003, on a pro forma basis as adjusted to reflect the issuance of the Notes and the application of the net proceeds therefrom as described under "Use of Proceeds," we would have had $159.5 million of Net Debt. Calculated on the same basis, our Net Debt-to-Adjusted EBITDA ratio would have been 3.7x.

Industry

        The U.S. market for the daytime restaurant business is currently estimated at approximately $200 billion at the end of 2001, according to industry research. This market is growing as the aging of the baby boomer population has led to an increase in the percentage of food eaten away from home from 25% in 1955 to 46% in 2002, which percentage is expected to grow to 53% by 2010. Industry sources estimate that the quick casual segment of the market is currently $5.2 billion, and it is expected to grow to approximately $11 billion by 2006.

        We believe that quick casual is one of the most rapidly growing segments of the restaurant industry. We believe the growth in this segment is driven by the aging baby boomer population, which has resulted in the creation of a more sophisticated, more demanding customer base willing to pay for (i) higher quality, fresh, made-to-order foods, (ii) a pleasant environment serving as a neighborhood gathering place and (iii) higher quality, speedy service in a convenient location.

Business Strengths

        Proven Business Model.    Our emphasis on expansion of our dayparts and increasing the breadth of our menu offerings has resulted in attractive and improving unit economics. We have generated positive comparable store sales in our company-operated locations for thirteen of the past fourteen quarters ended December 31, 2002, including a 1.9% increase in 2002. We have increased average revenues per location for our Einstein Bros. brand, which is at the core of our growth strategy, from $717,000 in 1998 to $808,000 in 2002, representing a CAGR of 3%. At the same time, our emphasis on increased profitability and cost reductions has resulted in improved earnings. From 2000 through 2002, we have increased our pro forma adjusted EBITDA on a combined basis from $35.1 million to $46.4 million, representing a CAGR of 15%.

        Diversifed Product Offering, Multiple Dayparts.    Our brands have expanded dramatically beyond their initial core focus on breakfast items, and generate significant customer traffic throughout the day. Our 2002 daypart mix is approximately 39% breakfast, 27% lunch and 34% chill-out (the time between breakfast and lunch and after lunch when customers visit our locations to take a break from their daily activities). The growth of our after-breakfast dayparts is attibutable in part to the expansion of our menu offerings, including sandwiches on a variety of breads, salads, sweets and premium coffees and other café beverages.

        Strong Brand Awareness and Consumer Loyalty.    We have developed strong brand awareness and consumer loyalty with limited advertising. According to an independent study commissioned by us, 93% of trade area consumers are aware of Einstein Bros., while only 48% are aware of our advertising. In this study, our consumers stated that we exceed their expectations in high-quality food offerings, menu variety and convenience. Our frequency numbers are high and increasing. Specifically, Einstein Bros.' frequency has increased from 5.8 visits per customer per month in 1997 to 7.1 visits in 2001.

        Significant Licensing Partners.    We have an attractive platform for growth through licensing. We launched our Einstein Bros. and Noah's licensing program in April 2001 and have since signed Aramark and Sodexho to develop our brands on university and college campuses and in hospitals and corporate settings. We have also signed Concessions Intl., Inc. to develop our brand at airport locations. In addition to those large national license operators, we have added other regional operators to further increase our licensed locations base. Our licensing partners on a combined basis service over 60,000 food service outlets. As of December 31, 2002, we had 26 locations open under our licensing program and nine locations in development.

        Large Franchise Infrastructure.    We have a substantial franchise base in our Manhattan and Chesapeake brands that generates a recurring revenue stream through fee and royalty payments. Our current franchise agreements typically provide for a ten-year term, a $25,000 initial franchise fee, a 5% royalty and a marketing fund contribution of 2.5%. Our franchise base provides us with the ability to grow our brands with a minimal capital commitment by us.

        Incremental Profits from Manufacturing.    We have production facilities that generate stable manufacturing income with solid margins, which makes our business model more profitable than competitors that rely on store income alone. Generally, our franchise locations are required by contract to purchase proprietary products (including dough and coffee) from us, generating a built-in customer base for our manufacturing operations. In addition, centralized production provides systemwide quality control and product consistency and the ability to efficiently introduce new products.

        Proven Management Team.    We have an experienced management team at the executive, regional and store levels, which we believe will lead to the successful execution of our business strategy. Our management has a track record of success in developing and operating substantial company-operated, franchised and licensed restaurant businesses, and in making acquisitions and integrating such acquired businesses to yield significant improvements in EBITDA.

        Substantial Equity Investment.    Institutional private equity firms have invested $75.0 million in our business. Our current sponsors include Halpern Denny and Greenlight.

Business Strategy

        Increase Sales Through Daypart Expansion.    We intend to grow our business by continuing to focus on expanding our dayparts. We believe we have an attractive opportunity to grow our lunch daypart to take advantage of the largest segment of the restaurant industry. Specifically, in 2002, we launched product initiatives to expand our selection of gourmet sandwiches, introduce hot lunch offerings and broaden our selection of desserts and premium beverages. We also launched additional service initiatives to improve location-level through-put and speed of service. We are introducing marketing initiatives to increase frequency, build check average and enhance reach.

        Provide a Menu Offering of High-Quality, Flavorful Foods and Beverages.    Our research indicates that our customers are drawn to our Einstein Bros. brand due to its superior food quality and extensive selection of flavorful food and beverage items. We offer a broad menu of fresh baked goods, made-to-order sandwiches, crisp salads, flavorful soups and decadent desserts. Our beverage menu features a full line of premium coffee and café beverages. Our signature products are prepared in front of customers using fresh ingredients, which makes a significant quality statement to our guests. We maintain a pipeline of new menu offerings that are systematically introduced in order to keep our menu relevant to consumers in each daypart.

        Utilize Effective and Efficient Marketing.    We are developing new and enhanced advertising campaigns for each of our brands. In particular, a new marketing strategy designed to further enhance Einstein Bros.' lunch business was launched in mid-2002 and will be expanded in 2003. In three Einstein Bros. markets, we utilized television advertising featuring the concepts of superior food quality and quick casual positioning. Sales at Einstein Bros. locations in markets in which we utilized television advertising were approximately 5% to 10% higher than sales generated at locations in other markets. Based on these results, we intend to utilize television advertising in 2003 in several additional Einstein Bros. markets where there is sufficient unit concentration to justify the expense of television advertising.

        Pursue Disciplined Portfolio Growth.    We have a significant opportunity to add new company-operated Einstein Bros. locations in both existing markets to realize additional operating and marketing efficiencies, leverage existing brand awareness and enhance customer convenience, and in new markets, including the approximately 20 states in which the Einstein Bros. concept does not currently have a presence. We added three new Einstein Bros. company-operated locations during the first quarter of 2003 and intend to open an additional 10 locations throughout 2003. We have a strong platform for growth through franchising and licensing as a result of our strong unit economics and solid positioning within the quick casual restaurant segment. We expect to launch our Einstein Bros. franchising effort in the second half of 2003. We grew our licensed locations to 27 at the end of the first quarter of 2003 and intend to open approximately 25 licensed locations in 2003. By growing our portfolio with experienced, well capitalized operators, we expect to continue to build our leadership position in the quick casual segment of the restaurant industry.

        Develop Alternative Retail Channels.    We believe we have substantial opportunities to develop multiple sales channels outside of our traditional locations. These alternative retail sales channels can generate incremental sales, enhance our brands' visibility and improve customer convenience. In particular, in-store bakeries are increasingly seeking to outsource production of bread and bagels. We have established a vendor partnership with Costco and recently entered into a similar arrangement with SuperTarget, pursuant to which we sell Einstein Bros. products through approximately 300 Costco and 100 SuperTarget stores, respectively. We expect to attract additional alternative retail customers based on Einstein Bros.' substantial brand equity and superior food quality and freshness.

Restaurant Operations

        We operate, franchise or license 741 locations as of April 1, 2003 under our Einstein Bros., Noah's, Manhattan, Chesapeake, New World Coffee and Willoughby's Coffee & Tea brands. We expect to grow our restaurant operations primarily through our Einstein Bros. brand.

        Einstein Bros.    As of April 1, 2003, there were 371 company-operated and 24 licensed Einstein Bros. locations in 42 Designated Marketing Areas ("DMAs") nationwide. The average Einstein Bros.' location is approximately 2,200 square feet in size with approximately 40 seats and is located in a neighborhood or regional shopping center. We use sophisticated fixtures and materials in the brand's design to create a store environment that is consumer friendly, inviting and reflective of the brand's personality and strong neighborhood identity, and which visually reinforces the distinctive difference between the brand's quick casual positioning and that of quick service restaurants. Einstein Bros.' menu specializes in high-quality foods for breakfast and lunch, including fresh baked goods, made-to-order sandwiches on breads such as challah, hearty soups, innovative salads, desserts, five fresh-brewed premium coffees daily and other café beverages. The Einstein Bros. brand generated approximately 78% of our 2002 revenues.

        Noah's New York Bagels.    As of April 1, 2003, there were 83 company-operated and three licensed Noah's locations in six DMAs on the West Coast. The average Noah's location is approximately 1,800 square feet in size with approximately 12 seats, and is located in urban neighborhoods or regional shopping centers. We use elaborate tile work and wood accents in the brand's design to create an environment whimsically reminiscent of a Lower East Side New York deli, which reinforces the brand's urban focus with an emphasis on the authenticity of a New York deli experience. Noah's menu specializes in high-quality foods for breakfast and lunch, including fresh baked goods, made to order deli style sandwiches, including such favorites as pastrami, corned beef and roast beef piled high on fresh breads baked on location daily, hearty soups, innovative salads, desserts, five fresh-brewed premium coffees daily and other café beverages. The Noah's brand generated approximately 16% of our 2002 revenues.

        Manhattan Bagel/Chesapeake Bagel Bakery.    As of April 1, 2003, there were 196 franchised Manhattan locations in 37 DMAs nationwide and 45 franchised Chesapeake locations, most of which are in five DMAs on the East Coast. The average Manhattan and Chesapeake location is approximately 1,400 to 2,400 square feet with 24 to 50 seats and is primarily located in urban neighborhoods or regional shopping centers. Manhattan and Chesapeake stores are designed to combine the authentic atmosphere of a bagel bakery with the comfortable setting of a neighborhood meeting place. The locations offer over 20 varieties of fresh baked bagels, as well as bagel sticks and bialys and up to 15 flavors of cream cheese, an extensive variety of breakfast and lunch sandwiches, salads, soups, coffees and café beverages, soft drinks and desserts. The Manhattan and Chesapeake brands generated approximately 4% of our 2002 revenues. Manhattan and Chesapeake revenues are comprised of manufacturing revenues (primarily sales of dough and coffee to franchisees), royalty payments and fees.

        New World Coffee/Willoughby's Coffee & Tea.    As of April 1, 2003, there were nine company-operated and 10 franchised New World Coffee and Willoughby's Coffee & Tea locations in five DMAs in the northeastern United States. The locations are designed using natural materials and warm lighting to create the comfortable atmosphere of an inviting neighborhood café. The locations offer up to 30 varieties and blends of fresh roasted coffee, in brewed and whole bean format, a broad range of Italian-style beverages, such as espresso, cappuccino, café latte, café mocha and espresso machiato, along with an extensive variety of primarily breakfast and dessert items meant to complement the beverage offerings. The New World Coffee/Willoughby's brands generated approximately 2% of our 2002 revenues. New World Coffee/Willoughby's revenues are primarily comprised of company-operated location sales, manufacturing revenues, royalty payments and fees.

Sourcing, Manufacturing & Distribution

        We believe that controlling the manufacture and distribution of our key products are important elements in ensuring both quality and profitability. To support this strategy, we have developed proprietary formulations, invested in processing technology and manufacturing capacity, and aligned ourselves with strategic suppliers.

        Dough Production.    We have significant know-how and technical expertise for manufacturing and freezing mass quantities of raw dough to produce a high-quality product more commonly associated with smaller bakeries. We believe this system enables locations to provide consumers with a variety of consistent, superior products. We currently operate a dough manufacturing facility in Whittier, CA and have a supply contract with Harlan Bakery in Avon, IN that produces dough to our specifications for part of the Einstein Bros. brand. We have recently increased the production of our Whittier facility and now supply our Fort Worth and Denver hubs, which were previously supplied by Harlan. We also expanded the Whittier facility, which enables us to supply our West Coast Manhattan locations. We recently closed our duplicative Los Angeles facility and consolidated our Eatontown production into Harlan.

        Coffee Production.    We purchase only the highest quality grades of Arabica coffee available from the best crops and make purchase commitments on the basis of quality, taste and availability. We have long-standing relationships with coffee brokers, allowing us access to the world's best green coffees. Our roasting processes vary based upon the variety, origin and physical characteristics of the coffee and are designed to develop the optimal flavor and aromatics of each coffee.

        Distribution.    We currently utilize a network of large regional custom distributors to distribute frozen dough and other materials to our locations. By contracting with distributors, we are able to eliminate investment in distribution systems and to focus our managerial and financial resources on cost savings, quality control and production efficiencies. The distributors pick up frozen dough throughout the week from the plants and deliver to our locations. Virtually all other supplies for retail operations, including cream cheese, paper goods and meats are contracted for by us and delivered by the vendors to our distributors for delivery to the locations. The individual locations order directly from the distributors one to three times per week.

Site Selection

        We have completed a detailed site selection and trade area analysis of the entire United States. Our extensive site selection process focuses on identifying markets, trade areas and specific sites based on several factors, including visibility, ready accessibility (particularly for morning and lunch time traffic), parking, signage and adaptability of any current structures. We then determine the availability of the site and the related costs. Our site and selection strategy emphasizes co-tenant out parcel, end-cap and in-line locations in neighborhood shopping centers and power centers with easy access from high-traffic roads.

Marketing

        Our marketing programs generally target specific markets and regions, making extensive use of local promotional media. Local marketing efforts may include print advertising and radio and television promotions. In mid-2002, we conducted a marketing test utilizing television advertising in three Einstein Bros. markets, which produced dramatic results in driving traffic and, more importantly, in customer retention (measured by sales trends post-advertising). The television advertising led to a 9.1% average sales increase during the advertising period, significantly higher than the 1.7% average sales increase trend pre-advertising. In addition, the test markets experienced a 9.0% sales increase for a four-month period following the conclusion of the advertising campaign in mid-August. Based on these strong results, we implemented television advertising programs in six additional Einstein Bros. markets in September 2002. These markets also experienced sales increases, averaging approximately 7% to 8% during the advertising period. As a result of these successful tests, we intend to shift a higher proportion of Einstein Bros.' marketing resources to television advertising in 2003.

        Company-operated and franchised locations are generally required to purchase local advertising and to contribute to the respective brand's marketing fund, which provides the locations with marketing support, including in-store point of purchase and promotional materials. Print and other mass media advertising is utilized to increase consumer interest and build sales.

Franchise and Licensing Programs

        We began our licensing program for our Einstein Bros. brand in April 2001. We have since entered into licensing agreements with Aramark and Sodexho to develop university and college campus locations and other locations. As of December 31, 2002, we had 26 licensed locations open and expect to add 25 licensed locations by the end of 2003. We have also entered into a license agreement with Concessions Intl., Inc. to develop our brand at airport locations. Our first location under such agreement opened at Detroit Metro Airport in the first quarter of 2002. The licensing program typically requires the payment of an upfront license fee of $12,500 and continuing royalties of 7.5% of sales from each location. The licensees are required to buy all their proprietary products from sources approved by us.

        We have a substantial franchise base primarily in our Manhattan and Chesapeake brands that generates a recurring revenue stream through fee and royalty payments. Our franchise base provides us with the ability to grow our brands with a minimal commitment of capital by us, and creates a built-in customer base for our manufacturing operations. We expect to launch our Einstein Bros. franchising effort in the second half of 2003. Our strategy is to seek a limited number of experienced, well-capitalized franchise partners who would pay a non-refundable fee and commit to developing a substantial number of locations on an agreed upon development schedule, which would allow for growth in a controlled and disciplined manner. In the event the development schedule is not adhered to, the franchise partner will lose development exclusivity in the territory. We may, from time to time, sell company-operated locations to franchisees to seed franchise territories.

Management Information Systems

        Each company-operated location has computerized cash registers to collect point-of-sale transaction data, which is used to generate pertinent marketing information, including product mix and average check. All product prices are programmed into the system from our corporate office.

        Our in-store personal computer-based management support system is designed to assist in labor scheduling and food cost management, to provide corporate and retail operations management quick access to retail data and to reduce store managers' administrative time. The system supplies sales, bank deposit and variance data to our accounting department on a daily basis. We use this data to generate daily sales information and weekly consolidated reports regarding sales and other key measures, as well as preliminary weekly detailed profit and loss statements for each location with final reports following the end of each fiscal period.

Trademarks and Service Marks

        Our rights in our trademarks and service marks ("Marks") are a significant part of our business. We are the owners of the federal registration of the "Einstein Bros.", "Noah's New York Bagels", "Manhattan Bagel", "Chesapeake Bagel Bakery" and "New World Coffee" Marks. Some of our Marks are also registered in several foreign countries. We are aware of a number of companies that use various combinations of words in our Marks, some of which may have senior rights to ours for such use, but none of which, either individually or in the aggregate, are considered to materially impair the use of our Marks. It is our policy to defend our Marks and the associated goodwill from encroachment by others. The Marks listed above represent the brands of the retail outlets that we own. We also own numerous other Marks related to our business.

Competition

        The restaurant industry is intensely competitive, and there are many well-established competitors with substantially greater financial and other resources. We currently compete in the quick casual segment with Panera Bread Company, and to a lesser extent with smaller regional chains such as Corner Bakery, Cosi and Potbelly Sandwich Works. We also compete within each market with other national and regional chains as well as locally-owned restaurants, not only for consumers, but also for management and hourly personnel, suitable real estate sites and qualified franchisees. In addition to our current competitors, one or more new major competitors with substantially greater financial, marketing and operating resources could enter the markets in which we currently operate or intend to expand at any time and compete directly against us. We believe that our consumers choose among restaurants primarily on the basis of product quality, service, location, environment and convenience and, to a lesser extent, on price.

Government Regulation

        Each of our locations is subject to licensing and regulation by a number of governmental authorities, which include health, safety, sanitation, building and fire agencies in the state or municipality in which the store is located. A failure to comply with one or more regulations could result in the imposition of sanctions, including the closing of locations for an indeterminate period of time or third-party litigation. Our manufacturing, commissary and distribution facilities are licensed and subject to regulation by either federal, state or local health and fire codes, and the operation of our trucks are subject to Department of Transportation regulations. We are also subject to federal and state environmental regulations.

        Our franchise operations are subject to Federal Trade Commission regulation and various state laws, which regulate the offer and sale of franchises. Several state laws also regulate substantive aspects of the franchisor-franchisee relationship. The FTC requires us to furnish to prospective franchisees a franchise offering circular containing prescribed information. A number of states in which we might consider franchising also regulate the sale of franchises and require registration of the franchise offering circular with state authorities.

Properties

        As of April 1, 2003, we and our franchisees and licensees operated 741 locations as follows:

State	Company-Operated	Franchised/Licensed	Total
Alabama	—	2	2
Arizona	22	2	24
California	90	22	112
Colorado	28	2	30
Connecticut	5	4	9
Delaware	2	4	6
District of Columbia	1	6	7
Florida	48	27	75
Georgia	13	8	21
Illinois	35	1	36
Indiana	11	1	12
Kansas	11	—	11
Maryland	12	10	22
Massachusetts	4	2	6
Michigan	18	3	21

Minnesota	10	2	12
Missouri	16	1	17
Nevada	9	2	11
New Hampshire	1	—	1
New Jersey	5	49	54
New Mexico	5	—	5
New York	6	27	33
North Carolina	2	12	14
Ohio	13	2	15
Oregon	6	1	7
Pennsylvania	15	47	62
South Carolina	—	4	4
Texas	24	5	29
Utah	20	—	20
Virginia	14	29	43
Washington	5	—	5
West Virginia	—	1	1
Wisconsin	12	2	14

Total	463	278	741

        Information with respect to our headquarters, training and production facilities is presented below:

Location	Facility	Size
Golden, CO(1)	Headquarters, Support Center, Test Bakery	46,800 sq. ft.
Hamilton, NJ(2)	Headquarters, Support/Training Center	13,300 sq. ft.
Eatontown, NJ(3)	Former Headquarters, Support/Training Center, Production Facility	101,000 sq. ft.
Whittier, CA(4)	Production Facility	54,640 sq. ft.
Los Angeles, CA(5)	Production Facility	24,000 sq. ft.
Branford, CT(6)	Office, Retail and Production, Storage	8,100 sq. ft.
Walnut Creek, CA(7)	Administrative Office—Noah's	3,300 sq. ft.

(1)
This facility is leased through May 31, 2007.
(2)
This facility is leased through October 31, 2005.
(3)
This facility is leased. Lease term ends January 31, 2005. This facility is not currently in operation.
(4)
This facility is leased with an initial lease term through November 30, 2005 with two five-year extension options.
(5)
This facility is leased, with an initial lease term through April 30, 2007 and two five-year extension options.
(6)
This facility is leased through December 31, 2003.
(7)
This facility is leased through February 28, 2005.

Employees

        At April 1, 2003, we had 7,658 employees, of whom 7,365 were store personnel, 82 were plant and support services personnel, and 211 were corporate personnel. Most store personnel work part-time and are paid on an hourly basis. We have never experienced a work stoppage and our employees are not represented by a labor organization. We believe that our employee relations are good.

Legal Proceedings

        We are subject to claims and legal actions in the ordinary course of our business, including claims by our franchisees. We do not believe that an adverse outcome in any currently pending or threatened matter, other than described below, would have a material adverse effect on our business, results of operations or financial condition.

        On April 3, 2002, we were notified by the Securities and Exchange Commission that the Commission is conducting an investigation into the resignation of our former Chairman, R. Ramin Kamfar, the termination for cause of our former Chief Financial Officer, Jerold Novack, and the delay in filing our Form 10-K for 2001. We are cooperating fully with the investigation. We are also cooperating fully with a recent Department of Justice inquiry relating to these issues. Further, several of our former and present officers and directors have requested that we advance reasonable legal expenses on their respective behalves to the extent any of them is or has been requested to provide information to the Commission in connection with its investigation. We are fulfilling our obligations as required by applicable law and our By-Laws.

        On July 31, 2002, Tristan Goldstein, a former store manager, and Valerie Bankhordar, a current store manager, filed a purported class action complaint against Einstein in the Superior Court for the State of California, County of San Francisco. The plaintiffs allege that Noah's failed to pay overtime wages to managers and assistant managers of its California stores, whom it is alleged were improperly designated as exempt employees in violation of California and Business Profession Code Section 17200. As a result of subsequent communications regarding the circumstances under which we purchased Einstein out of bankruptcy, the plaintiffs filed a first amended complaint disclaiming back wages for the period prior to June 19, 2001. However, the first amended complaint added as defendants certain former directors and officers of Einstein. The first amended complaint also added a second cause of action seeking to invalidate releases obtained from Noah's assistant managers pursuant to the settlement of a Department of Labor investigation. We filed a demurrer to the first amended complaint, which the plaintiffs opposed. Subsequent to the filing of that demurrer, we procured a dismissal without prejudice of the claims brought against Paul Murphy, the only individual defendant we employed subsequent to our acquisition of Einstein. The plaintiffs subsequently stipulated to the severance of the claims against us and those against the remaining individual defendants. The stipulation provides that the plaintiffs will file separate second amended complaints against us and against the remaining individual defendants. As a result, our demurrer will be taken off the calendar. We will have thirty days from the date of the filing of the second amended complaint to refile our demurrer.

        On March 31, 2003, Jerold E. Novack, our former Chief Financial Officer, Secretary, and shareholder, filed a complaint in the United States District Court for the District of New Jersey against us, Anthony D. Wedo, our Chairman and Chief Executive Officer, and William J. Nimmo, a former member of our Board of Directors. The complaint purports to state claims for breach of plaintiff's employment contract with us, breach of our fiduciary duties to plaintiff, defamation, and violation of the New Jersey Conscientious Employee Protection Act, and in addition seeks a declaration that our termination of plaintiff "for cause" was invalid. As a basis for his purported claims, the plaintiff alleges that we wrongfully contended certain bonuses he received were unauthorized and that he was wrongfully terminated for cause in order to deny him certain other benefits allegedly owed under his employment agreement. Furthermore, the plaintiff asserts that he was defamed by certain of defendants' public statements regarding his dismissal and also that his termination was in retaliation for certain actions he believes were protected by the New Jersey Conscientious Employee Protection Act. We intend to vigorously oppose plaintiff's purported claims. We were served with the complaint on May 2, 2003. On June 23, 2003, we filed our answer and counterclaims as well as a motion to dismiss certain of the claims against us. That motion remains pending with the court.

        On June 4, 2003, Ramin Kamfar, our former Chairman of the Board and Chief Executive Officer, filed an action in the United States District Court for the Southern District of New York against us and Anthony Wedo, our current Chief Executive Officer, alleging causes of action for breach of contract, defamation, declaratory relief and punitive damages. In this action, Mr. Kamfar alleges that we breached confidentiality and non-disparagement provisions in his separation agreement with us by disclosing certain financial and other terms contained therein. Mr. Kamfar is seeking damages of at least $7.0 million. Time to answer or otherwise respond has not yet run. However, we believe that the claims of Mr. Kamfar are without merit, and we intend to vigorously defend ourself and Mr. Wedo in this matter.

        In July 2002, the New Jersey Division of Taxation entered judgment in the amount of $5,744,902, plus costs, against Manhattan Bagel Construction Company, a wholly owned subsidiary of Manhattan Bagel Company. This judgment represents amounts for corporate income taxes for the period from 1996 to 2000 and sales and use taxes for the period from 1995 to 1997. At that same time, the New Jersey Division of Taxation provided Manhattan Bagel Construction Company with a Notice and Demand for Payment of Tax in the additional amount of $130,200 for corporate income taxes and sales and use taxes for the period from October 2001 through June 2002. Manhattan Bagel Construction Company ceased operations in or about early 1997 and has existed since that time only as a non-operating entity with no assets. Therefore, we are currently working with the New Jersey Division of Taxation to have all tax assessments for the period after Manhattan Bagel Construction Company ceased operations removed and that portion of the judgment deemed satisfied. With regard to taxes imposed for the period prior to early 1997, we believe those amounts are barred from being asserted against Manhattan Bagel Company, to the extent they otherwise could have been, because they were not asserted in Manhattan Bagel Company's November 1997 bankruptcy proceeding.

        On February 23, 2000, New World Coffee of Forest Hills, Inc., one of our franchisees, filed a demand for arbitration with the American Arbitration Association (American Arbitration Association, New York, New York, Case No. 13-114-237-00) against us alleging fraudulent inducement and violations of New York General Business Law Article 33. The franchisee seeks damages in the amount of $750,000. We have asserted a counterclaim in the arbitration seeking amounts owed under the franchisee's franchise agreement and monies owed for goods purchased by the franchisee in the amount of $200,000. An arbitrator has been selected and document exchange is complete. Hearings were scheduled for June 2002 but have been postponed by order of the arbitrator. No new hearing dates have been set.

        On October 28, 2002, Sansim Patel, Inc., a subfranchisee of Manhattan Bagel Company, filed suit against Manhattan Bagel Company, the master franchisee, and others in Orange County (Orlando, Florida). The plaintiff alleges claims of civil conspiracy and unjust enrichment against Manhattan Bagel Company and seeks rescission of its franchise agreement with Manhattan Bagel Company. The plaintiff also seeks damages in an unspecified amount. In December 2002, we filed a motion to dismiss all of the claims asserted against us by the plaintiff, based in part on a general release the plaintiff had previously executed in favor of Manhattan Bagel Company. That motion remains pending with the Court. However, on March 18, 2003, default judgments were obtained against the other named defendants.

        On March 17, 2003, Jason and Andrew Gennusa, former employees of the Company and founders of Manhattan Bagel Company filed suit against us in the Superior Court of New Jersey, Monmouth County. As the founders of Manhattan Bagel Company, the plaintiffs claim to be reproducing the "original formula" Manhattan bagel dough and selling it to franchisees at a competitive price. Their complaint seeks a judgment declaring that their production and sale of this bagel dough to franchisees does not violate various non-competition covenants and confidentiality agreements they previously entered into with us. Furthermore, the plaintiffs seek a declaration that the "original recipe" bagel dough they manufacture is not a trade secret of the Company, and that their manufacture and sale of the dough is not in violation of intellectual property law. We answered plaintiff's complaint on May 14, 2003, and filed counterclaims and a motion for preliminary injunction on June 2, 2003. On July 22, 2003, we announced that this lawsuit had been settled. As part of the settlement, the plaintiffs acknowledged that Manhattan Bagel franchisees are obligated under their franchise agreements to purchase frozen bagel dough only from suppliers approved by Manhattan Bagel Corp. and New World and withdrew their request for an injunction that would have allowed such franchisees to purchase frozen dough from unapproved outside suppliers.

        On June 2, 2003, a group of four Manhattan Bagel franchisees filed a lawsuit captioned Kaufman et. al. v. New World Restaurant Group, Inc. in the Superior Court of New Jersey, Chancery Division,

Monmouth County. In their complaint, plaintiffs allege that since we closed our Eatontown, New Jersey baking facility and began contracting with Harlan Bakeries, the quality of its bagels has suffered. As a result of this alleged decline in bagel quality, plaintiffs claim that they will lose bagel sales and customer goodwill if they continue to purchase their bagels from Harlan Bakeries in accordance with the terms of their franchise agreements. Alleging claims for breach of contract, consumer fraud, contructive termination of the franchise agreement, and violation of the New Jersey Franchise Practices Act, plaintiffs seek a judgment permitting their purchase of "New York style" bagels from any third-party supplier, enjoining our termination of their franchise agreements because of their purchase of such non-approved bagels, and awarding to plaintiffs damages in an unspecified amount. Our time to answer or otherwise respond to the complaint has not yet elapsed. We intend to defend this matter vigorously.

        On April 7, 2003, General Electric Capital Corp. filed an action in the Supreme Court for the State of New York, County of New York, against us and our franchisee, captioned General Electric Capital Corp. v. New World Coffee/Manhattan Bagels, Inc. et al. In its complaint, plaintiff asserts that it entered into certain equipment lease agreements with us on April 18, 2001 and with the franchisee on February 26, 2001, upon which we subsequently defaulted. As a result of those alleged defaults, plaintiff purports to state claims against us and our franchise for breach of contract, conversion, unjust enrichment, foreclosure of security interest, and replevin, and demands damages from us, jointly and severally, in the total specified amount of $118,555.49, plus late charges, taxes, interest, costs and attorneys' fees. We served an answer to plaintiff's complaint on May 14, 2003. We have since reached an agreement in principle with plaintiff to dismiss the claims against us, which is awaiting execution.

        On December 28, 2001, Robert Higgs, one of our franchisees, filed a complaint against us and our officers and agents in New Jersey (Superior Court of New Jersey, Case No. OCN-L-2153-99) alleging breach of contract, breach of fiduciary duties and tortuous interference with contract and business opportunities. The complaint was subsequently withdrawn by the franchisee without prejudice. In February 2002, the franchisee filed a new complaint against us and our officers and agents alleging breach of contract, breach of fiduciary duties, tortuous interference with contract and business opportunities, and violations of New Jersey's franchise law. The franchisee seeks damages in an unspecified amount, punitive damages, costs and attorneys' fees. We moved to dismiss all of the claims in the new complaint. The court dismissed the breach of fiduciary duty claims and one of the breach of contract claims. Discovery has been stayed pending mediation, which is scheduled for July 2003.

        Given the early stage of these matters, we cannot predict their outcome, and we cannot assure you that we will not be subject to regulatory sanctions, civil penalties and/or claims for monetary damages and other relief that may have a material adverse effect on our business, prospects and financial condition.

        Special Situations Fund, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P. (collectively, "Special Situations"), holders of our Series F preferred stock, had notified us that they believe that material misrepresentations were made to them in June 2001 in connection with their purchase of our stock. Special Situations filed a complaint in the United States District Court for the Southern District of New York regarding this claim. Special Situations alleged various contractual and tort claims against us, as well as Ramin Kamfar, the former Chairman of the Board of Directors, Jerold Novack, the former Chief Financial Officer, and Greenlight Capital, another holder of our Series F preferred stock. Special Situations sought, among other relief, damages in the amount of at least $5,166,000 and the equitable remedy of rescission of its purchase of stock. Prior to responding to Special Situations' complaint, we and Special Situations entered into a settlement agreement and release on April 29, 2003, pursuant to which we agreed to settle Special Situations' claims against us and our present and former officers, directors, agents and other representatives and Special Situations agreed to release those entities and individuals, in exchange for our payment to

Special Situations of $176,000. A Notice of Voluntary Withdrawal was filed by Special Situations with the United States District Court for the Southern District of New York on May 5, 2003.

        On February 28, 2003, our former insurance broker of record filed suit in the Superior Court of the State of California, County of Orange, against us and our subsidiaries, alleging wrongful termination of our brokerage contract with plaintiff, Pension & Benefit Insurance Services, Inc. ("PBIS"), which deprived PBIS of brokerage commissions. PBIS's complaint asserts claims for breach of contract, reasonable value of services, intentional interference with prospective advantage and negligent interference with prospective advantage. Plaintiff seeks $500,000 in consequential damages and $20 million in punitive damages. Prior to responding to PBIS's complaint, we entered into a settlement agreement with PBIS on April 2, 2003. As consideration for PBIS's agreement to settle and dismiss this matter, we agreed to list PBIS as our insurance broker of record until at least the end of 2003. A Request for Dismissal of the suit was filed by PBIS with the Superior Court of the State of California, County of Orange on April 9, 2003.

MANAGEMENT

Executive Officers, Directors and Key Employees

        Set forth below is certain information with respect to our executive officers, key employees and directors:

Name	Age	Position
Anthony D. Wedo	44	Chairman, Chief Executive Officer and Director
Paul J.B. Murphy III	48	Chief Operating Officer
Susan E. Daggett	42	Chief Supply Officer
Charles Gibson	40	Chief Development Officer
Richard R. Lovely	43	Chief Personnel Officer
Edward McPherson	48	Chief Marketing Officer
Josh Clark(1)(2)	30	Director
Leonard Tannenbaum(1)(2)	31	Director

(1)
Member of Compensation Committee
(2)
Member of Audit Committee

        Anthony D. Wedo.    Mr. Wedo joined us as Chief Executive Officer in July 2001 and was appointed a director in August 2001. Mr. Wedo was appointed Chairman in April 2002. From 1998 to July 2001, Mr. Wedo served as the Chief Executive Officer and Managing Partner of Atlantic Restaurant Group, a venture group focused on acquiring high-growth restaurant concepts. From 1994 through 1997, he served as President and Chief Executive Officer of Mid-Atlantic Restaurant Systems, a Boston Market franchisee. From 1987 through 1993, Mr. Wedo was employed by Pepsico Inc.'s KFC division, most recently as a Divisional Vice President in charge of a 1,200 store territory. Mr. Wedo has a B.S. degree in Marketing and Finance from Pennsylvania State University.

        Paul J.B. Murphy III.    Mr. Murphy joined us in December 1997 as Senior Vice President—Operations and had served as Executive Vice President—Operations since March 1998. Mr. Murphy was appointed our Chief Operating Officer in June 2002. From July 1996 until December 1997, Mr. Murphy was Chief Operating Officer of one of our former area developers. From August 1992 until July 1996, Mr. Murphy was Director of Operations of R&A Foods, L.L.C., an area developer of Boston Chicken. Mr. Murphy has a B.A. degree from Washington and Lee University.

        Susan E. Daggett.    Ms. Daggett joined us in 1995 as Director, Operations Finance, and was subsequently promoted to V.P., Operations Finance, then to V.P. and Controller. In May 1998, she moved into our purchasing and distribution areas, serving as V.P., Purchasing and later as V.P., Supply Chain, before becoming our Chief Supply Officer in May 2002. Prior to joining us, Ms. Daggett served as Director, Financial Planning and Reporting at Arby's Inc., and as Director, Financial Planning and Analysis with Burger King. A Certified Public Accountant, Ms. Daggett began her career at Ernst & Whinney. She has a B.A. degree in Business Administration from the University of Northern Iowa.

        Charles Gibson.    Mr. Gibson joined us in September 2000, as Chief Development Officer. From August 1997 to September 2000, Mr. Gibson served as Vice President Real Estate/Market Planning for CSK Auto, Inc., an after-market auto parts dealer. From 1988 through 1997, Mr. Gibson was with PepsiCo Inc., most recently as Senior Director of Development supporting Pizza Hut, Inc. in real estate and construction management. Mr. Gibson received his undergraduate degree in Accounting from Eastern Kentucky University and has an M.B.A. from the University of North Texas.

        Richard R. Lovely.    Mr. Lovely joined us as Chief Personnel Officer in June 2002. From July 1995 through October 2001, Mr. Lovely was a Senior Vice President in Bank One Corporation's First USA Credit Card unit. He held the position of Senior Vice President, Partnership Marketing from August 2000 until October 2001. From July 1995 though August 2000, Mr. Lovely held senior human resources positions for First USA in Dallas, TX, Wilmington, DE, and the United Kingdom. Mr. Lovely has a J.D. degree from Georgetown University and a B.S. degree in Industrial and Labor Relations from Cornell University.

        Edward McPherson.    Mr. McPherson joined us as Chief Marketing Officer in September 2001. From September 2000 until September 2001, Mr. McPherson was President of iDd Media, a media and distribution company. From February 2000 until September 2000, Mr. McPherson was Senior Vice President and Chief Marketing Officer of Tacticity.com, a start-up retail/e-commerce technology firm. From September 1998 until February 2000, Mr. McPherson was Vice President—Marketing of Gateway, a computer company. From March 1989 until September 1998, Mr. McPherson held various positions with Pepsico Inc.'s KFC division, later Tri-Con Global's KFC division, a restaurant service company, most recently as a Vice President—Marketing. Mr. McPherson has a B.S. degree and an M.B.A. degree from Old Dominion University.

        Josh Clark.    Mr. Clark has served as our director since July 2003. Mr. Clark is an analyst at Greenlight Capital, Inc., an investment management firm and an affiliate of one of our principal stockholders. From April 1997 until August 2000, Mr. Clark ran GameSouth, a specialty vending company headquartered in Atlanta, which was founded by Mr. Clark. Prior to 1997, Mr. Clark spent one year at Prometheus Partners, a private equity firm, and one year at PricewaterhouseCoopers LLP. Mr. Clark received his undergraduate degree from the University of North Carolina at Chapel Hill and received an M.B.A. with distinction from Harvard Business School.

        Leonard Tannenbaum.    Mr. Tannenbaum, C.F.A., has served as our director since March 1999 and is the Managing Partner at MYFM Capital LLC, a boutique investment banking firm, and a partner at BET, a capital fund. From 1997 until 1999, Mr. Tannenbaum was a partner at LAR Management, a hedge fund. From 1996 until 1997, Mr. Tannenbaum was an assistant portfolio manager at Pilgrim Baxter and Co. From 1994 until 1996, Mr. Tannenbaum was an Assistant Vice President in the small company group of Merrill Lynch. Mr. Tannenbaum currently serves on the board of directors of Assisted Living Concepts, Inc., a company that owns and operates assisted living residences. Mr. Tannenbaum has an M.B.A in Finance and Bachelors of Science in Management from the Wharton School at the University of Pennsylvania.

        Our by-laws provide that our board of directors is divided into three classes, designated Class I, Class II and Class III. Class I and Class II are presently vacant. Anthony D. Wedo and Leonard Tannenbaum are Class III directors. Josh Clark is a Class I director.

        We are a party to the Stockholders Agreement among us, BET, Brookwood, Halpern Denny, Greenlight and certain of its affiliates. Pursuant to the terms of the Stockholders Agreement, BET and Brookwood were each entitled to designate one member to our board of directors, and Halpern Denny is entitled to designate two members to our board of directors. See "—Certain Relationships and Related Transactions." Halpern Denny has not designated any directors at this time. Pursuant to the Stockholders Agreement, Leonard Tannenbaum was designated as a director. Mr. Tannenbaum was also elected to our board of directors by our stockholders. Upon the closing of the Equity Recap described in "Description of Capital Stock—Equity Recapitalization," the Stockholders Agreement will terminate.

Employment Agreements

        Anthony Wedo.    In July 2001, we entered into an employment agreement with Mr. Wedo, our Chief Executive Officer. Effective as of January 1, 2002, we entered into an amended and restated employment agreement with Mr. Wedo. The agreement expires on December 31, 2004, but is automatically renewed for additional one-year periods commencing each January 1, unless either party gives written notice of its desire not to renew such term at least 90 days prior to the end of the term or any such renewal term. The agreement provides for a base salary of $565,000 per year. At the beginning of each year during the term of the employment agreement, Mr. Wedo's base salary will be subject to an annual review by our board of directors at the recommendation of the compensation committee. Mr. Wedo is entitled to an annual performance bonus of up to 150% of his base salary for such year. The amount of the bonus will be determined by the board of directors after review by the Compensation Committee and is based upon the achievement of predetermined individual and company goals during such period. For the period July 16, 2001 to July 31, 2002, the contract provides that Mr. Wedo will receive a guaranteed bonus of $187,500 payable in the amount of $46,875 on each of October 31, 2001, January 31, 2002, April 30, 2002 and July 31, 2002, which is considered a prepayment of the annual performance bonus described above. In addition, Mr. Wedo is entitled to a one-time bonus of $250,000 upon the consummation of an equity offering by the Company generating at least $25.0 million or $500,000 if the equity offering generates at least $50.0 million.

        In connection with entering into the amended and restated employment agreement, Mr. Wedo was granted options to purchase 6% of our outstanding Common Stock (including the Common Stock issuable upon exercise of outstanding options and warrants with an exercise price of $3.00 per share or less) as of December 6, 2002 for $0.26 per share. The options were granted subject to the approval of the stockholders of any necessary increase in the number of shares reserved for issuance pursuant to the 1994 Stock Plan. The options vest in one-third increments on each of December 31, 2002, December 31, 2003 and December 31, 2004.

        In the event that we terminate Mr. Wedo's employment other than for cause, he will be paid severance compensation equal to one times his annual base salary.

        Mr. Wedo has agreed that from the date of the employment agreement until the first anniversary of the termination of the employment agreement, he will not directly or indirectly, without our prior written consent, engage anywhere in the United States (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in (except for ownership of 10% or less of any outstanding entity whose securities are listed on a national securities exchange), or participate in the financing, operation, management or control of any firm, corporation or business (other than us) that engages in the marketing or sale of specialty coffee, bagels and/or fast casual sandwiches as one of its principal businesses. In addition, Mr. Wedo has agreed that from the date of the employment agreement until the second anniversary of the termination of the employment agreement, he will not directly or indirectly, without our prior written consent, solicit the services, or cause to be employed, any person who was an employee of the Company at the date of such termination, or within six months prior to such time.

Executive Compensation

Summary Compensation Table

        The following table sets forth the total compensation awarded to, earned by or paid during our last three fiscal years to (i) our Chief Executive Officer, (ii) our other current executive officer, and (iii) one former executive officer during the year ended December 31, 2002 ("Named Executive Officers").

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards($)	Securities Underlying Options/SARs(#)
Anthony D. Wedo(1)	2002	$560,154	$234,391	$18,000	(2)	—	5,040,242
Chairman and Chief Executive Officer	2001	$183,077	$187,516	$8,308	(2)	—	—	(3)
Paul J.B. Murphy III(4)	2002	$320,192	$150,000	$—		—	—
Chief Operating Officer	2001	$161,538	$187,516	$—		—	—
R. Ramin Kamfar(5)	2002	$92,308	$300,000	$58,270	(6)	—	—
Former Chairman	2001	$300,000	$300,000	$24,000	(2)(7)	—	—
	2000	$300,000	$305,000	$24,000	(2)(7)	250,000	250,000

(1)
We hired Mr. Wedo in July 2001.

(2)
Represents a car allowance for the respective individuals.

(3)
We were obligated to issue 3,077,035 options to Mr. Wedo under his original employment agreement. These options were never granted and in connection with his entering into an amended and restated employment agreement with us effective January 1, 2002, Mr. Wedo was granted options as of December 6, 2002 to purchase 5,040,242 shares of Common Stock under the amended and restated employment agreement.

(4)
Mr. Murphy became an officer in June 2001 connection with the Einstein Acquisition.

(5)
Effective April 1, 2002, Mr. Kamfar resigned as an officer and director. In connection with his departure from us, we permitted Mr. Kamfar to retain $1,445,000 previously paid to him, which amount is not included in the amounts set forth in the table. In addition, one-half of Mr. Kamfar's options were cancelled when his employment with us ended and the remainder terminated 90 days thereafter pursuant to their terms.

(6)
Represents payment for accrued vacation.

(7)
In addition to Mr. Kamfar's car allowance, he had the use of a car paid for by us (in 2001, beginning in August, Mr. Kamfar had the use of a second car paid for by us, the cost of which was reimbursed by us in 2002) and we reimbursed Mr. Kamfar for his garage expenses, tolls and car repairs. The cost of the cars and such reimbursed expenses are not included in the amounts set forth in the table.

Stock Option Grants in Last Fiscal Year

        Set forth below is information on grants of stock options for the Named Executive Officers for the year ended December 31, 2002. In addition, as required by Securities and Exchange Commission rules, the table sets forth hypothetical gains that would exist for the shares subject to such options based on assumed annual compounded rates of stock price appreciation during the option term.

OPTION GRANTS IN FISCAL 2002

Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
	Number of Securities Underlying Option Granted	Percentage of Total Options Granted to Employees in Fiscal Year
Exercise Price ($ per Share)
				Expiration Date	5%(2)	10%(3)
Anthony D. Wedo	5,040,242	100%	$0.26	January 1, 2012	$824,143	$2,088,540
Paul J.B. Murphy III	—	—	—	—	—	—
R. Ramin Kamfar	—	—	—	—	—	—

(1)
The potential realizable value illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their terms, assuming the specified compounded rates of appreciation of the market price per share from the date of grant to the end of the option term. Actual gains, if any, on stock option exercise are dependent upon a number of factors, including the future performance of the Common Stock and the timing of option exercises, as well as the optionee's continued employment through the vesting period. The gains shown are net of the option exercise price, but do not include deductions for taxes and other expenses payable upon exercise of the option or for the sale of underlying shares of Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

(2)
Assumes 5% compounded rate of appreciation in the market price per share from the date of grant to the end of the option term.

(3)
Assumes 10% compounded rate of appreciation in the market price per share from the date of grant to the end of the option term.

Fiscal Year End Option Values

        During the fiscal year ended December 31, 2002, none of the Named Executive Officers exercised any stock options. Set forth below is information on the number of stock options held by the Named Executive Officers as of December 31, 2002. None of such stock options were in-the-money as of December 31, 2002.

FISCAL YEAR END OPTION VALUES

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)
	Exercisable	Unexercisable
Anthony D. Wedo	1,680,080	3,360,162
Paul J.B. Murphy	0	0
R. Ramin Kamfar(1)	0	0

(1)
Effective April 1, 2002, Mr. Kamfar resigned as an officer and director. In connection with his departure from our Company, one-half of Mr. Kamfar's options were cancelled. The remainder of his options terminated 90 days thereafter pursuant to their terms.

Directors' Compensation

        Until June 20, 2002, each of our non-employee directors was paid $2,000 for each quarterly board meeting of each calendar year, $1,000 for each additional board meeting held in the same calendar year and $500 for each committee meeting. Such payments were made in shares of our Common Stock. Effective June 20, 2002, each of our non-employee directors receives a $15,000 annual retainer to be paid on January 1 of each year for services relating to the prior year, plus $2,000 for each quarterly board meeting, $1,000 for each additional board meeting held in the same calendar year and $500 for each committee meeting, attended in person. In addition, Len Tannenbaum, as chairman of the Audit Committee and Compensation Committee will receive a fee of $25,000 per month from August 2003 through October 2003 for service in such capacities. Any director not attending at least 75% of all committee and board meetings held during the year shall not receive the annual retainer. Employee directors are not compensated for service provided as directors. Additionally, each non-employee director receives stock options to purchase 10,000 shares of our Common Stock on the date on which such person first becomes a director, and on October 1 of each year if, on such date, he or she shall have served on our board of directors for at least six months. The exercise price of such options is equal to the market value of the shares of Common Stock on the date of grant. All directors are reimbursed for out-of-pocket expenses incurred by them in connection with attendance of board meetings and committee meetings.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended December 31, 2002, except for each of our executive officers and non-employee directors who failed to file a report on Form 5 to report exempt grants of stock and options.

Advisory Committee

        On August 5, 2003, the Board of Directors formed an Advisory Committee to conduct a comprehensive analysis and evaluation of the financial condition of the Company, work with management to evaluate the business plan for the Company and develop: (i) a strategic plan for stability and future growth of the Company; (ii) a compensation plan, (iii) an audit plan, and (iv) a legal plan. Anthony Wedo and Josh Clark are members of the newly formed Advisory Committee with Herbert Buchwald, Consultant, acting as Chairman. See "—Consulting Agreement with Herbert Buchwald."

Consulting Agreement with Herbert Buchwald

        On August 5, 2003, we entered into a consulting agreement with Herbert Buchwald, P.A., a Florida Professional Association, effective as of July 16, 2003. The agreement expires on August 5, 2006, but is subject to earlier termination as provided in the agreement.

        Pursuant to the agreement, the consultant shall provide legal, consulting and advisory services, including: serving as Chairman of the Advisory Committee of the board of directors; conducting a comprehensive analysis and evaluation of our financial condition; and developing a business plan for approval by the board of directors covering a strategic plan for our stability and future growth, a compensation plan, an audit plan and a legal plan. The consultant is required to spend a minimum of 160 hours per calendar month on average during the term of the agreement providing us with consulting services. The consultant is subject to a confidentiality clause in the agreement.

        The agreement provides that we will pay the consultant a consulting fee as follows: $100,000 within two days of the execution of the agreement; $100,000 on or before August 16, 2003; $100,000 on or before September 16, 2003; $50,000 on or before October 16, 2003; $50,000 on or before November 16, 2003; $50,000 on or before December 16, 2003; and $25,000 on or before the sixteenth of each month thereafter until the expiration or termination of the agreement. Additionally, if we conclude a transaction that results in the sale of 51% or more of our aggregate outstanding securities or of substantially all our assets, the consultant will be entitled to a transaction fee equal to the sum of (A) 3.75% of the first $65 million of gross proceeds received by the holders of our common stock from the transaction and (B) 1% of the gross proceeds received by holders of our common stock from the transaction. Under certain circumstances, the transaction fee shall be reduced by the amount of previously paid consulting fees. In the event that we terminate the agreement with the consultant for any reason, the consultant will not be entitled to a transaction fee unless the sale of 51% or more of our aggregate outstanding securities or of substantially all our assets was considered by the board of directors during the consultant's tenure and is consummated within six months of the termination of the agreement.

        After serving six months as a consultant, the consultant is entitled to receive a ten-year option to purchase 5% of our common stock for a strike price initially based on a valuation of our common stock at $65 million and increasing at a rate of LIBOR plus 2% compounded monthly. The option is not exercisable so long as entities affiliated with Greenlight hold 10% or more of our outstanding equity securities.

        The consultant is also entitled to the reimbursement of reasonable and necessary out-of-pocket expenses incurred at our request or with our approval, including the reimbursement for the consultant's use of the consultant's aircraft for company-related travel at a rate of $650 per flight hour.

Certain Relationships and Related Transactions

        Leonard Tannenbaum, a director, is a limited partner and 10% owner in BET. On August 11, 2000, BET purchased approximately 8,108 shares of our Series D preferred stock for a sum of $7.5 million. In a related transaction on August 18, 2000, Brookwood purchased approximately 8,108 shares of our Series D preferred stock for a sum of $7.5 million (collectively, the "Series D Financing"). Each of BET and Brookwood received a warrant to purchase 1,196,909 shares of our common stock at a price of $0.01 per share. In connection with the Series D Financing, MYFM Capital LLC, of which Mr. Tannenbaum is the Managing Director, received a fee of $225,000 and a warrant to purchase 70,000 shares of our common stock at its closing price on August 18, 2000. In addition, Mr. Tannenbaum was designated by BET as a director to serve for the period specified in the Stockholders Agreement.

        On January 22, 2001, we consummated a sale of 20,000 shares of our authorized but unissued Series F preferred stock to Halpern Denny in exchange for the sum of $20.0 million. At such time we entered into a Series F Preferred Stock and Warrant Purchase Agreement with Halpern Denny. Pursuant to the Series F Preferred Stock and Warrant Purchase Agreement, Halpern Denny was paid a transaction fee of $500,000. In connection with the Series F Preferred Stock and Warrant Purchase Agreement, we issued Halpern Denny a warrant to purchase 8,484,112 shares of our common stock at an exercise price of $0.01 per share.

        BET and Brookwood had invested the sum of $15 million for substantially the same purpose as that contemplated by the Series F Preferred Stock and Warrant Purchase Agreement, which investment was made in August 2000, and BET and Brookwood were then holding Series D preferred stock, which had a right to approve the creation of the Series F preferred stock. Therefore, we considered it appropriate to restructure the investment documents relating to the August 2000 investment by BET and Brookwood. Accordingly, we, BET and Brookwood entered into an Exchange Agreement on January 22, 2001, whereby we exchanged all of our outstanding Series D preferred stock, including accrued but unpaid dividends (all of which were retired), for a total of 16,398.33 shares of Series F preferred stock. BET and Brookwood also exchanged the warrants received by them in August 2000 for warrants to purchase an aggregate of 6,526,356 shares of our common stock. On May 30, 2001, we issued 25,000 shares of common stock to Mr. Tannenbaum in connection with the exchange of all of the outstanding shares of Series D preferred stock for shares of Series F preferred stock. In connection with the January 2001 Series F preferred stock financing, Bruce Toll, an affiliate of BET, was issued 200,000 shares of common stock. On June 6, 2003, each of BET and Brookwood sold their Series F preferred stock and related warrants to Greenlight for $8.3 million.

        On March 29, 2001, we consummated a sale of 5,000 additional shares of our Series F preferred stock to Halpern Denny in exchange for the sum of $5,000,000. Pursuant to the terms of the Second Series F Preferred Stock and Warrant Purchase Agreement (the "Second Purchase Agreement") with Halpern Denny, we also sold Halpern Denny warrants to purchase 2,121,028 shares of our common stock at a price per share of $.01 (subject to adjustment as provided in the form of warrant). Pursuant to the Second Purchase Agreement, Halpern Denny was paid a transaction fee of $200,000.

        In connection with the Einstein Acquisition, on June 7 and June 19, 2001, Halpern Denny purchased an additional 7,500 shares of Series F preferred stock for the sum of $7.5 million and warrants to purchase 2,961,551 shares of our common stock at a price per share of $0.01 (subject to adjustment as provided in the form of warrant) pursuant to the Series F Preferred Stock Purchase Agreement. In addition, on June 19, 2001, Greenlight and certain of its affiliates purchased 12,500 shares of Series F preferred stock and warrants to purchase 10,576,967 shares of our common stock at a price per share of $0.01 (subject to adjustment as provided in the form of warrant) pursuant to the Third Series F Preferred Stock and Warrant Purchase Agreement (the "Third Purchase Agreement"). Pursuant to the Third Purchase Agreement, Halpern Denny was paid a transaction fee of $250,000 and Greenlight was paid a transaction fee of $417,000.

        Commencing in 2002, the holders of the Series F preferred stock are entitled to receive additional warrants. See Note 10 of Notes to Consolidated Financial Statements included elsewhere in this Prospectus.

        On January 17, 2001, we entered into a Bond Purchase Agreement with Greenlight. Pursuant to the agreement, Greenlight formed GNW, and contributed $10 million to GNW to purchase Einstein bonds. We are the exclusive manager of GNW. The agreement provided Greenlight with a secure interest in GNW and a right to receive the return of its original contribution plus a guaranteed accretion of 15% per year, increasing to 17% on January 17, 2002 and by an additional 2% each six months thereafter (the "Guaranteed Return"). In connection with the agreement, we issued Greenlight warrants to purchase an aggregate of 4,242,056 shares of our common stock at $0.01 per share. On June 19, 2001, we, GNW and Greenlight entered into a letter agreement, pursuant to which, among other things, Greenlight consented to the pledge of the Einstein bonds owned by GNW to secure the EnbcDeb Notes. We are required to apply all proceeds received with respect to the Einstein bonds to repay the EnbcDeb Notes. To the extent that there are any excess proceeds, we are required to pay them to Greenlight. If Greenlight does not receive a return equal to its Guaranteed Return, we are obligated to issue Greenlight Series F preferred stock with a face amount equal to the deficiency and warrant coverage equal to 1.125% of our fully diluted common stock for each $1.0 million of deficiency.

        BET, Brookwood, Halpern Denny, Greenlight, Special Situations and we entered into a Stockholders Agreement, which relates principally to the composition of our Board of Directors. Pursuant to the terms of the Stockholders Agreement, as amended, the authorized number of directors shall be ten members. BET and Brookwood are each entitled to designate one member of the Board of Directors until such time as its Series F preferred stock, including any notes issued upon redemption thereof, have been redeemed and paid in full. Halpern Denny is entitled to designate two members to the Board of Directors until such time as its Series F preferred stock, including any notes issued upon redemption thereof, have been redeemed and paid in full, at which time it shall be allowed to designate one director, which right will continue until such time as it owns less than 2% of our outstanding common stock. The Stockholders Agreement provides that should Halpern Denny designate a second member to the board of directors, a majority of directors who are not designees of BET, Brookwood or Halpern Denny may designate an additional member to the board of directors bringing the total membership of the board of directors to ten persons. In addition, pursuant to the terms of the Certificate of Designation for the Series F preferred stock, in the event that any dividends on the Series F preferred stock are in arrears, the holders of the Series F preferred stock will have the right to designate not less than 50% of the members of the board of directors. Upon the closing of the Equity Recap described in "Description of Capital Stock—Equity Recapitalization," the Stockholders Agreement will terminate.

        On May 30, 2002, we entered into a Loan and Security Agreement with BET, which provides for a $7.5 million revolving loan facility. The facility is secured by substantially all of our assets. The interest rate for borrowings under the facility was originally 11% per annum. In connection with obtaining the facility, we paid MYFM Capital LLC a fee of $75,000. As of December 31, 2002, $6.0 million of the revolving credit facility was outstanding. The facility was to expire on March 31, 2003. In February 2003, we and BET executed an amendment to the facility to extend the maturity of the facility to June 1, 2003. From February 1, 2003 to June 1, 2003, the interest rate for borrowings under the facility was 13% per annum. BET and MYFM Capital LLC received an extension fee of $187,500 in connection with the amendment, paid at maturity, and an additional fee of $112,500 since the facility was not paid in full by June 2, 2003. After June 1, 2003, the interest rate for borrowings under the facility is 15.0% per annum, and MYFM Capital LLC received a $25,000 fee for entering into the standstill agreement described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments." As of April 1, 2003, $7.5 million of the revolving credit facility was outstanding. A portion of the net proceeds of the offering of the original notes was used to repay all outstanding borrowings under this facility. Leonard Tannenbaum, one of our directors, is the Managing Director of MYFM Capital and is a partner at BET.

        In June 1999, we entered into a franchise agreement for a New World location with NW Coffee, Inc., pursuant to which NW Coffee, Inc. paid us an initial franchise fee of $25,000 for the franchise. In addition, the franchise agreement provides for royalty payments equal to 5% of gross sales, due and payable monthly. In connection with the franchise agreement we also entered into an asset purchase agreement with NW Coffee, Inc. pursuant to which NW Coffee, Inc. purchased the assets of the New World location from us for $250,000. In connection with the asset purchase agreement, NW Coffee, Inc. delivered to us a promissory note in the amount of $225,000, which bears interest at 8% and is payable in installments commencing on June 30, 2002. The note is secured by the assets of NW Coffee, Inc. used in the operation of the franchise. Mr. Kamfar's uncle owns NW Coffee, Inc. and Mr. Kamfar's parents are officers of NW Coffee, Inc. In periods prior to April 2001, we purchased goods for the franchise and paid for all of the expenses of the franchise other than payroll (other than the salary of the general manager), which generated receivables for us. From time to time, NW Coffee, Inc. and Mr. Kamfar made payments to us to reduce the outstanding receivables. As of December 31, 2002 and April 1, 2003, the outstanding receivable of NW Coffee, Inc. was $266,950 and $13,385, respectively. We have fully reserved this receivable in our allowance for doubtful accounts. Until April 2002, we also provided payroll, accounting and other services to NW Coffee, Inc. for no charge. We terminated the franchise agreement with NW Coffee, Inc. in June 2002 for breach by the franchisee.

        In August 1997, we entered into a franchise for a New World location with 723 Food Corp., pursuant to which 723 Food Corp. paid us an initial franchise fee of $25,000 for the franchise. In addition, the franchise agreement provides for royalty payments equal to 5% of gross sales, due and payable monthly. In connection with the franchise agreement, 723 Food Corp. purchased the assets of the New World location from us for $275,000. 723 Food Corp. delivered to us a promissory note in the amount of $125,000, which bears interest at 6% and is payable on August 30, 2002 and a promissory note in the amount of $100,000 which bears interest at 6% and is payable on November 30, 2002. The notes are secured by the assets of 723 Food Corp. and 200,000 shares of our Common Stock. In addition, Mr. Novack guaranteed the obligations of 723 Food Corp. The guarantee is no longer in effect. Until August 17, 2000, Mr. Novack owned 50% of the capital stock of 723 Food Corp. and was an officer and director of 723 Food Corp. As of December 31, 2002 and April 1, 2003, the outstanding receivable of 723 Food Corp. was $266,950 and $13,385, respectively. We have fully reserved this receivable in our allowance for doubtful accounts.

        An affiliate of the Initial Purchaser owns certain of the EnbcDeb Notes issued by EnbcDeb Corp., a non-restricted subsidiary of ours, and has agreed to purchase all of the EnbcDeb Notes not currently held by it. Concurrently with the closing of the offering of the original notes, Greenlight purchased all of the outstanding EnbcDeb Notes from such affiliate of the Initial Purchaser, and we issued 4,337.481 shares of our Series F preferred stock to Greenlight in full payment of the outstanding EnbcDeb Notes.

Upon the closing of the Equity Recap (see "Description of Capital Stock—Equity Recapitalization"), such shares of Series F preferred stock will be converted into common stock.

        On June 17, 2003, we entered into a 30-day standstill agreement with the holders of more than 80% of the Increasing Rate Notes, including Farallon. Under the agreement, Farallon received warrants to purchase an aggregate of 7,872,242 shares of common stock and we agreed to reimburse Farallon for legal fees and disbursements incurred up to $50,000.

        On June 25, 2003, Halpern Denny, Greenlight and we entered into an equity recapitalization agreement pursuant to which the parties agreed to a recapitalization of our equity structure. Our Board of Directors has approved the Equity Recap. In the Equity Recap, (a) Halpern Denny will exchange all of its equity interests in the company for $57.0 million face amount of a new Series Z Preferred Stock and (b) all other outstanding preferred stock, including the Series F preferred stock to be issued in full payment of the outstanding EnbcDeb Notes, will be converted into common stock. See "Description of Capital Stock—Equity Recapitalization." The Equity Recap is subject to stockholder approval and other customary conditions. The agreement among the parties includes an undertaking by the parties thereto to vote in favor of the Equity Recap. Assuming that such stockholder approval is received, following the closing of the Equity Recap, Greenlight will beneficially own approximately 92% of our outstanding common stock and the warrants issued to the holders of the Increasing Rate Notes will represent approximately 4.3% of our common stock in the aggregate. We have agreed to reimburse Greenlight, Halpern Denny and Farallon for legal fees and disbursements they incurred in connection with their investment in the company and the Equity Recap, up to a maximum of $500,000, $125,000, and $75,000, respectively.

        Greenlight purchased $35.0 million of the Notes.

PRINCIPAL STOCKHOLDERS

        As of July 16, 2003, we had 51,016,857 shares of Common Stock, which are our only outstanding voting securities. The following table sets forth certain information regarding beneficial ownership of our Common Stock as of June 6, 2003 (i) by each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our Common Stock, (ii) by each of our executive officers, (iii) by each of our directors, and (iv) by all directors and executive officers as a group. If the Equity Recap is consummated, Greenlight will beneficially own approximately 92% of our outstanding common stock. See "Description of Capital Stock—Equity Recapitalization."

Beneficial Owner**	Amount and Nature of Beneficial Ownership		Percentage
Halpern Denny Fund III, L.P. 500 Boylston Street, Suite 1880 Boston, MA 02116	28,561,925	(1)	50.7%
Greenlight Capital, L.L.C. 420 Lexington Avenue, Suite 1740 New York, NY 10107	44,126,555	(2)	51.9%
Farallon Capital Management, L.L.C. and its affiliated parties One Maritime Plaza, Suite 1325 San Francisco, CA 94111	15,112,230	(3)	22.9%
Anthony D. Wedo	1,683,769	(4)	3.2%
Paul J.B. Murphy III	0		*
Josh Clark	10,000	(5)	*
Leonard Tannenbaum	202,729	(6)	*
All directors and executive officers as a group (3 persons)	1,896,498	(7)	3.6%

*
Less than one percent (1%).

**
Address for each officer and director is our office located at 1687 Cole Blvd., Golden, Colorado 80401.

(1)
Based upon an amendment to a Schedule 13D filed with the Securities and Exchange Commission on May 15, 2003. Includes 5,297,818 shares of Common Stock that may be purchased upon the exercise of warrants. Does not include certain step-up warrants issuable to Halpern Denny on December 31, 2002 and certain anti-dilution warrants issuable to Halpern Denny after October 15, 2002.

(2)
Based upon an amendment to a Schedule 13D filed with the Securities and Exchange Commission dated July 16, 2003. Consists of Common Stock and warrants to purchase Common Stock held by affiliates of Greenlight Capital, L.L.C. Includes 34,065,204 shares of Common Stock that may be purchased upon the exercise of warrants. The Schedule 13D was filed by Greenlight Capital, L.L.C., Greenlight Capital, L.P. (of which Greenlight Capital, L.L.C. is the general partner), Greenlight Capital Offshore, Ltd. (for whom Greenlight Capital, Inc., an affiliate of Greenlight Capital, L.L.C., acts as investment adviser), Greenlight Capital Qualified, L.P. (of which Greenlight Capital, L.L.C. is the general partner) and David Einhorn, principal of Greenlight Capital, L.L.C.

(3)
Based upon a Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003. Includes 105,000 shares of Common Stock owned and 15,007,230 shares of Common Stock that may be purchased upon exercise of warrants. Does not include certain additional warrants issuable on or after June 15, 2002. The percentage reported assumes the exercise of warrants by Farallon (as defined below) only and excludes the effect of exercise of warrants or any other currently convertible instruments held by any other person or entities. The Schedule 13D was filed by Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Tinicum Partners, L.P.

  (together, the "Partnerships"), Farallon Capital Management, L.L.C. (the "Management Company"), Farallon Partners, L.L.C., the general partner of the Partnerships (the "General Partner"), and the individual managing members of the Management Company and the General Partner (all such persons and entities together being "Farallon"). The Management Company, the General Partner and each of their individual managing members disclaim any beneficial ownership of such securities. All of the above-mentioned entities and persons disclaim group attribution.

(4)
Includes 1,680,080 shares of Common Stock, which may be acquired upon the exercise of presently exercisable options. Does not include options to purchase 3,360,162 shares of Common Stock which are not exercisable within 60 days.

(5)
Includes 10,000 shares of Common Stock, which may be acquired upon the exercise of presently exercisable options. Does not include 19,851,043 shares of Common Stock beneficially owned by Greenlight. Mr. Clark is an analyst at Greenlight Capital, Inc. Mr. Clark disclaims beneficial ownership of the Common Stock beneficially owned by Greenlight.

(6)
Includes 50,000 shares of Common Stock, which may be acquired upon the exercise of presently exercisable options. Also includes 70,000 shares of Common Stock, which may be acquired upon the exercise of presently exercisable warrants.

(7)
Includes 1,740,080 shares of Common Stock, which may be acquired upon the exercise of presently exercisable options and 70,000 shares of Common Stock, which may be acquired upon the exercise of presently exercisable warrants.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 150,000,000 shares of common stock, $0.001 par value, and 2,000,000 shares of preferred stock, $0.001 par value. As of June 6, 2003, 51,016,857 shares of common stock and 94,349 shares of Series F preferred stock were outstanding. The outstanding shares of common stock and preferred stock have been duly authorized and are fully paid and non-assessable.

        Upon the closing of the Equity Recap, our capital structure will change. See "—Equity Recapitalization" below.

Common Stock

        The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive such dividends, if any, as may be declared from time to time by the board of directors from funds legally available therefor, subject to the dividend preferences of the preferred stock, if any. We have a classified board of directors and approximately one-third of the members of our board of directors stand for election at each annual meeting of our stockholders, except for directors elected as representatives of the holders of our Series F preferred stock. Upon our liquidation or dissolution, the holders of common stock are entitled to share ratably in all assets available for distribution after payment of liabilities and liquidation preferences of the preferred stock, if any. Holders of common stock have no preemptive rights, no cumulative voting rights and no rights to convert their common stock into any other securities. Any action taken by holders of common stock must be taken at an annual or special meeting and may not be taken by written consent.

Preferred Stock

        Pursuant to our certificate of incorporation, the board of directors is authorized (subject to any limitations prescribed by law, our certificate of incorporation and the rules of any stock exchange on which our common stock may then be listed) to issue preferred stock from time to time in one or more series, which preferred stock shall have such designations, preferences, rights, qualifications, limitations and restrictions as shall be determined by the board of directors. The issuance of any additional shares of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have an adverse effect on the holders of our common stock, depending upon the rights of such preferred stock, by delaying or preventing a change in control, making removal of present management more difficult or resulting in restrictions upon the payment of dividends or other distributions to holders of common stock.

  Series F Preferred Stock

        The board of directors authorized a series of preferred stock, which was designated Series F preferred stock. Set forth below is a summary of the material terms of the Series F preferred stock.

        Dividends.    The Series F preferred stock accrues dividends payable each quarter in shares of Series F preferred stock at the rate of 16% per annum (the "Dividend Percentage Rate") of the Liquidation Preference (as defined below); provided, however, that the Dividend Percentage Rate shall be increased by an additional 2% per semi-annum on each January 18 and July 18, commencing on (i) January 18, 2002, with respect to any shares of Series F preferred stock issued on or prior to March 31, 2001 and (ii) June 30, 2002 with respect to any shares of Series F preferred stock issued after March 31, 2001, which rate increases semi-annually thereafter at the rate of 2% per annum. No dividends or other distributions of any kind shall be declared or paid on, nor shall we redeem, repurchase or acquire any shares of common stock other than stock dividends and distributions of the right to purchase common stock and repurchases of any such right in accordance with the Rights Agreement dated June 7, 1999, unless all dividends on the Series F preferred stock accrued for all past dividends shall have been paid.

        Liquidation Preference.    In the event of our liquidation or winding up, the holders of the Series F preferred stock shall be entitled to receive, on a pro rata basis, such amount, paid prior and in preference to any distribution of any of our assets or surplus funds to holders of the common stock by reason of their ownership thereof, an amount equal to $1,000 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) of Series F preferred stock then outstanding, plus all accrued and unpaid dividends for each share of Series F preferred stock held by them.

        Redemption.    All outstanding shares of Series F preferred stock, including accrued dividends, (i) issued on or prior to March 31, 2001 shall be redeemed in whole on January 18, 2004 and (ii) issued after March 31, 2001 shall be redeemed in whole on June 30, 2004, for an amount equal to 100% of the purchase price, plus all accrued and unpaid dividends. Upon the closing of the offering of the original notes, the holders of the Series F preferred stock have agreed, notwithstanding the foregoing, that the Series F preferred stock will not be redeemable until 30 days after the maturity of the Notes. In the event that we fail to redeem the Series F preferred stock on the mandatory redemption date, the redemption price for the Series F preferred stock will be paid by the issuance of senior subordinated notes. The purchase price for the Series F preferred stock shall be $1,000 (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares).

        Protective Provisions.    For so long as any shares of Series F preferred stock remain outstanding, we may not, without the vote or written consent by the holders of at least 67% of the then outstanding shares of Series F preferred stock, voting together as a single class:

          (i) amend or repeal any provision of our certificate of incorporation or by-laws in a manner which materially and adversely affects the rights and preferences of the holders of Series F preferred stock;

          (ii) authorize or issue shares of any class of stock having any preference or priority as to dividends or assets superior to or on a parity with the Series F preferred stock, without the vote or written consent of holders of at least 70% of the then outstanding shares of Series F preferred stock;

          (iii) pay or declare any dividend on any other type or class of securities, other than a dividend payable in common stock or rights;

          (iv) repurchase or redeem any shares of our capital stock other than the redemption of the Series F preferred stock;

          (v) authorize (i) a sale of any of our or our subsidiaries material assets of a value in excess of $1.0 million, (ii) a sale of any substantial portion of our or our subsidiaries assets (other than sales of company-operated stores) or (iii) a recapitalization or reorganization of us or any of our subsidiaries (other than stock splits, combinations and/or dividends);

          (vi) take any action that results in us or any of our subsidiaries incurring or assuming more than $1.0 million of funded indebtedness (other than the Increasing Rate Notes, the EnbcDeb Notes, a $25.0 million senior revolving credit facility and up to $4.7 million of indebtedness outstanding as of June 15, 2001);

          (vii) effect any Change of Control Event (as defined therein);

          (viii) effect (i) an acquisition of another corporation or other entity, or a unit or business group of another corporation or entity, by merger or otherwise, or (ii) the purchase of all or substantially all of the capital stock, other equity interests or assets of any other entity or person, except as contemplated in agreements with the holders of the Series F preferred stock;

          (ix) increase the number of directors of the board of directors except as contemplated in agreements with the holders of the Series F preferred stock;

          (x) effect or allow a fundamental change in the nature of our business; or

          (xi) otherwise materially affect the rights, privileges and preferences of the holders of the Series F preferred stock.

        Voting Rights.    The holders of Series F preferred stock, except as otherwise required under the laws of Delaware or as set forth in the Certificate of Designation, are not entitled or permitted to vote on any matter required or permitted to be voted upon by our stockholders. The holders of the Series F preferred stock currently have the right to designate up to four members of the board of directors; provided, however, that in the event dividends on the Series F preferred stock are in arrears, or that the Series F preferred stock is not redeemed in accordance with its terms, the holders of the Series F preferred stock will be entitled to designate a majority of the members of the board of directors until the default is cured. The holders of the Series F preferred stock are parties to an agreement with us under which they can designate four directors, which agreement also provides for an additional six directors, three of whom are chosen from management and the other three of whom are independents chosen by non-investor directors. Upon the closing of the Equity Recap, this agreement will terminate. See "Management—Executive Officers, Directors and Key Employees."

  Preferred Stock Issuable in Connection with EnbcDeb Corp.

        In connection with the financing of the purchase of the Einstein assets, EnbcDeb Corp., a non-restricted subsidiary, issued $35 million aggregate principal amount of the increasing rate notes. Interest on the EnbcDeb Notes accrues at the rate of 14% per annum, increasing by 35 basis points per month, plus 2% per annum penalty interest on overdue amounts. Interest on the EnbcDeb Notes may, at the option of EnbcDeb Corp., be paid in additional EnbcDeb Notes. The EnbcDeb Notes matured on June 15, 2002. As of December 31, 2002 and April 1, 2003, the outstanding balance of the EnbcDeb Notes was $4.4 million and $4.7 million, respectively. Upon the closing of the offering of the original notes, we issued 4,337.481 shares of our Series F preferred stock to the holders of the EnbcDeb Notes in full payment thereof. See "Management—Certain Relationships and Related Transactions."

Stockholders' Rights Plan

        On June 7, 1999, the Board declared a dividend distribution of one right on each outstanding share of our common stock, as well as on each share later issued. Each right will allow stockholders to buy one one-hundredth of a share of Series A junior participating preferred stock at an exercise price of $10.00. The rights become exercisable if an individual or group announces a tender offer for 15% or more of our common stock. Our Board can redeem the rights at $0.001 per right at any time before or after any person acquires 15% or more of our outstanding common stock. In the event an individual (the "Acquiring Person") acquires 15% or more of our outstanding common stock, each right will entitle its holder to purchase, at the right's exercise price, on one-hundredth of a share of preferred stock, which is convertible into common stock at one-half of the then value of the common stock, or to purchase such common stock directly if there are a sufficient number of shares of common stock authorized. Rights held by the Acquiring Person are void and will not be exercisable to purchase shares at the bargain purchase price. If we are acquired in a merger or other business combination transaction, each right will enable its holder to purchase, at the right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the right's exercise price.

Warrants

        As of December 31, 2002, the Company had 41,244,218 warrants outstanding, all of which were exercisable. These warrants have exercise prices ranging from $0.01–$11.00 per share, of which 40,357,065 are exercisable at $0.01 per share, and have terms ranging from three to ten years. Such warrants were issued in connection with financings and certain other services. In the third and fourth quarter of 2002, certain holders of warrants exercised warrants to purchase 39,635,976 shares, using a cashless exercise option, and were issued 33,325,458 of common stock.

        From January 1, 2003 through June 15, 2003, the Company issued an additional 16,939,566 warrants to certain Series F holders and to the holders of the Increasing Rate Notes, all of which were exercisable. These warrants have an exercise price of $0.01 per share, and have terms that expire on

June 20, 2006. Since January 1, 2003, warrants to purchase 50,000 shares of common stock have expired. In addition, existing agreements require us to issue (i) $.01 warrants semi-annually to the holders of our Series F preferred stock until such Series F preferred stock has been redeemed (this obligation will cease if and when the Equity Recap is consummated) and (ii) $.01 warrants to Greenlight at the rate of 1.125% of our fully diluted common stock for each $1.0 million of deficiency if Greenlight does not receive a return on its investment in GNW equal to its Guaranteed Return (if the Equity Recap is consummated, this obligation ceases on June 30, 2003 and no additional warrants will accrue after that date).

        In connection with a standstill agreement that we entered into with certain holders of the Increasing Rate Notes, we agreed to issue to the holders of the Increasing Rate Notes additional warrants to purchase an aggregate of up to 11,309,994 shares of our common stock.

Equity Recapitalization

        Halpern Denny, Greenlight and we have entered into an equity recapitalization agreement pursuant to which the parties agreed to a recapitalization of our equity structure. Our Board of Directors has approved the Equity Recap. In the Equity Recap, (a) Halpern Denny will exchange all of its equity interests in the company for $57.0 million face amount of a new Series Z Preferred Stock and (b) all other outstanding preferred stock, including the Series F preferred stock to be issued in full payment of the outstanding EnbcDeb Notes, will be converted into common stock. The Equity Recap is subject to stockholder approval and other customary conditions. The agreement among the parties includes an undertaking by the parties thereto to vote in favor of the Equity Recap. Assuming that such stockholder approval is received, following the closing of the Equity Recap, Greenlight will beneficially own approximately 92% of our outstanding common stock and the warrants issued to the holders of the Increasing Rate Notes will represent approximately 4.3% of our common stock in the aggregate.

  Series Z Preferred Stock

        Upon the closing of the Equity Recap, Halpern Denny shall deliver, assign and transfer to the Company, all shares of Series F Preferred Stock, all shares of Common Stock and all warrants to purchase shares of Common Stock then owned by Halpern Denny, and the Company shall issue to Halpern Denny in exchange therefore 57,000 shares of Series Z preferred stock, par value $0.001 per share (the "Series Z Preferred Stock"), which shall have the rights and preferences set forth in a Certificate of Designation, Preferences and Rights of Series Z Preferred Stock. Those rights and preferences are summarized below.

        Dividends.    The Series Z preferred stock shall not be entitled to receive any dividends except as provided in "Redemption" below.

        Liquidation Preference.    In the event of our liquidation or winding up, the holders of the Series Z preferred stock shall be entitled to receive, on a pro rata basis, such amount, paid prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock or any other class of stock, an amount equal to $1,000 per share of Series Z Preferred Stock then outstanding (as adjusted for any stock dividends, combinations or splits with respect to such shares the "Liquidation Preference") plus any accrued but unpaid dividends.

        Redemption.    All outstanding shares of Series Z Preferred Stock shall be redeemed (subject to the legal availability of funds therefor) in whole on the earlier of June 30, 2009 or the effective time of any "Series Z Merger" or any "Series Z Change of Control" (each as hereinafter defined), at 100% of the Liquidation Preference (the "Redemption Price"), in each case, payable in cash. In the event all outstanding shares of Series Z Preferred Stock are not redeemed in accordance with the redemption obligation set forth above, the shares of Series Z Preferred Stock not so redeemed will, from and after such date, accrue a dividend at a rate per annum of the Liquidation Preference for such shares equal to 250 basis points higher than the then highest rate paid by the Company on its funded indebtedness, payable quarterly in cash (provided such dividends may accrue to the extent there are not funds legally available to pay such dividends) until the date such shares are ultimately redeemed by New World (and, in such event, the Redemption Price will be increased by the amount of such accrued and unpaid dividends). A "Series Z Merger" shall mean a consolidation or merger of the Company or any direct or indirect subsidiary of the Company with or into any other entity, other than a merger (i) in which the Company is the surviving Company, (ii) which will not result in more than 50% of the capital stock of the Company being owned of record or beneficially by persons other than the holders of such capital stock immediately prior to such merger and (iii) in which each share of Series Z Preferred Stock outstanding immediately prior to such merger will be an identical outstanding share of Series Z Preferred Stock of the Company after such merger. A "Series Z Change of Control" means any transaction or event occurring on or after the date hereof as a direct or indirect result of which (a) any person or any group (other than a Permitted Holder) shall (1) beneficially own (directly or indirectly) in the aggregate equity interests of the Company having 50% or more of the aggregate voting power of all equity interests of the Company at the time outstanding or (2) have the right or power to appoint a majority of the board of directors of the Company; (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors (i) whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved and (ii) appointed to the board of directors of the Company within eighteen months after the date hereof) cease for any reason to constitute at least a majority of the board of directors of the Company then in office; (c) any event or circumstance constituting a "change of control" under any documentation evidencing or governing any indebtedness of the Company in a principal amount in excess of $10.0 million shall occur which results in an obligation of the Company to prepay (by acceleration or otherwise), purchase, offer to purchase, redeem or defease all or a portion of such indebtedness; or (d) involves the sale of all or substantially all of the Company's assets or the assets of its subsidiaries.

        Protective Provisions.    For so long as any shares of Series Z Preferred Stock remain outstanding, the Company shall not, and shall not permit any of its direct or indirect subsidiaries, in each case, without the vote or written consent by the holders of the Series Z Preferred Stock (such consent, in the case of clause (b) only, not to be unreasonably withheld):

  (a)
  amend, alter or repeal any provision of, or add any provision to, the Certificate of Designation, Preferences and Rights of the Series Z Preferred Stock, whether by merger, consolidation or otherwise; provided, however, that no vote or written consent of the holders of the Series Z Preferred Stock will be required by this paragraph (a) or otherwise in the event of a Series Z Merger or Series Z Change of Control that results in the full redemption of the Series Z Preferred Stock at the Redemption Price, in cash, at the effective time of such Series Z Merger or Series Z Change of Control;

  (b)
  subject to clause (a) above, amend, alter or repeal any provision of, or add any provision to, the Company's Certificate of Incorporation or bylaws, whether by merger, consolidation or otherwise, except as may be required to authorize a Certificate of Designation for Junior Stock or to increase the authorized amount of any Junior Stock, including Junior Stock issued to management or employees under equity incentive plans; provided, however, that no vote or written consent of the holders of the Series Z Preferred Stock will be required by this paragraph (b) or otherwise in the event of a Series Z Merger or Series Z Change of Control that results in the redemption of the Series Z Preferred Stock at the Redemption Price, in cash, at the effective time of such Series Z Merger or Series Z Change of Control;

  (c)
  authorize or issue shares of any class of stock having any preference or priority as to dividends, assets or payments in liquidation superior to or on a parity with the Series Z Preferred Stock, including, without limitation, the Series Z Preferred Stock, whether by merger, consolidation or otherwise; provided, however, that no vote or written consent of the holders of the Series Z Preferred Stock will be required by this paragraph (c) or otherwise in the event of a Series Z Merger or Series Z Change of Control that results in the full redemption of the Series Z Preferred Stock at the Redemption Price, in cash, at the effective time of such Series Z Merger or Series Z Change of Control;

  (d)
  take any action that results in New World or any direct or indirect subsidiary or subsidiaries of New World incurring or assuming indebtedness (including the guaranty of any indebtedness) in excess of the greater of (i) $185 million and (ii) 3.75 × EBITDA for the trailing 12-month period prior to such date;

  (e)
  consummate any Series Z Merger or Series Z Change of Control that does not result in the redemption of the Series Z Preferred Stock at the Redemption Price, payable in cash, at the effective time of the Series Z Merger or Series Z Change of Control transaction;

  (f)
  make any Restricted Payment in violation of the Restricted Payments covenant in the Indenture (as in effect or the initial execution date of the Indenture); and

  (g)
  enter into any agreement to do any of the foregoing items set forth in items (a) through (f) above.

        Voting Rights.    The holders of Series Z Preferred Stock, except as otherwise required under the laws of the State of Delaware or as set forth herein, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

  Termination of Stockholders Agreement

        Upon the closing of the Equity Recap, the Company, Halpern Denny and Greenlight shall cause the Stockholders Agreement to be terminated.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facility

        Concurrently with the closing of the offering of the original notes, we entered into a three-year, $15.0 million senior secured revolving credit facility with AmSouth Bank, as agent (the "Senior Credit Facility").

        The Senior Credit Facility will be secured by a first and senior lien and security interest in and on all existing and hereafter acquired assets and property of the Company and the guarantors, subject to standard exceptions for permitted liens, and a pledge of all non-public shares of capital stock or other equity interests of any of our present and future active subsidiaries.

        The initial interest rate will be AmSouth Bank's "prime rate" (the "Base Rate") plus 1.00%, and the initial fee for letters of credit issued pursuant to the Senior Credit Facility will be the Base Rate plus 2.50%. From and after the date of receipt of our audited fiscal year December 31, 2003 financial statements, the Senior Credit Facility will be subject to the following pricing grid based on our consolidated Fixed Charge Coverage (as defined below):

Tier	Fixed Charge Coverage	Base Rate +	L/C Fee
I	X < 1.00x	2.50%	4.50%
II	1.20x > X ≥ 1.00x	1.00%	2.50%
III	X ≥ 1.20x	0.50%	2.00%

        Fixed Charge Coverage will be defined as EBITDA divided by the sum of (i) cash interest expense, (ii) taxes paid or payable in cash (unless such taxes are being contested in good faith, proper reserves have been established and no liens have resulted), (iii) scheduled principal payments on all indebtedness, and (iv) cash capital expenditures.

        An underwriting fee of $187,500 will be payable to AmSouth Bank at the closing of the Senior Credit Facility. Monthly administration fees of $7,500 per month (reduced to $5,000 per month while principal outstanding under the Senior Credit Facility is at least $7,500,000) will also be payable to AmSouth Bank. In addition, an unused commitment fee of 0.50% per annum on the average unused amount of the Senior Credit Facility will be payable monthly in arrears.

        We may terminate the Senior Credit Facility prior to the expiration of the three-year term by paying a prepayment penalty of $450,000 (for termination in the first year), $300,000 (for termination in the second year) or $150,000 (for termination in the third year prior to six months before the scheduled termination date).

        Under the Senior Credit Facility, we will be required to maintain customary financial covenants. In addition, the Company and the guarantors will be subject to other typical drawing conditions and covenants. The Senior Credit Facility contains customary events of default and remedy provisions, including that a change of control (as defined in the Senior Credit Facility) constitutes an event of default thereunder.

Intercreditor Agreement

        An Intercreditor Agreement will set forth the relative rights to our collateral of the collateral agent that will act on behalf of the lenders under the senior secured revolving credit facility and the Collateral Agent. Proceeds from the sale of Collateral will be used first to satisfy obligations under the senior secured revolving credit facility and, thereafter, the Notes. See "Description of Exchange Notes—Intercreditor Agreement."

DESCRIPTION OF EXCHANGE NOTES

General

        The original notes were issued, and we will issue the exchange notes, pursuant to an Indenture (the "Indenture") between the Company and The Bank of New York, as trustee (the "Trustee"). The Indenture provides for the issuance of up to $160,000,000 of Notes thereunder (the "Offered Notes"), and provides for the issuance of additional Notes under the Indenture in the future, provided that any issuance of additional Notes would be subject to the covenant described under "—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Preferred Stock." As used herein the term "Notes" means, collectively, the Offered Notes and any additional Notes issued in the future. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Notes and the Registration Rights Agreement are subject to all such terms, and holders of the Notes are referred to the Indenture, the Registration Rights Agreement and the Trust Indenture Act for a statement thereof.

        The following summary of the material provisions of the Indenture and the Registration Rights Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, including the definitions contained therein. Copies of the proposed forms of Indenture and Registration Rights Agreement are available from the Company upon request. In this summary, the Company refers only to New World Restaurant Group, Inc., and not its Subsidiaries. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions."

        The Notes are senior secured indebtedness of the Company and rank senior in right of payment to all present and future subordinated indebtedness of the Company and pari passu in right of payment with all present and future senior indebtedness of the Company (subject to a prior lien in assets securing the Senior Credit Facility). After giving pro forma effect to the Notes, as of December 31, 2002, the Company and its Restricted Subsidiaries would have had $162.1 million of indebtedness outstanding.

        Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company in the Borough of Manhattan, the City of New York (which initially will be the corporate trust office of the Trustee); provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the holder of the Notes as such address appears in the security register.

        The Notes will be issued only in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

Security

        Pursuant to the terms of the Collateral Agreements (as defined), all of the obligations under the Notes and the Indenture will be secured initially by a first priority lien and security interest in substantially all assets of the Company and its Subsidiaries (except real estate leaseholds existing on the Issue Date and certain real property, fixtures and leasehold improvements) and by a pledge of the Capital Stock or other equity interests of all present and future Subsidiaries. The Company will also be required under the Indenture to deliver Mortgages (as hereinafter defined), in form and substance satisfactory to the Trustee and its counsel, for purposes of securing a first priority mortgage lien in certain real property and leasehold interests of the Company acquired after the Issue Date.

        However, pursuant to the terms of the Intercreditor Agreement, the security interest securing the Notes will be subordinated to a lien securing the Senior Credit Facility. See "—Intercreditor Agreement." Such security interest will also be subordinated to liens securing $1.6 million of other existing indebtedness.

        Upon an Event of Default, the proceeds from the sale of collateral securing the Notes will likely be insufficient to satisfy the Company's obligations under the Notes. No appraisals of any of the collateral were prepared in connection with the offering of the original notes. Moreover, the amount to be received upon such a sale would be dependent upon numerous factors, including the condition, age and useful life of the collateral at the time of such sale, as well as the timing and manner of such sale. By its nature, all or some of the collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the collateral, if saleable, can be sold in a short period of time.

        A significant portion of the Company's assets consist of leasehold improvements, and most of the Company's assets are located on leaseholds. Because leasehold improvements may be deemed to be a part of either the real property covered by the lease (which real property is not owned by the Company) or the Company's real estate leasehold interests (which interests are not included in the collateral available for the Notes), there can be no assurances as to whether or to what extent such assets would be available as collateral security for the Notes. Moreover, the ability of the Collateral Agent to obtain possession of collateral located on leaseholds may be subject to conflicting claims of landlords and the rights of the Senior Lender pursuant to the Intercreditor Agreement. The Company believes, however, that the realizable value of such leasehold interests upon a liquidation of the Company would not be material.

        To the extent third parties hold Permitted Liens (as defined herein), such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the collateral. Given the intangible nature of certain of the collateral, any such sale of such collateral separately from the Company as a whole may not be feasible. Additionally, the inclusion of the Company's fixtures in the collateral securing the Notes will be limited by the extent to which such fixtures (a) are deemed not to be personal property, and (b) any applicable state laws would, for purposes of perfecting security interests with respect thereto, require that the Collateral Agent effectuate certain filings in applicable real estate land records. The ability of the Company to grant a first priority security interest in certain collateral may be limited by legal or other logistical considerations. The ability of the holders of Notes to realize upon the collateral is also limited by the terms of the Intercreditor Agreement relating to the Senior Credit Facility and is subject to certain bankruptcy law limitations in the event of a bankruptcy. See "—Certain Bankruptcy Limitations."

        The Company is permitted to form new Subsidiaries and to transfer all or a portion of the collateral to one or more of its Subsidiaries; provided each of the Company's Subsidiaries will be required to execute a guarantee of the Company's obligations under the Notes and the Indenture and a security agreement granting to the Collateral Agent a security interest in substantially all of the assets (subject to the limitations set forth above and in the Intercreditor Agreement) of such Subsidiary. See "—Certain Covenants—Subsidiary Guarantees."

        Subject to the restrictions on incurring Indebtedness and Liens set forth herein, the Company and its Subsidiaries will have the right to grant (and suffer to exist) Purchase Money Liens against fixed assets of the Company or such Subsidiaries and to acquire any such assets subject to Purchase Money Liens. The Collateral Agent's Liens are intended to be, and shall be, at all times automatically subordinate in priority to all such Purchase Money Liens.

        The collateral release provisions of the Indenture permit the release of collateral without substitution of collateral of equal value under certain circumstances, including assets sales made in compliance with the Indenture.

        Neither the Company nor any of its Subsidiaries will be permitted to encumber any asset or property of the Company or such Subsidiaries or suffer to exist any Lien thereon, other than as expressly described herein.

        So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture, the Senior Credit Facility, the Collateral Agreements and the Intercreditor Agreement, the Company will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock of any Subsidiary and to exercise any voting, consensual rights and other rights pertaining to such collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default, (a) all rights of the Company to exercise such voting, consensual rights, or other rights shall cease upon notice from the Trustee, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting, consensual rights or other rights, (b) all rights of the Company to receive all cash dividends, interest and other payments made upon or with respect to the collateral shall cease, and such cash dividends, interest and other payments shall be paid to the Collateral Agent and (c) the Collateral Agent may sell the collateral or any part thereof in accordance with and subject to the terms of the Collateral Agreements; provided, however, that while Indebtedness is outstanding under the Senior Credit Facility, rights of the holders of the Notes and the Collateral Agent in the Collateral will be subordinate to the Liens and other rights of the Senior Credit Facility and subject to the terms of the Intercreditor Agreement. All funds distributed under the Collateral Agreements and received by the Collateral Agent for the ratable benefit of the holders of the Notes shall be distributed by the Collateral Agent in accordance with the provisions of the Indenture.

        Upon the full and final payment and performance of all obligations of the Company under the Indenture and the Notes, the Collateral Agreements shall terminate and the pledged collateral shall be released.

Intercreditor Agreement

        The Intercreditor Agreement provides, among other things, that (i) the Lenders' collateral agent's security interest in the assets of the Company and its Subsidiaries shall be senior to the Collateral Agent's security interest in such assets, (ii) during any insolvency proceedings, the Lenders' collateral agent and the Collateral Agent will coordinate their efforts to give effect to the relative priority of their security interests in such properties and assets and (iii) following an Event of Default, all decisions with respect to such properties and assets, including the time and method of any disposition thereof, will be made in accordance with the terms of such Intercreditor Agreement. The Intercreditor Agreement also provides that the Trustee and the Lenders will provide notices to each other with respect to acceleration of the Notes or the Indebtedness outstanding under the Senior Credit Facility, as the case may be.

        If the Notes become due and payable prior to the stated maturity thereof for any reason or are not paid in full at the stated maturity thereof at a time during which Indebtedness is outstanding under the Senior Credit Facility, the Collateral Agent will give notice of such event to the Lenders' collateral agent and for a period of 30 days after delivery of such notice, the Collateral Agent may not foreclose upon the collateral that is subject to the Senior Credit Facility. Thereafter, if the Lenders' collateral agent has not foreclosed upon such collateral or has commenced an enforcement action but thereafter has discontinued such enforcement action, the Collateral Agent has the right to foreclose upon such collateral, which may be in the manner set forth in instructions from the holders of a majority of the principal amount of Notes then outstanding or, in the absence of such instructions, in such manner as the Collateral Agent deems appropriate in its sole and absolute discretion. Proceeds from the sale of collateral that is subject to the Senior Credit Facility will first be applied to repay Obligations outstanding under the Senior Credit Facility, if any, and thereafter paid to the Trustee. The proceeds received by the Trustee will be applied by the Trustee first to pay the expenses of any foreclosure and fees and other amounts then payable to the Trustee under the Indenture and, thereafter, to pay all amounts owing to the holders of the Notes (with any remaining proceeds to be payable to the Company or as may otherwise be required by law).

Guarantee

        The full and prompt payment of the Company's payment obligations under the Notes and the Indenture will be guaranteed, jointly and severally, by all present and all future Subsidiaries of the Company other than the Non-Restricted Subsidiaries (collectively, the "Subsidiary Guarantors"). Each Subsidiary Guarantor will fully and unconditionally guarantee on a senior secured basis (secured by substantially all of such Subsidiary Guarantor's assets (including real property, fixtures, cash, accounts receivable, inventory, equipment, general intangibles, intellectual property rights and certain other fixed assets) (the "Subsidiary Guarantee"), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company's obligations under the Indenture and the Notes, including the payment of principal of and interest on the Notes. The Subsidiary Guarantee of each Subsidiary Guarantor will rank pari passu in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor. The obligations of each Subsidiary Guarantor are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Subsidiary Guarantor for such purpose shall include any claim of such Subsidiary Guarantor against the Company for reimbursement and any claim against any other Subsidiary Guarantor for contribution. Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. See "—Certain Covenants—Mergers, Consolidations and Sale of Assets" and "—Asset Sales."

Maturity and Interest

        The Notes will mature on July 1, 2008. Interest will be payable on the Notes in cash at the rate of 13.0% per annum on each July 1 and January 1, commencing on January 1, 2004, to holders of record on the immediately preceding June 15 and December 15. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Upon a Default or an Event of Default, the applicable rate of interest in effect at such time with respect to the Notes will be increased by 2.0% per annum. In the event that such default interest becomes applicable, the Company shall be required to pay a minimum amount of default interest equal to 1/6th of 1.0% of the principal amount of the Notes (regardless of how long the Default or Event of Default actually lasts). Interest on the Notes will also increase if the Company fails to fulfill its obligations under the Registration Rights Agreement. See "—Exchange Offer; Registration Rights." The Notes will be payable both as to principal and interest at the office or agency of the Company, or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose.

Redemption

  Optional Redemption.

        The Notes will be redeemable, at the Company's option, in whole at any time or in part from time to time, on and after July 1, 2004, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on July 1 of the year set forth below, plus, in each case, accrued and unpaid interest thereon to the date of redemption:

Year	Percentage
2004	104.000%
2005	103.000%
2006	102.000%
2007	101.000%
On July 1, 2008	100.000%

        Notwithstanding the foregoing, at any time on or prior to July 1, 2004, the Company may redeem up to 33 1/3% of the aggregate principal amount of the Notes originally issued at a redemption price of 113.000% of the principal amount thereof, plus accrued and unpaid interest thereon to the redemption date, with the net proceeds of any Equity Offering; provided that at least 66 2/3% of the aggregate principal amount of the Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption; and provided, further, that such redemption occurs within 90 days of the date of the closing of such Equity Offering.

        If fewer than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee deems to be fair and appropriate; provided that Notes of $1,000 or less may not be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 days but not more than 60 days before the redemption date to each holder to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on the Notes or portions of Notes called for redemption.

Repurchase upon Change of Control

        Upon the occurrence of a Change of Control, the Company will be required (1) to notify the Trustee in writing thereof and to offer to repurchase all or any part (equal to $1,000 of principal at maturity or an integral multiple thereof) of each holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the principal amount thereof on the date of purchase, plus accrued interest thereon, if any, through the date of purchase (the "Change of Control Payment") and (2) immediately deposit with the Payment Agent an amount equal to 101% of the aggregate principal amount of Notes outstanding on such date plus accrued interest thereon through the Change of Control Payment Date. Within 30 days following any Change of Control, the Company shall mail a notice to each holder stating:

        (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Limitation on Change of Control" in the Indenture and that all Notes tendered will be accepted for payment;

        (2) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

        (3) that any Note not tendered will continue to accrue interest;

        (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

        (5) that holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

        (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase and a statement that such holder is withdrawing his election to have such Notes purchased; and

        (7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the "Limitation on Change of Control" covenant of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Limitation on Change of Control" covenant of the Indenture by virtue thereof.

        On or before the the Change of Control Payment Date, the Company will, to the extent lawful:

        (1) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer,

        (2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the amount of the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of the Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail to each holder a new Note equal in principal amount to the unpurchased portion of the Notes surrendered, if any, to the Change of Control Payment Date; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date, and

        (3) in the event that the Change of Control Payment is less than the amount deposited with the Paying Agent, the Paying Agent (as soon as practicable after the Change of Control Payment Date) shall release to the Company such excess amount.

        There can be no assurance that sufficient funds will be available at the time of any Change of Control Offer to make required repurchases. The Company's failure to comply with the covenant described above, including failure to pay the repurchase price, will be an Event of Default under the Indenture.

Certain Bankruptcy Limitations

        The right of the Collateral Agent to repossess and dispose of the collateral upon the occurrence of an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or any of its Subsidiaries prior to the Collateral Agent having repossessed and disposed of the collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the collateral or whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection."

Certain Covenants

        Restricted Payments.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly:

        (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Equity Interests (other than dividends or distributions payable in Equity Interests (other than Disqualified Capital Stock) of the Company or dividends or distributions payable to the Company or any Wholly-Owned Subsidiary of the Company);

        (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Wholly-Owned Subsidiary of the Company and other than any such purchase, redemption or acquisition constituting a Permitted Investment);

        (iii) voluntarily purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes; or

        (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

          (a)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b)   immediately after giving effect to such transaction, on a pro forma basis as if such transaction had occurred at the beginning of the applicable four-quarter period, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Additional Indebtedness and Issuance of Preferred Stock" below; and

          (c)   the amount of such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Subsidiaries after the Issue Date, is less than the sum of (x) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (y) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale of Equity Interests of the Company (other than Equity Interests sold to a Subsidiary of the Company and other than Disqualified Capital Stock) since the Issue Date, plus (z) 100% of the Net Cash Proceeds received by the Company from the issuance or sale, other than to a Subsidiary of the Company, of any debt security of the Company that has been converted into Equity Interests of the Company (other than Disqualified Capital Stock) since the Issue Date. For purposes of this clause (c) the amount of any Restricted Payment paid in property other than cash shall be the fair market value of such property as determined reasonably and in good faith by the Board of Directors of the Company.

        If no Default or Event of Default shall have occurred and be continuing, the foregoing provisions will not prohibit:

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

        (ii) the redemption, repurchase, retirement or other acquisition of any Indebtedness or Equity Interests of the Company in exchange for, or solely out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Capital Stock);

        (iii) the redemption, repurchase or payoff of Purchase Money Obligations;

        (iv) the redemption, repurchase or payoff of any Indebtedness (including Existing Indebtedness) with proceeds of any Refinancing Indebtedness permitted to be incurred under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

        (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any officer or employee of the Company or its Subsidiaries; provided, however, that the aggregate amount of all such repurchases, redemptions and other acquisitions and retirements under this clause (v) on or after the Issue Date shall not exceed $1 million;

        (vi) the purchase or other acquisition of Warrants required by the terms of the Warrant Agreement;

        (vii) payments or distributions to dissenting stockholders required by applicable law pursuant to or in connection with a consolidation, merger or Asset Sale that complies with all applicable provisions of the Indenture;

        (viii) application of the proceeds from the issuance of the Notes on the Issue Date as described under "Use of Proceeds"; and

        (ix) the repurchase, redemption or other repayment of the Series Z Preferred Stock to be issued upon the closing of the Equity Restructuring in the event of a Change of Control in accordance with the mandatory redemption provision of the Series Z Certificate of Designations contemplated by the Equity Restructuring Agreement; provided that, in accordance with the provisions of "Repurchase Upon a Change of Control," prior to such repurchase, redemption or other repayment the Paying Agent has received a deposit of an amount equal to 101% of the aggregate principal amount of the Notes outstanding on the date of the Change of Control, plus accrued interest thereon through the Change of Control Payment Date (as evidenced by an acknowledgment of receipt of such deposit by the Paying Agent) prior to such repurchase, redemption or other repayment.

        The Board of Directors may designate any Subsidiary to be a Non-Restricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if the Subsidiary so designated otherwise meets the definition of an Non-Restricted Subsidiary.

        Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the "Restricted Payments" covenant were computed, which calculations may be based upon the Company's latest available quarterly financial statements.

        Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to (collectively, "incur") any Indebtedness (other than Permitted Indebtedness), and the Company will not issue any Disqualified Capital Stock; provided, however, that the Company may (A) issue shares of Disqualified Capital Stock pursuant to a Qualified Recapitalization and (B) incur Indebtedness or issue shares of Disqualified Capital Stock, if (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Capital Stock is issued would have been at least equal to 2:25:1.00, determined on a pro forma basis as if the additional Indebtedness had been incurred, or the Disqualified Capital Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        Asset Sales.    In addition to any restrictions imposed with respect to the sale of assets constituting Collateral, the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale unless (i) the Company or the Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee) of the assets or Properties issued or sold or otherwise disposed of and (ii) at least 85% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet) of the Company or any Subsidiary (other than contingent liabilities and liabilities that are Subordinated Indebtedness or otherwise by their terms subordinated to the Notes or the Subsidiary Guarantees) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Subsidiary from further liability and (y) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are converted by the Company or such Subsidiary into cash within 180 days of closing such Asset Sale (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

        Within 180 days after the receipt of any Net Cash Proceeds from any Asset Sale, the Company may (i) apply all or any of the Net Cash Proceeds therefrom to permanently repay (and, in the case of revolving borrowings, to correspondingly reduce commitments with respect thereto) Indebtedness under the Senior Credit Facility or other Indebtedness having a Lien on the property that was the subject of such Asset Sale (but only to the extent such Lien was a Permitted Lien), or (ii) invest all or any part of the Net Cash Proceeds thereof in properties and other assets that replace the properties or other assets that were the subject of such Asset Sale or in other properties or other assets that will be used in the business of the Company or its Subsidiaries as existing on the Issue Date. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce borrowings under any revolving credit facility or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. Any Net Cash Proceeds from an Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Available Proceeds Amount." When the aggregate Available Proceeds Amount exceeds $2 million, the Company shall make an offer to purchase, from all Holders of the Notes and any then outstanding Pari Passu Indebtedness required to be repurchased or repaid on a permanent basis in connection with an Asset Sale, an aggregate principal amount of Notes and any such Pari Passu Indebtedness equal to such Available Proceeds Amount as follows:

            (i)  (A) The Company shall make an offer to purchase (an "Asset Proceeds Offer") from all Holders of the Notes in accordance with the procedures set forth in the Indenture the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased out of an amount (the "Payment Amount") equal to the product of such Available Proceeds Amount multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and such Pari Passu Indebtedness, if any (subject to proration in the event such amount is less than the aggregate Offered Price (as defined in clause (ii) below) of all Notes tendered), and (B) to the extent required by any such Pari Passu Indebtedness and provided there is a permanent reduction in the principal amount of such Pari Passu Indebtedness, the Company shall make an offer to purchase such Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Indebtedness Amount") equal to the excess of the Available Proceeds Amount over the Payment Amount.

           (ii)  The offer price for the Notes shall be payable in cash in an amount equal to 100% of the principal amount of the Notes tendered pursuant to an Asset Proceeds Offer, plus accrued and unpaid interest, if any, to the date such Asset Proceeds Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to an Asset Proceeds Offer is less than the Payment Amount relating thereto or the aggregate amount of the Pari Passu Indebtedness that is purchased or repaid pursuant to the Pari Passu Offer is less than the Pari Passu Indebtedness Amount (such shortfall constituting an "Asset Proceeds Deficiency"), the Company may use such Asset Proceeds Deficiency, or a portion thereof, for general corporate purposes, subject to the limitations of the "Limitation on Restricted Payments" covenant.

          (iii)  If the aggregate Offered Price of Notes validly tendered and not withdrawn by Holders thereof exceeds the Payment Amount, Notes to be purchased will be selected on a pro rata basis. Upon completion of such Net Proceeds Offer and Pari Passu Offer, the Available Proceeds Amount shall be reset to zero.

        The Payment Amount may be reduced by the principal amount of Notes acquired by the Company through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the Trustee for cancellation.

        The Company will not permit any Subsidiary to enter into or suffer to exist any agreement (excluding Permitted Liens) that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Proceeds Offer following any Asset Sale. The Company will comply with Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, if applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

        Limitations on Issuances and Sales of Capital Stock of Subsidiaries.    The Company will not cause or permit any of its Subsidiaries to issue or sell any Capital Stock (other than director's qualifying shares and other than to the Company or to a Wholly-Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly-Owned Subsidiary of the Company) to own or hold any Capital Stock of any Subsidiary of the Company or any Lien or security interest therein other than the sale of Qualified Capital Stock of Einstein pursuant to an underwritten Primary Offering so long as it remains a Subsidiary Guarantor of the Company.

        Limitation on Liens.    The Indenture provides that neither the Company nor any of its Subsidiaries may, directly or indirectly, incur any Lien, except Permitted Liens, against or upon any property or assets now owned or hereafter acquired by the Company or any of its Subsidiaries, or any income or profits therefrom, or assign or convey any right to receive income or profits therefrom.

        Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrances or restrictions on the ability of any such Subsidiary to:

        (i) pay dividends or make any other distributions to the Company or any of its Subsidiaries (A) on such Subsidiary's Capital Stock or (B) with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Subsidiaries; or

        (ii) make loans or advances to the Company or any of its Subsidiaries; or

        (iii) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) applicable law; (2) the Indenture, the Notes and Senior Credit Facility and any related documents; (3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Subsidiary of the Company; (4) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; or (5) an agreement governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2) or (4) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2) or (4).

        Merger, Consolidation or Sale of Assets.    The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets to, another corporation, Person or entity unless:

        (i) the Company is the surviving corporation, or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

        (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company under the Collateral Agreements, the Registration Rights Agreement, the Intercreditor Agreement and all obligations of the Company under the Notes and the Indenture, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee;

        (iii) immediately after such transaction (including giving effect to any Indebtedness and Acquired Debt incurred or expected to be incurred in connection with or in respect of such transaction and to any assumption required by clause (ii) above) no Default or Event of Default exists;

        (iv) the Company or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease conveyance or other disposition will have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Indenture and will have a Fixed Charge Coverage Ratio, determined on a pro forma basis, greater than or equal to the Fixed Charge Coverage Ratio of the Company immediately prior to the transaction; and

        (v) the Company or the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and any supplemental indenture required in connection with such transaction comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes, the Collateral Agreements, the Registration Rights Agreement and the Intercreditor Agreement with the same effect as if such surviving entity had been named as such.

        Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Subsidiary Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction made in compliance with the provisions of "—Asset Sales") will not, and the Company will not cause or permit any Subsidiary Guarantor to, consolidate with or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets, other than the Company or any other Subsidiary Guarantors unless:

        (i) the entity formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor), or to which such disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

        (ii) such entity assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor on the Subsidiary Guarantee;

        (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

        (iv) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (iv) of the first paragraph of this covenant. Any merger or consolidation of a Subsidiary Guarantor with and into the Company (with the Company being the surviving entity) or another Subsidiary Guarantor need only comply with clause (iv) of the first paragraph of this covenant.

        Limitations on Transactions with Affiliates.    The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any services) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under the next succeeding paragraph and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2 million shall be approved by a majority of the disinterested members of the Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any such Subsidiary enters into an Affiliate Transaction (or a series of related Affiliate Transactions which are similar or part of a common plan) that involves an aggregate fair market value of more than $5 million, the Company or such subsidiary, as the case may be shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company from a financial point of view from an Independent Financial Advisor and deliver such opinion to the Trustee.

        The restrictions set forth in the preceding paragraph shall not apply to: (i) reasonable fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary as determined in good faith by the Company's Board of Directors or senior management; (ii) transactions exclusively between or among the Company and any of its Wholly-Owned Subsidiaries or exclusively between or among such Wholly-Owned Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture; (iii) Restricted Payments not prohibited by the Indenture; and (iv) the transactions contemplated by the Equity Restructuring Agreement.

        Subsidiary Guarantees.    If the Company or any of its Subsidiaries shall organize or acquire any Person that becomes a Subsidiary, then such Subsidiary shall:

        (i) execute and deliver to the Trustee a supplemental indenture in a form reasonably satisfactory to the Trustee pursuant to which such Subsidiary shall unconditionally guarantee on a senior secured basis all of the Company's obligations under the Notes, the Indenture and the Senior Credit Facility;

        (ii) promptly, (A) execute and deliver to the Collateral Agent and the Trustee such amendments to the Collateral Agreements as the Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Holders and the Lenders, a perfected first priority security interest in the Equity Interests and debt securities of such new Subsidiary which are owned by the Company or any Subsidiary and required to be pledged pursuant to the Security Agreement, (B) deliver to Collateral Agent the certificates representing such Equity Interests (to the extent such Equity Interests are certificated) and debt securities, together with (1) in the case of such certificated Equity Interests, undated stock powers endorsed in blank, and (2) in the case of such debt securities, endorsed in blank, in each case executed and delivered by a Officer of the Company or such Subsidiary, as the case may be, and (C) cause such new Subsidiary to take such actions necessary or advisable to grant to the Collateral Agent for the benefit of the Holders a perfected first priority security interest in the collateral described in the Pledge and Security Agreement with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Pledge and Security Agreement or by law or as may be reasonably requested by the Collateral Agent;

        (iii) deliver to the Trustee and the Collateral Agent an opinion of counsel that such supplemental indenture and any other documents required to comply with clause (ii) above have been duly authorized, executed and delivered by such new Subsidiary, and the supplemental indenture and each such other document constitutes a legal, valid binding and enforceable obligation of such new Subsidiary; and

        (iv) take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee or the Collateral Agent to effectuate the foregoing. The Company may transfer, in any one transaction or a series of related transactions, any collateral to any Subsidiary Guarantor if such transferee Subsidiary Guarantor shall have complied with the requirements of clauses (i) through (iv) above; provided that the guarantee referred to in clause (i) above shall be secured by, in addition to any collateral existing in such Subsidiary Guarantor, the collateral so transferred.

        Impairment of Security Interest.    Subject to the Intercreditor Agreement, and except as otherwise provided in the Indenture, neither the Company nor any of its Subsidiaries will take or omit to take any action which would adversely affect or impair the Security Interests in favor of the Collateral Agent, on behalf of itself, the Trustee and the holders of the Notes, with respect to the Collateral. Neither the Company nor any of its Subsidiaries shall grant to any Person, or permit any Person to retain (other than the Trustee), any interest whatsoever in the Collateral other than Liens on the Collateral securing the Senior Credit Facility and Permitted Liens. Neither the Company nor any of its Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted or required by the Indenture, the Notes, the Senior Credit Facility, the Intercreditor Agreement and the Collateral Agreements. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, and shall cause each Subsidiary to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

        Reports to Holders.    The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission, so long as any Notes are outstanding, the Company will furnish the holders of Notes:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

        In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing). In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

        Real Estate Mortgages and Filings.    With respect to any real property (individually and collectively, the "Premises") (i) acquired by the Company or a Subsidiary Guarantor after the Issue Date for a purchase price of greater than $1,000,000 or (ii) owned by the Company or a Subsidiary Guarantor on the Issue Date:

          (a)   the Company shall deliver to the Collateral Agent, as mortgagee, fully executed counterparts of Mortgages, each dated as of the date of acquisition of such property, duly executed by the Company or the applicable Subsidiary Guarantor, together with (i) evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Collateral Agent desirable, to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

          (b)   the Collateral Agent shall have received mortgagee's title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in amounts and in form and substance and issued by insurers, reasonably satisfactory to the Initial Purchaser, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than Permitted Liens, and such policies shall also include, to the extent available, a revolving credit endorsement and such other endorsements as the Initial Purchaser shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon; and

          (c)   the Company shall deliver to the Collateral Agent, with respect to each of the covered Premises, filings, surveys, local counsel opinions and fixture filings, in each case in form and substance reasonably acceptable to the Initial Purchaser and its counsel, along with such other documents, instruments, certificates and agreements as the Initial Purchaser and its counsel shall reasonably request.

        None of the Company or any Subsidiary shall execute and deliver any Mortgage in respect of any such property in favor of the holders of the Notes unless and until a Mortgage is delivered to the Senior Lender pursuant to the Senior Credit Facility with respect to such property.

        Leasehold Mortgages and Filings.    The Company and each of its Subsidiaries shall (i) use its commercially reasonable efforts to deliver Mortgages with respect to the Company's leasehold interests in the premises (the "Leased Premises") occupied by the Company pursuant to leases of store properties entered into prior to the Issue Date (collectively, the "Existing Leases") and (ii) deliver Mortgages with respect to leases of new store properties occupied by the Company pursuant to leases entered into after the Issue Date; provided, that if after using its commercially reasonable efforts, the Company is unable to obtain Mortgages on any or all Leased Premises occupied pursuant to Existing Leases or Leased Premises having an aggregate value not in excess of 15% of all of the Company's leasehold interests with respect to new store properties occupied by the Company pursuant to leases entered into after the Issue Date, such failure will not be a breach of the covenant (together with the Existing Leases, the "Leases").

        Prior to the effective date of any Lease, the Company and such Subsidiaries shall use their commercially reasonable efforts to provide to the Trustee all of the items described in clauses (b) and (c) of "Real Estate Mortgages and Filings" above and in addition shall provide an agreement executed by the lessor of the Lease, whereby the lessor consents to the Mortgage and waives or subordinates its landlord Lien (whether granted by the instrument creating the leasehold estate or by applicable law) and which shall be entered into by the Trustee, as "Mortgagee" thereunder.

        Limitation on Capital Expenditure.    The aggregate amount of Capital Expenditures made by the Company and its Subsidiaries in any twelve-month period shall not exceed $20.0 million.

        Minimum Consolidated Adjusted EBITDA.    The Company will not permit Adjusted EBITDA during any twelve-month period ending as of the last day of each fiscal quarter to be less than $33,000,000.

        Use of Proceeds.    The Company will use the proceeds of the Offering to repay (i) the $140,000,000 aggregate principal amount of the Company's Senior Secured Increasing Rate Notes due 2003 and (ii) all other Indebtedness of the Company existing on the date hereof (other than Existing Indebtedness).

Payments for Consent

        Neither the Company nor any of the Company's Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for, or as inducement to, any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of Notes then outstanding that consent, waive or agree to amend any of such terms or provisions in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default and Remedies

        The Indenture provides that each of the following constitutes an Event of Default: (i) the Company fails to pay interest on any Notes when the same become due and payable and such default continues for a period of 10 days; (ii) default by the Company in payment of principal (or premium, if any) on any Notes at maturity, upon redemption, by acceleration or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer); (iii) failure by the Company or any of its Subsidiaries to comply with any of its other agreements or covenants in, or provisions of, the Indenture, the Notes or any of the Collateral Agreements, which default continues for a period of 30 days after the Company has received written notice specifying the default; (iv) default under (after giving effect to any applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries whether such Indebtedness now exists, or is created after the date of the Indenture (but in no case including any default under the Senior Credit Facility triggered by the occurrence of a Change of Control or similar event unless the Lenders under the Senior Credit Facility have accelerated the Indebtedness thereunder as a result of such default), if (a) either (1) such default results from the failure to pay principal of or interest on such Indebtedness or (2) as a result of such default the maturity of such Indebtedness may be accelerated, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which a default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which may be so accelerated, exceeds $2 million in the aggregate; (v) failure by the Company or any of its Subsidiaries to pay final judgments (other than any judgment as to which a reputable insurance company has accepted full liability in writing or any judgment disclosed in the "Business—Legal Proceedings" section of this Prospectus) aggregating in excess of $2 million which judgments are not stayed or dismissed within 60 days after their entry; (vi) certain events of bankruptcy or insolvency with respect to the Company, any Subsidiary Guarantor or any of the Company's Subsidiaries; and (vii) any Subsidiary Guarantee for any reason ceases to be in full force and effect or becomes or is declared to be null and void, unenforceable or invalid or any Subsidiary Guarantor denies its obligations under its Subsidiary Guarantee.

        If any Event of Default (other than an Event of Default set forth in clause (vi) of the preceding paragraph) occurs and is continuing and has not been waived, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may by written notice declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become immediately due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trustee power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Trustee, may on behalf of the holders of all the Notes (a) waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes, or (b) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture, the Registration Rights Agreement or any Collateral Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creations. Each holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive certain liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments, (iii) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders, cash in U.S. dollars, noncallable U.S. government obligations or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes at the stated date for payment thereof or on the applicable redemption date, as the case may be; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence); (v) such deposit and Legal

Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party to or by which the Company or any of its Subsidiaries is a party or by which it or any of their property or assets is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; (viii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (ix) certain customary conditions precedent are satisfied.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable, (2) will become due and payable at their stated maturity within one year or (3) are called for redemption within one year under an arrangement satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; (ii) the Company has paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Possession, Use and Release of Collateral

        Unless an Event of Default shall have occurred and be continuing, the Company shall have the right to remain in possession and retain exclusive control of the collateral securing the Notes (other than as set forth in the Collateral Agreements), to freely operate the collateral and to collect, invest and dispose of any income therefrom.

        Release of Collateral.    Upon compliance by the Company with the conditions set forth below in respect of any release of items of collateral, and upon delivery by the Company to the Collateral Agent of an opinion of counsel to the effect that such conditions have been met, the Collateral Agent will release the Released Interests from the Lien of the Collateral Agreements and reconvey the Released Interests to the Company; provided, however, that the Company is not required to comply with such conditions with respect to any release or withdrawal of inventory, receivables and cash from the Company's deposit accounts in the ordinary course of the Company's business.

        Asset Sale Release.    The Company has the right to obtain a release of items of collateral (the "Released Interests") subject to an Asset Sale permitted hereunder upon compliance with the condition that the Company deliver to the Collateral Agent the following:

          (a)   a notice from the Company requesting the release of Released Interests: (i) describing the proposed Released Interests; (ii) specifying the value of such Released Interests on a date within 60 days of such notice (the "Valuation Date"); (iii) stating that the purchase price received is at least equal to the fair market value of the Released Interests; (iv) stating that the release of such Released Interests would not be expected to interfere with the Collateral Agent's ability to realize the value of the remaining collateral and will not impair the maintenance and operation of the remaining collateral; and (v) certifying that such Asset Sale complies with the terms and conditions of the Indenture with respect thereto; and

          (b)   an Officers' Certificate of the Company stating that: (i) such Asset Sale covers only the Released Interests and complies with the terms and conditions of the Indenture with respect to Asset Sales; (ii) there is no Default or Event of Default in effect or continuing on the date thereof, the Valuation Date or the date of such Asset Sale; (iii) the release of the collateral will not result in a Default or Event of Default under the Indenture; and (iv) all conditions precedent in the Indenture relating to the release in question have been or will be complied with.

          (c)   in connection with release of Collateral resulting from an Asset Sale under "—Certain Covenants—Assets Sales," the Net Cash Proceeds and other non-cash consideration from the Asset Sale required to be delivered to the Collateral Agent pursuant to the Indenture;

          (d)   to the extent required by the Trust Indenture Act, an Officers' Certificate of the Company and an opinion of counsel certifying that all conditions precedent to the release of the released interests have been met and that such release complies with the terms and conditions of the Indenture, the applicable Collateral Agreements and to the extent applicable, the Intercreditor Agreement; and

          (e)   all applicable certificates, opinions and other documentation required by the Trust Indenture Act or the Indenture, if any. Upon compliance by the Company with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed, without recourse and without representation or warranty of any kind, to the Company, the released interests.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption in whole or in part pursuant to the Indenture, except the unredeemed portion of any Note being redeemed in part. Also, the Company is not required to transfer or exchange any Note commencing at the opening of business 15 days before the day of any selection of Notes to be redeemed and ending at the close of business on such day of selection. The registered holder of a Note will be treated as the owner of such Note for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next succeeding paragraph, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes) and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then-outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of the Notes): (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of, or the premium on, or change the fixed maturity of, any Note or alter the provisions with respect to the redemption of the Notes or alter the provisions with respect to repurchases or redemptions of the Notes upon a Change of Control; (iii) reduce the rate of or change the time for payment of interest, including default interest, on any Note; (iv) waive a continuing Default or Event of Default in the payment of principal of or premium, if any, or interest on any Note (other than a Default in the payment of an amount due as a result of an acceleration, where such acceleration is rescinded pursuant to the Indenture); (v) make any Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes; (vii) waive a redemption payment with respect to any Note; (viii) modify or change any provision of the Indenture affecting the ranking of the Notes in a manner which adversely affects the holders of Notes; or (ix) release all or substantially all of the Collateral.

        Notwithstanding the foregoing, without the consent of any holder of the Notes, the Company may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency (provided that such amendment or supplement does not adversely affect the rights of any holders), to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal right under the Indenture of any such holder or to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The holders of a majority in principal amount of the then-outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the Notes, unless such holder shall have offered to the Trustee an indemnity satisfactory to it against any loss, liability or expense.

Additional Information

        Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to New World Restaurant Group, Inc., 1687 Cole Boulevard, Golden, Colorado 80401, Attn: Chief Executive Officer.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such specified Person, excluding Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Adjusted EBITDA" means with respect to any fiscal period of the Company and its Subsidiaries, the net income of the Company and its consolidated Subsidiaries after provision for income taxes for such fiscal period, as determined in accordance with GAAP on a consolidated basis and reported on the financial statements for such period, excluding the effect of any and all of the following included in the calculation of such net income: (a) gain or loss arising from the sale or other disposal of any capital assets; (b) gain or loss arising from any write-up in the book value of any asset; (c) earnings or losses of any corporation or other Person, substantially all the assets of which have been acquired by the Company or any of its consolidated Subsidiaries in any manner, to the extent realized by such other corporation or Person prior to the date of acquisition; (d) earnings or losses of any business entity (other than the Company's consolidated Subsidiaries) in which the Company or any of its consolidated Subsidiaries has an ownership interest to the extent such earnings or losses are not actually received or paid for by the Company or any of its consolidated Subsidiaries in the form of cash; (e) earnings or losses of any Person to which assets of the Company or any of its consolidated Subsidiaries shall have been sold, transferred or disposed of, or into which the Company or any of its consolidated Subsidiaries shall have been merged, or which has been a party with the Company or any of its consolidated Subsidiaries to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain or loss arising from the acquisition of debt or equity securities of the Company or any of its consolidated Subsidiaries or from cancellation or forgiveness of Indebtedness; (g) gain and non-cash losses arising from extraordinary items, as determined in accordance with GAAP; (h) legal, accounting, financing, consulting, advisory and other out-of-pocket fees and expenses incurred in connection with debt financings, equity financings, acquisitions and/or divestitures (including without limitation, the Offering and the Equity Restructuring), whether or not such transactions are consummated; (i) fees and expenses related to store closures; (j) legal fees related to the pending Commission and Department of Justice investigations and other litigation pending as of the Issue Date and litigation related to the subject matter thereof or related thereto commenced after the Issue Date; (k) expenses relating to the cumulative change in the fair value of derivatives, estinguishments of debt or equity (including, without limitation, in connection with the Equity Restructuring), impairments, other income/expense, and reorganization costs, expenses or provisions; (l) any other non-recurring expenses; (m) the sum of the provisions for income tax, interest expense, depreciation and amortization expense, in each case, to the extent deducted in determining net income for such period; and (n) any other noncash charge or expense to the extent such charge or expense does not relate to a future cash payment obligation, including, without limitation, noncash compensation expense. Net income for any period will be determined by expensing (and not capitalizing) all costs associated with the opening of new retail locations other than Capital Expenditures consisting of fixtures, furniture, leasehold and improvements and equipment.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any specified Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of policies of such specified Person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the aggregate voting power of the voting securities of a Person shall be deemed to be control.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly-Owned Subsidiary of the Company of (a) any Capital Stock of any Subsidiary of the Company; or (b) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business and other than franchising of company-operated stores in the ordinary course of business (excluding sales of franchise rights and royalties); provided, however, that Asset Sales shall not include a transaction or series of related transactions for which the Company or its Subsidiaries receive aggregate consideration of less than $1.0 million.

        "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal, state or foreign law for the relief of debtors.

        "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution delivered to the Trustee and certified by the secretary or an assistant secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification.

        "Capital Expenditures" shall mean, for any period any direct or indirect (by way of acquisition of securities of a Person or the expenditure of cash or the transfer of Property or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets determined in conformity with GAAP, excluding (i) normal replacement and maintenance programs properly charged to current operations, and (ii) the purchase price of equipment to the extent that the consideration therefor consists of used or surplus equipment being traded in at such time or the proceeds of a concurrent sale of such used or surplus equipment, net of proceeds from franchising of company-operated stores during such period.

        "Capital Lease Obligation" means, as to any Person, the obligations of such Person under a lease that is required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and any and all warrants, options and rights with respect thereto, including, without limitation, each class of common stock and preferred stock, partnership interests and other indicia of ownership of such Person.

        "Cash Equivalents" means: (i) obligations issued or unconditionally guaranteed by the United States of America or any agency thereof, or obligations issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; (ii) commercial paper rated the highest grade by Moody's Investors Service, Inc. and Standard & Poor's Ratings Group and maturing not more than one year from the date of creation thereof; (iii) time deposits with, and certificates of deposit and banker's acceptances issued by, any bank having capital surplus and undivided profits aggregating at least $500 million and maturing not more than one year from the date of creation thereof, (iv) repurchase agreements that are secured by a perfected security interest in an obligation described in clause (i) and are with any bank described in clause (iii); (v) money market accounts with any bank having capital surplus and undivided profits aggregating at least $500 million; (vi) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Ratings Group; and (vii) money market funds investing only in U.S. Government Obligations.

        "Change of Control" means any transaction or event occurring on or after the date hereof as a direct or indirect result of which (a) any Person or any group (other than the Permitted Holders) shall (A) beneficially own (directly or indirectly) in the aggregate Equity Interests of the Company having more than 50% of the aggregate voting power of all Equity Interests of the Company at the time outstanding or (B) have the right or power to appoint a majority of the board of directors of the Company; (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the board of directors of the Company then in office; or (c) any event or circumstance constituting a "change of control" under any documentation evidencing or governing any Indebtedness of any Company in a principal amount in excess of $10.0 million (other than under the Indenture) shall occur which results in an obligation of any Company to prepay (by acceleration or otherwise), purchase, offer to purchase, redeem or defease all or a portion of such Indebtedness.

        The terms "beneficially own," "beneficial owner" and "Group" shall have the meanings ascribed to such terms in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that, for the purposes of this definition of "Change of Control" only, any Person or Group other than the Permitted Holders shall be deemed to be the current beneficial owner of any shares of Voting Stock of the Company, or any interests or participations in, or measured by the profits of, the Company, that are issuable upon the exercise of any option, warrant or similar right, or upon the conversion any convertible security, in either case owned by such Person or Group without regard to whether such option, warrant or convertible security is currently exercisable or convertible or will become convertible or exercisable within 60 days if the exercise or conversion price thereof at the time of grant was lower than the fair market value of the underlying security at the time of grant.

        "Collateral" shall mean Collateral as such term is defined in the Pledge and Security Agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations is granted or purported to be granted under any Collateral Agreement.

        "Collateral Agent" shall mean the Bank of New York, as collateral agent for the Holders under the Pledge and Security Agreement, each Mortgage and the Intercreditor Agreement.

        "Collateral Agreements" means, collectively, the Pledge and Security Agreement and each Mortgage, in each case, as the same may be in force from time to time.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation all series and classes of such common stock.

        "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (without duplication) (a) provision for taxes based on income or profits to the extent such provision for taxes was included in computing Consolidated Net Income, (b) consolidated interest expense of such Person for such period, whether paid or accrued (including deferred financing costs, non-cash interest payments and the interest component of Capital Lease Obligations), to the extent such expense was deducted in computing Consolidated Net Income, (c) depreciation and amortization (including amortization of intangibles) for such period to the extent such depreciation or amortization were deducted in computing Consolidated Net Income, and (d) all other non-cash charges (excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that: (i) the Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly-Owned Subsidiary thereof; (ii) the Net Income of any Person that is a Subsidiary (other than a Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent Person directly or indirectly through one or more Subsidiaries) shall be included only to the extent of the amount of dividends or distributions paid to the referent Person or a Wholly-Owned Subsidiary thereof; and (iii) the cumulative effect of a change in accounting principles shall be excluded.

        "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

        "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Depository" means The Depository Trust Company, its nominees and successors.

        "Disqualified Capital Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

        "Equity Interests" means Capital Stock or warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any sale of Qualified Capital Stock of the Company or any capital contribution to the equity of the Company.

        "Equity Restructuring" means the equity restructuring contemplated by the Equity Restructuring Agreement.

        "Equity Restructuring Agreement" means the Equity Restructuring Agreement dated as of June 26, 2003, among the Company, Halpern Denny and Greenlight.

        "Exchange Offer" means the offer that may be made by the Company, pursuant to the Registration Rights Agreement, to exchange for any and all of the Offered Notes a like aggregate principal amount of Exchange Notes.

        "Existing Indebtedness" means Indebtedness of the Company and its Subsidiaries set forth on Schedule I of the Indenture.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Unless otherwise provided herein, fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio (both the numerator and the denominator therein) shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable period; provided that pro forma effect shall be given to repayments, repurchases or redemptions of Indebtedness or Preferred Stock only to the extent such Indebtedness or Preferred Stock is permanently retired (and, in the case of the Notes, surrendered to the Trustee for cancellation). For purposes of making the computation referred to above, in the event that acquisitions, divestitures, mergers or consolidations have been made by the Company or any of its Subsidiaries subsequent to the commencement of the four-quarter period over which the Fixed Charge Coverage Ratio is being calculated, but prior to the event for which the calculation of the Fixed Charge Ratio is being made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such acquisitions, divestitures, mergers and consolidations as if such transactions had occurred at the beginning of the applicable period. In addition, for purposes of making the computation referred to above during the first four fiscal quarters after the issuance of the Initial Notes, the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to the issuance of the Initial Notes and the use of proceeds therefrom as if it had occurred at the beginning of the applicable four-quarter period.

        "Fixed Charges" means, with respect to any Person for any period, the sum of (a) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of non-cash interest payments and the interest component of capital leases but excluding amortization of deferred financing fees and non-cash accretion on securities convertible into Series F Preferred Stock) and (b) the product of (i) all dividend payments, whether paid in cash, assets, securities or otherwise, in the case of a Person that is a Subsidiary of the Company, on any series of preferred stock of such Subsidiary, and all dividend payments in respect of any series of preferred stock of the Company, whether paid in cash, assets, securities or otherwise (other than dividends payable in additional shares of the preferred stock on which such dividends are paid), times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in

such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

        "Holder" or "holder" means the Person in whose name a Note is registered on the Registrar's books.

        "Inactive Subsidiary" means each of MBC Genesee, LLC, Paragon Bakeries, Inc., Manhattan Bagel Construction Corp., Bay Area Bagel, Inc., DAB Industries, Inc., CR Bagel Leases, Inc., MBC Tonawanda, LLC, MBC North Buffalo, LLC, MBC Northtown, LLC, MBC Cheekotowaga, LLC, MBC Elmwood LLC, MBC Main Place, LLC, MBC Maple, LLC, MBC Orchard Park, LLC, MBC Amherst, LLC, MBC Snyder, LLC, MBC Transit, LLC, and MBC East Aurora, LLC until such time as the Company is in compliance with the corporate existence covenant contained in the Indenture with respect to such entity.

        "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases) or representing any Interest Swap Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing Indebtedness (other than Interest Swap Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and also includes, to the extent not otherwise included, the guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, by such Person in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any of the items which would be included within this definition.

        "Independent Financial Advisor" means a nationally recognized accounting, appraisal or investment banking firm (i) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company or any of its Subsidiaries, (ii) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged and (iii) which has not provided services as a financial advisor, placement agent or underwriter for the Company within three years of the event or transaction which requires the Company to employ an Independent Financial Advisor.

        "Intercreditor Agreement" means the intercreditor agreement among the Senior Lender, the Trustee, the Collateral Agent, the Company and the Subsidiary Guarantors, dated as of the Issue Date, as the same may be amended, supplemented or modified from time to time.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreement.

        "Investments" means, with respect to any Person, (i) all investments by such Person in other Persons (including Affiliates) in the form of loans (including direct or indirect guarantees), advances or capital contributions (excluding compensation, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP and (ii) the purchase, redemption or other acquisition for value of such Person's Equity Interests.

        "Issue Date" means the date of original issuance of the Offered Notes under the Indenture.

        "Lender" means a Person that is not an Affiliate of the Company and is a lender in the Senior Credit Facility.

        "Lien" means, with respect to any asset, mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, excluding true lease and consignment filings).

        "Maturity Date" means July 1, 2008.

        "Mortgages" means the mortgages, deeds of trust, deeds to secure debt or other similar documents securing liens on the Premises and/or the Leased Premises, as well as the other collateral secured by and described in the mortgages, deeds of trust, deeds to secure debt or other similar documents.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, any extraordinary gain (but not loss), together with any related provisions for taxes on such extraordinary gain (but not loss) plus, to the extent deducted in calculating net income, the amortization of goodwill.

        "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Non-Restricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes) of the Company or any of its Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Subsidiaries.

        "Non-Restricted Subsidiaries" means (i) until such time as they may be designated as a Subsidiary in the manner provided below, New World EnbcDeb Corp. and the Inactive Subsidiaries, and (ii) any Subsidiary that is designated by the Board of Directors as a Non-Restricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results, and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants—Restricted Payments." If, at any time, any Non-Restricted Subsidiary would fail to meet the foregoing requirements as a Non-Restricted Subsidiary, it shall thereafter cease to be an Non-Restricted Subsidiary for purposes of the Indenture and any Indebtedness of such Person shall be deemed to be incurred by a Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Additional Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Non-Restricted Subsidiary to be a Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Subsidiary of the Company of any outstanding Indebtedness of such Non-Restricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants—Incurrence of Additional Indebtedness and Issuance of Preferred Stock" calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

        "Non-U.S. Person" means a Person who is not a U.S. Person, as defined in Regulation S.

        "Obligations" means any principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officer" means, with respect to any Person, the chief executive officer, the president, any vice president, the chief financial officer, the treasurer, the controller, or the secretary of such Person, or any other officer designated by the Board of Directors to serve in a similar capacity.

        "Pari Passu Indebtedness" means any Indebtedness of the Company that is pari passu in right of payment to the Notes.

        "Permitted Holders" means each of Halpern Denny & Co., NWCI Holdings, LLC, Brookwood New World Investors, LLC, Greenlight Capital, L.P., Greenlight Capital Qualified, L.P., Greenlight Capital Offshore, Ltd., Thomas Weisel Capital Partners, LP, Bruckmann, Rosser, Sherrill & Co. L.L.C., Inc., Triarc Companies, Inc. and their respective Affiliates.

        "Permitted Indebtedness" means each of the following:

          (a)   Indebtedness incurred by the Company and its Subsidiaries under the Senior Credit Facility in an aggregate principal amount not to exceed, together with the aggregate principal amount outstanding pursuant to clause (j) below, $20 million at any one time outstanding plus the interest, premiums, penalties (including, without limitation, attorney's fees), costs, expenses and charges incurred under the Senior Credit Facility, reduced by any permanent repayment or permanent reduction of the Senior Credit Facility after the Issue Date which is accompanied by a corresponding permanent commitment reduction pursuant to the "Asset Sales" covenant;

          (b)   Indebtedness of the Company represented by the Offered Notes (whether incurred on the Issue Date or in connection with the Exchange Offer) and any Subsidiary Guarantees thereof;

          (c)   Existing Indebtedness;

          (d)   Indebtedness incurred by the Company or its Subsidiaries in connection with or arising out of Capital Lease Obligations or Purchase Money Obligations; provided that the aggregate principal amount at any one time outstanding of all such Capital Lease Obligations and Purchase Money Obligations does not exceed $5 million;

          (e)   Indebtedness owed by the Company to any of its Subsidiary Guarantors for so long as such Indebtedness is held by a Subsidiary Guarantor of the Company, in each case subject to no Lien (other than a pledge of such Indebtedness to the Lenders under the Senior Credit Facility); provided that (i) any such Indebtedness of the Company is subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (ii) if as of any date any Person other than a Subsidiary Guarantor of the Company owns or holds any such Indebtedness or any such Person holds a Lien in respect of such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness of the Company;

          (f)    Indebtedness of a Wholly-Owned Subsidiary of the Company to the Company or to a Wholly-Owned Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly-Owned Subsidiary of the Company and, if such Indebtedness exceeds $500,000 in aggregate principal amount, evidenced by a written promissory note or other instrument in form and substance reasonably satisfactory to the Trustee, in each case subject to no Lien (other than a pledge of such Indebtedness to the Lenders under the Senior Credit Facility); provided that if, as of any date any Person (other than the Lenders under the Senior Credit Facility) owns or holds such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

          (g)   the incurrence by the Company and its Subsidiaries of Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, "Refinance") Permitted Indebtedness referred to in clauses (b) and (c) above (the "Refinancing Indebtedness"); provided, however, that (i) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so refinanced (plus accrued interest and the amount of reasonable expenses incurred in connection therewith); (ii) if the Indebtedness being refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinated to the Notes; (iii) if the Indebtedness being refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company; (iv) such Refinancing Indebtedness shall have a Weighted Average Life no less than, and a stated maturity which is no earlier than, that of the Indebtedness being refinanced (without limiting the generality of the foregoing subsection, such Refinancing Indebtedness shall not provide for any payments of principal or interest beyond commercially reasonable interest of such Refinancing Indebtedness prior to the payment in full of all Obligations under the Notes); and (v) the Indebtedness so refinanced is permanently retired (and, in case of the Notes, surrendered to the Trustee for cancellation);

          (h)   Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its Subsidiaries and Interest Swap Obligations of any Subsidiary covering Indebtedness of such Subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

          (i)    Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Subsidiary thereof in the ordinary course of business, including guarantees or obligations of the Company or any Subsidiary thereof with respect to letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

          (j)    Indebtedness of the Company represented by additional Notes and any Subsidiary Guarantees thereof in an aggregate principal amount not to exceed, together with the aggregate principal amount outstanding pursuant to clause (a) above, $20 million at any one time outstanding, reduced by any permanent repayment or permanent reduction of the Senior Credit Facility after the Issue Date which is accompanied by a corresponding permanent commitment reduction pursuant to the "Asset Sales" covenant; and

          (k)   other Indebtedness of the Company and its Subsidiaries in an aggregate amount not to exceed at any one time outstanding, the excess, if any, of (A) $5 million over (B) the excess, if any, of (I) the aggregate amount of Indebtedness outstanding under clauses (a) and (j) above, over (II) $15 million.

        "Permitted Investments" means: (i) Investments by the Company or any of its Subsidiaries in any Person that is or will become immediately after such Investment a Wholly-Owned Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly-Owned Subsidiary of the Company; (ii) Investments in the Company by any Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture; (iii) investments in cash and Cash Equivalents; (iv) Interest Swap Obligations entered into in the ordinary course of the Company's or its Subsidiaries' businesses and otherwise in compliance with the Indenture; (v) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers solely in exchange for a claim against any such trade creditor or customer; (vi) Investments in the Notes; and (vii) other Investments if the aggregate amount of such Investment, together with all other Investments made pursuant to this clause (vii) does not to exceed $6.0 million.

        "Permitted Liens" means the following types of Liens:

          (a)   Liens for taxes, assessments or governmental charges or claims either (i) not delinquent or (ii) contested in good faith by appropriate proceedings and as to which the Company or its Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

          (b)   statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

          (c)   Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

          (d)   judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

          (e)   easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Subsidiaries;

          (f)    any interest or title of a lessor under any Capital Lease Obligation; provided that such Liens do not extend to any property or assets which are not leased property subject to such Capital Lease Obligation;

          (g)   Purchase Money Liens of the Company or any Subsidiary of the Company; provided, however, that (i) the related Purchase Money Obligation shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Subsidiary of the Company other than the property and assets so acquired and (ii) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

          (h)   Liens securing reimbursement obligations with respect to commercial letters of credit, which encumbered documents and other property relating to such letters of credit and products and proceeds thereof;

          (i)    Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

          (j)    Liens securing Interest Swap Obligations, which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

          (k)   Liens securing Acquired Debt incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that (i) such Liens secured such Acquired Debt at the time of and prior to the incurrence of such Acquired Debt by the Company or a Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Indebtedness by the Company or a Subsidiary of the Company and (ii) such Liens do not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Indebtedness became Acquired Debt of the Company or a Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Debt prior to the incurrence of such Acquired Debt by the Company or a Subsidiary of the Company;

          (l)    Liens existing on the Issue Date but only to the extent such Liens are in effect on the Issue Date;

          (m)  Liens securing Indebtedness and all other Obligations of the Company and its Subsidiaries under the Senior Credit Facility;

          (n)   Liens in favor of the Company or a Wholly-Owned Subsidiary of the Company on assets of any Subsidiary of the Company;

          (o)   Liens securing Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being refinanced and (ii) do not extend to or cover any property or assets of the Company or any of its Subsidiaries not securing the Indebtedness so refinanced; and

          (p)   Liens securing obligations under the Indenture.

        "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

        "Pledge and Security Agreement" means the Pledge and Security Agreement, dated as of the Issue Date, made by the Company and the Subsidiary Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

        "Preferred Stock" means, with respect to any Person, any Capital Stock of such Person or its Subsidiaries in respect of which a holder thereof is entitled to receive payment upon dissolution or otherwise before any payment may be made with respect to any other Capital Stock of such Person or its Subsidiaries.

        "Primary Offering" means an underwritten public offering of Qualified Capital Stock of the Company or of Einstein/Noah Bagel Corp. pursuant to a registration statement filed with and declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities under any employee benefit plans) or pursuant to an exemption from the registration requirements thereof.

        "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms of this Indenture, a calculation in accordance with Article Eleven of Regulation S-X under the Securities Act, as determined by the Board of Directors of the Company in consultation with its independent public accountants.

        "Purchase Agreement" means the Purchase Agreement relating to the purchase and sale of the Offered Notes, entered into among the Company and the Initial Purchaser.

        "Purchase Money Liens" means (i) Liens to secure or securing Purchase Money Obligations permitted to be incurred under the Indenture and (ii) Liens to secure Refinancing Indebtedness incurred solely to refinance Purchase Money Obligations, provided that such Refinancing Indebtedness is incurred no later than six (6) months after the satisfaction of such Purchase Money Obligations and such Lien extends to or covers only the asset or property securing the Purchase Money Obligations being refinanced.

        "Purchase Money Obligations" means Indebtedness representing, or incurred to finance, the cost of acquiring any assets (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Company or any of its Wholly-Owned Subsidiaries); provided that (i) the principal amount of such Indebtedness does not exceed 100% of such cost, (ii) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired and (iii) such Indebtedness is incurred, and any Liens with respect thereto are granted, within 90 days of the acquisition of such property or asset.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Qualified Institutional Buyer" or "QIB" shall have the meaning specified in Rule 144A under the Securities Act.

        "Qualified Recapitalization" means the conversion of all of the shares of Series F preferred stock, par value $0.001 per share of the Company, Common Stock of the Company and warrants to purchase Common Stock of the Company held by Halpern Denny III, L.P. into shares of newly issued non-interest bearing preferred stock of the Company having a face amount of $57.0 million, which is mandatorily redeemable by the Company on June 30, 2009.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, among the Company, the Subsidiary Guarantors and the Initial Purchaser, as the same may be amended or modified from time to time in accordance with the terms thereof.

        "Regulation S" means Regulation S under the Securities Act, as such regulation may be amended from time to time.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Security" has the meaning assigned to such term in Rule 144(a)(3) under the Securities Act; provided that the Trustee shall be entitled to request and conclusively rely on an Opinion of Counsel with respect to whether any Note constitutes a Restricted Security.

        "Rule 144A" means Rule 144A under the Securities Act.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Subsidiary of the

Company of any property, whether owned by the Company or any Subsidiary of the Company at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Security Interests" means the Liens on the Collateral created by the Indenture and the Collateral Agreements in favor of the Collateral Agent for the benefit of the Collateral Agent and the Holders.

        "Senior Credit Facility" means any credit agreement to which the Company is party from time to time, including without limitation the Loan and Security Agreement dated as of the date of the Indenture by and among the Company, as borrower, the subsidiary guarantors thereto, the Senior Lender, as agent, and the lenders party thereto from time to time, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement exchanging, extending the maturity of, refinancing, renewing, replacing, substituting or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the covenant described under "—Certain Covenants—Incurrence of Additional of Indebtedness and Issuance of Preferred Stock") or adding Subsidiaries as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Senior Lender" means the AmSouth Bank.

        "Significant Subsidiary" means any Subsidiary which would be a "significant subsidiary" as defined in Article One, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

        "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof. The term "Subsidiary" does not include any Non-Restricted Subsidiaries.

        "Subsidiary Guarantees" means, individually, the guarantee and, collectively, the guarantees given by the Subsidiary Guarantors pursuant hereto or pursuant to supplemental indentures executed by Subsidiaries formed after the Issue Date pursuant to which such Subsidiaries agree to be bound by the terms of the Indenture.

        "Subsidiary Guarantor" means each Subsidiary of the Company and all future Subsidiaries of the Company other than any Non-Restricted Subsidiary.

        "U.S. Government Obligations" means non-callable direct obligations of, and non-callable obligations guaranteed by, the United States of America for the payment of which the full faith and credit of the United States of America is pledged.

        "U.S. Legal Tender" means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

        "Voting Stock" means, with respect to any Person, one or more classes of the Capital Stock of such Person having general voting power under ordinary circumstances to elect at least a majority of the

Board of Directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

        "Warrant Agreement" means the Warrant Agreement, dated as of June 19, 2001, between the Company and The Bank of New York, as successor in interest to the corporate trust business of the United States Trust Company of New York, as Warrant Agent, pursuant to which the Warrants were issued.

        "Warrants" means the warrants to purchase shares of the Company's common stock, par value $0.01 per share, issued by the Company pursuant to the terms and conditions of the Warrant Agreement.

        "Weighted Average Life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness multiplied by the amount of such principal payment by (ii) the sum of all such principal payments.

        "Wholly-Owned Subsidiary" means, with respect to any Person, any Subsidiary of such Person of which all the voting Capital Stock (other than directors' qualifying shares) is owned by such Person or any Wholly-Owned Subsidiary of such Person.

Same-Day Settlement and Payment

        Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes are expected to be eligible to trade in the PORTAL Market and to trade in the Depository's Same-Day Funds Settlement System, and any permitted secondary market trading activity in the Notes will therefore be required by the Depository to be settled in immediately available funds. No assurance can be given as to the effect, if any, of such settlement arrangements on trading activity in the Notes.

Exchange Offer; Registration Rights

        The Company and the Initial Purchaser entered into the Registration Rights Agreement pursuant to which the Company agreed to file with the Commission promptly (but in any event within 90 days) after the Issue Date, a registration statement on the appropriate form (the "Exchange Offer Registration Statement"), relating to a registered exchange offer (the "Exchange Offer") for the Notes under the Securities Act. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the holders of Notes who are not prohibited by any law or policy of the Commission from participating in the Exchange Offer the opportunity to exchange their Notes for exchange notes that will be substantially identical to the original notes. In the event that applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offer provided for above, or, in the case of any holder of the Notes that participates in the Exchange Offer, such holder does not receive freely tradable exchange notes on the date of the exchange for tendered Notes, or if for some reason the Exchange Offer is not consummated within 30 business days after the Effectiveness Target Date (as defined below), the Company will, at its cost, file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf Registration Statement. A holder that sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security-holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations).

The Company will use its best efforts to cause the applicable registration statement to be declared effective by the Commission as promptly as practicable after the date of filing.

        Based on interpretation of the staff of the Commission set forth in several no-action letters to third parties, the Company believes that the exchange notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the exchange notes (i) will not be able to rely on the interpretation of the staff of the Commission set forth in the above referenced no-action letters, (ii) will not be able to tender its Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Notes unless such sale or transfer is made pursuant to an exemption from such requirements.

        The Registration Rights Agreement provides that (i) the Company will file an Exchange Offer Registration Statement (or, if applicable, a Shelf Registration Statement) with the Commission on or prior to 90 days after the Issue Date (the "Filing Date"), (ii) the Company will use its best efforts to have such Exchange Offer Registration Statement (or, if applicable, a Shelf Registration Statement) declared effective by the Commission on or prior to 150 days after the Issue Date (the "Effectiveness Target Date"), and (iii) unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will have commenced the Exchange Offer and will use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission exchange notes in exchange for all original notes tendered prior thereto in the Exchange Offer.

        Although the Company intends to file one of the registration statements described above, there can be no assurance that such registration statement will be filed or, if filed, that it will become effective. If the Company fails to comply with the above provisions or if such registration statement fails to become effective, then, as liquidated damages, additional interest (the "Additional Interest") shall become payable in respect of the Notes as follows:

          (a)   if the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 90 days following the Issue Date, Additional Interest shall accrue on the Notes over and above the stated interest rate at a rate of 0.25% per annum for the first 90 days commencing on the 91st day after the Issue Date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period;

          (b)   if an Exchange Offer Registration Statement or Shelf Registration Statement is not declared effective prior to the date that is 150 days after the Issue Date, then, commencing on the 151st day after the Issue Date, Additional Interest shall accrue on the Notes over and above the stated interest at a rate of 0.25% per annum for the first 90 days commencing on the 151st day after the Issue Date, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period; or

          (c)   if either (i) the Company has not exchanged the Exchange Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 30 business days after the Effectiveness Target Date or (ii) the Exchange Offer Registration Statement ceases to be effective at any time prior to the time that the Exchange Offer is consummated or (iii) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the third anniversary of its effective date and is not declared effective again within five business days, or (iv) pending the announcement of a material corporate transaction, the Company issues a notice that a Shelf Registration Statement or an Exchange Offer Registration Statement is unusable, and the aggregate number of days in any 365-day period for which all such notices issued, or required to be issued, have been, or were required to be in effect, exceeds 120 days in the aggregate or 30 days consecutively, in the case of a Shelf Registration Statement, or 15 days in the aggregate, in the case of an Exchange Offer Registration Statement, then Additional Interest shall accrue on the Notes (over and above any interest otherwise payable on the Notes) at a rate of 0.25% per annum commencing on the 31st business day after the Effectiveness Target Date, in the case of clause (i) above, or (y) the date the Exchange Offer Registration Statement ceases to be effective without being declared effective again within five business days, in the case of clause (ii) above, or (z) the day the Shelf Registration Statement ceased to be effective, in the case of clause (iii) above, or usable in the case of clause (iv) above, such Additional Interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period (each of the foregoing, a "Registration Default"); provided that the Additional Interest shall only accrue with respect to one Registration Default at a time and the maximum increase in the interest rate on the Notes may not exceed 1% per annum in the aggregate; and provided, further, that as soon as all Registration Defaults have been cured Additional Interest on the Notes shall cease to accrue.

        Any amounts of Additional Interest due pursuant to clause (i), (ii) or (iii) above will be payable in cash on scheduled interest payment dates for the Notes, commencing with the first such date occurring after any such Additional Interest commences to accrue. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Notes, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year comprised of twelve 30-day months) and the denominator of which is 360.

        The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

        Holders will be required to make certain representations to the Company (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding sentence. For so long as the Notes are outstanding, the Company will continue to provide to holders of Notes and to prospective purchasers of the Notes the information required by Rule 144A(d)(4). The Company will provide a copy of the Registration Rights Agreement to prospective investors upon request.

Book-Entry, Delivery and Form

        The Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A ("Rule 144A Securities"). Notes also may be offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Securities"). Except as set forth below, Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. Notes were issued at the closing of the offering of the original notes (the "Closing") only against payment in immediately available funds.

        Notes that are originally issued to or transferred to "Institutional Accredited Investors" who are not Qualified Institutional Buyers ("QIBs") or to any other persons who are not QIBs (the "Non-Global Purchasers") will be issued in registered form (the "Certificated Securities"). Upon the transfer to a QIB of Certificated Securities initially issued to a Non-Global Purchaser, such Certificated Securities will, unless the applicable Global Note has previously been exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred. For a description of the restrictions on the transfer of Certificated Securities, see "Notice to Investors."

        Rule 144A Securities initially will be represented by one 144A global note (the "144A Global Note"). Regulation S Securities initially will be represented by one Regulation S global note (the "Regulation S Global Note"). The Rule 144A Global Note and the Regulation S Global Note are collectively referred to herein as the "Global Notes." The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Through and including the 40th day after the later of the commencement of the offering of the original notes and the original issue date of the Notes (such period, the "Applicable Restricted Period"), beneficial interests in the Regulation S Global Notes may be held only through the Euroclear System ("Euroclear") and Cedel, S.A. ("Cedel") (as indirect participants in DTC), unless transferred to a person that takes delivery through a Rule 144A Global Note in accordance with the certification requirements described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes at any time except in the limited circumstances described below. See "Exchanges between Regulation S Securities and Rule 144A Securities."

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "Exchange of Book-Entry Securities for Certificated Securities." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Certificated Securities.

        Rule 144A Securities (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under "Notice to Investors." Regulation S Securities (including beneficial interests in the Regulation S Global Notes) will also bear the legend as described under "Notice to Investors." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Cedel), which may change from time to time. Initially, the Trustee will act as Paying Agent and Registrar with respect to the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect

Participants. The ownership interests in, and transfers of ownership interests in, each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Rule 144A Global Notes may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. Investors in the Regulation S Global Notes must initially hold their interests therein through Euroclear or Cedel, if they are participants in such systems, or indirectly through organizations that are participants in such systems. After the expiration of the Applicable Restricted Period (but not earlier), investors may also hold interests in the Regulation S Global Notes through Participants that are in the DTC system other than Euroclear and Cedel. Euroclear and Cedel will hold interests in the Regulation S Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Cedel. The depositaries, in turn, will hold such interests in the Regulation S Global Notes in customers' securities accounts in the depositaries' names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Cedel, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes, see "Exchange of Book-Entry Securities for Certificated Securities," "Exchange of Certificated Securities for Book-Entry Securities" and "Exchanges Between Regulation S Securities and Rule 144A Securities."

        Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, premium, if any, and interest on any Notes, and registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Except for trades involving only Euroclear and Cedel participants, interest in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "Same Day Settlement and Payment." Subject to the transfer restrictions set forth under "Notice to Investors," transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

        Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Regulation S Global Notes and in the Rule 144A Global Notes among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee, nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Securities for Certificated Securities

        A Global Note is exchangeable for definitive Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Securities or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes. In addition, beneficial interests in a Global Note may be exchanged for Certificated Securities upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Securities delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Notice to Investors," unless the Company determines otherwise in compliance with applicable law.

Exchange of Certificated Securities for Book-Entry Securities

        Notes issued in certificated form may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes, as described under "Notice to Investors." In the case of any such exchange for an interest in the Regulation S Global Note, such transfer must occur pursuant to Regulation S or Rule 144 (if available).

Exchanges Between Regulation S Securities and Rule 144A Securities

        Prior to the expiration of the Applicable Restricted Period, beneficial interests in the Regulation S Global Notes may be exchanged for beneficial interests in the Rule 144A Global Notes only if such exchange occurs in connection with a transfer of the Notes pursuant to Rule 144A and the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that the Notes are being transferred to a person who the transferor reasonably believes to be a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A and in accordance with all applicable securities laws of the states of the United States and other jurisdictions. Beneficial interests in a Rule 144A Global Note may be transferred to a person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Applicable Restricted Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144 (if available) and that, if such transfer occurs prior to the expiration of the Applicable Restricted Period, the interest transferred will be held immediately thereafter through Euroclear or Cedel.

        Transfers involving an exchange of a beneficial interest in the Regulation S Global Note for a beneficial interest in a Rule 144A Global Note or vice versa will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount of the Regulation S Global Note and a corresponding increase in the principal amount of the Rule 144A Global Note or vice versa, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Notes will, upon transfer, cease to be an interest in such Global Note and will become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interests in such other Global Note for so long as it remains such an interest. The policies and practices of DTC may prohibit transfers of beneficial interests in the Regulation S Global Note prior to the expiration of the Applicable Restricted Period.

Same-Day Settlement and Payment

        The Indenture requires that payments in respect of the Notes represented by the applicable Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Notes in certificated form, the Company will make all payments of principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Cedel as a result of sales of interests in a Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is the opinion of Proskauer Rose LLP, counsel to New World, summarizing the material United States federal income tax consequences to the United States holders described below relevant to the exchange of the original notes for the exchange notes, and the ownership and disposition of the exchange notes. The discussion is based upon the Internal Revenue Code of 1986, as amended, (the "Code"), United States Treasury Regulations issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions all as in effect on the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, United States expatriates, insurance companies, dealers or traders in securities or currencies, holders whose functional currency is not the United States dollar, tax-exempt organizations and persons holding the notes as part of a constructive sale or "straddle," "hedge," "conversion" or other integrated transaction. In addition, this discussion is limited to persons who purchased the original notes for cash at original issue and at their "issue price" within the meaning of Section 1273 of the Code. Moreover, the effect of any other United States federal tax laws or any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the Code.

        As used herein, "United States Holder" means a beneficial owner of the notes who or that is:

  •
  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the "substantial presence" test under Section 7701(b) of the Code;

  •
  a corporation, partnership or other entity taxable as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate, the income of which is subject to United States federal income tax regardless of its source; or

  •
  a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial trust decisions, or if the trust was in existence on August 20, 1996, and has validly elected to continue to be treated as a United States person.

        We have not sought and will not seek any rulings from the IRS with respect to the matters discussed herein. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

        Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below, as well as the application of any state, local, foreign or other United States federal tax laws, including gift and estate tax laws, to their particular situations.

United States Federal Income Tax Consequences to United States Holders

Exchange Offer

        The exchange of the original notes for the exchange notes will not constitute a taxable exchange. See "Description of Exchange Notes." As a result, a United States Holder will not recognize a taxable gain or loss as a result of so exchanging such holder's original notes. The holding period of the exchange notes received will include the holding period of the original notes exchanged therefor; and

the adjusted tax basis of the exchange notes received will be the same as the adjusted tax basis of the original notes exchanged therefor immediately before such exchange.

Interest

        Payments of stated interest on the notes will be taxable to a United States Holder as ordinary income at the time that such payments are received or accrued, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

        A United States Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note; such gain or loss will be equal to the difference between the amount realized upon the disposition (less the amount allocable to any accrued and unpaid interest, which will be taxable as ordinary income) and the United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note will be the United States Holder's cost therefor, less any principal payments received by such holder. This gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the United States Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Gain on the sale, exchange, redemption or retirement of notes by a United States Holder will be United States source income for United States foreign tax credit purposes.

Backup Withholding

        A United States Holder may be subject to information reporting and backup withholding at a rate of up to 31% with respect to interest and principal payments on the notes and proceeds from the sale or other disposition of the notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A United States Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

  •
  fails to furnish such holder's United States taxpayer identification number ("TIN") which, for an individual, is ordinarily his or her social security number;

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that such holder has failed to properly report payments of interest or dividends; or

  •
  fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and that the IRS has not notified the holder that such holder is subject to backup withholding.

        United States Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax and amounts withheld will be allowed as a refund or credit against a United States Holder's United States federal income tax liability provided that such holder provides certain information to the IRS.

United States Federal Income Tax Consequences to Non-United States Holders

Definition of Non-United States Holders; Interest Payments and Gains from Dispositions

        A "non-United States holder" is a beneficial owner of the notes who is not a United States Holder.

        Interest paid to a non-United States holder will be subject to United States federal withholding tax at a rate of 30% (or, if applicable, a lower treaty rate) unless:

  •
  such holder does not, directly or indirectly, actually or constructively, own 10% or more of our voting equity;

  •
  such holder is not a "controlled foreign corporation" (within the meaning of the Code) that is related to us through stock ownership;

  •
  such holder is not a bank whose holding of the notes constitutes an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  either (1) the non-United States holder certifies to us or our paying agent, under penalties of perjury and on the appropriate form, that it is not a "United States person" within the meaning of the Code and provides its name or address, or (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-United States holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution acting as agent for the non-United States holder, has received from the non-United States holder a statement, under penalties of perjury, that it is not a "United States person" and provides us or our paying agent with a copy of such statement.

        The certification requirement described above may require a non-United States holder that provides an IRS form, or that claims the benefit of an income tax treaty, to also provide its TIN. The applicable regulations also require, in the case of a note held by a foreign partnership, that:

  •
  the certification described above be provided by the partners; and

  •
  the partnership provide certain information, including its TIN.

        Further, a look-through rule will apply in the case of tiered partnerships. Prospective investors should consult their tax advisors regarding the certification requirements for non-United States holders.

        A non-United States holder will not be subject to United States federal income tax (including withholding tax) on gain recognized on the sale, exchange, redemption, retirement or other disposition of a note. However, a non-United States holder may be subject to tax on such gain if such holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition, in which case such holder may be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on such gain.

        If interest on a note or gain from a disposition of a note is effectively connected with a non-United States holder's conduct of a United States trade or business, or if an income tax treaty applies and the non-United States holder maintains a United States "permanent establishment" to which the interest or gain is attributable, the non-United States holder will be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a United States holder. If interest on a note is taxable on a net basis, the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup Withholding and Information Reporting

        Backup withholding and information reporting will not apply to payments made by us or our paying agents, in their capacities as such, to a non-United States holder of a note if the holder has provided the required certification that it is not a United States person as described above, provided that neither we nor our paying agent has actual knowledge that the holder is a United States person. Payments of the proceeds from a disposition by a non-United States holder of a note made to or through a foreign office of a broker will likely not be subject to information reporting or backup withholding unless the broker is:

  •
  a United States person;

  •
  a "controlled foreign corporation" (within the meaning of the Code);

  •
  a foreign person, 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

  •
  a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

        Payment of the proceeds from a disposition by a non-United States holder of a note made to or through the United States office of a broker is likely subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its TIN or otherwise establishes an exemption from information reporting and backup withholding.

        Non-United States holders should consult their own tax advisors regarding application of information reporting and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations. Any amounts withheld under the backup withholding rules from a payment to a non-United States holder will be allowed as a refund or a credit against the holder's United States federal income tax liability, provided certain information is furnished to the IRS.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale for such period of time as such persons must comply with such requirements in order to resell exchange notes, provided that such period will not exceed the period specified in the Registration Rights Agreement.

        We will not receive any proceeds from any sale of exchange notes by any broker-dealer. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of the methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For the period of time specified in the Registration Rights Agreement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests the documents in the letter of transmittal. We have agreed to pay all expenses incident to our performance of, or compliance with, the Registration Rights Agreement and all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, but excluding commissions or concessions of any brokers or dealers, and will indemnify all holders of notes, including any broker-dealers, and certain parties related to the holders against certain liabilities, including liabilities under the Securities Act.

        We have not entered into any arrangements or understanding with any person to distribute the exchange notes to be received in the exchange offer.

LEGAL MATTERS

        Certain legal matters in connection with the exchange offer will be passed upon for us by Proskauer Rose LLP, New York, New York.

EXPERTS

        The consolidated financial statements of the Company as of December 31, 2002, January 1, 2002 and December 31, 2000, and for each of the three years in the period ended December 31, 2002 included in this registration statement and Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, as stated in their report appearing herein.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference rooms at 450 Fifth Street, N.W., Washington, D.C., 20549 and also at its locations in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

        We have filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") with respect to the exchange notes and related subsidiary guarantees. This prospectus, which is a part of the Registration Statement, omits certain information included in the Registration Statement. Statements made in this prospectus as to the contents of any contract, agreement or other document are only summaries and are not complete. We refer you to these exhibits for a more complete description of the matter involved. Each statement regarding the exhibits is qualified by the actual documents.

        We are "incorporating by reference" all documents that we file with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering, which means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus.

        You may request a copy of those filings, at no cost, by writing or telephoning us at the following:

New World Restaurant Group, Inc.
1687 Cole Boulevard
Golden, Colorado 80401
Attn: Chief Executive Officer
Telephone: (303) 568-8000

        To obtain timely delivery of those materials, you must request the information no later than five business days before the expiration of the exchange offer. The date by which you must request the information is            , 2003.

        Information that we file later with the Commission and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus as if that information were included in this prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything not contained in this prospectus, and, if given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

NEW WORLD RESTAURANT GROUP, INC.
AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
New World Restaurant Group, Inc.

        We have audited the accompanying consolidated balance sheets of New World Restaurant Group, Inc. and Subsidiaries as of December 31, 2002, January 1, 2002, and December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of New World Restaurant Group, Inc. and Subsidiaries as of December 31, 2002, January 1, 2002, and December 31, 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 1—Goodwill, Trademarks and Other Intangibles, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangibles on January 2, 2002.

        We have also audited Schedule II for each of the three years in the period ended December 31, 2002. In our opinion, this schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information therein.

/s/ GRANT THORNTON LLP

Denver, Colorado
March 26, 2003 (except for Note 18, as to which the
date is July 8, 2003)

NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2002, JANUARY 1, 2002 AND DECEMBER 31, 2000
(in thousands, except share and per share information)

	December 31, 2002	January 1, 2002	December 31, 2000
ASSETS
Current Assets:
Cash and cash equivalents	$10,705	$15,478	$2,271
Franchise and other receivables, net	5,775	5,520	2,257
Due from bankruptcy estate	—	3,918	—
Current maturities of notes receivable	194	234	231
Inventories	5,005	5,206	1,436
Prepaid expenses and other current assets	3,180	1,812	459
Investment in debt securities	—	34,174	9,146
Assets held for resale	—	1,397	5,196

Total current assets	24,859	67,739	20,996
Property, plant and equipment, net	81,254	101,117	6,502
Notes receivable, net	—	330	1,313
Trademarks and other intangibles, net	98,134	105,958	13,516
Goodwill, net	4,875	4,875	5,249
Debt issuance costs and other assets	1,526	3,237	1,644

Total Assets	$210,648	$283,256	$49,220

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$7,650	$19,684	$2,708
Accrued expenses	30,988	29,481	2,950
Short-term debt and current portion of long-term debt	150,872	168,394	16,240
Current portion of obligations under capital leases	100	152	200

Total current liabilities	189,610	217,711	22,098
Senior notes and other long-term debt	11,011	12,119	1,873
Obligations under capital leases	360	538	363
Derivative liability	2,847	9,402	—
Other liabilities	10,560	13,191	1,279

Total Liabilities	214,388	252,961	25,613
Series D preferred stock, $.001 par value, $1,000 per share liquidation value; 25,000 shares authorized; 0, 0 and 16,216 shares issued and outstanding	—	—	12,640
Series F preferred stock, $.001 par value, $1,000 per share liquidation value; 116,000 shares authorized; 89,698, 75,103 and 0 shares issued and outstanding	84,932	57,338	—
Stockholders' equity (deficit):
Common stock, $.001 par value; 150,000,000 shares authorized; 51,016,857, 17,481,394 and 15,404,828 shares issued and outstanding	51	17	15
Additional paid-in capital	86,607	80,203	45,737
Unrealized loss in fair value of investment in debt securities	—	—	(4,742)
Accumulated deficit	(175,330)	(107,263)	(30,043)

Total stockholders' equity (deficit)	(88,672)	(27,043)	10,967

Total liabilities and stockholders' equity (deficit)	$210,648	$283,256	$49,220

        The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2002, JANUARY 1, 2002 AND DECEMBER 31, 2000
(in thousands, except share and per share information)

	December 31, 2002	January 1, 2002	December 31, 2000
Revenues:
Retail sales	$369,351	$206,186	$11,997
Manufacturing revenues	23,734	22,285	24,775
Franchise related revenues	5,565	5,704	6,306

Total revenues	398,650	234,175	43,078
Cost of sales	321,506	189,403	30,138
General and administrative expenses	42,640	28,647	12,733
Depreciation and amortization	30,626	15,207	2,254
Provision for integration and reorganization costs.	4,194	4,432	—
Impairment charge in connection with realization of assets held for sale	—	3,259	1,076

Loss from operations.	(316)	(6,773)	(3,123)
Interest expense	(42,883)	(47,104)	(2,076)
Cumulative change in the fair value of derivatives	233	57,680	—
Loss from extinguishment of Greenlight obligation	—	(16,641)	—
Other income (expense)	2,859	110	(339)
Permanent impairment in the value of investment in debt securities	—	(5,805)	—

Loss before income taxes	(40,107)	(18,533)	(5,538)
Provision for income taxes	(366)	(167)	—

Net loss	(40,473)	(18,700)	(5,538)
Dividends and accretion on preferred stock	(27,594)	(58,520)	(2,373)

Net loss available to common stockholders	$(68,067)	$(77,220)	$(7,911)

Net loss per common share—basic and diluted:
Net loss per share	$(.80)	$(2.09)	$(.63)

Weighted average number of common shares outstanding:
Basic and diluted	85,583,383	36,890,047	12,564,734

        The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

FOR THE YEARS ENDED DECEMBER 31, 2002, JANUARY 1, 2002 AND DECEMBER 31, 2000
(in thousands, except share and per share information)

	Series C Preferred Stock						Accumulated Other Comprehensive Income (Loss)
			Common Stock
					Additional Paid In Capital	Accumulated Deficit		Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 26, 1999	—	$—	11,313,508	$11	$34,707	$(22,132)	$—	$12,586
Net loss						(5,538)		(5,538)
Net unrealized loss on available-for-sale securities							(4,742)	(4,742)

Comprehensive loss								(10,280)

Issuance of common stock, net of offering expenses			1,398,360	2	2,692			2,694
Private placement of securities consisting of Common and Series C preferred stock, net of offering expenses	444,190	444	1,360,390	1	4,765			5,210
Conversion of Series C preferred stock	(444,190)	(444)	1,332,570	1				(443)
Issuance of warrants in connection with issuance of Series D preferred stock					3,573			3,573
Dividends and accretion						(2,373)		(2,373)

Balance, December 31, 2000	—	$—	15,404,828	$15	$45,737	$(30,043)	$(4,742)	$10,967

Net loss						(18,700)		(18,700)
Net unrealized gain on available-for-sale securities							4,742	4,742

Comprehensive loss								(13,958)

Issuance of common stock			2,076,566	2	2,634			2,636
Issuance of warrants in connection with Series F preferred stock					14,376			14,376
Issuance of warrants in connection with Senior Notes					16,605			16,605
Issuance of warrants in connection with Greenlight obligation					3,022			3,022
Net change due to classification of derivative instruments from permanent equity to liabilities					(2,171)			(2,171)
Dividends and accretion on preferred stock						(58,520)		(58,520)

Balance, January 1, 2002	—	$—	17,481,394	$17	$80,203	$(107,263)	$—	$(27,043)

Net loss						(40,473)		(40,473)

Comprehensive loss								(40,473)

Issuance of common stock			33,535,463	34	83			117
Issuance of warrants in connection with Series F preferred stock—reclassification from derivative liability					5,524			5,524
Issuance of warrants in connection with Senior Notes—reclassification from derivative liability					797			797
Dividends and accretion on preferred stock						(27,594)		(27,594)

Balance, December 31, 2002	—	$—	51,016,857	$51	$86,607	$(175,330)	$—	$(88,672)

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2002, JANUARY 1, 2002 AND DECEMBER 31, 2000
(in thousands)

	December 31, 2002	January 1, 2002	December 31, 2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(40,473)	$(18,700)	$(5,538)
Adjustments to reconcile loss to net cash provided by (used in) operating activities:
Depreciation and amortization	30,626	15,207	2,254
Provision for integration and reorganization	4,194	4,432	—
Permanent impairment in value of investment in debt securities	—	5,805	—
Cumulative change in fair value of derivatives	(233)	(57,680)	—
Loss from extinguishment of Greenlight obligation	—	16,641	—
Amortization of debt issuance costs	1,723	5,014	—
Amortization of debt discount	8,882	25,300	—
Notes issued as paid in kind for interest on Bridge Loan	3,526	2,627	—
Stock issued for compensation and consulting	117	2,636	2,694
Gain on sale of fixed assets	—	(59)	(325)
Gain on sale of debt securities	(2,537)	(241)	339
Impairment charge in connection with the realization of assets	—	3,259	1,076
Changes in operating assets and liabilities:
Accounts receivable and notes receivable	4,033	(4,354)	63
Accounts payable and accrued expenses	(12,488)	5,851	491
Other assets and liabilities	(4,040)	2,017	(1,883)

Net cash provided by (used in) operating activities	(6,670)	7,755	(829)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(5,172)	(3,757)	(335)
Proceeds from the sale of assets held for resale	1,397	880	467
Net cash paid for acquisitions	—	(161,491)	(3,076)
Deferred acquisition costs	—	—	(701)
Investment in debt securities	—	(29,734)	(17,412)
Proceeds from the sale of debt securities	36,711	3,885	3,184

Net cash provided by (used in) investing activities	32,936	(190,217)	(17,873)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock, net	—	—	4,144
Proceeds from issuance of debt	6,000	171,700	—
Debt issuance costs	—	(7,965)	—
Proceeds from issuance of Series D preferred stock, net of fees	—	—	14,462
Proceeds from issuance of Series F preferred stock, net of fees	—	46,370	—
Proceeds from long-term borrowings	—	—	1,500
Repayment of notes payable	(37,039)	(14,436)	(2,013)

Net cash provided by (used in) financing activities	(31,039)	195,669	18,093

Net increase (decrease) in cash	(4,773)	13,207	(609)
Cash and cash equivalents, beginning of period	15,478	2,271	2,880

Cash and cash equivalents, end of period	$10,705	$15,478	$2,271

The accompanying notes are an integral part of these consolidated financial statements.

	December 31, 2002		January 1, 2002	December 31, 2000
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest		$24,874	$11,180	$1,965
Non-cash investing and financing activities:
Non-cash dividends and accretion on preferred stock		$27,594	$58,520	$2,373
Temporary increase (decrease) in fair value of investment in debt securities		$—	$4,742	$(4,742)
Conversion of Series D preferred stock to Series F preferred stock		$—	$16,398	$—
DETAILS OF ACQUISITION:
Tangible assets acquired		$—	$111,907	$4,326
Intangible assets acquired		—	97,784	—
Notes receivable extinguished		—	—	(1,250)
Estimated accruals and liabilities assumed		—	(46,354)	—

Cash paid for acquisition		—	163,337	3,076
Less cash acquired		—	1,846	—

Net cash paid for acquisition	$		$161,491	$3,076

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of Business, Organization and Significant Accounting Policies

Nature of Business and Organization

        New World Restaurant Group, Inc. (the Company) is a leader in the quick casual segment of the restaurant industry. With 747 locations in 32 states as of December 31, 2002, the Company operates and licenses locations primarily under the Einstein Bros. and Noah's brand names and franchises locations primarily under the Manhattan and Chesapeake brand names. The Company's locations specialize in high-quality foods for breakfast and lunch, including fresh baked goods, made-to-order sandwiches on a variety of breads and bagels, soups, salads, desserts, premium coffees and other café beverages, and offer a café experience with a neighborhood emphasis. As of December 31, 2002, the Company's retail system consisted of 460 company-operated locations and 287 franchised and licensed locations. The Company also operates one dough production facility in California and one coffee roasting facility in Connecticut. The Company's manufactured products are sold to franchised, licensed and company-operated stores as well as to wholesale, supermarket and non-traditional outlets. In the last week of December 2002, the Company vacated its eastern headquarters in Eatontown, NJ and relocated to a new facility at 100 Horizon Center Boulevard in Hamilton, NJ, which serves as the eastern executive headquarters and franchise support center.

        During 2001, the Company changed its name from New World Coffee—Manhattan Bagel, Inc. to New World Restaurant Group, Inc.

Principles of Consolidation

        The consolidated financial statements herein include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated.

Fiscal Year

        Effective for the quarter ended July 3, 2001 and as a result of the Einstein Acquisition (see Note 3), the Company elected to change its fiscal year end to the Tuesday closest to December 31. The Company's annual accounting period had previously ended on the Sunday closest to December 31. The fiscal year-end dates for 2002, 2001 and 2000 are December 31, 2002, January 1, 2002 and December 31, 2000, respectively, resulting in years containing 52, 52 and 53 weeks, respectively.

Cash and Cash Equivalents

        The Company considers cash on hand and on deposit and short-term, highly liquid instruments purchased with maturities of three months or less to be cash equivalents.

        The Company acts as custodian for certain funds paid by its franchisees that are earmarked as advertising fund contributions. Cash and cash equivalents includes $769,619, $478,131 and $1,032,593 as of December 31, 2002, January 1, 2002 and December 31, 2000, respectively, which the Company holds in such advertising fund.

Accounts Receivable

        The majority of the Company's accounts receivable are due from the Company's franchisees. Credit is extended based on evaluation of a potential customer's financial condition and, generally, collateral is not required. Accounts receivable are due within 15-30 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

        Receivables consist of the following:

	December 31, 2002	January 1, 2002	December 31, 2000
	(amounts in thousands)
Franchisee receivables	$4,318	$3,457	$3,619
Wholesale receivables	1,029	1,142	—
House accounts receivable	291	376	—
Other receivables	2,092	2,165	519

	7,730	7,140	4,138
Less allowance for doubtful accounts	(1,955)	(1,620)	(1,881)

	$5,775	$5,520	$2,257

        Changes in the Company's allowance for doubtful accounts are as follows:

	December 31, 2002	January 1, 2002	December 31, 2000
	(amounts in thousands)
Beginning balance	$(1,620)	$(1,881)	$(1,318)
Bad debt expense	(505)	(1,171)	(1,318)
Accounts written off	170	1,432	755
Recoveries	—	—	—

Ending balance	$(1,955)	$(1,620)	$(1,881)

Inventories

        Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out method. Inventories consist of the following:

	December 31, 2002	January 1, 2002	December 31, 2000
	(amounts in thousands)
Finished goods	$4,554	$4,899	$1,085
Work in progress	—	2	148
Raw materials	451	305	203

	$5,005	$5,206	$1,436

Investment in Debt Securities

        Investment in debt securities includes 7.25% Convertible Debentures due 2004 of Einstein/Noah Bagel Corp., which are classified as available for sale securities. Accordingly, as of January 1, 2002, these securities are recorded at fair value with temporary fluctuations in fair value excluded from earnings and reported as a separate component of stockholders' equity. The December 31, 2000 financial statements reflect a temporary decline in the fair value of the investment. Fair value at December 31, 2000 is based on the most recent traded market price. Due to the developments in the bankruptcy of Einstein in 2001, including the auction pursuant to Section 363 of the U.S. Bankruptcy Code, fair value at January 1, 2002 is based on the estimated value of such debentures realizable from the proceeds of the bankruptcy estate. As a result, during the year ended January 1, 2002, the Company determined that a permanent decline of $5,805,000 in the fair value of its investment had occurred. Accordingly, the Company recorded such amount as investment impairment with a comparable charge in the accompanying statement of operations.

        During the year ended December 31, 2002, the Company received proceeds of $36,711,000 for the debentures from the bankruptcy court (Note 7). As the amount received exceeded the carrying value of the asset, the Company recorded a gain on sale of debt securities of $2,537,497 in 2002, recorded in other income within the consolidated statement of operations.

Property, Plant and Equipment

        Property, plant and equipment are recorded at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Leasehold improvements are amortized over the shorter of their useful lives or the term of the related leases by use of the straight-line method. Depreciation is provided using the straight-line method over the following estimated useful lives:

Leasehold improvements	5 to 15 years
Store equipment	3 to 7 years
Furniture and fixtures	5 to 8 years
Office and computer equipment	3 to 5 years

Goodwill, Trademarks and Other Intangibles

        The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective January 2, 2002. SFAS 142 provides that goodwill and other indefinite-lived intangibles should not be amortized, but be subject to an annual assessment for impairment, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. The two-step approach to assess its goodwill impairment requires that the Company first compare the estimated fair value of each reporting unit that houses goodwill to the carrying amount of the unit's assets and liabilities, including its goodwill and intangible assets. If the fair value of the reporting unit is below its carrying amount, then the second step of the impairment test is performed, in which the current fair value of the unit's assets and liabilities will determine the current implied fair value of the unit's goodwill.

        The Company completed step one of both the transitional and annual impairment tests for its only reporting unit with goodwill and has completed the transitional and annual impairment tests on indefinite-lived intangibles. The Company engaged an independent valuation expert to perform these analyses. The transitional and annual impairment analyses of goodwill indicated that the fair value of the Manhattan Bagel Company reporting unit as of December 31, 2002 and January 2, 2002 exceeded its carrying value. Thus, the associated goodwill as of December 31, 2002 and January 2, 2002 was not impaired, and the second step of the impairment tests were not required. Additionally, the transitional and annual impairment analyses for the Company's indefinite-lived intangibles (trademarks) indicated that, in each instance, their respective fair values exceeded their carrying values as of December 31, 2002 and January 2, 2002.

        Goodwill represents the excess of cost over fair value of net assets acquired in the acquisition of Manhattan Bagel Company.

        In 2002, goodwill and indefinite-lived trademarks are not amortized in accordance with SFAS 142 and other intangibles are being amortized on a straight-line basis consistent with the associated estimated future cash flows, as follows:

Trade secrets	5 years
Patents—manufacturing process	5 years

        In 2001 and 2000 trademarks and other intangibles are being amortized on a straight-line basis as follows:

Goodwill	25 years
Trademarks	30 years
Trade secrets	5 years
Patents—manufacturing process	5 years
	December 31, 2002	January 1, 2002	December 31, 2000
	(amounts in thousands)
Non-amortizing intangibles:
Trademarks, net of amortization of $0, $1,984, and $555	$70,746	$70,746	$13,516
Amortizing intangibles:
Trade secrets	5,385	5,385	—
Patents—manufacturing process	33,741	33,741	—

	39,126	39,126	—
Less accumulated amortization	(11,738)	(3,914)	—

Total amortizing intangibles	27,388	35,212	—

Total intangibles	$98,134	$105,958	$13,516

        Intangible amortization expense totaled approximately $7,818,000, $5,260,000 and $365,000 for the years ended December 31, 2002, January 1, 2002 and December 31, 2000, respectively. Amortization expense for the fiscal years of 2003, 2004 and 2005 is anticipated to be $7,824,000 annually. Amortization expense for fiscal 2006 is anticipated to be the remaining $3,915,000.

        Goodwill amortization expense totaled approximately $0, $379,000 and $372,000 for the years ended December 31, 2002, January 1, 2002 and December 31, 2000, respectively. Accumulated amortization related to goodwill was $0, $1,400,000 and $1,021,000 as of December 31, 2002, January 1, 2002 and December 31, 2000, respectively.

        A reconciliation of net loss available to common stockholders and related net loss per share for goodwill and trademarks no longer subject to amortization following SFAS 142 adoption is as follows:

	December 31, 2002		January 1, 2002	December 31, 2000
	(amounts in thousands, except for per share amounts)
Net loss available to common stockholders, as reported		$(68,067)	$(77,220)	$(7,911)
Add back: Goodwill amortization expense		—	379	372
Add back: Trademark amortization expense		—	1,430	471

Adjusted Net loss		$(68,067)	$(75,411)	$(7,068)

Basic and diluted net loss available to common stockholders Per common share:
As reported		$(.80)	$(2.09)	$(.63)
As adjusted	$	N/A	$(2.04)	$(.56)

Long-Lived Assets

        The Company's policy is to record long-lived assets at cost, amortizing these costs over the expected useful lives of the related assets. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, these assets are reviewed on a periodic basis for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be realizable. Furthermore, assets held and used in operations are evaluated for continuing value and proper useful lives by comparison to expected undiscounted future cash flows. If impairment has occurred, it is calculated based on the difference between the asset's carrying value and the underlying discounted future cash flows it is expected to generate. Assets held for resale are evaluated by comparison to estimated selling prices, less associated costs to sell such assets.

        Prior to the adoption of SFAS 142, all intangible assets were evaluated for impairment using the methods described in the preceding paragraph. After the adoption of SFAS 142, amortizable intangible assets continue to use these methods.

Revenue Recognition

        Manufacturing revenues are recognized upon shipment to customers.

        Retail sales are recognized when payment is tendered at the point of sale.

        Pursuant to the franchise agreements, franchisees are generally required to pay an initial franchise fee and a monthly royalty payment equal to a percentage of the franchisees' gross sales. Initial franchise fees are recognized as revenue when the Company performs substantially all of its initial services as required by the franchise agreement. Royalty fees from franchisees are accrued each month pursuant to the franchise agreements. Royalty income and initial franchise fees are included in franchise revenues.

Advertising Costs

        The Company expenses advertising costs as incurred. The Company expensed approximately $13,983,000, $6,592,000 and $349,000 in advertising costs for the years ended December 31, 2002, January 1, 2002 and December 31, 2000, respectively.

Deferred Rent

        Certain of the Company's lease agreements provide for scheduled rent increases during the lease term or for rental payments commencing at a date other than initial occupancy. Provision has been made for the excess of operating lease rental expense, computed on a straight-line basis over the lease term, over cash rentals paid.

Shipping and Handling Costs

        The Company classifies shipping and handling expenses related to product sales as a cost of goods sold.

Fair Value of Financial Instruments

        The fair value of franchise notes receivable (Note 5) is estimated to approximate their carrying value based on comparisons of the terms of these receivables to those that would be offered to similar borrowers with similar credit ratings. Investment in debt securities are carried at fair value, as discussed previously in Note 1. The fair value of debt and notes payable outstanding, which is estimated to approximate their carrying value, is estimated by comparing the terms of existing instruments to the terms offered by lenders for similar borrowings with similar credit ratings. The carrying amounts of franchise and other receivables and accounts payable approximate their fair value, due to their short-term maturities. Warrants classified as a derivative liability, if any, are carried at fair value based upon the underlying fair value of the common stock to which they are indexed and, for contingently—issuable warrants classified as a derivative liability, the estimated probability of issuance and other pertinent factors.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, investment in debt securities and notes and accounts receivable. The Company maintains cash and cash equivalents with various major financial institutions. The

Company believes that concentrations of credit risk with respect to notes and franchisee accounts receivable are limited due to the large number and geographic dispersion of franchisees comprising the Company's franchise base. The Company performs ongoing credit evaluations of its franchisees and maintains allowances for potential losses, as discussed previously in Note 1.

Earnings Per Share

        In accordance with SFAS No. 128, Earnings Per Share, basic earnings per common share amounts ("basic EPS") are computed by dividing net earnings by the weighted average number of common shares outstanding (which include warrants exercisable for a nominal price of $0.01 per share—See —Derivative Instruments) and exclude any potential dilution. The company has included both issued and obligations to issue $0.01 warrants in the calculation described above. Diluted earnings per common share amounts assuming dilution ("diluted EPS") are computed by reflecting potential dilution of the Company's common stock equivalents. Common stock equivalents are not reflected in diluted EPS if their effect would be anti-dilutive. The following table summarizes the weighted average shares used in the basic and diluted EPS computations:

	For the Years Ended
	December 31, 2002	January 1, 2002	December 31, 2000
	(amounts in thousands)
Weighted average shares outstanding	22,360,221	16,327,988	12,074,356
Weighted average warrants exercisable for $0.01	63,223,162	20,562,059	490,378

	85,583,383	36,890,047	12,564,734

        All stock options and warrants outstanding (excluding those exercisable for $0.01) in 2002, 2001 and 2000 were excluded from the computation because of their anti-dilutive effect. The total number of stock options and warrants that were excluded from the calculation was 2,718,434, 2,558,082 and 2,435,882, respectively.

Segment Disclosure

        The Company follows the provisions of SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. SFAS 131 requires the reporting of certain information about operating segments in annual financial statements. The Company operates and manages its business as one segment.

Income Taxes

        The Company accounts for income taxes in accordance with SFAS 109, Accounting for Income Taxes, using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their tax bases, as well as net operating losses. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the tax change occurs. A valuation allowance is provided to reduce the deferred tax assets to a level, that more likely than not, will be realized.

Stock-Based Compensation

        As of December 31, 2002, January 1, 2002, and December 31, 2000 the Company has two stock-based employee compensation plans, which are described more fully in Note 9. SFAS No. 123, Accounting for Stock-Based Compensation, establishes financial accounting and reporting standards for stock-based employee compensation plans. SFAS 123 encourages entities to adopt a fair-value-based method of accounting for stock compensation plans. However, SFAS 123 also permits entities to continue to measure compensation costs under APB Opinion No. 25, Accounting for Stock Issued to Employees, with the requirement that pro forma disclosures of net income and earnings per share be included in the notes to financial statements. The Company has elected to continue accounting for stock-based compensation arrangements using the intrinsic value method specified in APB 25 and to provide pro forma disclosures of what its net loss and loss per share would have been if the Company had elected to recognize compensation expense under the fair value method specified in SFAS 123.

        Had compensation cost for these plans been recognized under the fair value method specified in SFAS 123, the Company's net loss and loss per share would have been increased to the following pro forma amounts:

	December 31, 2002	January 1, 2002	December 31, 2000
	(amounts in thousands, except for per share amounts)
Net loss available to common stockholders:
As reported	$(68,067)	$(77,220)	$(7,911)
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(196)	(184)	(937)

Pro forma	$(68,263)	$(77,404)	$(8,848)

Basic and diluted net loss available to common stockholders per common share:
As reported	$(.80)	$(2.09)	$(.63)
Pro forma	$(.80)	$(2.10)	$(.70)

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

        Certain amounts set forth in the accompanying consolidated financial statements for the prior years have been reclassified to conform to the presentation for the current fiscal year. These reclassifications had no effect on previously reported net income or loss.

Recent Pronouncements

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The Company is currently assessing the impact of the adoption of this new standard, although it does not expect it to affect its consolidated financial statements.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections, which is effective for fiscal years beginning after May 15, 2002, with early application encouraged. This Statement rescinds SFAS 4, Reporting Gains and Losses from Extinguishments of Debt, and includes other modifications to existing statements, that are not applicable to the Company. SFAS 4 required the reporting of gains or losses associated with the extinguishments of debt be classified as an extraordinary item on the income statement. SFAS 145 rescinds that classification unless the extinguishment is deemed both unusual and infrequent in nature as defined in APB 30. The Company has adopted the provisions of SFAS 145 in these financial statements and determined that the loss from the extinguishment of the Greenlight Capital obligation did not meet the APB 30 criteria to be considered an extraordinary item.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. This statement requires a liability for a cost associated with an exit or disposal activity to be recognized at fair value in the period in which the liability is incurred, except for liabilities for one-time termination benefits requiring future employee service, which is to be recognized ratably over the remaining service period. The Company early-implemented SFAS No. 146 upon its issuance in fiscal 2002. See further discussion in Note 14—Reorganization and Integration.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. This statement requires all entities with stock-based employee compensation arrangements to provide additional disclosures in their summary of significant accounting policies note. For entities that use the intrinsic value method of APB 25 to account for employee stock compensation, their accounting policies note should include a tabular presentation of pro forma net income and earnings per share using the fair value method. This statement also permits entities changing to the fair value method of accounting for employee stock compensation to choose from one of three transition methods—the prospective method, the modified prospective method, or the retroactive restatement method. The main provisions of this statement are effective for fiscal years ending after December 15, 2002. The Company currently has no intention to change to the fair value method to account for employee stock-based compensation; however, the disclosure provisions have been implemented within these financial statements.

        The Company has considered all other recently issued accounting pronouncements and does not believe that the adoption of such pronouncements will have a material impact on its financial statements.

Derivative Instruments

        Effective January 1, 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivatives be recognized in the balance sheet at their fair value. Changes in the fair values of derivatives that do not qualify for hedge accounting under SFAS 133 are recognized through earnings. In conjunction with certain debt and preferred stock issuances in 2000 and 2001, the Company issued freestanding warrants and rights to receive additional warrants based either on the passage of time or upon the occurrence (or non-occurrence) of certain contingent future events (contingently-issuable warrants). The Company determined that certain of these freestanding warrants, for a period of time in 2001, and contingently-issuable warrants could not be classified within stockholders' equity based on the application of the criteria in EITF Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, and accordingly has classified those warrants as a liability in the balance sheet. Further, those warrants classified as a liability are subject to the provisions of SFAS 133, including the requirement to adjust the recorded amount of the warrants to fair value at each balance sheet date, with changes in fair value being recognized in earnings. The Company has determined which warrants are to be classified within stockholders' equity by first considering those warrants that have been issued (exercisable), to the extent there are a sufficient number of authorized shares, and then considering contingently-issuable warrants, to the extent there are a sufficient number of authorized shares.

        The Company's financial statements reflect the Company's systematic evaluation of the maximum potential issuance of shares possible at each time an instrument with associated warrants is issued (taking into consideration the terms of existing contractual agreements) as compared to the number of authorized shares of Common Stock at the dates of issuance of each instrument. The maximum number of authorized shares of Common Stock was 50,000,000 in 2000 and from January 1, 2001 to September 25, 2001. Pursuant to a vote held at a special meeting of the Company's shareholders on September 20, 2001, the maximum number of authorized shares of Common Stock was increased, effective September 26, 2001, to 150,000,000 shares. On June 19, 2001, the issued freestanding warrants exceeded the authorized number of shares and, accordingly, some of the warrants issued on that date were classified as liabilities, in accordance with the method described below, until the increase in authorized shares was approved in September 2001, at which time such issued, freestanding warrants were reclassified as permanent equity. In June 2001, certain of the Series F preferred stock holders agreed not to exercise their warrants if, in doing so, the authorized number of shares remaining after exercise by the holders of the Series F preferred stock was not sufficient to permit warrants associated with the $140 Million Facility to be exercised. To the extent that the number of freestanding warrants and the maximum number of additional warrants that could potentially be issued in the future exceed the maximum number of authorized shares (the "Share Cap") at the time the debt or preferred stock instrument is issued, the Company determines the classification of, and accounting for, the freestanding and additional warrants as follows: (1) freestanding warrants (those that are immediately exercisable) are considered first for equity treatment, to the extent of the maximum number of authorized shares; (2) among various outstanding instruments, those with the earlier issuance dates are considered first for equity treatment; and (3) contractual priorities are considered where applicable. Freestanding warrants and the maximum number of additional warrants that could potentially be issued in the future resulting in the Company's exceeding the Share Cap are treated as liabilities. If the freestanding warrants and the maximum number of additional warrants that could be issued in the future exceed the Share Cap on the date the debt or preferred stock instrument is issued, the proceeds from issuance are first allocated to the freestanding warrants and the contingent additional warrants based on the fair value of those warrants, with the remainder allocated to the debt or preferred stock instrument. If only the maximum number of additional warrants that could be issued in the future exceed the Share Cap on the date the debt or preferred stock instrument is issued, the proceeds from issuance are first allocated between the freestanding warrants and the debt or preferred stock instrument based on their relative fair value. An amount is then allocated to the contingent additional warrants based on the estimated fair value of those warrants, which results in an additional discount on the debt or preferred stock instrument. In determining the fair value of the contingent additional warrants, the probability of their issuance as well as the price of the underlying Common Stock is considered. The classification of freestanding and contingently-issued warrants as equity or as liabilities is reevaluated at each issuance, and at each balance sheet date, upon consideration of the priorities outlined above.

        Issued $0.01 warrants classified as liabilities, if any, are recognized in the balance sheet at their fair value, as determined periodically based on quoted market prices of the underlying common stock. As of December 31, 2002, January 1, 2002, and December 31, 2000, there were no issued warrants classified as liabilities. Contingently-issuable $0.01 warrants classified as liabilities are also recorded at fair value based on quoted market prices of the underlying Common Stock and considering the probability of issuance and other pertinent factors. Changes in the fair value of derivative liabilities are recorded within the statement of operations. If reclassification from liability to permanent equity is required under EITF 00-19, prior to reclassification the liability is adjusted to fair value, with the change recorded in cumulative change in derivative fair value within the statement of operations. In the event of reclassification from permanent equity to liability, the related warrants are adjusted to fair value, with the change recorded in additional paid-in capital.

2. Liquidity

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses in recent years, and such losses have continued through March 26, 2003. The Company also has a deficit in stockholders' equity of approximately $88,672,000 as of December 31, 2002, and, as of the date, the Company's current liabilities exceeded its current assets by approximately $164,751,000. As discussed in Note 7, during the year ended January 1, 2002 and December 31, 2002, and continuing into 2003, the Company was in violation of certain covenants on its $140 Million Facility. This could be considered an event of default under the indenture if the Company was unable to cure the violation within 30 days of receiving written notice from the trustee or holders specifying the default; however, such notice has not been received as of March 26, 2003. If such notice were to occur, the entire amount of the $140 Million Facility could become immediately due and payable. In any event, the $140 Million Facility matures on June 15, 2003. These factors raise substantial doubt about the Company's ability to continue as a going concern.

        In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets are dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to obtain new financing, and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

        As discussed in Note 15, The Company has engaged an investment bank to assist it in developing alternatives to rationalize its capital structure. The Company is actively pursuing options to effect the refinancing or retiring of the $140 Million Facility on or before its maturity on June 15, 2003. Such options currently under consideration by the Company include the sale of all or part of the Company, which could result in an investment of equity and a refinancing or retirement of the Company's primary debt obligations, and the refinancing of the $140 Million Facility with a new debt facility, which may entail a new 144A senior note offering (Note 18).

        The Company has recorded a loss from operations for the fiscal years ending December 21, 2002, January 1, 2002 and December 31, 2000 of approximately $316,000, $6.8 million and $3.1 million, respectively. The Company also recorded net cash flow used in operating activities of approximately $6,670,000 in 2002 as a result of the operating loss as well as working capital contraction related primarily to shorter payment terms associated with its new distribution contracts. The Company has initiated cost reduction programs that stem primarily from the integration of Einstein into the Company, including supply chain efficiencies and reductions in overhead as a result of the elimination of duplicative functions and the streamlining of various functional areas. While most of these initiatives commenced in fiscal 2002, the full year effect is not expected to be realized until 2003. In addition, the Company incurred substantial expenses in 2002 related to (1) the payment of unauthorized bonuses to certain members of former management as well as the internal investigation that ensued and (2) legal and advisory fees related to various efforts to refinance the $140 Million Facility and the Company's revolving line of credit, which are not anticipated to recur at similar levels in 2003. Although there is no assurance that funding will be available to refinance or retire the $140 Million Facility, the Company believes that its current business plan, if successfully funded, will improve its operating results and cash flow in the future.

3. Acquisitions

        On August 31, 1999, the Company acquired the assets of Chesapeake Bagel Bakery, a franchisor of bagel bakeries operating under the Chesapeake brand name. The purchase price was $4,071,085 consisting of $2,421,000 in cash paid to the seller, $1,500,000 in notes payable to the seller and the accrual of $150,085 of post acquisition liabilities representing unearned franchise fees and post-closing store conversion costs.

        On May 5, 2000, the Company acquired certain lien rights on substantially all the assets of New York Bagel Enterprises ("NYBE") and its wholly owned subsidiary, Lots 'A Bagels, Inc. ("LAB"), from a bank for consideration of $1,175,000, plus certain acquisition costs and assumed liabilities of $890,353. Both NYBE and LAB were operating as Debtors in Possession under Chapter 11 of the bankruptcy code. On May 13, 2000, the Company acquired the leases and other assets of 17 NYBE stores through NYBE's bankruptcy proceeding. In addition, the Company acquired all trademarks and franchise rights for 12 stores operating under the New York Bagel & Deli trade name. The store assets acquired are included as assets held for resale in the accompanying balance sheet, as the Company intends to sell the stores to franchisees. On July 12, 2000, in LAB's bankruptcy proceeding, the Company acquired the leases and other assets of an additional six LAB stores.

        On June 26, 2000, the Company acquired the operating assets of 13 Manhattan Bagel stores in Western New York from a franchisee that was operating in bankruptcy. The store assets were acquired for cash approximating $1,231,091, the settlement of a note receivable with a carrying value of $1,250,000 held by the Company, and certain acquisition costs. The stores acquired are included in assets held for resale (Note 11) in the accompanying balance sheet as of January 1, 2002, as the Company intends to sell them to franchisees.

        These acquisitions have been accounted for under the purchase method of accounting and accordingly the results of operations of the acquired business have been included in the statement of operations since their respective acquisition dates. The impact of the acquisition of the NYBE, LAB and the Western New York stores was not material to the financial statements.

        On June 19, 2001, the Company purchased substantially all of the assets (the "Einstein Acquisition") of Einstein/Noah Bagel Corp. and its majority-owned subsidiary, Einstein/Noah Bagel Partners, L.P. (collectively, "Einstein"). Einstein was the largest bagel bakery chain in the United States, with 458 stores, nearly all of which were company-operated. The Einstein Acquisition was made pursuant to an Asset Purchase Agreement, which was entered into by the Company as the successful bidder at an auction conducted by the United States Bankruptcy Court, District of Arizona, on June 1, 2001 in the Einstein bankruptcy case. The purchase price was $160,000,000 in cash and the assumption of certain liabilities, subject to adjustment to the extent that Assumed Current Liabilities (as defined in the Asset Purchase Agreement) exceed $30,000,000.

        In connection with the Einstein Acquisition, the Company incurred approximately $9,722,000 of acquisition costs. The acquisition has been accounted for under the purchase method of accounting and accordingly the results of operations of the acquired company have been included in the statement of operations since the acquisition date. The aggregate purchase price of $163,337,000 is being allocated based on the fair value of the tangible and intangible assets acquired and liabilities assumed as follows:

(amounts in thousands)
Assets Acquired:
Current assets	$13,800
Plant property and equipment	98,107
Trademarks and intangible assets	97,784
Liabilities assumed:
Current liabilities	(34,223)
Long-term liabilities	(12,131)

Total purchase price	$163,337

        The purchase price was allocated to the assets acquired and liabilities assumed based on management's estimate of their fair market value at the date of acquisition, which was determined by an independent appraisal. Pursuant to the Asset Purchase Agreement, the Company is entitled to a reduction in purchase price to the extent that assumed current liabilities (as defined) exceed $30,000,000 as of the acquisition date. The accompanying balance sheet as of January 1, 2002 reflects approximately $3,918,000 as due from the Einstein bankruptcy estate. This amount is based upon the final determination of assumed current liabilities by the independent arbitrator as of the acquisition date, net of certain payments received from the Einstein bankruptcy estate through the date of these financial statements. The Company received the amount during fiscal 2002.

        The following unaudited pro forma consolidated statements of operations data for the years ended January 1, 2002 and December 31, 2000, give effect to the Einstein Acquisition as if it had occurred as of the beginning of each period reported. All of the following unaudited pro forma consolidated results of operations give effect to purchase accounting adjustments and the financings necessary to complete the acquisition. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what operating results would have been had the acquisitions actually taken place as of the beginning of each period reported, and may not be indicative of future operating results.

	Pro Forma For the Years Ended
	January 1, 2002	December 31, 2000
	(amounts in thousands, except per share data) (Unaudited)
Revenues	$403,777	$418,781

Loss from operations	$(14,682)	$(24,424)

Net loss	$(47,497)	$(35,092)

Net loss available to common stockholders	$(92,084)	$(79,679)

Loss per share—Basic and Diluted	$(2.50)	$(2.16)

4. Property, Plant and Equipment

        Property, plant and equipment consists of the following:

	December 31, 2002	January 1, 2002	December 31, 2000
	(amounts in thousands)
Leasehold improvements	$51,026	$50,448	$3,735
Store/factory equipment	49,781	51,220	3,407
Furniture & fixtures	1,799	2,189	445
Office and computer equipment	9,251	9,576	1,942

	111,857	113,433	9,529
Less accumulated depreciation	(30,603)	(12,316)	(3,027)

	$81,254	$101,117	$6,502

        Depreciation expense totaled approximately $22,808,000, $9,568,000 and $1,517,000 for the years ended December 31, 2002, January 1, 2002 and December 31, 2000, respectively.

5. Notes Receivable

        The Company has issued promissory notes to franchisees to facilitate their construction of stores and provide other initial and ongoing operating cash flows. The notes are payable with interest thereon at rates ranging from 6-10% per annum and are generally to be paid in full simultaneously upon the closing of a subsequent financing by the franchisee. The notes have terms expiring through November 2004. Substantially all of the assets of the franchisees' stores are pledged as collateral for the notes. Allowance for doubtful notes receivable was $2,618,000, $2,477,000 and $1,897,000 as of December 31, 2002, January 1, 2002 and December 31, 2000 respectively.

6. Debt Issuance Costs and Other Assets

        Debt issuance costs and other assets consist of the following:

	December 31, 2002	January 1, 2002	December 31, 2000
	(amounts in thousands)
Security deposits	$265	$250	$424
Deferred acquisition costs	—	—	701
Debt issuance costs	566	2,234	—
Other	695	753	519

	$1,526	$3,237	$1,644

7. Long-Term Debt

Long-term debt consists of the following:

	December 31, 2002	January 1, 2002	December 31, 2000
	(amounts in thousands)
Senior secured increasing rate notes, net of unamortized discount of $1,916 and $7,959 (a)	$138,084	$132,041	$—
Bridge loan (b)	4,443	34,350	—
Greenlight obligation (c)	10,000	10,437	—
Note payable to a bank (d)	—	—	11,000
Revolving credit note payable to a bank (e)	—	—	3,000
Revolving credit note payable to an affiliate (f)	6,000	—	—
Promissory note payable in connection with Chesapeake Bagel Bakery acquisition (g)	1,500	1,500	1,500
Note payable to New Jersey Economic Development Authority (h)	1,680	1,960	2,240
Other (i) (j)	176	225	373

	161,883	180,513	18,113
Less-Current portion of long-term debt	150,872	168,394	16,240

	$11,011	$12,119	$1,873

a.
The Company consummated a private placement of 140,000 units consisting of $140 million of senior secured increasing rate notes (the "$140 Million Facility") and 140,000 Common Stock purchase warrants, each exercisable into 98 shares of Common Stock. The notes under the $140 Million Facility were issued at 91.75% of par, resulting in an initial discount of $11,550,000. The terms of the facility are governed by a certain indenture (the "Indenture") dated as of June 19, 2001, mature on June 15, 2003 and bear interest at an initial annual rate of 13%, increasing by 100 basis points each quarter commencing September 15, 2001 to a maximum rate of 18%. The Company commenced quarterly interest payments on September 15, 2001. The Company may redeem all or a portion of the notes at any time for their face value plus accrued and unpaid interest. If there is a Change in Control (as such term is defined in the Indenture) of the Company, the holders of the notes will have the right to require the Company to repurchase the notes at a price equal to 101% of the face amount plus accrued and unpaid interest. The notes are secured by a security interest in all of the Company's assets and the assets of the Company's subsidiaries (other than the assets of a non-restricted subsidiary (EnbcDeb Corp.) which holds the Einstein Bonds (see (b) below). The Indenture also contains certain restrictive covenants, including certain financial covenants that are required to be measured on an annual basis, such as minimum consolidated cash flow and capital expenditures, each defined in the Indenture. The Company has violated certain of these covenants during the year ended January 1, 2002 and continuing into 2003, which could trigger an event of default if the Company was to receive a written notice of default from the trustee or holders that was not cured within 30 days. Although such notice of default has not been received as of March 26, 2003, the amounts outstanding under the $140 Million Facility have been classified as current within the January 1, 2002, as well as the December 31, 2002 balance sheet. The Company did not obtain waivers from the trustee or holders.

  As noted above, the Company also issued warrants to purchase in the aggregate 13,720,000 shares of the Company's Common Stock at an exercise price of $0.01 per share. The warrants will expire on June 20, 2006. The Company is required to repurchase all the outstanding warrants in the event of a change in control (as defined in the warrant agreement) at a price equal to the fair market value of the common stock issuable upon exercise of the warrants, less the exercise price. The Company is also contingently obligated to issue additional $0.01 warrants as follows: (1) an additional 1% of the fully-diluted common stock if the Notes remain outstanding on March 15, 2002, (2) an additional 1% of the fully-diluted common stock if the Notes remain outstanding on June 15, 2002, and (3) an additional 1% of the fully-diluted common stock issued on a monthly basis if the Notes remain outstanding after June 15, 2002. If the Company redeems all or a portion of the notes prior to the dates on which additional warrants become issuable it will not be required to issue the additional warrants relating to the portion of the notes redeemed. The additional warrants also expire on June 20, 2006. Through March 26, 2003, the Company has issued 6,454,084 of additional $0.01 warrants and has obligations (issuance date has occurred, but warrants have not yet been issued) to issue an additional 4,158,826.

  The warrants were issued pursuant to, and are governed by, the terms of a certain Warrant Agreement dated as of June 19, 2001, by and among the Company, Jefferies & Co. and U.S. Trust. The holders of the notes and warrants are entitled to certain registration rights as set forth in the Registration Rights Agreement dated as of June 19, 2001, by and among the Company, Jefferies & Co. and U.S. Trust. Pursuant to the Registration Rights Agreement, the Company was required, among other things, to consummate an exchange offer for the notes pursuant to which the Company would offer to the holders of the notes the opportunity to exchange their notes for substantially identical new notes that would not be subject to transfer restrictions. In the event of a breach of the covenants in the Registration Rights Agreement, the Company is required to pay, as liquidated damages, additional interest on the notes at the rate of 0.25% per annum for the first 90 days of such breach, increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period up to a maximum increase in the interest rates on the notes of 1% per annum, until the Company cures any such breach. Commencing November 17, 2001, the Company failed to comply with certain covenants in the Registration Rights Agreement, which remain uncured, and accordingly, as of January 1, 2002, was paying interest on the notes at the rate of 15.25%, increasing by .25% for each subsequent 90-day period thereafter until such default is cured, up to a maximum of 1% of additional interest. The stated rate of interest on the notes is 19% at December 31, 2002.

  The Company incurred approximately $6 million of issuance costs.

  Since the maximum number of additional warrants that could be issued exceeded the Share Cap on the date the $140 Million Facility was issued, the Company has accounted for the $140 Million Facility by first allocating the net proceeds from issuance (notes issued at 91.75% of par) between the freestanding warrants granted at issuance and the debt instrument. An amount was then allocated to the obligation to issue additional warrants in the future based on the estimated fair value of those warrants, which resulted in an additional discount on the debt instrument. The Company is recognizing interest at an effective interest rate that was determined considering the expected life of the instrument, scheduled increases in the interest rate occurring during that estimated term, additional interest charges resulting from a breach of the Registration Rights Agreement, and the amortization of any discount from allocating the proceeds. The expected life of the instrument, which was determined based on refinancing options being pursued by the Company, was reviewed and changed periodically as a function of changes in the expected timing of those refinancing options. The Company recognized the obligation to issue additional warrants as a liability and has marked that liability to fair value to reflect changes in the underlying Common Stock prices, management's estimate of the probability of issuance and other factors at each balance sheet date.

  The components of the $140 Million Facility were included in the accompanying balance sheet as follows:

	December 31, 2002	January 1, 2002
	(amounts in thousands)
Original face value of $140 Million Facility	$140,000	$140,000
Issuance discount from face value	(11,550)	(11,550)
Discount attributable to initial and future warrants	(17,312)	(17,312)
Effective interest amortization of discount	26,946	20,903

	$138,084	$132,041

b.
In 2001, the Company entered into a $35 million asset-backed secured loan due June 15, 2002 (the "Bridge Loan") through EnbcDeb Corp., a wholly owned subsidiary of the Company. Pursuant to the terms of a Note Purchase and Security Agreement dated as of June 19, 2001, (the "Purchase and Security Agreement"), EnbcDeb Corp. sold $35 million aggregate principal amount of secured increasing rate notes to third-parties. The aggregate proceeds were $33,250,000. The notes are secured by EnbcDeb Corp.'s investment in $61.5 million aggregate principal amount of 7.25% subordinated convertible debentures due June 2004 of Einstein/Noah Bagel Corp. (the Einstein Bonds). Interest on the $35 million of notes initially accrues at a rate of 14% per annum, increasing by .35% on the fifteenth day of each month following issuance. Interest is payable on the fifteenth day of every month and may be paid in kind at EnbcDeb Corp.'s option. The Purchase and Security Agreement provides for a mandatory pre-payment of the notes upon a change of control of EnbcDeb Corp., which requires the Company to pay 101% of the principal amount thereof plus accrued and unpaid interest thereon. EnbcDeb Corp. is required to apply all proceeds relating to the Einstein Bonds as a repayment of the $35 million notes. The Company anticipates that this loan will be repaid in part from the proceeds of the Einstein Bonds distributed in the Einstein bankruptcy case. To the extent that the proceeds received by EnbcDeb Corp. from the Einstein bankruptcy estate are insufficient to repay these notes, the holders of the notes will have the option to require the Company to issue to such holders preferred stock having a redemption value equal to the deficiency. If the amount of such deficiency is less than $5 million, then the preferred stock will be entitled to an annual cash dividend equal to 17% per annum, increasing 100 basis points per month until the preferred stock is redeemed and the Company will be required to issue warrants, exercisable at $0.01 per share, to purchase 5% of the fully-diluted shares of Common Stock of the Company. If the amount of such deficiency is greater than or equal to $5 million, then the preferred stock will be entitled to an annual cash dividend equal to 18% per annum, increasing 100 basis points per month until the preferred stock is redeemed and the Company will be required to issue warrants, exercisable at $0.01 per share, to purchase 10% of the fully-diluted shares of Common Stock of the Company. The Company has classified the contingently issuable warrants as a derivative liability as discussed further below. In 2002, the Company received distributions relating to its investment in the Einstein Bonds of $36,711,000, which were used to repay an equivalent portion of the Bridge Loan. As a result of paid-in-kind interest on the Bridge Loan, $4,442,884 remains outstanding as of December 31, 2002. The Company anticipates the Bridge Loan balance will be retired in 2003, at the conclusion of the Einstein bankruptcy estate, through the issuance of preferred stock.

  The Company incurred approximately $1 million of issuance costs.

  The proceeds from issuance of the Bridge Loan, net of an initial discount of $1,750,000, were allocated to the estimated number of additional warrants that could potentially be issued in the future, representing an estimated fair value of $5,365,430, with the remaining balance allocated to the debt instrument. The Company has included the impact of future increases in the interest rate on the Bridge Loan over its expected life and is amortizing the discount over that same term, and is marking the obligation to issue additional warrants to fair value to reflect changes in the underlying Common Stock price.

        The components of the Bridge Loan were included in the accompanying balance sheet as follows:

	December 31, 2002	January 1, 2002
	(amounts in thousands)
Original face value of Bridge Loan	$35,000	$35,000
Issuance discount from face value	(1,750)	(1,750)
Discount attributable to future warrants	(5,365)	(5,365)
Accreted PIK interest	6,153	2,627
Effective interest amortization of discount	7,116	3,838
Reductions in Principal	(36,711)	—

	$4,443	$34,350

c.
On January 17, 2001, the Company entered into a Bond Purchase Agreement (the "Bond Purchase Agreement") with Greenlight. Pursuant to the Bond Purchase Agreement, Greenlight formed a limited liability company, GNW, and contributed $10,000,000 (the "Contribution Amount") to be utilized for the purchase of Einstein Bonds. The Company is the sole manager of GNW. The

  Company consolidated GNW as debt given that the Bond Purchase Agreement provided Greenlight with a secure interest in GNW's investment in Einstein Bonds, and a right for repayment of its investment within two years with a guaranteed accretion of 15% per year (increasing to 17% on January 17, 2002 and by an additional 2% each six months thereafter). In connection with the Bond Purchase Agreement, the Company issued Greenlight five-year warrants to purchase an aggregate of 4,242,056 shares of the Common Stock at $0.01 per share. In addition, the terms of the Bond Purchase Agreement stipulate that a) warrants for an additional 0.9375% of the fully diluted Common Stock of the Company shall be issued at the first anniversary date of the agreement and at the beginning of each three-month period thereafter provided that certain conditions have not been met (including but not limited to a combination of the Company and Einstein) and b) warrants for an additional 1.5% of the fully diluted Common Stock of the Company shall be issued at such time as the Series F preferred stock is redeemed through the issuance of senior subordinated notes, which obligations were superceded by the terms included in the letter agreement described below.

  On June 19, 2001, the Company, GNW and Greenlight entered into a letter agreement (the "Letter Agreement"). Under the terms of the Letter Agreement, Greenlight consented to the pledge (the "Pledge") by the Company, as manager of GNW, of the Einstein Bonds to Jefferies & Co. to secure the Bridge Loan (see (b) above). The Company is required to apply all of the proceeds related to the Einstein Bonds to the repayment of the Bridge Loan. To the extent that there are net proceeds from the Einstein Bonds, after payment of the Bridge Loan in full, the excess shall be payable to Greenlight. If the excess payment, if any, is less than the original investment by Greenlight, the difference, plus a 15% per annum increment (increasing to 17% on January 17, 2002 and by an additional 2% each six months thereafter), shall be payable in the Company's Series F preferred stock (valued at $1,000 per share) and warrants in an amount equal to 1.125% of the fully diluted Common Stock for every $1 million of the deficiency. The Company has classified the contingently issuable warrants as a derivative liability as discussed further below. In connection with the Letter Agreement, Greenlight gave up its secured interest in the Einstein Bonds. The Company concluded that the changes to the terms of the Bond Purchase Agreement represented a substantial modification, as defined in EITF Issue 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments, and therefore that the execution of the Letter Agreement constituted an extinguishment of the Bond Purchase Agreement, as discussed further below.

  The Company incurred approximately $834,000 of issuance costs, all of which have been expensed as a result of the extinguishment discussed in the preceding paragraph.

  As a result of the maximum number of additional warrants that could be issued under the Bond Purchase Agreement dated January 17, 2001 exceeding the Share Cap, the Company concluded that the obligation to issue warrants in the future could not be classified within stockholders' equity on the date of issuance. However, as a result of the subsequent extinguishment of the Series D preferred stock, the obligation to issue warrants in the future under the Bond Purchase Agreement did not exceed the Share Cap and, accordingly, the liability established was reclassified to stockholders' equity in accordance with EITF 00-19. The Company included the impact of the increases in the interest rate associated with the instrument and the amortization of any related discount in its effective interest rate calculations. The Letter Agreement between Greenlight and the Company executed in June 2001 resulted in a substantial modification that requires accounting as an extinguishment pursuant to EITF 96-19, primarily due to the additional warrant coverage

  (deficiency warrants) provided in the Letter Agreement in the event the proceeds from the Einstein Bonds were not sufficient to retire the Greenlight obligation. The extinguishment resulted in a loss from extinguishment of Greenlight obligation of $16,641,566 in 2001 representing the difference between the fair value of the new debt obligation and the carrying amount of the extinguished debt, plus the fair value of the estimated deficiency warrants that were recorded as a liability. Additionally, the Greenlight obligation is presented in the financial statements as debt with interest expense thereon recorded within the statement of operations since its inception.

  The components of the Greenlight instrument were included in the accompanying balance sheet as follows:

	December 31, 2002	January 1, 2002
	(amounts in thousands)
Proceeds from issuance of Greenlight obligation	$10,000	$10,000
Discount attributable to initial and future warrants	(4,316)	(4,316)
Extinguishment of discount	4,195	4,195
Effective interest amortization of discount	121	558

	$10,000	$10,437

d.
The Senior Note requires interest-only payments for the first year of the Note Agreement with quarterly principal installments due thereafter, through December 31, 2002. The Senior Note carries a variable rate of interest, permitting the Company to select an interest rate based upon either the prime rate or the Eurodollar rate, adjusted by margin percentages defined in the credit agreement. The interest rate at December 31, 2000 was 10.75%, based on the Eurodollar rate plus the defined margin. The Senior Notes was secured by substantially all assets of the Company. In addition, the credit agreement between the lender and the Company requires the Company to maintain certain financial ratios and places certain restrictions on the Company's ability to incur indebtedness, dispose of assets or merge with another company without the consent of the lender. This note payable was repaid from the proceeds of the $140 Million Facility discussed in note (a) above.

e.
The Company secured a $3,000,000 revolving credit facility with a bank. At December 31, 2000, the entire credit facility was outstanding. The credit facility is payable as interest only for its term, with all unpaid principal due on December 31, 2002. The credit facility carries a variable rate of interest, permitting the Company to select an interest rate based upon either the prime rate or the Eurodollar rate, adjusted by margin percentages defined in the credit agreement. The interest rate at December 31, 2000 was 10.75% on $1,500,000 of the credit facility for which the Company had selected a Eurodollar rate option and 12.00% on $1,500,000 of the credit facility for which the Company had selected a prime rate option. The note was secured by substantially all assets of the Company. The revolving credit facility was repaid in full and terminated at the time of the issuance of the $140 Million Facility discussed in note (a) above.

f.
On May 30, 2002, the Company entered into a Loan and Security Agreement with BET, one of the Company's principal stockholders, which provides for a $7,500,000 revolving loan facility. The facility is secured by substantially all of the Company's assets. Borrowings under the facility bear interest at the rate of 11% per annum. The facility was to expire on March 31, 2003. At the time that the Company entered into this facility the Company terminated its prior revolving loan facility. In February of 2003, the Company and BET executed an amendment to the facility to extend the maturity of the facility to June 1, 2003. From February 1, 2003 to June 1, 2003, the facility will bear interest at the rate of 13% per annum. BET will receive an extension fee of $187,500 in connection with the amendment, payable at maturity, and an additional fee of $112,500 if the facility is not paid in full by June 2, 2003.

g.
As a part of the acquisition of the assets of Chesapeake Bagel Bakery (Note 3), the Company entered into a note payable to the seller. The note provides for quarterly payments of interest only at 10% with principal payments of $675,000 and $825,000 in 2003 and 2004, respectively. The note is due in full on August 31, 2004 and is secured by the related assets of Chesapeake Bagel Bakery.

h.
In December 1998, Manhattan Bagel Company entered into a note payable of $2,800,000 with the New Jersey Economic Development Authority at an interest rate of 9% per annum. The note has a 10-year maturity. Principal is paid annually and interest is paid quarterly. The note is secured by substantially all of the Company's assets. The Company has violated the debt coverage ratio associated with this loan for the years ended December 31, 2002, January 1, 2002 and December 31, 2000, as a result of the restated financial statements. The balances outstanding under this note have been classified as current within the December 31, 2002, January 1, 2002 and December 31, 2000 balance sheets as the Company did not obtain waivers for such violations, which results in the entire balance being due and payable at the discretion of the holder. As of March 26, 2003, the holder has not expressed any intent to call the loan prior to its stated maturity date.

i.
In June 1996, the Company issued a promissory note for $770,000 in connection with the acquisition of three Coopers Coffee Bar locations. The note is payable over four years in equal installments and bears interest at 6%, which represented a below-market interest rate at the time of the acquisition. The note was discounted using an interest rate of 10%, a more appropriate market rate at issuance. The note is secured by certain store assets purchased pursuant to the acquisition. This note was repaid in full during 2001.

j.
The Company is obligated under a mortgage payable of $208,000 on its plant in South Carolina. The mortgage bears interest at prime plus 1.25% and matures in March 2010. The mortgage is secured by the associated real estate.

        Scheduled maturities of long-term debt are as follows:

December 31, 2002
2003	$150,872
2004	915
2005	40
2006	40
2007	16
Thereafter	10,000

$161,883

8. Accrued Expenses

        Accrued expenses consist of the following:

	December 31, 2002	January 1, 2002	December 31, 2000
	(amounts in thousands)
Accrued payroll and related bonuses	$13,949	$13,472	$876
Accrued reorganization	2,768	2,936	236
Acquisition financing expenses	—	968	—
Accrued vendor contracts	—	2,714	—
Accrued taxes	2,310	2,100	—
Accrued interest	4,342	2,332	528
Gift certificate liability	1,789	1,224	—
Accrued utilities	1,115	1,190	—
Other	4,715	2,545	1,310

Total	$30,988	$29,481	$2,950

9. Stockholders' Equity and Redeemable Preferred Stock

Series A and Series B Preferred Stock

        The Series B convertible preferred stock bears no dividend and has limited voting rights except as provided under the General Corporation Law of the State of Delaware. The stock is convertible into shares of Common Stock in accordance with the Certificate of Designation of Series B convertible preferred stock. On June 7, 1999, the Company's board of directors authorized the issuance of a Series A junior participating preferred stock in the amount of 700,000 shares. This issuance was made in accordance with the Stockholders' Rights Plan discussed below.

Series C Convertible Preferred Stock

        In connection with a private placement discussed below, the Company issued 444,190 shares of Series C convertible preferred stock. Each share of Series C preferred stock was converted into three shares of Common Stock upon the effective date of the registration of the Common Stock issued in connection with the offering (September 11, 2000). The Series C convertible preferred stock provided for a cumulative dividend equal to 10% per annum, based upon a deemed value of $7.00 per share. Pursuant to the terms of the offering, the Series C convertible preferred stock, which had an embedded beneficial conversion feature, (See description of common stock) was converted to 1,332,570 shares of Common Stock on the effective date of the registration of the Common Stock.

Series D Redeemable Preferred Stock

        On August 11, 2000, the Company, Brookwood and BET entered into a Series D Preferred Stock and Warrant Purchase Agreement (the "Purchase Agreement"). The first closing under the Purchase Agreement, pursuant to which BET purchased its Series D preferred stock and its warrants, occurred on August 11, 2000. The second closing under the Purchase Agreement, pursuant to which Brookwood purchased its Series D preferred stock and warrants, occurred on August 18, 2000. Under the terms of the Purchase Agreement, Brookwood and BET each purchased (i) 8,108.108 shares of Series D preferred stock and (ii) warrants to purchase up to 1,196,910 shares of the Common Stock of the

Company, each of which represented the right to purchase approximately 7.7% of the Common Stock. Pursuant to the Purchase Agreement, the number of shares that Brookwood and BET may receive upon exercise of their warrants is subject to upward adjustment depending upon certain future events affecting the capitalization of the Company. The shares of Common Stock issuable upon exercise of such warrants are entitled to registration rights under the terms of a Registration Rights Agreement among the Company, Brookwood and BET. Under the terms of the Purchase Agreement, if the Company fails to take actions to redeem the Series D preferred stock within one year of the closing, the Company will be required to issue to each of Brookwood and BET, each quarter for the next four quarters, additional warrants representing the right to purchase an additional 1.34% of Common Stock, subject to reduction for any redemption(s) of Series D preferred stock that occur during that year. Further, under the terms of the Purchase Agreement, if the Company fails to take actions to redeem the Series D preferred stock within two years of the closing, the Company will be required to issue to each of Brookwood and BET, each quarter for the next four quarters, additional warrants representing an additional 2.015% of Common Stock, subject to reduction for any redemption(s) that occur during that year. The Series D preferred stock provided for a cumulative dividend equal to 7.5% per annum, based upon a deemed value of $1,000 per share.

        The accounting for the Series D preferred stock is as follows: Net proceeds from the issuance have been allocated between the freestanding warrants and the preferred stock based on the relative fair value of each instrument. Proceeds initially allocated to the freestanding warrants are classified within equity. The Company has computed the effective dividend rate over the three-year term to the final mandatory redemption date. The effective dividend rate established on the date of issuance includes an estimate of the fair value of additional warrants that are required to be issued in years two and three if the Company has not redeemed the preferred stock by that time. The estimated fair value of the warrants was determined using the stock price on the computation date. Changes in the estimated fair value of the warrants the Company expects to issue will be taken into account in determining a new effective dividend rate at the end of each reporting period. The new effective dividend rate will be applied prospectively as of the beginning of such reporting period.

        On January 18, 2001, the two holders of Series D preferred stock — BET Associates, L.P. ("BET") and Brookwood New World Investors, LLC ("Brookwood") — exchanged their Series D preferred stock for Series F preferred stock. The financial statements account for the exchange as an extinguishment of the Series D preferred stock. The Company applied EITF 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments, by analogy, given the mandatory redemption feature of the Series D preferred stock, which imbues the issuance with debt-like characteristics, and determined that the exchange resulted in a substantial modification that requires accounting for the transaction as an extinguishment rather than a modification. As such, the Company recorded deemed dividends representing the difference between the fair value of the issued Series F preferred stock and the carrying amount of the Series D preferred stock, plus the fair value of the incremental freestanding warrants issued in conjunction with the exchange. Issuance costs paid to BET and Brookwood of $375,000 were also recorded as dividends in connection with the extinguishment. The deemed dividend with respect to the extinguishment of the Series D preferred stock was $8,358,403.

        As of December 31, 2000, the components of Series D preferred stock were included in the accompanying balance sheet as follows:

December 31, 2000
(amounts in thousands)
Proceeds from issuance of Series D preferred stock	$15,000
Fees and commissions	(538)
Discount attributable to initial and future warrants	(3,572)
Accretion of warrant value and dividends	1,750

$12,640

Series F Redeemable Preferred Stock

        On January 18, 2001, the Company consummated a sale of 20,000 shares of its authorized but unissued Series F preferred stock to Halpern Denny III, L.P. ("Halpern Denny") in exchange for the sum of $20,000,000. In connection with the purchase, the Company issued Halpern Denny five-year warrants to purchase 8,484,112 shares of Common Stock at an exercise price of $0.01 per share. The Series F Purchase Agreement provides that for so long as the Series F preferred stock has not been redeemed for cash (including payment of any notes issued thereon), Halpern Denny shall receive additional warrants equal to 1.5% of the fully diluted Common Stock of the Company (excepting certain options and warrants) on January 18, 2002 and on each succeeding June 30 and December 31. The warrant agreement further provides that it would be exercisable for additional shares under certain events, as set forth in the agreement.

        On January 18, 2001, BET and Brookwood entered into an Exchange Agreement with the Company, whereby they exchanged all of their outstanding Series D preferred stock, including accrued but unpaid dividends (all of which were retired) for a total of 16,398.33 shares of Series F preferred stock. BET and Brookwood also exchanged the warrants received by them in August 2000 for warrants to purchase an aggregate of 6,526,356 shares of Common Stock at an exercise price of $0.01 per share. The Series F Purchase Agreement provides that for so long as the Series F preferred stock has not been redeemed for cash (including payment of any notes issued thereon), BET and Brookwood shall receive additional warrants equal to a semi-annual increase in aggregate of 1.154% of the fully diluted Common Stock of the Company (excepting certain options and warrants).

        On March 29, 2001, the Company consummated a sale of 5,000 additional shares of its authorized, but unissued, Series F preferred stock to Halpern Denny in exchange for the sum of $5,000,000. Pursuant to the terms of the Second Series F Preferred Stock and Warrant Purchase Agreement with Halpern Denny, the Company also sold Halpern Denny five-year warrants to purchase 2,121,028 shares of Common Stock at a price per share of $0.01 (subject to adjustment as provided in the form of warrant). The Series F Purchase Agreement provides that for so long as the Series F preferred stock has not been redeemed for cash (including payment of any notes issued thereon), Halpern Denny shall receive additional warrants equal to a semi-annual increase in aggregate of 0.375% of the fully diluted Common Stock of the Company (excepting certain options and warrants).

        On June 7, 2001, the Company consummated the sale of 4,000 additional shares of its authorized, but unissued, Series F preferred stock to Halpern Denny in exchange for the sum of $4,000,000 pursuant to the terms of the Series F Preferred Stock and Warrant Purchase Agreement with Halpern Denny, dated June 7, 2001. In connection with the agreement, the Company also sold Halpern Denny five-year warrants to purchase an aggregate of 3,384,629 shares of Common Stock at a price per share of $0.01 (subject to adjustment as provided in the form of warrant). The Series F Purchase Agreement provides that for so long as the Series F preferred stock has not been redeemed for cash (including payment of any notes issued thereon), Halpern Denny shall receive additional warrants equal to a semi-annual increase in aggregate of 0.3% of the fully diluted Common Stock of the Company (excepting certain options and warrants).

        In addition, on June 19, 2001, the Company consummated the sale of 21,000 additional shares of its authorized, but unissued, Series F preferred stock in exchange for $21,000,000, pursuant to the terms of the Third Series F Stock and Warrant Purchase Agreement (the "Third Purchase Agreement") by and among the Company, Halpern Denny, Greenlight and Special Situations. In connection with the sale of the June 2001 Series F preferred stock, the Company sold warrants to purchase 17,769,305 shares of Common Stock at a price per share of $0.01 (subject to adjustment as provided in the warrant agreement) pursuant to the Third Purchase Agreement. The warrants have a term of five years and further provide that they would be exercisable for additional shares under certain events, as set forth in the agreement. The form of these warrants is substantially identical to the form of the warrants described above including the provisions thereof relating to the increase of the warrant shares, except that the semi-annual increases are an aggregate of 1.575% of the fully diluted Common Stock (excepting certain options and warrants).

        As set forth in a Second Amended Certificate of Designation, Rights and Preferences of Series F preferred stock (the Second Amended Certificate of Designation), the Series F preferred stock accrues dividends payable in shares of Series F preferred stock at the rate of 16% per annum for the first year, which rate increases semi-annually at the rate of 2% per annum. The Series F preferred stock, including accrued dividends, is redeemable three years from the date of issue (the Mandatory Redemption Date). If the Company fails to redeem the Series F preferred stock at the Mandatory Redemption Date, the Company is entitled to redeem the Series F preferred stock by issuing senior subordinated notes (the "Senior Notes") to the holders of the Series F preferred stock. The Senior Notes would bear interest at a rate comparable to the dividend rate under the Series F preferred stock, which rate increases monthly thereafter at the rate of 1% per month and would be due and payable 120 days from the Mandatory Redemption Date.

        The Company, Halpern Denny, Brookwood, Greenlight and Special Situations entered into an agreement which stated that notwithstanding the provisions concerning the mandatory redemption date of the Series F preferred stock contained in the Second Amended Certificate of Designation, the Series F preferred stock shall be redeemable on the later of (a) January 18, 2004 for all shares of Series F preferred stock issued on or prior to March 31, 2001, and June 30, 2004 for all shares of Series F preferred stock issued after March 31, 2001, and (b) the maturity date of any notes (the "Refinancing Senior Notes"), the proceeds of which are used to repay the outstanding notes issued under the $140 Million Facility, provided that the indenture for the Refinancing Senior Notes includes language which permits the Company to make certain specified restricted payments (a "Restricted Payment") (including certain payments to redeem Series F preferred stock) so long as certain covenants contained therein are satisfied. The amount of any Restricted Payment, together with any aggregate amount of all other Restricted Payments made by the Company and its subsidiaries must be less than the sum of (x) fifty (50%) percent of the consolidated net income of the Company for the period from the issue date of the Refinancing Senior Notes to the end of the Company's most recently ended fiscal quarter, plus (y) one hundred (100%) percent of the aggregate net cash proceeds received by the Company from the issuance or sale of equity interests in the Company or any subsidiary, plus (z) one hundred (100%) percent of the net cash proceeds received by the Company from the issuance or sale, other than to a subsidiary of the Company, of any debt security of the Company that has been converted into equity interests of the Company. In the event that the maturity date of the Refinancing Senior Notes is after January 18, 2004 or June 30, 2004, as the case may be, then the Mandatory Redemption Date for such Series F Preferred Stock will be the maturity date of the Refinancing Senior Notes.

        In connection with the execution and delivery of both the Second Purchase and Third Purchase Agreements, each of Halpern Denny and Brookwood waived preemptive rights they may have had concerning the issuance of additional shares of Series F preferred stock and consented to the filing of the Second Amended Certificate of Designation which increased the number of shares of Series F preferred stock the Company is authorized to issue from 73,000 shares to 116,000 shares.

        The Third Purchase Agreement provides that for so long as the Series F preferred stock has not been redeemed for cash (including payment of the Senior Notes, if any), Halpern Denny, Greenlight and Special Situations shall receive additional warrants equal to a percentage (specified therein) of the fully diluted Common Stock (excepting certain options and warrants) on June 19, 2002, and on each succeeding December 31 and June 30. If the Company redeems all its issued and outstanding shares of Series F preferred stock on or prior to March 19, 2002, the number of shares of Common Stock issuable upon the exercise of the warrants (the "Original Warrant Shares") which were issued pursuant to the Second Purchase and Third Purchase Agreements shall be reduced by an amount equal to one-third (1/3) the number of Original Warrant Shares. If the Company redeems all issued and outstanding shares of Series F preferred stock on or prior to June 19, 2002, the number of Original Warrant Shares shall instead be reduced by an amount equal to one-fourth (1/4) of the number of Original Warrant Shares.

        In connection with each of the Second Purchase and Third Purchase Agreements, the parties amended the form of the Senior Notes to be issued to the holders of Series F preferred stock upon redemption of their shares to refer to their agreement with the Company's secured lender concerning subordination of their interests to the secured lender's interests. As a consequence of the amendment to the Senior Notes, the Company amended its January 2001 Exchange Agreement with BET and Brookwood and the January 2001 Purchase Agreement with Halpern Denny to reflect the new form of Senior Notes. In addition, the Company, BET, Brookwood and Halpern Denny entered into amendments to each of the Stockholders Agreement and Amended and Restated Registration Rights Agreement executed in connection with the January 2001 financing to conform certain defined terms therein to include the additional securities issued pursuant to the Second and Third Purchase Agreements.

        The holders of warrants issued in connection with Series F preferred stock issued prior to March 31, 2001 may be entitled to purchase additional shares of Common Stock as the result of the warrants to purchase 13,720,000 shares of Common Stock issued in connection with the $140 Million Facility and have agreed that such $0.01 warrants may not be issuable if such Series F preferred stock is redeemed for cash not later than June 19, 2002. The Company has evaluated the terms of the obligation to issue additional warrants to such holders in the context of EITF No. 96-19 and determined that the agreement to provide such additional warrants constituted an extinguishment, for accounting purposes, of the Series F preferred stock held by such holders. The deemed dividend was computed in a manner similar to that described for the Series D preferred stock. In connection with the modification, the Company determined that the obligation to issue warrants in the future should be classified as a liability. Accordingly, the deemed dividend was increased by the fair value of the additional warrants. The deemed dividend associated with the extinguishment was $23,883,583 in 2001.

        In connection with the issuance of the Series F preferred stock, the Company incurred approximately $3.6 million of issuance costs.

        Through March 26, 2003, the Company has issued 17,291,471 of additional $0.01 warrants and has obligations (issuance date has occurred, but warrants have not yet been issued) to issue an additional 7,625,062.

        Each issuance of Series F preferred stock was evaluated as to the classification of, and accounting for, associated freestanding warrants and additional warrants to purchase Common Stock as permanent equity or liabilities as previously described in Note 1 — Derivative Instruments. Proceeds from the issuance of Series F preferred stock were then allocated using the appropriate allocation method, also as previously described. In its effective dividend rate calculations, the Company included the impact of increasing rate dividends, issuance costs, the estimated fair value of additional warrants (if not classified as derivative liabilities), the amortization of any related discount, and the estimated outstanding term of the instrument based on management's intent to refinance a portion of the original Series F preferred stock. The obligation to issue additional warrants, if classified as a liability, is marked to fair value to reflect changes in the underlying Common Stock prices, management's estimates of the probability of issuance and other factors at each balance sheet date.

        The components of Series F preferred stock were included in the accompanying balance sheet as follows:

	December 31, 2002	January 1, 2002
	(amounts in thousands)
Proceeds from issuance of Series F preferred stock, $16,398 of which was the value of the Series D conversion	$66,398	$66,398
Discount attributable to fees and commissions	(3,254)	(3,254)
Discount attributable to initial and future warrants	(33,027)	(33,027)
Accreted PIK Preferred Stock	23,330	8,735
Extinguishment of discount	8,271	8,271
Effective dividend amortization of discount	23,214	10,215

	$84,932	$57,338

Common Stock

        At a special meeting of the Company's shareholders held on September 20, 2001, the Company's shareholders approved an increase in the number of authorized shares of the Company's Common Stock to 150,000,000 shares. In a series of closings from April 18, 2000 through June 21, 2000, the Company completed a private placement consisting of 1,360,390 shares of Common Stock and 444,190 shares of convertible Series C preferred stock. The proceeds from the offering, net of related offering expenses, were $4,144,305, exclusive of 169,902 shares of Common Stock issued to the placement agent. Each share of Series C preferred stock was converted into three shares of Common Stock upon the effective date of the registration of the Common Stock issued in connection with the offering (September 11, 2000). The Company accounted for the offering pursuant to the rules under EITF 98-5. Pursuant to these rules, convertible securities with an embedded conversion right that is in the money when the security is issued are considered to contain a beneficial conversion feature. The value of the beneficial conversion feature associated with the Series C preferred stock issued was $623,449. This amount has been charged to accumulated deficit and was accounted for as an increase in net loss available to common stockholders for the purpose of computing loss per share.

Stockholders Rights Plan

        On June 7, 1999, the Board declared a dividend distribution of one right on each outstanding share of Common Stock (a "Right"), as well as on each share later issued. Each Right will allow stockholders to buy one one-hundredth of a share of Series A Junior Participating preferred stock at an exercise price of $10.00. The Rights become exercisable if an individual or group acquires 15% or more of Common Stock, or if an individual or group announces a tender offer for 15% or more of Common Stock. The Board can redeem the Rights at $0.001 per Right at any time before any person acquires 15% or more of the outstanding Common Stock. In the event an individual (the "Acquiring Person") acquires 15% or more of the outstanding Common Stock, each Right will entitle its holder to purchase, at the Right's exercise price, one one-hundredth of a share of Preferred Stock, which is convertible into Common Stock at one-half of the then value of the Common Stock, or to purchase such Common Stock directly if there are a sufficient number of Shares of Common Stock authorized. The Board has the ability to exclude any Acquiring Person from the provision of this stockholders Rights Plan, resulting in such Acquiring Person's purchase of the Company's Common Stock not triggering the plan. Rights held by the Acquiring Person are void and will not be exercisable to purchase shares at the bargain purchase price. If the Company is acquired in a merger or other business combination transaction, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.

Warrants

        As of December 31, 2002, the Company has 41,244,218 warrants outstanding all of which were exercisable. These warrants have exercise prices ranging from $0.01 – $11.00 per share, of which 40,357,065 are exercisable at $0.01 per share, and have terms ranging from three to ten years. Such warrants were issued in connection with financings and certain other services. In the third and fourth quarter of 2002, certain holders of warrants exercised 39,635,976 of warrants, using a cashless exercise options, and were issued 33,325,458 of Common Stock.

	December 31, 2002 Warrants	January 1, 2002 Warrants	December 31, 2000 Warrants
Outstanding, beginning of year	57,134,639	3,280,973	369,357
Issued	23,745,555	53,853,666	4,096,286
Exercised	(39,635,976)	—	—
Forfeited	—	—	(1,184,670)

Outstanding, end of year	41,244,218	57,134,639	3,280,973

Exercisable, end of year	41,244,218	57,134,639	3,280,973

Stock Options

        The Company's 1994 Stock Plan (the "1994 Plan") provides for the granting to employees of incentive stock options and for the granting to employees and consultants of non-statutory stock options and stock purchase rights. Unless terminated sooner, the 1994 Plan will terminate automatically in August 2004. The board of directors has the authority to amend, suspend or terminate the 1994 Plan, subject to any required stockholder approval under applicable law, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1994 Plan.

        Options generally become exercisable in ratable installments over a period of up to four years and expire ten years from the date of grant. In December of 2002, the stockholders approved an amendment to the 1994 Plan to increase the number of shares available for issuance under the 1994 Stock plan to 6,500,000. As of December 31, 2002, there were 1,263,149 shares reserved for future issuance under the 1994 Plan. No options currently available for exercise are considered "in-the-money".

        The Company's 1995 Directors' Stock Option Plan (the "Directors' Option Plan") was adopted by the board of directors and approved by the Company's shareholders in August 1995. Unless terminated sooner, the Directors' Option Plan will terminate automatically in August 2005. The board of directors may amend or terminate the Directors' Option Plan at any time; provided, however, that no such action may adversely affect any outstanding option without the optionee's consent and the provisions affecting the grant and terms of options may not be amended more than once during any six-month period. A total of 100,000 shares of Common Stock have been reserved for issuance under the Directors' Option Plan. The Directors' Option Plan provides for the automatic grant of non-statutory stock options to nonemployee directors of the Company. These options vest immediately upon grant.

        The Company issues options from time to time outside the plans described above.

        A summary of the Company's option activity during the years ended December 31, 2002, January 1, 2002, and December 31, 2000 is presented in the table and narrative below:

	December 31, 2002		January 1, 2002		December 31, 2000
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Outstanding, beginning of year	2,864,564	$1.62	1,601,929	$2.46	1,030,229	$2.48
Granted	5,070,242	0.26	1,263,635	0.56	947,500	2.04
Forfeited	(2,718,364)	1.64	(1,000)	3.00	(375,800)	1.44

Outstanding, end of year	5,216,442	0.29	2,864,564	1.62	1,601,929	2.46

Exercisable, end of year	1,831,281	$0.33	1,670,929	$2.39	1,548,729	$2.47

Weighted average, fair value of options granted		$0.11		$0.38		$1.00

        The following table summarizes information about the Company's stock options at December 31, 2002:

Exercise Price	Number Outstanding at December 31, 2002	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2002	Weighted Average Exercise Price
$0.14 – $1.00	5,100,242	9.92	$0.26	1,740,081	$0.26
$1.01 – $2.00	100,000	8.14	$1.46	75,000	$1.54
$2.01 – $4.00	16,200	6.57	$2.31	16,200	$2.31

	5,216,442	9.88	$0.29	1,831,281	$0.33

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000, respectively: risk-free interest rates of 3.0%, 3.0% and 6.0%; expected dividend yields of 0%; expected lives of four, four and five years; and expected stock price volatility of 100%, 100% and 78%.

10. Income Taxes

        The Company's effective tax rate differs from the federal statutory rate primarily due to the impact of the recognition of valuation allowances against certain future deferred tax benefits for the periods presented.

        A summary of the significant components of deferred taxes as of December 31, 2002, January 1, 2002 and December 31, 2000 is as follows:

	December 31, 2002	January 1, 2002	December 31, 2000
	(amounts in thousands)
Deferred tax assets:
Operating loss carryforwards	$30,794	$18,646	$15,941
Non-cash charges not yet realized for tax reporting purposes	7,223	7,793	386
Allowance for doubtful accounts	1,829	1,639	1,511
Property, plant and equipment—Depreciation and Amortization	1,969	—	—

	41,815	28,078	17,838
Deferred tax liability:
Property, plant and equipment—Depreciation and Amortization	—	(2,204)	(5,006)

Net deferred tax asset	41,815	25,874	12,832
Valuation allowance	(41,815)	(25,874)	(12,832)

	$—	$—	$—

        At December 31, 2002, the Company had net operating loss carryforwards of approximately $88,394,000 available to offset future taxable income. These net operating loss carryforwards expire on various dates through 2021. As a result of ownership changes, which resulted from the issuance of warrants in connection with the sale of Series F preferred stock and the acquisition of Manhattan Bagel Company, the Company's ability to utilize the loss carryforwards is subject to limitations as defined in Section 382 of the Internal Revenue Code, as amended.

        At December 31, 2002, January 1, 2002 and December 31, 2000, the Company has recorded full valuation allowances against its deferred tax assets. The valuation allowances are based upon management's current assessment of the Company's ability to realize the related tax benefits considering the limitations imposed by Section 382 of the Internal Revenue Code, the status of the Company's integration of the operations of Einstein, and its history of operating losses.

11. Assets Held for Resale

        Assets held for resale include company-owned stores that the Company intends to sell to franchisees within the next fiscal year. The Company continually evaluates the realization of the carrying amount of such assets based on the estimated fair value of such assets, which is determined based on the stores' estimated selling prices, less costs to sell. During 2000, the Company acquired certain store assets in upstate New York and in Oklahoma, Colorado and Kansas (see Note 3), which have been classified as assets held for resale based upon the Company's plan and intent to dispose of such stores. In 2000, the Company evaluated the fair value of all assets held for resale and recorded an impairment of $966,001. In 2000, the Company closed two stores classified as assets held for resale.

        In 2001, the Company recorded a further impairment charge of approximately $3.3 million in accordance with SFAS 121, as a result of the Company's continued inability to sell the stores, and a shift in brand focus given the Einstein Acquisition (Note 3). During 2001, the Company sold four stores in New York and closed ten locations classified as assets held for resale. During 2002, the Company sold seven stores for an aggregate sales price of $1.4 million, and closed 15 stores classified as assets held for resale.

12. Other Long-Term Liabilities

        Other long-term liabilities consist of the following:

	December 31, 2002	January 1, 2002	December 31, 2000
	(amounts in thousands)
Vendor contractual agreements (a)	$8,210	$8,466	$—
Distributor contractual agreements	—	2,783	—
Guaranteed franchisee debt (b)	905	999	1,104
Other	1,445	943	175

	$10,560	$13,191	$1,279

(a)
The Company has a contract to buy product from a major vendor. The accounting for this contract is to recognize a reduction of cost of goods sold based on the volume of purchases of the vendor's product.

(b)
In connection with its acquisition of Manhattan Bagel Company, the Company agreed to guarantee certain loans to franchisees made by two financial institutions. The Company evaluates the fair value of such liability at each balance sheet date. As of December 31, 2002, January 1, 2002 and December 31, 2000, the fair value of the liability reflected above is the maximum potential exposure related to such loans pursuant to agreements with the financial institutions regarding the established caps on the Company's obligation.

13. Derivative Liability

        The following table indicates the value of embedded derivatives related to the Company's debt and equity instruments as of December 31, 2002 and January 1, 2002 and the cumulative impact of changes in the derivative liability within the statement of operations for the years ended December 31, 2002, and January 1, 2002:

	December 31, 2002	For the Year Ended December 31, 2002
Instrument	Value of Embedded Derivative Liability	Cumulative Change in Fair Value of Derivatives
	(amounts in thousands)
Series F preferred stock	$266	$(677)
Greenlight obligation	1,599	1,544
Bridge Loan	502	643
$140 Million Facility	480	(1,277)

Total	$2,847	$233

	January 1, 2002	For the Year Ended January 1, 2002
Instrument	Value of Embedded Derivative Liability	Cumulative Change in Fair Value of Derivatives
	(amounts in thousands)
Series F Preferred Stock	$5,113	$41,654
Greenlight obligation	3,144	11,374
Bridge Loan	1,145	4,220
$140 Million Facility	—	432

Total	$9,402	$57,680

        The amounts listed in the above table are affected by the market price of the underlying Common Stock and other factors described in Note 1—Derivative Instruments. As of December 31, 2000, the closing price of the Common Stock was $1.125, which price had decreased to $0.26 by January 1, 2002 and was $0.09 on December 31, 2002. Additionally, as disclosed in Notes 7 and 9, significant issuances of warrants (previously contingently-issuable) under the $140 Million Facility and Series F preferred stock agreements occurred during the year ended December 31, 2002. As a result of applying the classification methodology described in Note 1—Derivative Instruments, the fair value of the issued warrants was reclassified to permanent equity, as denoted on the consolidated statement of changes in stockholders' equity for the year ended December 31, 2002.

14. Reorganization and Integration

        During the quarter ended October 1, 2002, the Company implemented a plan to shut down its dough manufacturing facilities on the East Coast. During the quarter ended December 31, 2002, the Company implemented a plan to terminate the lease obligation for the Eatontown location. As discussed in Note 1—Nature of Business and Organization, the Company vacated the Eatontown location in the last week of 2002. When initiated, the restructuring plans were expected to take approximately one year to complete, subject to the Company's ability to sublease the Eatontown facility. The Company recorded a $4.8 million charge associated with these restructuring plans. Approximately $2.2 million of this charge represented a write-off of the equipment and leasehold improvements no longer usable by the Company.

        The following table displays the activity and balances of the 2002 restructuring accrual account from inception to December 31, 2002:

Category	Initial Accrual	Application of costs against accrual	Underaccrual Additional Expense	Overaccrual Expense Reduction	Balance as of December 31, 2002
	(amounts in thousands)
Plant lease termination	$1,447	$—	$—	$—	$1,447
Severance costs	787	(662)	—	—	125
Contract termination and other	300	(168)	—	—	132

Total	$2,534	$(830)	$—	$—	$1,704

        During the quarter ended July 3, 2001, the Company implemented a plan to consolidate the two dough manufacturing facilities on the West Coast, eliminate duplicative labor lines of assembly, terminate certain lease obligations inclusive of several company-operated locations. When initiated, the restructuring plan was expected to take approximately one year to complete. The Company recorded a $4.4 million charge associated with this restructuring plan. Approximately $1.0 million of this charge represented a write-off of the equipment and leasehold improvements no longer usable by the Company.

        The following tables display the 2001 and 2002 activity and balances of the 2001 restructuring accrual account:

Category	Balance as of January 1, 2002	Application of costs against accrual	Underaccrual Additional Expense	Overaccrual Expense Reduction	Balance as of December 31, 2002
	(amounts in thousands)
Plant lease termination	$379	$(68)	$—	$—	$311
Severance costs	151	(229)	85	—	7
Contract termination and other	58	(94)	43	—	7
Store lease termination	2,348	(907)	445	(1,147)	739

Total	$2,936	$(1,298)	$573	$(1,147)	$1,064

Category	Initial Accrual	Application of costs against accrual	Underaccrual Additional Expense	Overaccrual Expense Reduction	Balance as of January 1, 2002
	(amounts in thousands)
Plant lease termination	$379	$—	$—	$—	$379
Severance costs	151	—	—	—	151
Contract termination and other	233	(204)	42	(13)	58
Store lease termination	2,629	(293)	12	—	2,348

Total	$3,392	$(497)	$54	$(13)	$2,936

15. Commitments and Contingencies

Operating Leases

        The Company leases office and retail space under various non-cancelable operating leases. Property leases normally require payment of a minimum annual rental plus a pro rata share of certain landlord operating expenses. As of December 31, 2002, approximate future minimum rental payments under non-cancelable operating leases for the next five years and the period thereafter are as follows:

Year	December 31, 2002
(amounts in thousands)
2003	$27,485
2004	26,706
2005	24,225
2006	18,326
2007	8,739
2008 and thereafter	8,360

Total minimum lease payments	113,841
Less: sub-lease income	(2,148)

$111,693

        Rent expense under operating leases was approximately $30,641,000, $18,022,000 and $2,522,000 for the years ended December 31, 2002, January 1, 2002 and December 31, 2000, respectively.

Capital Leases

        The Company has capital leases for computer equipment used in its stores and offices. As of December 31, 2002, the remaining payments under such capital leases are as follows:

Year	December 31, 2002
(amounts in thousands)
2003	$295
2004	181
2005	44
2006	22
2007	11

Total minimum lease payments	553
Less: amount representing interest	(93)

$460

Employment Agreements

        The Company has entered into an employment agreement with one officer of the Company that expires on December 31, 2004. The minimum base salary and bonus after December 31, 2002 and through the term of this employment agreement totals $1,695,000. In addition, severance payments of $565,000 may be due under the contract depending on the circumstance of the officer's termination.

401(k) Plan

        The Einstein/Noah Bagel Corp. Employee Savings Plan (401(k) plan) was assumed by the Company with the purchase of Einstein on June 19, 2001. All employees of Einstein and Noah Corporation, excluding officers, are eligible to participate in the plan if they meet certain compensation and eligibility requirements. The 401(k) plan allows participating employees to defer the receipt of a portion of their compensation and contribute such amount to one or more investment options. For the period from June 19, 2001 through December 31, 2001 the Company matched 40% of the participants' elective contribution as defined, not to exceed 6% of the employees' annual compensation. The Company has accrued to match 25% of the participants' elective contribution for the period from January 1, 2002 to December 31, 2002. The Company's contribution expense in 2002 and 2001 was $298,283 and $101,506, respectively. Employer contributions vest at the rate of 100% after three years of service.

Health Insurance Plan

        As of December 31, 2002, the Company was self-insured for health costs. The Company has a stop loss policy with an insurance carrier to minimize its risk. Under this plan, the aggregate stop loss under the policy for the year ended December 31, 2002 was approximately $4.4 million. The Company's claims expense for the years ended December 31, 2002 and January 1, 2002 was approximately $4,004,000 and $3,673,000, respectively.

        At December 31, 2002, the Company has recorded an estimated liability for claims incurred but not reported based on review of historical claims activity by the Company and an independent insurance broker.

Legal Proceedings

        The Company is subject to claims and legal actions in the ordinary course of business, including claims by franchisees. The Company does not believe that an adverse outcome in any currently pending or threatened matter, other than described below, would have a material adverse effect on its business, results of operations or financial condition.

        On April 3, 2002, the Company was notified by the Securities and Exchange Commission that the Commission is conducting an investigation into the resignation of the former Chairman, R. Ramin Kamfar, and the termination for cause of the former Chief Financial Officer, Jerold Novack, and the delay in filing the Form 10-K for 2001. The Company is cooperating fully with the investigation. The Company is also cooperating fully with a recent Department of Justice inquiry relating to these issues. Further, several of the former and present officers and directors have requested that the Company advance reasonable legal expense on their respective behalf to the extent any of them is or has been requested to provide information to the Commission in connection with its investigation. The Company is fulfilling its obligations as required by applicable law and the Company's By-Laws.

        On July 31, 2002, Tristan Goldstein, a former store manager, and Valerie Bankhordar, a current store manager filed a purported class action complaint against Einstein in the Superior Court for the

State of California, County of San Francisco. The plaintiffs allege that Noah's failed to pay overtime wages to managers and assistant managers of its California stores, whom it is alleged were improperly designated as exempt employees in violation of California and Business Profession Code Section 17200. As a result of subsequent communications regarding the circumstances under which the Company purchased Einstein out of bankruptcy, the plaintiffs filed a first amended complaint disclaiming back wages for the period prior to June 19, 2001. However, the first amended complaint added as defendants certain former directors and officers of Einstein. The first amended complaint also added a second cause of action seeking to invalidate releases obtained from Noah's assistant managers pursuant to the settlement of a Department of Labor investigation. The Company filed a demurrer to the first amended complaint, which the plaintiffs opposed. Subsequent to the filing of that demurrer, the Company procured a dismissal without prejudice of the claims brought against Paul Murphy, the only individual defendant the Company employed subsequent to its acquisition of Einstein. The plaintiffs subsequently stipulated to the severance of the claims against the Company and those against the remaining individual defendants. The stipulation provides that the plaintiffs will file separate second amended complaints against the Company and against the remaining individual defendants. As a result, the Company's demurrer will be taken off calendar. The Company will have thirty days from the date of the filing of the second amended complaint to refile the demurrer.

        In July 2002, the New Jersey Division of Taxation entered judgment in the amount of $5,744,902, plus costs, against Manhattan Bagel Construction Company, a wholly owned subsidiary of Manhattan Bagel Company. This judgment represents amounts for corporate income taxes for the period from 1996 to 2000, and sales and use taxes for the period from 1995 to 1997. At that same time, the Division of Taxation provided Manhattan Bagel Construction Company with a Notice and Demand for Payment of Tax in the additional amount of $130,200, for corporate income taxes and sales and use taxes for the period from October 2001 through June 2002. Manhattan Bagel Construction Company ceased operations in or about early 1997 and has existed since that time only as a non-operating entity with no assets. Therefore, the Company is currently working with the New Jersey Division of Taxation to have all tax assessments for the period after Manhattan Bagel Construction Company ceased operations removed, and that portion of the judgment deemed satisfied. With regard to taxes imposed for the period prior to early 1997, the Company believes those amounts are barred from being asserted against Manhattan Bagel Company, to the extent they otherwise could have been, because they were not asserted in Manhattan Bagel Company's November 1997 bankruptcy proceeding.

        On February 23, 2000, New World Coffee of Forest Hills, Inc., a franchisee, filed a demand for arbitration with the American Arbitration Association (American Arbitration Association, New York, New York, Case No. 13-114-237-00) against the Company alleging fraudulent inducement and violations of New York General Business Law Article 33. The franchisee seeks damages in the amount of $750,000. New World has asserted a counterclaim in the arbitration seeking amounts owed under the franchisee's franchise agreement and monies owed for goods purchased by the franchisee in the amount of $200,000. An arbitrator has been selected and document exchange is complete. Hearings were scheduled for June 2002 but have been postponed by order of the arbitrator.

        On October 28, 2002, Sansim Patel, Inc., a subfranchisee of Manhattan Bagel Company, filed suit against Manhattan Bagel Company, the master franchisee, and others in Orange County (Orlando, Florida). The plaintiff alleges claims of civil conspiracy and unjust enrichment against Manhattan Bagel Company and seeks rescission of its franchise agreement with Manhattan Bagel Company. The plaintiff also seeks damages in an unspecified amount. In December 2002, the Company filed a motion to dismiss all of the claims asserted against it by the plaintiff, based in part on a general release the plaintiff had previously executed in favor of Manhattan Bagel Company. That motion remains pending with the Court. However, on March 18, 2003, default judgments were obtained against the other named defendants.

        On March 17, 2003, Jason and Andrew Gennusa, former employees of the Company and founders of Manhattan Bagel Company, filed suit against the Company in the Superior Court of New Jersey, Monmouth County. As the founders of Manhattan Bagel Company, the plaintiffs claim to be reproducing the "original formula" Manhattan Bagel dough, and selling it to franchisees at a competitive price. Their complaint seeks a judgment declaring that their production and sale of this bagel dough to franchisees does not violate various non-competition covenants and confidentiality agreements they previously entered into with the Company. Furthermore, the plaintiffs seek a declaration that the "original recipe" bagel dough they manufacture is not a trade secret of the Company and that their manufacture and sale of the dough is not in violation of intellectual property law. The Company has not yet answered or otherwise responded to plaintiffs' complaint.

        On December 28, 2001, Robert Higgs, a franchisee, filed a complaint against the Company and its officers and agents in New Jersey (Superior Court of New Jersey, Case No. OCN-L-2153-99) alleging breach of contract, breach of fiduciary duties and tortuous interference with contract and business opportunities. The complaint was subsequently withdrawn by the franchisee without prejudice. In February 2002, the franchisee filed a new complaint against the Company and its officers and agents alleging breach of contract, breach of fiduciary duties, tortuous interference with contract and business opportunities, and violations of New Jersey's franchise law. The franchisee seeks damages in an unspecified amount, punitive damages, costs and attorneys' fees. The Company moved to dismiss all of the claims in the new complaint. The court dismissed the breach of fiduciary duty claims and one of the breach of contract claims. Discovery requests have been served by the Company.

        Given the early stage of these matters, the Company cannot predict their outcome. However, there can be no assurance that the Company will not be subject to regulatory sanctions, civil penalties and/or claims for monetary damages or other relief.

        Special Situations, holders of Series F preferred stock, had notified the Company that they believe that material misrepresentations were made to them in June 2001 in connection with their purchase of the stock. Special Situations filed a complaint in the United States District Court for the Southern District of New York regarding this claim. Special Situations alleged various contractual and tort claims against the Company, as well as Ramin Kamfar, the former Chairman of the Board of Directors, Jerold Novack, the former Chief Financial Officer, and Greenlight Capital, another holder of the Series F preferred stock. Special Situations sought, among other relief, damages in the amount of at least $5,166,000 and the equitable remedy of rescission of its purchase of stock. These claims are still pending.

        On February 28, 2003, the Company's former insurance broker of record filed suit in Superior Court of the State of California, County of Orange, against the Company and its subsidiaries, alleging wrongful termination of the Company's brokerage contract with plaintiff, Pension & Benefit Insurance Services, Inc. ("PBIS"), which deprived PBIS of brokerage commissions. PBIS's complaint asserts claims for breach of contract, reasonable value of services, intentional interference with prospective advantage and negligent interference with prospective advantages. Plaintiff seeks $500,000 in consequential damages and $20 million in punitive damages. Prior to responding to PBIS's complaint, the Company entered into a settlement agreement with PBIS on April 2, 2003. As consideration for PBIS's agreement to settle and dismiss this matter, the Company agreed to list PBIS as its insurance broker of record until at least the end of 2003. A Request for Dismissal of the suit was filed by PBIS with the Superior Court of the State of California, County of Orange on April 9, 2003.

Fixed Fee Distribution Agreement

        Through December of 2002, the Company maintained a fixed fee distribution agreement with a national distribution company ("distributor") whereby the distributor supplied substantially all products for resale in the Company's company-operated restaurant locations. In addition, the Company maintained a separate fixed fee distribution agreement with the distributor for delivery of certain proprietary products to its franchised locations. Effective February 20, 2002, the Company entered into Mutual Termination Agreements with the distributor which provided for the termination of each of the fixed fee distribution agreements effective August 2, 2002. Pursuant to the restated agreement, the distributor was required to provide distribution services to all locations through August 2, 2002, which date was extended until December 2002. As a part of the agreement, the Company was required to pay the distributor $12,000,000, representing a portion of the unamortized $5,000,000 investment made by the distributor at the inception of the original agreement and a reduced amount of outstanding trade payables and other previously accrued charges. The Company recorded a reduction to general and administrative expense of $2,750,000 in 2002 as the carrying amount of the associated liabilities exceeded the payments made under this agreement by such amount.

        As of November 2002, the Company had replaced the national distributor with six regional custom distributors to its Company-operated and franchised locations.

Investment Banking Agreement

        In October of 2002, the Company engaged CIBC World Markets Corp. as its financial advisor in connection with its review of strategic alternatives to rationalize its capital structure.

16. Related Party Transactions

        Leonard Tannenbaum, a director, is a limited partner and 10% owner in BET, one of the Company's principal stockholders. On August 11, 2000, BET purchased approximately 8,108 shares of Series D preferred stock for a sum of $7,500,000. In a related transaction on August 18, 2000, Brookwood, one of the Company's principal stockholders, purchased approximately 8,108 shares of the Company's Series D preferred stock for a sum of $7,500,000 (collectively, the Series D Financing). Each of BET and Brookwood received a warrant to purchase 1,196,909 shares of Common Stock at a price of $0.01 per share. In connection with the Series D Financing, MYFM Capital LLC, of which Mr. Tannenbaum is the Managing Director, received a fee of $252,650 and a warrant to purchase 70,000 shares of Common Stock at its closing price of $1.938 per share on August 18, 2000. In addition, Mr. Tannenbaum was designated by BET as a director to serve for the period specified in the Stockholders Agreement dated January 18, 2001, as amended (the "Stockholders Agreement"), among the Company and the holders of its Series F preferred stock.

        Eve Trkla, a director of the Company, is the Chief Financial Officer and principal of Brookwood Financial Partners, L.P., an affiliate of Brookwood. Ms. Trkla was designated by Brookwood as a director to serve for the period specified in the Stockholders Agreement.

        As of January 18, 2001, the Company consummated a sale of 20,000 shares of its authorized but unissued Series F preferred stock to Halpern Denny, one of the Company's principal stockholders, in exchange for the sum of $20 million. At such time, the Company entered into a Series F Preferred Stock and Warrant Purchase Agreement with Halpern Denny. Pursuant to the Series F Preferred Stock and Warrant Agreement, Halpern Denny was paid a transaction fee of $500,000. William Nimmo, a director, is a partner in Halpern Denny and Co., an affiliate of Halpern Denny. Mr. Nimmo was designated by Halpern Denny as a director of the Company. In connection with the Series F Preferred Stock and Warrant Purchase Agreement, the Company issued Halpern Denny a warrant to purchase 8,484,112 shares of Common Stock at an exercise price of $0.01 per share.

        BET and Brookwood had invested the sum of $15 million for substantially the same purpose as that contemplated by the Series F Purchase Agreement, which investment was made in August 2000, and BET and Brookwood were then holding Series D preferred stock, and had a right to approve the creation of the Series F preferred stock. Therefore, the Company considered it appropriate to restructure the investment documents relating to the August 2000 investment by BET and Brookwood. Accordingly, the Company, BET and Brookwood entered into an Exchange Agreement as of January 18, 2001, whereby the Company exchanged all of its outstanding Series D preferred stock, including accrued but unpaid dividends (all of which were retired), for a total of 16,398.33 shares of Series F preferred stock. In connection with the January 2001 Exchange Agreement BET and Brookwood were each paid a transaction fee of $187,500. BET and Brookwood also exchanged the warrants received by them in August 2000 for warrants to purchase an aggregate of 6,526,356 shares of Common Stock. On May 30, 2001, the Company issued 25,000 shares of Common Stock to Mr. Tannenbaum in connection with the exchange of all of the outstanding shares of Series D preferred stock for shares of Series F preferred stock. In connection with the January 2001 Series F preferred stock financing, Bruce Toll, an affiliate of BET, was issued 200,000 shares of Common Stock. On March 29, 2001, the Company consummated a sale of 5,000 additional shares of its Series F preferred stock to Halpern Denny in exchange for the sum of $5,000,000. Pursuant to the terms of the Second Purchase Agreement with Halpern Denny, the Company also sold Halpern Denny warrants to purchase 2,121,028 shares of Common Stock at a price per share of $0.01 (subject to adjustment as provided in the form of warrant). Pursuant to the Second Purchase Agreement, Halpern Denny was paid a transaction fee of $200,000.

        In connection with the Einstein Acquisition, on June 7 and June 19, 2001, Halpern Denny purchased an additional 7,500 shares of Series F preferred stock for the sum of $7,500,000 and warrants to purchase 6,346,180 shares of Common Stock at a price per share of $0.01 (subject to adjustment as provided in the form of warrant) pursuant to the Series F Preferred Stock Purchase Agreement. In addition, on June 19, 2001, Greenlight, one of the Company's principal stockholders, purchased 12,500 shares of Series F Preferred Stock and warrants to purchase 10,576,967 shares of Common Stock at a price per share of $0.01 (subject to adjustment as provided in the form of warrant) pursuant to the Third Purchase Agreement. Pursuant to the Third Purchase Agreement, the Company agreed to pay Halpern Denny a transaction fee of $250,000 and Greenlight a transaction fee of $417,000.

        Commencing in 2002, the holders of the Series F preferred stock are entitled to receive additional warrants. See Note 9.

        On January 16, 2001, the Company entered into a Bond Purchase Agreement with Greenlight. Pursuant to the agreement, Greenlight formed a limited liability company, GNW, and contributed $10 million to GNW to purchase Einstein bonds. The Company is the sole manager of GNW. The agreement provided Greenlight with a secure interest in GNW and a right to receive the return of its original contribution plus a guaranteed accretion of 15% per year, increasing to 17% on January 16, 2002 and by an additional 2% each six months thereafter (the "Guaranteed Return"). In connection with the agreement, the Company issued Greenlight warrants to purchase an aggregate of 4,242,056 shares of Common Stock at $0.01 per share. On June 19, 2001, the Company, GNW and Greenlight entered into a letter agreement, pursuant to which, among other things, Greenlight consented to the pledge of the Einstein bonds owned by GNW to secure the EnbcDeb Corp. notes. The Company is required to apply all proceeds received with respect to the Einstein bonds to repay the EnbcDeb Corp. notes. To the extent that there are any excess proceeds, the Company is required to pay them to Greenlight. If Greenlight does not receive a return equal to its Guaranteed Return, the Company is obligated to issue Greenlight Series F preferred stock with a face amount equal to the deficiency and warrant coverage equal to 1.125% of its fully diluted Common Stock for each $1 million of deficiency.

        The Company, BET, Brookwood, Halpern Denny, Greenlight and Special Situations entered into a Stockholders Agreement, which relates principally to the composition of the board of directors of the Company. Pursuant to the terms of the Stockholders Agreement, as amended, the authorized number of directors shall be ten members. Each of BET and Brookwood is entitled to designate one member to the board of directors (and has designated one, Mr. Nimmo, as of this time) until such time as its Series F preferred stock, including any notes issued upon redemption thereof, have been redeemed and paid in full. Halpern Denny is entitled to designate two members to the board of directors until such time as its Series F preferred stock, including any notes issued upon redemption thereof, have been redeemed and paid in full, at which time it shall be allowed to designate one director, which right will continue until such time as it owns less than 2% of the outstanding Common Stock. The Stockholders Agreement provides that should Halpern Denny designate a second member to the board of directors, a majority of directors who are not designees of BET, Brookwood or Halpern Denny may designate an additional member to the board of directors. In addition, pursuant to the terms of the Certificate of Designation for the Series F preferred stock, in the event that any dividends on the Series F preferred stock are in arrears, the holders of the Series F preferred stock will have the right to designate not less than 50% of the members of the board of directors.

        Certain of the Series F holders exercised warrants in 2002, under the cashless exercise provision of the warrant agreement, as detailed below:

Holder	Amount of Warrants Exercised	Amount of Shares of Common Stock Issued
Halpern Denny	27,141,454	23,264,107
Brookwood New World Investors, LLC	6,252,011	4,995,325
BET Associates	6,242,511	5,066,026

Totals	39,635,976	33,325,458

        On May 30, 2002, the Company entered into a Loan and Security Agreement with BET, one of the Company's principal stockholders, which provides for a $7.5 million revolving loan facility. The facility is secured by substantially all of the Company's assets. Borrowings under the facility bear interest at the rate of 11% per annum. The facility was to expire on March 31, 2003. In connection with obtaining the facility, the Company paid MYFM Capital LLC a fee of $75,000. Leonard Tannenbaum, one of the Company's directors, is the Managing Director of MYFM Capital and is a partner at BET. In February of 2003, the Company and BET executed an amendment to the facility to extend the maturity of the facility to June 1, 2003. From February 1, 2003 to June 1, 2003, the facility will bear interest at the rate of 13% per annum. BET will receive an extension fee of $187,500 in connection with the amendment, payable at maturity, and an additional fee of $112,500 if the facility is not paid in full by June 2, 2003.

        In June 1999, the Company entered into a franchise agreement for a New World location with NW Coffee, Inc., pursuant to which NW Coffee, Inc. paid the Company an initial franchise fee of $25,000 for the franchise. In addition, the franchise agreement provides for royalty payments equal to 5.0% of gross sales, due and payable monthly. In connection with the franchise agreement the Company also entered into an asset purchase agreement with NW Coffee, Inc., pursuant to which NW Coffee, Inc. purchased the assets of the New World location from the Company for $250,000. In connection with the asset purchase agreement, NW Coffee, Inc. delivered to the Company a promissory note in the amount of $255,000, which bears interest at 8% and is payable in installments commencing in June 2002. The Company has received no payments on this note to date. As of December 31, 2002, the Company has fully-reserved the note within its allowance for doubtful accounts. The note is secured by the assets of NW Coffee, Inc. used in the operation of the franchise. Mr. Kamfar's uncle owns NW Coffee, Inc. and Mr. Kamfar's parents are officers of NW Coffee, Inc. In periods prior to April 2001, the Company purchased goods for the franchisee and paid for all of the expenses of the franchisee other than payroll (other than the salary of the general manager), which generated receivables for the Company. From time to time, NW Coffee, Inc. and Mr. Kamfar made payments to the Company to reduce the outstanding receivables. The outstanding receivable from NW Coffee, Inc. was $249,948 and $266,950 for the period ended January 1, 2002 and December 31, 2002, respectively. As of December 31, 2002, the amount of the receivable was fully reserved. Until April 2002, the Company also provided payroll, accounting and other services to NW Coffee, Inc. for no charge.

        In August 1997, the Company entered into a franchise agreement for a New World location with 723 Food Corp., pursuant to which 723 Food Corp. paid the Company an initial franchise fee of $25,000 for the franchise. In addition, the franchise agreement provides for royalty payments equal to 5.0% of gross sales, due and payable monthly. In connection with the franchise agreement, 723 Food Corp. purchased the assets of the New World location from the Company for $275,000. In connection with the asset purchase agreement, 723 Food Corp. delivered to the Company a promissory note in the amount of $125,000, which bears interest at 6% and is payable on August 30, 2002, and a promissory note in the amount of $100,000, which bears interest at 6% and is payable on November 30, 2002. The assets of 723 Food Corp. and 200,000 shares of Common Stock secure the notes. In addition, Mr. Novack guaranteed the obligations of 723 Food Corp. The guarantee is no longer in effect. Until August 17, 2000, Mr. Novack owned 50% of the capital stock of 723 Food Corp. and was an officer and director of 723 Food Corp. The outstanding receivable from 723 Food Corp. was $16,137 and $14,808 as of January 1, 2002 and December 31, 2002, respectively. As of December 31, 2002, the amount of the receivable was fully reserved. In addition, the Company issued a warrant to 723 Food Corp. to purchase 100,000 shares of Common Stock for $1.25 per share.

17. Selected Quarterly Financial Data (unaudited)

        The following table presents selected quarterly financial data for the periods indicated (in thousands, except per share data)

	April 2, 2002	July 2, 2002	October 1, 2002	December 31, 2002
Revenues(1)	$97,647	$101,578	$98,697	$100,728
Income (loss) from operations(2)	(1,506)	2,512	(5,803)	4,481
Net loss(3)	(27,420)	(84)	(9,538)	(3,431)
Net loss available to common stockholders(4)	(34,132)	(6,901)	(16,464)	(10,570)
Basic loss per share	$(0.45)	$(0.09)	$(0.18)	$(0.11)
Diluted loss per share	$(0.45)	$(0.09)	$(0.18)	$(0.11)
	April 1, 2001	July 3, 2001	October 2, 2001	January 1, 2002
Revenues(1)	$10,061	$24,780	$100,034	$99,300
Income (loss) from operations(2)	240	(9,922)	2,384	525
Net income (loss)(3)	(600)	(27,311)	18,440	(9,229)
Net loss available to common stockholders(4)	(11,356)	(61,918)	11,890	(15,836)
Basic earnings (loss) per share	$(0.35)	$(1.64)	$0.31	$(0.41)
Diluted earnings (loss) per share	$(0.35)	$(1.64)	$0.30	$(0.41)

(1)
The increase in revenues beginning in the quarter ended July 3, 2001 and continuing in subsequent quarters is due to the Einstein Acquisition.

(2)
The loss from operations in the quarter ended October 1, 2002 was primarily due to a provision for integration and restructuring, and costs associated with the Einstein Acquisition. The loss from operations in the quarter ended July 3, 2001 was primarily due to a provision for integration and restructuring, an impairment charge in connection with the realization of assets held for sale and costs associated with the Einstein Acquisition.

(3)
The net loss for the period ended April 2, 2002 and January 1, 2002 is primarily due to the cumulative change in fair value of derivatives and interest expenses.

(4)
The net income (loss) available to common stockholders primarily reflects the deduction of the dividends and accretion on preferred stock impact from the net income (loss).

18. $160,000,000 Note Offering

        On June 27, 2003, the Company entered into an agreement with Jefferies & Company, Inc. (Initial Purchaser) whereby the Company agreed to issue, and the Initial Purchaser agreed to purchase, $160,000,000 aggregate principal amount of notes. The notes bear interest at 13% and are due in July 2008. The closing date for the transaction was July 8, 2003. The Company used the net proceeds of the offering, among other things, to refinance the $140.0 Million Facility.

19. Subsequent Events (unaudited)

        On July 8, 2003, the Company issued $160,000,000 of 13% senior secured notes due 2008. The notes were offered by the Company and guaranteed, jointly and severally, by all present and all future subsidiaries of the Company other than the Non-Restricted Subsidiaries (as defined in the Indenture governing the notes). The Company is a holding company that conducts substantially all of its business operations through its subsidiaries. The Company is dependent upon distributions or other inter-company transfers from its subsidiaries to make payments on the notes and service its other obligations. There are no significant restrictions on the Company's ability to obtain funds from its subsidiaries by dividend or loan.

        On March 31, 2003, Jerold E. Novack, the former Chief Financial Officer, Secretary, and shareholder of the Company, filed a complaint in the United States District Court for the District of New Jersey against the Company, Anthony D. Wedo, Chairman and Chief Executive Officer of the Company, and William J. Nimmo, a former member of the Board of Directors. The complaint purports to state claims for breach of plaintiff's employment contract with the Company, breach of the Company's fiduciary duties to plaintiff, defamation, and violation of the New Jersey Conscientious Employee Protection Act, and in addition seeks a declaration that the termination of plaintiff "for cause" was invalid. As a basis for his purported claims, the plaintiff alleges that the Company wrongfully contended certain bonuses he received were unauthorized and that he was wrongfully terminated for cause in order to deny him certain other benefits allegedly owed under his employment agreement. Furthermore, the plaintiff asserts that he was defamed by certain of defendants' public statements regarding his dismissal and also that his termination was in retaliation for certain actions he believes were protected by the New Jersey Conscientious Employee Protection Act. The Company intends to vigorously oppose the plaintiff's purported claims. The Company was served with the complaint on May 2, 2003. On June 23, 2003, the Company filed its answer and counterclaims as well as a motion to dismiss certain of the claims against it. That motion remains pending with the court.

        On April 7, 2003, General Electric Capital Corp. filed an action in the Supreme Court for the State of New York, County of New York, against the Company and its franchisee, captioned General Electric Capital Corp. v. New World Coffee/Manhattan Bagels, Inc. et. al. In its complaint, plaintiff asserts that it entered into certain equipment lease agreements with the Company on April 18, 2001, and with the franchisee on February 26, 2001, upon which the Company and its franchisee subsequently defaulted. As a result of those alleged defaults, plaintiff purports to state claims against defendants for breach of contract, conversion, unjust enrichment, foreclosure of security interest, and replevin, and demands damages from defendants, jointly and severally, in the total specified amount of $118,555.49, plus late charges, taxes, interest, costs and attorneys' fees. The Company served an answer to plaintiff's complaint on May 14, 2003. The Company has since reached an agreement in principle with plaintiff to dismiss the claims against it, which is awaiting execution.

        Special Situations, holders of Series F preferred stock, had notified the Company that they believed that material misrepresentations were made to them in connection with their purchase of the stock and filed a complaint in the United States District Court for the Southern District seeking damages in the amount of at least $5,166,000 and the equitable remedy of rescission of its purchase of stock. Prior to responding to Special Situations' complaint, the Company and Special Situations entered into a settlement agreement and release on April 29, 2003, pursuant to which the Company agreed to settle Special Situations' claims against the Company and its present and former officers, directors, agents and other representatives, and Special Situations agreed to release those entities and individuals, in exchange for payment to Special Situations of $176,000. A Notice of Voluntary Withdrawal was filed by Special Situations with the United States District Court for the Southern District of New York on May 5, 2003.

        On June 4, 2003, Ramin Kamfar, our former Chairman of the Board and Chief Executive Officer, filed an action in the United States District Court for the Southern District of New York, against us and Anthony Wedo, our current Chief Executive Officer, alleging causes of action for breach of contract, defamation, declaratory relief and punitive damages. In this action, Mr. Kamfar alleges that we breached confidentiality and non-disparagement provisions in his separation agreement with us by disclosing certain financial and other terms contained therein. Mr. Kamfar is seeking damages of at least $7.0 million. Time to answer or otherwise respond has not yet run. However, we believe that the claims of Mr. Kamfar are without merit, and we intend to vigorously defend ourself and Mr. Wedo in this matter.

        On June 2, 2003, a group of four Manhattan Bagel franchisees filed a lawsuit captioned Kaufman et al. v. New World Restaurant Group, Inc. in the Superior Court of New Jersey, Chancery Division, Monmouth County. In their Complaint, plaintiffs allege that since New World closed its Eatontown, New Jersey baking facility and began contracting with Harlan Bakeries, the quality of its bagels has suffered. As a result of this alleged decline in bagel quality, plaintiffs claim that they will lose bagel sales and customer goodwill if they continue to purchase their bagels from Harlan Bakeries in accordance with the terms of their franchise agreements. Alleging claims for breach of contract, consumer fraud, constructive termination of the franchise agreement, and violation of the New Jersey Franchise Practices Act, plaintiffs seek a judgment permitting their purchase of "New York style" bagels from any third-party supplier, enjoining our termination of their Franchise Agreements because of their purchase of such nonapproved bagels, and awarding to plaintiffs damages in an unspecified amount. The Company's time to answer or otherwise respond to the complaint has not yet elapsed. We intend to defend this matter vigorously.

        On July 22, 2003, the Company announced that the previously disclosed lawsuit filed on March 17, 2003 by Jason and Andrew Gennusa had been settled. As part of the settlement, the plaintiffs acknowledged that Manhattan Bagel franchisees are obligated under their franchise agreements to purchase frozen bagel dough only from suppliers approved by Manhattan Bagel Corp. and New World and withdrew their request for an injunction that would have allowed such franchisees to purchase frozen dough from unapproved outside suppliers.

        Halpern Denny, Greenlight and the Company entered into an equity recapitalization agreement pursuant to which the parties agreed to a recapitalization of our equity structure (the "Equity Recap"). The Board of Directors has approved the Equity Recap. In the Equity Recap, (a) Halpern Denny will exchange all of its equity interests in the Company for $57.0 million face amount of a new Series Z Preferred Stock and (b) all other outstanding preferred stock, including the Series F preferred stock to be issued in full payment of the outstanding EnbcDeb Notes, will be converted into common stock. The Equity Recap is subject to stockholder approval and other customary conditions. The agreement among the parties includes an undertaking by the parties thereto to vote in favor of the Equity Recap. Assuming that such stockholder approval is received, following the closing of the Equity Recap, the Stockholders Agreement will terminate and Greenlight will beneficially own approximately 92% of the Company's outstanding common stock and the warrants issued to the holders of the $140 million senior secured increasing rate notes issued in June 2001 (the "Increasing Rate Notes") will represent approximately 4.3% of our common stock in the aggregate.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities presentation, and requires an issuer of those financial statements to recognize changes in fair value or redemption amount as applicable in earnings. This statement is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this new standard will impact the Company's financial statements by moving the Series F Preferred Stock (see Note 3c) from the mezzanine section to the long-term liability section. After adoption of SFAS 150, all dividends and accretion of discount or amortization of premiums will be recognized as interest expense. If this standard had been in effect as of December 31, 2002, $84.9 million would have migrated from the mezzanine section to the long-term liability section.

        From January 1, 2003 through July 31, 2003, the Company issued an additional 33,800,694 warrants to certain Series F holders and to the holders of the Increasing Rate Notes, all of which were exercisable. These warrants have an exercise price of $0.01 per share, and have terms that expire on June 20, 2006. Since January 1, 2003, warrants to purchase 50,000 shares of common stock have expired. In addition, existing agreements require us to issue (i) $0.01 warrants semi-annually to the holders of our Series F preferred stock until such Series F preferred stock has been redeemed (this obligation will cease if and when the Equity Recap is consummated) and (ii) $0.01 warrants to Greenlight at the rate of 1.125% of our fully diluted common stock for each $1.0 million of deficiency if Greenlight does not receive a return on its investment in GNW equal to its Guaranteed Return (this obligation ceases on June 30, 2003 and no additional warrants will accrue after that date).

        In connection with a standstill agreement that we entered into with certain holders of the Increasing Rate Notes, we agreed to issue to the holders of the Increasing Rate Notes additional warrants to purchase an aggregate of up to 11,309,994 shares of our common stock.

        On July 16, 2003, Eve Trkla resigned from the Company's Board of Directors. Josh Clark was appointed to fill a vacancy on the Company's Board of Directors.

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF APRIL 1, 2003 AND DECEMBER 31, 2002
(in thousands, except share information)

	April 1, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,258	$10,705
Franchise and other receivables, net	6,183	5,775
Current maturities of notes receivables	192	194
Inventories	4,710	5,005
Prepaid expenses and other current assets	8,782	3,180

Total current assets	26,125	24,859
Property, plant and equipment, net	78,086	81,254
Trademarks and other intangibles, net	96,178	98,134
Goodwill, net	4,875	4,875
Debt issuance costs and other assets	1,383	1,526

Total Assets	$206,647	$210,648

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	$8,529	$7,650
Accrued expenses	32,899	30,988
Short term debt and current portion of long-term debt	153,460	150,872
Current portion of obligations under capital leases	101	100

Total current liabilities	194,989	189,610
Senior notes and other long-term debt	10,130	11,011
Obligations under capital leases	265	360
Derivative liability	1,783	2,847
Other liabilities	10,555	10,560

Total liabilities	217,722	214,388
Series F Preferred Stock, $.001 par value; 116,000 shares authorized; 78,255 and 78,255 shares issued and outstanding	89,534	84,932
Stockholders' deficit:
Common stock, $.001 par value; 150,000,000 shares authorized; 51,016,857 and 51,016,857 shares issued and outstanding	51	51
Additional Paid-In capital	87,014	86,607
Accumulated deficit	(187,674)	(175,330)

Total stockholders' deficit	(100,609)	(88,672)

Total Liabilities and Stockholders' Deficit	$206,647	$210,648

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE FIRST QUARTER ENDED APRIL 1, 2003 AND APRIL 2, 2002

(Unaudited)
(in thousands, except earnings per share and related share information)

	April 1, 2003	April 2, 2002
Revenues:
Retail sales	$88,449	$90,183
Manufacturing revenues	5,424	6,140
Franchise related revenues	1,338	1,324

Total revenues	95,211	97,647
Cost of sales	79,037	79,670
General and administrative expenses	9,212	13,291
Depreciation and amortization	7,205	6,088
Provision for integration and reorganization	—	104

Loss from operations	(243)	(1,506)
Interest expense, net	(8,295)	(12,331)
Cumulative change in the fair value of derivatives (expense)	657	(13,635)
Other income	249	52

Loss before income taxes	(7,632)	(27,420)
Provision for income taxes	(110)	—

Net loss	(7,742)	(27,420)
Dividends and accretion on preferred stock	(4,602)	(6,712)

Net loss available to common stockholders	$(12,344)	$(34,132)

Net loss per common share — Basic and Diluted	$(0.12)	$(0.45)

Weighted average number of common shares outstanding:
Basic and Diluted	100,766,965	75,918,195

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FIRST QUARTER ENDED APRIL 1, 2003 AND APRIL 2, 2002

(Unaudited)
(in thousands)

	April 1, 2003	April 2, 2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,742)	$(27,420)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,205	6,088
Provision for integration and reorganization	—	104
Cumulative change in fair value of derivatives	(657)	13,635
Amortization of debt issuance costs	144	632
Amortization of debt discount	430	3,925
Notes issued as paid in kind for interest on Bridge Loan	227	1,569
Greenlight interest	517	525
Stock issued for compensation and consulting	—	235
Changes in operating assets and liabilities:
Accounts receivable and notes receivable	(405)	(230)
Accounts payable and accrued expenses	2,273	(5,785)
Other assets and liabilities	(5,409)	(4,316)

Net cash used in operating activities	(3,417)	(11,038)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(2,080)	(627)
Proceeds from the sale of assets held for resale	—	1,328

Net cash provided by (used in) investing activities	(2,080)	701
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	1,500	—
Repayment of notes payable	(450)	(312)

Net cash provided by (used in) financing activities	1,050	(312)
Net decrease in cash	(4,447)	(10,649)
Cash and cash equivalents, beginning of period	10,705	15,478

Cash and cash equivalents, end of period	$6,258	$4,829

The accompanying notes are an integral part of these consolidated financial statements.

NEW WORLD RESTAURANT GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1.    Basis of Presentation

        The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements furnished herein include all adjustments necessary for a fair presentation of the Company's financial position at April 1, 2003 and the results of its operations and its cash flows for the three-month periods ended April 1, 2003 and April 2, 2002. All such adjustments are of a normal recurring nature. Interim financial statements are prepared on a basis consistent with the Company's annual financial statements. Results of operations for the three-month period ended April 1, 2003 are not necessarily indicative of the operating results that may be expected for future periods. The consolidated balance sheet as of December 31, 2002 has been derived from the audited consolidated financial statements at that date but does not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. For further information, refer to the consolidated financial statements and notes thereto included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002.

        Certain reclassifications have been made to conform previously reported data to the current presentation.

2.    Liquidity

        The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses in recent years, and such losses have continued through unaudited periods in 2003. The Company also has a deficit in stockholders' equity of approximately $100,609,000 as of April 1, 2003, and, as of that date, the Company's current liabilities exceeded its current assets by approximately $168,864,000. During the years ended January 1, 2002 and December 31, 2002, and continuing into 2003, the Company was in violation of certain covenants on the indenture for the Company's $140 million aggregate principal amount of notes due June 15, 2003 (the "$140 Million Facility"). This could be considered an event of default under the indenture if the Company was unable to cure the violation within thirty days of receiving written notice from the trustee or holders specifying the default; however, such notice has not been received as of the date of this filing. If such notice and failure to cure were to occur, the entire amount of the $140 Million Facility could become immediately due and payable. In any event, the $140 Million Facility matures on June 15, 2003. These factors raise substantial doubt about the Company's ability to continue as a going concern.

        In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company's ability to meet its financing requirements on a continuing basis, to obtain new financing, and to succeed in its future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

        The Company has engaged an investment bank to assist it in developing alternatives to rationalize its capital structure. The Company is actively pursuing options to affect the refinancing or retiring of the $140 Million Facility on or before its maturity on June 15, 2003. Such options currently under consideration by the Company include the sale of all or part of the Company, which could result in an investment of equity and a refinancing or retirement of the Company's primary debt obligations, and the refinancing of the $140 Million Facility with a new debt facility, which may entail a new 144A senior note offering.

        The Company has also initiated cost reduction programs that stem primarily from the integration of Einstein/Noah Bagel Corp. and its majority-owned subsidiary, Einstein/Noah Bagel Partners, L.P. (collectively, "Einstein") into the Company, including supply chain efficiencies and reductions in overhead as a result of the elimination of duplicative functions and the streamlining of various functional areas. While most of these initiatives commenced in fiscal 2002, the full year effect is not expected to be realized until 2003 and beyond. In addition, the Company incurred substantial expenses in 2002 related to (1) the payment of unauthorized bonuses to certain members of former management as well as the internal investigation that ensued and (2) legal and advisory fees related to various efforts to refinance the $140 Million Facility and the Company's revolving line of credit, which are not anticipated to recur at similar levels in 2003. Although there is no assurance that funding will be available to refinance or retire the $140 Million Facility, the Company believes that its current business plan, if successfully funded, will improve its operating results and cash flow in the future.

3.    Earnings Per Share

        In accordance with SFAS No. 128, Earnings Per Share, basic earnings per common share amounts (basic EPS) are computed by dividing net earnings by the weighted average number of common shares outstanding (which include warrants exercisable for a nominal price of $0.01 per share) and exclude any potential dilution. The Company has included both issued and obligations to issue $0.01 warrants in the calculation described above. Diluted earnings per common share amounts assuming dilution (diluted EPS) are computed by reflecting potential dilution of the Company's common stock equivalents. Common stock equivalents are not reflected in diluted EPS if their effect would be anti-dilutive. The following table summarizes the weighted average shares used in the basic and diluted EPS computations:

	For the Quarter Ended
	April 1, 2003	April 2, 2002
Weighted average shares outstanding	51,016,857	17,481,394
Weighted average warrants exercisable for $0.01	49,750,108	58,436,801

	100,766,965	75,918,195

        All stock options and warrants outstanding (excluding those exercisable for $0.01) during the quarters ended April 1, 2003 and April 2, 2002 were excluded from the computation because of their anti-dilutive effect.

4.    Recent Pronouncements

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS 143 addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. The adoption of this new standard had no impact on its consolidated financial statements.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which is effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. This statement requires a liability for a cost associated with an exit or disposal activity to be recognized at fair value in the period in which the liability is incurred, except for liabilities for one-time termination benefits requiring future employee service, which is to be recognized ratably over the remaining service period. The Company early-implemented SFAS No. 146 upon its issuance in fiscal 2002, for its 2002 restructuring accrual (Note 11).

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. This statement requires all entities with stock-based employee compensation arrangements to provide additional disclosures in their summary of significant accounting policies note, as well as in the notes to the interim financial statements. For entities that use the intrinsic value method of APB 25, to account for employee stock compensation, their accounting policies note should include a tabular presentation of pro forma net income and earnings per share using the fair value method. This statement also permits entities changing to the fair value method of accounting for employee stock compensation to choose from one of three transition methods—the prospective method, the modified prospective method, or the retroactive restatement method. The main provisions of this statement are effective for fiscal years ending after December 15, 2002. The Company currently follows the intrinsic value method of APB 25 to account for its employee stock compensation, but has no intention to change to the fair value method to account for employee stock-based compensation; however, the disclosure provision was implemented within the Company's fiscal 2002 financial statements.

        Had compensation cost for the Company's two stock option plans (the 1994 Stock Plan and 1995 Directors' Plan) been recognized under the fair value method specified in SFAS 123, the Company's net loss and loss per share would have been increased to the following pro forma amounts:

	April 1, 2003	April 2, 2002
	(amounts in thousands, except per share data)
Net loss available to common stockholders:
As reported	$(12,344)	$(34,132)
Deduct: total stock-based employee compensation expense determined under fair value based method for all awards	(45)	(49)

Pro forma	$(12,389)	$(34,181)

Basic and diluted net loss available to common stockholders per common share:
As reported	$(.12)	$(.45)
Pro forma	$(.12)	$(.45)

        The Company has considered all other recently issued accounting pronouncements and does not believe that the adoption of such pronouncements will have a material impact on its financial statements.

5.    Goodwill, Trademarks and Other Intangibles

        The Company uses a two-step approach to assess its goodwill impairment. This requires that the Company first compare the estimated fair value of each reporting unit that houses goodwill to the carrying amount of the unit's assets and liabilities, including its goodwill and intangible assets. If the fair value of the reporting unit is below its carrying amount, then the second step of the impairment test is performed, in which the current fair value of the unit's assets and liabilities will determine the current implied fair value of the unit's goodwill.

        During 2002, the Company completed step one of both the transitional and annual impairment tests for its only reporting unit with goodwill and completed the transitional and annual impairment tests on indefinite-lived intangibles. The Company engaged an independent valuation expert to perform these analyses. The transitional and annual impairment analyses of goodwill indicated that the fair value of the Manhattan Bagel Company reporting unit as of January 1, 2002 and December 31, 2002 exceeded its carrying value. Thus, the associated goodwill as of January 1, 2002 and December 31, 2002 was not impaired, and the second step of the impairment tests was not required. Additionally, the transitional and annual impairment analyses for the Company's indefinite-lived intangibles (trademarks) indicated that, in each instance, their respective fair values exceeded their carrying values as of January 1, 2002 and December 31, 2002.

        Goodwill represents the excess of cost over fair value of net assets acquired in the acquisition of Manhattan Bagel Company.

        The Company's management has determined that no impairment indicators were present during the quarter ended April 1, 2003, and accordingly no interim tests for impairment of goodwill, trademarks or intangibles were performed.

        In 2002 and forward, goodwill and indefinite-lived trademarks are not amortized in accordance with SFAS 142 and other intangibles are being amortized on a straight-line basis consistent with the associated estimated future cash flows.

	Unaudited April 1, 2003	December 31, 2002
	(amounts in thousands)
Non-amortizing intangibles:
Trademarks	$70,746	$70,746
Amortizing intangibles (5 year lives):
Trade Secrets	5,385	5,385
Patents-manufacturing process	33,741	33,741

	39,126	39,126
Less accumulated amortization	(13,694)	(11,738)

Total amortizing intangibles	25,432	27,388

Total intangibles	$96,178	$98,134

6.    Accrued Expenses

        Accrued expenses consist of the following:

	Unaudited April 1, 2003	December 31, 2002
	(amounts in thousands)
Accrued payroll and related	$14,678	$13,949
Accrued reorganization	2,492	2,768
Accrued taxes	1,763	2,310
Accrued interest	4,887	4,342
Accrued utilities	1,182	1,789
Gift certificates liability	1,379	1,115
Other	6,518	4,715

	$32,899	$30,988

7.    Debt and Equity Instruments:

        The major components of the Company's short-term and long-term debt are included in the accompanying balance sheet as follows:

	Unaudited April 1, 2003	December 31, 2002
	(amounts in thousands)
Greenlight obligation	$10,000	$10,000
Bridge Loan	4,670	4,443
$140 Million Facility	138,513	138,084
BET Revolver	7,500	6,000
All other debt	2,907	3,356

	163,590	161,883
Less current portion	(153,460)	(150,872)

Long-term debt	$10,130	$11,011

        The components of Series F Preferred Stock, Greenlight obligation, the $35 million assets-backed loan to the Company's non-restricted subsidiary, New World EnbcDeb Corp. (the "Bridge Loan"), and $140 Million Facility are included in the accompanying balance sheets as follows:

Series F Preferred Stock	Unaudited April 1, 2003	December 31, 2002
	(amounts in thousands)
Proceeds from issuance of Series F preferred stock, $16,398 of which was the value of the Series D conversion	$66,398	$66,398
Discount attributable to fees and commissions	(3,254)	(3,254)
Discount attributable to initial and future warrants	(33,027)	(33,027)
Accreted PIK preferred stock	27,980	23,330
Extinguishment of discount	8,271	8,271
Effective dividend amortization of discount	23,166	23,214

	$89,534	$84,932

Greenlight Obligation	Unaudited April 1, 2003	December 31, 2002
	(amounts in thousands)
Proceeds from issuance of Greenlight obligation	$10,000	$10,000
Discount attributable to initial and future warrants	(4,316)	(4,316)
Extinguishment of discount	4,195	4,195
Effective interest amortization of discount	121	121

	$10,000	$10,000

Bridge Loan	Unaudited April 1, 2003	December 31, 2002
	(amounts in thousands)
Original face value of Bridge Loan	$35,000	$35,000
Issuance discount from face value	(1,750)	(1,750)
Discount attributable to future warrants	(5,365)	(5,365)
Accreted PIK interest	6,380	6,153
Effective interest amortization of discount	7,116	7,116
Reductions in Principal	(36,711)	(36,711)

	$4,670	$4,443

$140 Million Facility	Unaudited April 1, 2003	December 31, 2002
	(amounts in thousands)
Original face value of $140 Million Facility	$140,000	$140,000
Issuance discount from face value	(11,550)	(11,550)
Discount attributable to initial and future warrants	(17,312)	(17,312)
Effective interest amortization of discount	27,375	26,946

	$138,513	$138,084

        On May 30, 2002, the Company entered into a Loan and Security Agreement with one of the Company's principal stockholders, BET Associates, L.P. ("BET"), which provides for a $7,500,000 revolving loan facility. The facility is secured by substantially all of the Company's assets. At the time the Company entered into this facility, the Company terminated its prior revolving loan facility. Borrowings under the facility bore interest at the rate of 11% per annum until February 2003. The facility originally expired on March 31, 2003. In February of 2003, the Company extended the maturity of the revolving loan facility to June 1, 2003. From February 1, 2003 to June 1, 2003, the facility will bear interest at the rate of 13%.

8.    Contingencies

        The Company is subject to claims and legal actions in the ordinary course of business, including claims by franchisees. The Company does not believe that an adverse outcome in any currently pending or threatened matter, other than described below, would have a material adverse effect on its business, results of operations or financial condition.

        On April 3, 2002, the Company was notified by the Securities and Exchange Commission that the Commission is conducting an investigation into the resignation of the former Chairman, R. Ramin Kamfar, and the termination for cause of the former Chief Financial Officer, Jerold Novack, and the delay in filing the Form 10-K for 2001. The Company is cooperating fully with the investigation. The Company is also cooperating fully with a recent Department of Justice inquiry relating to these issues. Further, several of the former and present officers and directors have requested that the Company advance reasonable legal expense on their respective behalf to the extent any of them is or has been requested to provide information to the Commission in connection with its investigation. The Company is fulfilling its obligations as required by applicable law and the Company's By-Laws.

        On July 31, 2002, Tristan Goldstein, a former store manager, and Valerie Bankhordar, a current store manager, filed a purported class action complaint against Einstein in the Superior Court for the State of California, County of San Francisco. The plaintiffs allege that Noah's failed to pay overtime wages to managers and assistant managers of its California stores, whom it is alleged were improperly designated as exempt employees in violation of California and Business Profession Code Section 17200. As a result of subsequent communications regarding the circumstances under which the Company purchased Einstein out of bankruptcy, the plaintiffs filed a first amended complaint disclaiming back wages for the period prior to June 19, 2001. However, the first amended complaint added as defendants certain former directors and officers of Einstein. The first amended complaint also added a second cause of action seeking to invalidate releases obtained from Noah's assistant managers pursuant to the settlement of a Department of Labor investigation. The Company filed a demurrer to the first amended complaint, which the plaintiffs opposed. Subsequent to the filing of that demurrer, the Company procured a dismissal without prejudice of the claims brought against Paul Murphy, the only individual defendant the Company employed subsequent to its acquisition of Einstein. The plaintiffs subsequently stipulated to the severance of the claims against the Company and those against the remaining individual defendants. The stipulation provides that the plaintiffs will file separate second amended complaints against the Company and against the remaining individual defendants. As a result, the Company's demurrer will be taken off calendar. The Company will have thirty days from the date of the filing of the second amended complaint to refile the demurrer.

        On March 31, 2003, Jerold E. Novack, the former Chief Financial Officer, Secretary, and shareholder of the Company, filed a complaint in the United States District Court for the District of New Jersey against the Company, Anthony D. Wedo, Chairman and Chief Executive Officer of the Company, and William J. Nimmo, a member of the Board of Directors. The complaint purports to state claims for breach of plaintiff's employment contract with the Company, breach of the Company's fiduciary duties to plaintiff, defamation, and violation of the New Jersey Conscientious Employee Protection Act, and in addition seeks a declaration that the termination of plaintiff "for cause" was invalid. As a basis for his purported claims, the plaintiff alleges that the Company wrongfully contended certain bonuses he received were unauthorized and that he was wrongfully terminated for cause in order to deny him certain other benefits allegedly owed under his employment agreement. Furthermore, the plaintiff asserts that he was defamed by certain of defendants' public statements regarding his dismissal and also that his termination was in retaliation for certain actions he believes were protected by the New Jersey Conscientious Employee Protection Act. The Company intends to vigorously oppose the plaintiff's purported claims. The Company was served with the complaint on May 2, 2003 and has not yet answered or otherwise responded to it.

        In July 2002, the New Jersey Division of Taxation entered judgment in the amount of $5,744,902, plus costs, against Manhattan Bagel Construction Company, a wholly owned subsidiary of Manhattan Bagel Company. This judgment represents amounts for corporate income taxes for the period from 1996 to 2000, and sales and use taxes for the period from 1995 to 1997. At that same time, the Division of Taxation provided Manhattan Bagel Construction Company with a Notice and Demand for Payment of Tax in the additional amount of $130,200, for corporate income taxes and sales and use taxes for the period from October 2001 through June 2002. Manhattan Bagel Construction Company ceased operations in or about early 1997 and has existed since that time only as a non-operating entity with no assets. Therefore, the Company is currently working with the New Jersey Division of Taxation to have all tax assessments for the period after Manhattan Bagel Construction Company ceased operations removed, and that portion of the judgment deemed satisfied. With regard to taxes imposed for the period prior to early 1997, the Company believes those amounts are barred from being asserted against Manhattan Bagel Company, to the extent they otherwise could have been, because they were not asserted in Manhattan Bagel Company's November 1997 bankruptcy proceeding.

        On February 23, 2000, New World Coffee of Forest Hills, Inc., a franchisee, filed a demand for arbitration with the American Arbitration Association (American Arbitration Association, New York, New York, Case No. 13-114-237-00) against the Company alleging fraudulent inducement and violations of New York General Business Law Article 33. The franchisee seeks damages in the amount of $750,000.

New World has asserted a counterclaim in the arbitration seeking amounts owed under the franchisee's franchise agreement and monies owed for goods purchased by the franchisee in the amount of $200,000. An arbitrator has been selected and document exchange is complete. Hearings were scheduled for June 2002 but have been postponed by order of the arbitrator.

        On October 28, 2002, Sansim Patel, Inc., a subfranchisee of Manhattan Bagel Company, filed suit against Manhattan Bagel Company, the master franchisee, and others in Orange County (Orlando, Florida). The plaintiff alleges claims of civil conspiracy and unjust enrichment against Manhattan Bagel Company and seeks rescission of its franchise agreement with Manhattan Bagel Company. The plaintiff also seeks damages in an unspecified amount. In December 2002, the Company filed a motion to dismiss all of the claims asserted against it by the plaintiff, based in part on a general release the plaintiff had previously executed in favor of Manhattan Bagel Company. That motion remains pending with the Court. However, on March 18, 2003, default judgments were obtained against the other named defendants.

        On March 17, 2003, Jason and Andrew Gennusa, former employees of the Company and founders of Manhattan Bagel Company, filed suit against the Company in the Superior Court of New Jersey, Monmouth County. As the founders of Manhattan Bagel Company, the plaintiffs claim to be reproducing the "original formula" Manhattan Bagel dough, and selling it to franchisees at a competitive price. Their complaint seeks a judgment declaring that their production and sale of this bagel dough to franchisees does not violate various non-competition covenants and confidentiality agreements they previously entered into with the Company. Furthermore, the plaintiffs seek a declaration that the "original recipe" bagel dough they manufacture is not a trade secret of the Company and that their manufacture and sale of the dough is not in violation of intellectual property law. The Company has not yet answered or otherwise responded to plaintiffs' complaint.

        On April 7, 2003, General Electric Capital Corp. filed an action in the Supreme Court for the State of New York, County of New York, against the Company and its franchisee, captioned General Electric Capital Corp. v. New World Coffee/Manhattan Bagels, Inc. et al. In its complaint, plaintiff asserts that it entered into certain equipment lease agreements with the Company on April 18, 2001, and with the franchisee on February 26, 2001, upon which the Company and its franchisee subsequently defaulted. As a result of those alleged defaults, plaintiff purports to state claims against defendants for breach of contract, conversion, unjust enrichment, foreclosure of security interest, and replevin, and demands damages from defendants, jointly and severally, in the total specified amount of $118,555.49, plus late charges, taxes, interest, costs and attorneys' fees. The Company has not yet answered or otherwise responded to plaintiff's complaint.

        On December 28, 2001, Robert Higgs, a franchisee, filed a complaint against the Company and its officers and agents in New Jersey (Superior Court of New Jersey, Case No. OCN-L-2153-99) alleging breach of contract, breach of fiduciary duties and tortuous interference with contract and business opportunities. The complaint was subsequently withdrawn by the franchisee without prejudice. In February 2002, the franchisee filed a new complaint against the Company and its officers and agents alleging breach of contract, breach of fiduciary duties, tortuous interference with contract and business opportunities, and violations of New Jersey's franchise law. The franchisee seeks damages in an unspecified amount, punitive damages, costs and attorneys' fees. The Company moved to dismiss all of the claims in the new complaint. The court dismissed the breach of fiduciary duty claims and one of the breach of contract claims. Discovery requests have been served by the Company.

        Given the early stage of these matters, the Company cannot predict their outcome. However, there can be no assurance that the Company will not be subject to regulatory sanctions, civil penalties and/or claims for monetary damages or other relief.

        Special Situations Fund, L.P., Special Situations Cayman Fund, L.P. and Special Situations Private Equity Fund, L.P. (collectively, "Special Situations"), holders of Series F preferred stock, had notified the Company that they believe that material misrepresentations were made to them in June 2001 in connection with their purchase of the stock. Special Situations filed a complaint in the United States District Court for the Southern District of New York regarding this claim. Special Situations alleged various contractual and tort claims against the Company, as well as Ramin Kamfar, the former Chairman of the Board of Directors, Jerold Novack, the former Chief Financial Officer, and Greenlight Capital, L.P., Greenlight Capital Qualified, L.P. and Greenlight Capital Offshore, Ltd. (collectively, "Greenlight"), another holder of the Series F preferred stock. Special Situations sought, among other relief, damages in the amount of at least $5,166,000 and the equitable remedy of rescission of its purchase of stock.

        On February 28, 2003, the Company's former insurance broker of record filed suit in Superior Court of the State of California, County of Orange, against the Company and its subsidiaries, alleging wrongful termination of the Company's brokerage contract with plaintiff, Pension & Benefit Insurance Services, Inc. ("PBIS"), which deprived PBIS of brokerage commissions. PBIS's complaint asserts claims for breach of contract, reasonable value of services, intentional interference with prospective advantage and negligent interference with prospective advantages. Plaintiff seeks $500,000 in consequential damages and $20 million in punitive damages. Prior to responding to PBIS's complaint, the Company entered into a settlement agreement with PBIS on April 2, 2003. As consideration for PBIS's agreement to settle and dismiss this matter, the Company agreed to list PBIS as its insurance broker of record until at least the end of 2003. A Request for Dismissal of the suit was filed by PBIS with the Superior Court of the State of California, County of Orange on April 9, 2003.

9. Derivative Instruments

        Effective January 1, 2000, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 requires that all derivatives be recognized in the balance sheet at their fair value. Changes in the fair values of derivatives that do not qualify for hedge accounting under SFAS 133 are recognized through earnings. In conjunction with certain debt and preferred stock issuances in 2000 and 2001, the Company issued freestanding warrants and rights to receive additional warrants based either on the passage of time or upon the occurrence (or non-occurrence) of certain contingent future events (contingently-issuable warrants). In June 2001, certain of the Series F preferred stock holders agreed not to exercise their warrants if, in doing so, the authorized number of shares remaining after exercise by the holders of the Series F preferred stock was not sufficient to permit warrants associated with the $140 Million Facility to be exercised. The Company determined the contingently-issuable warrants cannot be classified within stockholders' equity based on the application of the criteria in EITF Issue 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock, and accordingly have classified those warrants as a liability in the balance sheet. To the extent that the number of freestanding warrants and the maximum number of additional warrants that could potentially be issued in the future exceed the maximum number of authorized shares (the Share Cap) at the time the debt or preferred stock instrument is issued, the Company determines the classification of, and accounting for, the freestanding and additional warrants as follows: (1) freestanding warrants (those that are immediately exercisable) are considered first for equity treatment, to the extent of the maximum number of authorized shares; (2) among various outstanding instruments, those with the earlier issuance dates are considered first for equity treatment; and (3) contractual priorities are considered where applicable.

        Issued $0.01 warrants classified as liabilities, if any, are recognized in the balance sheet at their fair value, as determined periodically based on quoted market prices of the underlying Common Stock. As of April 1, 2003 and December 31, 2002, there were no issued warrants classified as liabilities. Contingently-issuable $0.01 warrants classified as liabilities are also recorded at fair value based on quoted market prices of the underlying common stock and considering the probability of issuance, the Company's assessments of the probability of refinancing its debt, and other pertinent factors. Changes in the fair value of derivative liabilities are recorded within the statement of operations. If reclassification from liability to permanent equity is required under EITF 00-19, prior to reclassification the liability is adjusted to fair value, with the change recorded in cumulative change in derivative fair value within the statement of operations. In the event of reclassification from permanent equity to liability, the related warrants are adjusted to fair value, with the change recorded in additional paid-in capital.

10. Additional Paid-In Capital

        Additional paid-in capital increased from $86.6 million as of December 31, 2002, to $87 million as of April 1, 2003 due to the issuance of additional warrants under the terms of the Series F preferred stock and the $140 Million Facility agreements, that had previously been classified as derivative liabilities in accordance with the policy outlined in Note 9.

11. Reorganization and Integration

        The following table displays the activity for the quarter ended April 1, 2003 and April 2, 2002, respectively and balances of the restructuring accrual accounts.

2002 Restructuring Accrual
(amounts in thousands)

2003 Activity	Balance at Beginning of Period	Initial Accrual	Application of Costs Against Accrual	Net Accrual Adjustments	Balance at End of Period
Quarter ended April 1, 2003	$1,704	—	(191)	—	$1,513

2001 Restructuring Accrual
(amounts in thousands)

2003 Activity	Balance at Beginning of Period	Initial Accrual	Application of Costs Against Accrual	Net Accrual Adjustments	Balance at End of Period
Quarter ended April 1, 2003	$1,064	—	(85)	—	$979

2001 Restructuring Accrual
(amounts in thousands)

2002 Activity	Balance at Beginning of Period	Initial Accrual	Application of Costs Against Accrual	Net Accrual Adjustments	Balance at End of Period
Quarter ended April 2, 2002	$2,936	—	(220)	104	$2,820

12. $160,000,000 Note Offering

        On June 27, 2003, the Company entered into an agreement with Jefferies & Company, Inc. (Initial Purchaser) whereby the Company agreed to issue, and the Initial Purchaser agreed to purchase, $160,000,000 aggregate principal amount of notes. The notes bear interest at 13% and are due in July 2008. The closing date for the transaction was July 8, 2003. The Company used the net proceeds of the offering, among other things, to refinance the $140.0 Million Facility.

13. Subsequent Events

        On July 8, 2003, the Company issued $160,000,000 of 13% senior secured notes due 2008. The notes were offered by the Company and guaranteed, jointly and severally, by all present and all future subsidiaries of the Company other than the Non-Restricted Subsidiaries (as defined in the Indenture governing the notes). The Company is a holding company that conducts substantially all of its business operations through its subsidiaries. The Company is dependent upon distributions or other inter-company transfers from its subsidiaries to make payments on the notes and service its other obligations. There are no significant restrictions on the Company's ability to obtain funds from its subsidiaries by dividend or loan.

        Special Situations, holders of Series F preferred stock, had notified the Company that they believed that material misrepresentations were made to them in connection with their purchase of the stock and filed a complaint in the United States District Court for the Southern District seeking damages in the amount of at least $5,166,000 and the equitable remedy of rescission of its purchase of stock. Prior to responding to Special Situations' complaint, the Company and Special Situations entered into a settlement agreement and release on April 29, 2003, pursuant to which the Company agreed to settle Special Situations' claims against the Company and its present and former officers, directors, agents and other representatives, and Special Situations agreed to release those entities and individuals, in exchange for payment to Special Situations of $176,000. A Notice of Voluntary Withdrawal was filed by Special Situations with the United States District Court for the Southern District of New York on May 5, 2003.

        On June 4, 2003, Ramin Kamfar, our former Chairman of the Board and Chief Executive Officer, filed an action in the United States District Court for the Southern District of New York against us and Anthony Wedo, our current Chief Executive Officer, alleging causes of action for breach of contract, defamation, declaratory relief and punitive damages. In this action, Mr. Kamfar alleges that we breached confidentiality and non-disparagement provisions in his separation agreement with us by disclosing certain financial and other terms contained therein. Mr. Kamfar is seeking damages of at least $7.0 million. Time to answer or otherwise respond has not yet run. However, we believe that the claims of Mr. Kamfar are without merit, and we intend to vigorously defend ourself and Mr. Wedo in this matter.

        On June 2, 2003, a group of four Manhattan Bagel franchisees filed a lawsuit captioned Kaufman et. al. v. New World Restaurant Group, Inc. in the Superior Court of New Jersey, Chancery Division, Monmouth County. In their Complaint, plaintiffs allege that since New World closed its Eatontown, New Jersey baking facility and began contracting with Harlan Bakeries, the quality of its bagels has suffered. As a result of this alleged decline in bagel quality, plaintiffs claim that they will lose bagel sales and customer goodwill if they continue to purchase their bagels from Harlan Bakeries in accordance with the terms of their franchise agreements. Alleging claims for breach of contract, consumer fraud, constructive termination of the franchise agreement, and violation of the New Jersey Franchise Practices Act, plaintiffs seek a judgment permitting their purchase of "New York style" bagels from any third-party supplier, enjoining our termination of their Franchise Agreements because of their purchase of such nonapproved bagels, and awarding to plaintiffs damages in an unspecified amount. The Company's time to answer or otherwise respond to the complaint has not yet elapsed. However, we intend to defend this matter vigorously.

        On July 22, 2003, the Company announced that the previously disclosed lawsuit filed on March 17, 2003 by Jason and Andrew Gennusa had been settled. As part of the settlement, the plaintiffs acknowledged that Manhattan Bagel franchisees are obligated under their franchise agreements to purchase frozen bagel dough only from suppliers approved by Manhattan Bagel Corp. and New World and withdrew their request for an injunction that would have allowed such franchisees to purchase frozen dough from unapproved outside suppliers.

        Halpern Denny, Greenlight and the Company entered into an equity recapitalization agreement pursuant to which the parties agreed to a recapitalization of our equity structure. The Board of Directors has approved the Equity Recap. In the Equity Recap, (a) Halpern Denny will exchange all of its equity interests in the Company for $57.0 million face amount of a new Series Z Preferred Stock and (b) all other outstanding preferred stock, including the Series F preferred stock to be issued in full payment of the outstanding EnbcDeb Notes, will be converted into common stock. See "Description of Capital Stock—Equity Recapitalization." The Equity Recap is subject to stockholder approval and other customary conditions. The agreement among the parties includes an undertaking by the parties thereto to vote in favor of the Equity Recap. Assuming that such stockholder approval is received, following the closing of the Equity Recap, the Stockholders Agreement will terminate and Greenlight will beneficially own approximately 92% of the Company's outstanding common stock and the warrants issued to the holders of the Increasing Rate Notes will represent approximately 4.3% of our common stock in the aggregate.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. SFAS 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities presentation, and requires an issuer of those financial statements to recognize changes in fair value or redemption amount as applicable in earnings. This statement is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this new standard will impact the Company's financial statements by moving the Series F Preferred Stock (see Note 3c) from the mezzanine section to the long-term liability section. After adoption of SFAS 150, all dividends and accretion of discount or amortization of premiums will be recognized as interest expense. If this standard had been in effect as of April 1, 2003, $89.5 million would have migrated from the mezzanine section to the long-term liability section.

        From January 1, 2003 through July 31, 2003, the Company issued an additional 33,800,694 warrants to certain Series F holders and to the holders of the Increasing Rate Notes, all of which were exercisable. These warrants have an exercise price of $0.01 per share, and have terms that expire on June 20, 2006. Since January 1, 2003, warrants to purchase 50,000 shares of common stock have expired. In addition, existing agreements require us to issue (i) $0.01 warrants semi-annually to the holders of our Series F preferred stock until such Series F preferred stock has been redeemed (this obligation will cease if and when the Equity Recap is consummated) and (ii) $0.01 warrants to Greenlight at the rate of 1.125% of our fully diluted common stock for each $1.0 million of deficiency if Greenlight does not receive a return on its investment in GNW equal to its Guaranteed Return (this obligation ceases on June 30, 2003 and no additional warrants will accrue after that date).

        In connection with a standstill agreement that we entered into with certain holders of the Increasing Rate Notes, we agreed to issue to the holders of the Increasing Rate Notes additional warrants to purchase an aggregate of up to 11,309,994 shares of our common stock.

        On July 16, 2003, Eve Trkla resigned from the Company's Board of Directors. Josh Clark was appointed to fill a vacancy on the Company's Board of Directors.

New World Restaurant Group, Inc.

Offer to Exchange
any and all of our $160,000,000 Principal Amount Outstanding
13% Senior Secured Notes due 2008
for
a like Principal Amount of
13% Senior Secured Notes due 2008
that have been registered under the Securities Act of 1933

PROSPECTUS
                       , 2003

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the Commission declares the registration statement effective, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Twelfth of Certificate of Incorporation of New World Restaurant Group, Inc., a Delaware corporation ("New World"), eliminates the personal liability of New World's directors to New World or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except for liabilities related to (a) any breach of a director's duty of loyalty to New World or its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) a violation under Section 174 of the DGCL or (d) for any transaction from which a director derives an improper personal benefit.

        Section 145 of the DGCL provides for indemnification by New World of its directors and officers. In addition, Article VII of New World's Certificate of Incorporation and Article VIII, Sections 1 and 2 of New World's By-laws require New World to indemnify any current or former director or officer to the fullest extent permitted by the DGCL.

Item 21. Exhibits.

        The exhibits listed below in the "Index to Exhibits" are part of this registration statement on Form S-4 and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings.

        The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933 (the "Securities Act"), each filing of the registrants' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrants hereby undertake as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        The undersigned registrants hereby undertake that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 of the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

[Remainder intentionally blank.]

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of August, 2003.

NEW WORLD RESTAURANT GROUP, INC.

By:	/s/ ANTHONY D. WEDO Anthony D. Wedo President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

	Signature	Title
By	/s/ ANTHONY D. WEDO Anthony D. Wedo	President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)
By	/s/ LEONARD TANNENBAUM Leonard Tannenbaum	Director
By	/s/ JOSH CLARK Josh Clark	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of August, 2003.

MANHATTAN BAGEL COMPANY, INC.

By:	/s/ ANTHONY D. WEDO Anthony D. Wedo President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

	Signature	Title
By	/s/ ANTHONY D. WEDO Anthony D. Wedo	President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer) and Sole Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of August, 2003.

CHESAPEAKE FRANCHISE CORP.

By:	/s/ ANTHONY D. WEDO Anthony D. Wedo President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

	Signature	Title
By	/s/ ANTHONY D. WEDO Anthony D. Wedo	President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer) and Sole Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of August, 2003.

WILLOUGHBY'S INCORPORATED

By:	/s/ ANTHONY D. WEDO Anthony D. Wedo President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

	Signature	Title
By	/s/ ANTHONY D. WEDO Anthony D. Wedo	President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of August, 2003.

EINSTEIN AND NOAH CORP.

By:	/s/ ANTHONY D. WEDO Anthony D. Wedo President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

	Signature	Title
By	/s/ ANTHONY D. WEDO Anthony D. Wedo	President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer) and Sole Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of August, 2003.

EINSTEIN/NOAH BAGEL PARTNERS, INC.

By:	/s/ ANTHONY D. WEDO Anthony D. Wedo President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

	Signature	Title
By	/s/ ANTHONY D. WEDO Anthony D. Wedo	President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer) and Sole Director

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 12th day of August, 2003.

I. & J. BAGEL, INC.

By:	/s/ ANTHONY D. WEDO Anthony D. Wedo President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

	Signature	Title
By	/s/ ANTHONY D. WEDO Anthony D. Wedo	President and Chief Executive Officer (Principal Executive, Financial and Accounting Officer) and Sole Director

Schedule II

Schedule II—Valuation of Qualifying Accounts

	Balance at Beginning of Period	Additions	Deductions	Balance at End of Period
	(amounts in thousands)
For the fiscal year ended December 31, 2000:
Allowance for doubtful accounts	$9,559	$1,357	$7,454	$3,462
Restructuring reserve	926	—	926	—
Valuation allowance for deferred taxes	$7,136	$5,696	—	$12,832
For the fiscal year ended January 1, 2002:
Allowance for doubtful accounts	$3,462	$1,175	$1,140	$4,097
Restructuring reserve	—	$3,446	$510	$2,936
Valuation allowance for deferred taxes	$12,832	$13,042	—	$25,874
For the fiscal year ended December 31, 2002:
Allowance for doubtful accounts	$4,097	$505	$125	$4,574
Restructuring reserve	$2,936	$3,107	$3,275	$2,768
Valuation allowance for deferred taxes	$25,874	$15,941	—	$41,815

S-1

INDEX TO EXHIBITS

3.1	Articles of incorporation(1)
3.2	Restated Certificate of Incorporation(6)
3.3	By-laws(2)
3.4	Amendments to By-laws(8)
4.1	Specimen Common Stock Certificate of Registrant(2)
4.2	Form of Representatives' Warrant Agreement, including Form of Representatives Warrant(2)
4.3	Certificate of Designation of Series B Preferred Stock(3)
4.4	Certificate of Designation, Preferences and Rights of Series F Preferred Stock as filed with the Delaware Secretary of State on January 18, 2001(8)
4.5	Amended Certificate of Designation, Preferences and Rights of Series F Preferred Stock as filed with the Delaware Secretary of State on March 29, 2001(9)
4.6	Amended Certificate of Designation, Preferences and Rights of Series F Preferred Stock as filed with the Delaware Secretary of State June 19, 2001(11)
5.1	Opinion of Proskauer Rose LLP regarding the validity of the securities being offered.**
8.1	Opinion of Proskauer Rose LLP regarding the material United States federal income tax consequences to the holders of the securities being offered.**
10.1	1994 Stock Plan(2)
10.2	Investor Rights Agreement(2)
10.3	Directors' Option Plan(2)
10.4	Form of Franchise Agreement(4)
10.5	Form of Store Franchise Sale Agreement(4)
10.6	Manhattan Bagel Company, Inc.—DIP Amended Acquisition Agreement and Exhibits(5)
10.7	Manhattan Bagel Company, Inc.—Debtor in Possession First Amended Joint Plan of Reorganization(5)
10.8	Manhattan Bagel Company, Inc.—Debtor in Possession Confirmation Order(5)
10.9	Amended and Restated Employment Agreement with Anthony D. Wedo(14)
10.10	Rights Agreement between the Company and American Stock Transfer & Trust Company, as Rights Agent, dated as of June 7, 1999(7)
10.11	Series F Preferred Stock and Warrant Purchase Agreement dated as of January 18, 2001, by and among the Company, Halpern Denny, BET and Brookwood(8)
10.12	Form of Note issuable to Halpern Denny, BET and Brookwood(8)
10.13	Form of Common Stock Purchase Warrant issued to Halpern Denny, BET and Brookwood(8)
10.14	Amended and Restated Registration Rights Agreement dated as of January 18, 2001, by and among the Company, Halpern Denny, BET and Brookwood(8)
10.15	Stockholders Agreement dated as of January 18, 2001, by and among the Company, Halpern Denny, BET and Brookwood(8)
10.16	Exchange Agreement dated as of January 18, 2001, by and among the Company, BET and Brookwood(8)
10.17	Bond Purchase Agreement dated as of January 17, 2001, by and among the Company, Greenlight Capital, L.P., Greenlight Capital Qualified, L.P. and Greenlight Capital Offshore, Ltd.(8)
10.18	Form of Common Stock Purchase Warrant issued to the Greenlight Entities(8)

10.19	Registration Rights Agreement dated as of January 17, 2001, by and among the Company, Greenlight Capital, L.P., Greenlight Capital Qualified, L.P. and Greenlight Capital Offshore, Ltd.(8)
10.20	Second Series F Preferred Stock and Warrant Purchase Agreement dated as of March 29, 2001, by and between the Company and Halpern Denny(9)
10.21	Form of Common Stock Purchase Warrant issued to Halpern Denny(9)
10.22	Form of Note issuable to Halpern Denny, BET and Brookwood(9)
10.23	Amendment No. 1 to Exchange Agreement dated as of January 18, 2001, by and among the Company, BET and Brookwood(9)
10.24	Amendment No. 1 to Series F Preferred Stock and Warrant Purchase Agreement dated as of January 18, 2001, by and between the Company and Halpern Denny(9)
10.25	Amendment No. 1 to Stockholders Agreement dated as of January 18, 2001, by and among the Company, Halpern Denny, BET and Brookwood(9)
10.26	Amendment No. 1 to Amended and Restated Registration Rights Agreement dated as of January 18, 2001, by and among the Company, Halpern Denny, BET and Brookwood(9)
10.27	Series F Preferred Stock Purchase Agreement dated June 7, 2001 by and between the Company and Halpern Denny(10)
10.28	Third Series F Preferred Stock and Warrant Purchase Agreement dated as of June 19, 2001, by and among the Company, Halpern Denny, Greenlight Capital and Special Situations(10)
10.29	Amendment No. 2 to Registration Rights Agreement dated as of June 19, 2001, by and among the Company, Halpern Denny, BET and Brookwood(10)
10.30	Amendment No. 2 to Stockholders Agreement dated June 19, 2001, by and between the Company, Halpern Denny, BET and Brookwood(10)
10.31	Letter Agreement dated as of June 19, 2001, by and between the Company, BET, Brookwood and Halpern Denny(13)
10.32	Amendment No. 1 to First Series F Preferred Stock Purchase Agreement dated as of June 19, 2001 by and among the Company, Halpern Denny, BET and Brookwood(10)
10.33	Form of Note issuable to Halpern Denny, Greenlight Capital, BET, Brookwood and Special Situations(10)
10.34	Form of Common Stock Purchase Warrant issued to Halpern Denny, Greenlight Capital and Special Situations(10)
10.35	Warrant Agreement dated as of June 19, 2001, by and among the Company, Jefferies & Co. and United States Trust Company of New York(10)
10.36	Registration Rights Agreement dated as of June 19, 2001, by and between the Company and Jefferies & Co.(10)
10.37	Asset Purchase Agreement dated as of June 1, 2001, by and between Einstein Acquisition Corp., GNW, ENBC and ENBP(10)
10.38	Transition Services Agreement dated as of June 19, 2001, by and between Einstein Acquisition Corp. and ENBC and ENBP(10)
10.39	Order of the United States Bankruptcy Court for the District of Arizona dated June 1, 2001 approving the Asset Purchase Agreement(10)
10.40	Letter Agreement dated as of June 19, 2001, among the Company, GNW and Greenlight Capital (11)
10.41	Letter Agreement dated as of October 10, 2002, by and among the Company, BET, Brookwood and Halpern Denny(13)
10.42	Amendment No. 1 to Warrant Agreement dated as of March 15, 2002 between the Company and The Bank of New York, as successor in interest to the United States Trust Company of New York*

10.43	Escrow Deposit Agreement dated as of June 10, 2003, between the Company and The Bank of New York, as Trustee*
10.44	Standstill Agreement dated as of June 17, 2003, between the Company and BET**
10.45	Standstill Agreement dated as of June 17, 2003, by and among the Company and the Increasing Rate Note Holders as set forth therein**
10.46	Equity Recapitalization Agreement dated as of June 26, 2003, by and among the Company, Greenlight and Halpern Denny**
10.47	Purchase Agreement dated as of June 27, 2003, between the Company and Jefferies & Company*
10.48	Note Purchase and Put Agreement dated as of June 27, 2003, by and among the Company, Jefferies & Co., Farallon and Greenlight**
10.49	Indenture dated as of July 8, 2003, by and among the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee*
10.50	144A Global Note (including guarantees thereon) by and among the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee*
10.51	IAI Global Note (including guarantees thereon) by and among the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee*
10.52	Amendment to Note Purchase and Security Agreement dated as of July 8, 2003 by and among Jefferies & Co., the Company and New World EnbcDeb Corp.*
10.53	Pledge and Security Agreement dated as of July 8, 2003, by and among the Company, the Subsidiary Guarantors and The Bank of New York, as Trustee*
10.54	Patent Security Agreement dated as of July 8, 2003, by and among the Company and the Subsidiary Guarantors, in favor of The Bank of New York, as Collateral Agent*
10.55a	Trademark Security Agreement dated as of July 8, 2003, between the Company and The Bank of New York, as Collateral Agent.*
10.55b	Trademark Security Agreement dated as of July 8, 2003, between Chesapeake Bagel Franchise Corp. and The Bank of New York, as Collateral Agent.*
10.55c	Trademark Security Agreement dated as of July 8, 2003, between Einstein/Noah Bagel Partners, Inc. and The Bank of New York, as Collateral Agent.*
10.55d	Trademark Security Agreement dated as of July 8, 2003, between Einstein and Noah Corp. and The Bank of New York, as Collateral Agent.*
10.55e	Trademark Security Agreement dated as of July 8, 2003, between Manhattan Bagel Company, Inc. and The Bank of New York, as Collateral Agent.*
10.56	Loan and Security Agreement dated as of July 8, 2003, by and among the Company and certain of its Subsidiaries (as therein defined), as Borrower(s) and Guarantors, AmSouth Bank, as Agent, AmSouth Bank and the financial institutions named therein, as Lenders, and AmSouth Capital Corp., as Administrative Agent**
10.57	Security Agreement and Mortgage—Trademarks and Patents dated as of July 8, 2003, by and among the Company, the Subsidiary Guarantors and the Bank of New York as Trustee**
10.58	Pledge Agreement dated as of July 8, 2003, by and among the Company and certain of its Subsidiaries, as Pledgors in favor of AmSouth Bank, as Agent**
10.59	Intercreditor Agreement dated as of July 8, 2003, by and among the Company, the Subsidiary Guarantors, AmSouth Bank and the Bank of New York as Trustee**
10.60	Registration Rights Agreement dated as of July 8, 2003, between the Company and Greenlight*
12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges.*
21.1	List of Subsidiaries(13)
23.1	Consent of Grant Thornton.*
23.2	Consent of Proskauer Rose LLP (included in Exhibit 5.1).**

24.1	Powers of Attorney (included as part of the signature pages to this registration statement).*
25.1	Form T-1, Statement of Eligibility and Qualification of Trustee.**
99.1	Form of Letter of Transmittal.**
99.2	Form of Notice of Guaranteed Delivery.**

*
Filed herewith.

**
To be filed by amendment.

(1)
Incorporated by reference to Exhibit 3.2 from the Registrant's Registration Statement on Form SB-2 (33-95764).

(2)
Incorporated by reference from the Registrant's Registration Statement on Form SB-2 (33-95764).

(3)
Incorporated by reference from the Registrant's Annual Report on Form 10-KSB, for the Fiscal Year Ended December 29, 1996.

(4)
Incorporated by reference from the Registrant's Annual Report on Form 10-KSB, for the Fiscal Year Ended December 28, 1997.

(5)
Incorporated by reference from the Registrant's Current Report on Form 8-K dated November 24, 1998.

(6)
Incorporated by reference from the Registrant's Current Report on Form 8-K dated September 7, 1999.

(7)
Incorporated by reference from the Registrant's Current Report on Form 8-K dated June 7, 1999.

(8)
Incorporated by reference from the Registrant's Current Report on Form 8-K dated January 17, 2001.

(9)
Incorporated by reference from the Registrant's Current Report on Form 8-K dated March 29, 2001.

(10)
Incorporated by reference from the Registrant's Current Report on Form 8-K dated July 3, 2001.

(11)
Incorporated by reference from the Registrant's Annual Report on Form 10-K for the Fiscal Year Ended January 1, 2002.

(12)
Incorporated by reference from the Registrant's Quarterly Report on Form 10-Q for the quarter ended July 2, 2002.

(13)
Incorporated by reference from the Registrant's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2002.

QuickLinks

TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
The Exchange Offer
The Company
Summary of the Exchange Offer
Summary Description of the Exchange Notes
Risk Factors
Recent Developments
Summary Historical Financial and Operating Data
RISK FACTORS
Risks Related to the Exchange Offer
Risk Factors Relating to the Notes
Risks Factors Relating to Our Business
THE EXCHANGE OFFER
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
SELECTED UNAUDITED PRO FORMA AND HISTORICAL FINANCIAL DATA
2000 FISCAL YEAR CONSOLIDATED PRO FORMA RESULTS (amounts in thousands)
2001 FISCAL YEAR CONSOLIDATED PRO FORMA RESULTS (amounts in thousands)
BUSINESS
MANAGEMENT
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN FISCAL 2002
FISCAL YEAR END OPTION VALUES
PRINCIPAL STOCKHOLDERS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF EXCHANGE NOTES
UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2002, JANUARY 1, 2002 AND DECEMBER 31, 2000 (in thousands, except share and per share information)
NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2002, JANUARY 1, 2002 AND DECEMBER 31, 2000 (in thousands, except share and per share information)
NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) FOR THE YEARS ENDED DECEMBER 31, 2002, JANUARY 1, 2002 AND DECEMBER 31, 2000 (in thousands, except share and per share information)
NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2002, JANUARY 1, 2002 AND DECEMBER 31, 2000 (in thousands)
NEW WORLD RESTAURANT GROUP, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NEW WORLD RESTAURANT GROUP, INC. CONSOLIDATED BALANCE SHEETS AS OF APRIL 1, 2003 AND DECEMBER 31, 2002 (in thousands, except share information)
NEW WORLD RESTAURANT GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE FIRST QUARTER ENDED APRIL 1, 2003 AND APRIL 2, 2002 (Unaudited) (in thousands, except earnings per share and related share information)
NEW WORLD RESTAURANT GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE FIRST QUARTER ENDED APRIL 1, 2003 AND APRIL 2, 2002 (Unaudited) (in thousands)
NEW WORLD RESTAURANT GROUP, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
2002 Restructuring Accrual (amounts in thousands)
2001 Restructuring Accrual (amounts in thousands)
2001 Restructuring Accrual (amounts in thousands)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
Schedule II—Valuation of Qualifying Accounts
INDEX TO EXHIBITS